AGREEMENT AND PLAN OF MERGER

among

EQUITY OFFICE PROPERTIES TRUST,

EOP OPERATING LIMITED PARTNERSHIP,

SPIEKER PROPERTIES, INC.

and

SPIEKER PROPERTIES, L.P.

Dated as of February 22, 2001

TABLE OF CONTENTS

ARTICLE 1

THE MERGERS

i

		Page

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF EQUITY OFFICE AND EOP PARTNERSHIP

3.1	Organization, Standing and Power of Equity Office	25

3.2	Equity Office Subsidiaries	25

3.3	Capital Structure	26

3.4	Other Interests	28

3.5	Authority; Noncontravention; Consents	28

3.6	SEC Documents; Financial Statements; Undisclosed Liabilities	29

3.7	Absence of Certain Changes or Events	30

3.8	Litigation	30

3.9	Properties	30

3.10	Environmental Matters	32

3.11	Taxes	32

3.12	Brokers; Schedule of Fees and Expenses	33

3.13	Compliance with Laws	33

3.14	Contracts; Debt Instruments	33

3.15	Opinion of Financial Advisor	34

3.16	State Takeover Statutes	34

3.17	Investment Company Act of 1940	34

3.18	Definition of Knowledge of Equity Office	34

3.19	Required Shareholder Approvals and Partner Approvals	34
ARTICLE 4
COVENANTS

4.1	Conduct of Spieker’s and Spieker Partnership’s Business Pending Merger	34

4.2	Conduct of Equity Office’s and EOP Partnership’s Business Pending Merger	37

4.3	No Solicitation	38

4.4	Affiliates	40

4.5	Other Actions	40
ARTICLE 5
ADDITIONAL COVENANTS

5.1	Preparation of the Form S-4 and the Proxy Statement; Spieker Stockholders Meeting, Spieker Unitholders Consent Solicitation and Equity Office Shareholders Meeting	41

5.2	Access to Information; Confidentiality	43

5.3	Commercially Reasonable Efforts; Notification	43

5.4	Tax Matters	44

5.5	Public Announcements	44

5.6	Listing	44

5.7	Transfer and Gains Taxes	44

5.8	Benefit Plans and Other Employee Arrangements	45

5.9	Indemnification	46

5.10	Declaration of Dividends and Distributions	48

5.11	Transfer of Spieker TRS	49

5.12	Notices	49

5.13	Resignations	50

5.14	Assumption of Existing Tax Protection Agreements	50

5.15	EOP Partnership Agreement	50

5.16	Registration Rights Agreements	50

EXHIBITS

Exhibit A	—	Form of Delaware Certificate of Merger
Exhibit B	—	Form of California Certificate of Merger
Exhibit C	—	Form of Maryland Articles of Merger
Exhibit D	—	Form of Articles Supplementary Designating Equity Office Series E Preferred Shares
Exhibit E	—	Form of Articles Supplementary Designating Equity Office Series F Preferred Shares
Exhibit F	—	Form of Articles Supplementary Designating Equity Office Series G Preferred Shares
Exhibit G	—	Form of Articles Supplementary Designating Equity Office Series H Preferred Shares
Exhibit H	—	Form of Amendment to EOP Partnership Agreement Creating Equity Office Preferred OP Units
Exhibit I	—	Form of Proposed Equity Office Charter Amendments
Exhibit J	—	Form of Nonsolicitation Agreement
Exhibit K	—	Form of Amendment to EOP Partnership Agreement Addressing Certain Federal Income Tax Matters

Index of Defined Terms

Acquisition Proposal	4.3(a)(i)

Additional Corresponding Equity Office Dividends and Distributions	5.10

Affiliate	2.11

Agreement	Preamble

AICPA Statement	5.1(b)

Articles of Merger	E

Base Amount	7.2

Break-Up Expenses	7.2

Break-Up Fee	7.2

Break-Up Fee Tax Opinion	7.2

California Certificate of Merger	D

Cash Amount Per Share	1.10(b)(i)

CERCLA	2.10(a)

Certificate	1.10(b)(vii)

Closing	1.3

Closing Date	1.3

Code	F

Commitment	4.1(j)

Confidentiality Agreement	4.3(b)

Controlled Group Member	2.12

Corresponding Equity Office Dividends and Distributions	1.13(d)(ii)

CRULPA	1.1(a)

Delaware Certificate of Merger	C

Department	1.4

DRULPA	1.1(a)

Effective Time	1.4

Effective Times	1.4

Employee Plan	2.12

Encumbrances	2.9(a)

Environmental Law	2.10(a)

Environmental Mitigation	2.9(d)

Environmental Permits	2.10(b)(iv)

EOP Partnership	Preamble

EOP Partnership Agreement	1.5

Equity Office	Preamble

Equity Office Bylaws	1.6

Equity Office Common Shares	1.10(b)(i)

Equity Office Counter Proposal	4.3(c)

Equity Office Declaration of Trust	1.6

Equity Office Disclosure Letter	Art. 3

Equity Office Exchangeable Notes	3.3(b)

Equity Office Existing Preferred OP Units	3.3(e)

Equity Office Existing Preferred Shares	3.3(a)

Equity Office Financial Statement Date	3.7

Equity Office Material Adverse Effect	3.1

Equity Office Non-controlled Subsidiaries	3.2(a)

Equity Office Options	3.3(b)

Equity Office OP Units	1.10(a)(i)

Equity Office Other Interests	3.4

Equity Office Partner Approvals	1.11

Equity Office Preferred OP Units	1.10(a)(vi)

v

Equity Office Preferred Shares	1.10(b)(vi)

Equity Office Properties	3.9(a)

Equity Office Rent Roll	3.9(g)

Equity Office SEC Documents	3.6

Equity Office Series A Preferred OP Unit	3.3(e)

Equity Office Series B Preferred OP Unit	3.3(e)

Equity Office Series C Preferred OP Unit	3.3(e)

Equity Office Series D Preferred OP Unit	1.10(a)(ii)

Equity Office Series E Preferred OP Unit	1.10(a)(iii)

Equity Office Series F Preferred OP Unit	1.10(a)(iv)

Equity Office Series G Preferred OP Unit	1.10(a)(v)

Equity Office Series H Preferred OP Unit	1.10(a)(vi)

Equity Office Series A Preferred Shares	3.3(a)

Equity Office Series B Preferred Shares	3.3(a)

Equity Office Series C Preferred Shares	3.3(a)

Equity Office Series D Preferred Share	1.10(b)(ii)

Equity Office Series E Preferred Share	1.10(b)(iii)

Equity Office Series F Preferred Share	1.10(b)(iv)

Equity Office Series G Preferred Share	1.10(b)(v)

Equity Office Series H Preferred Share	1.10(b)(vi)

Equity Office Shareholder Approvals	3.5(a)

Equity Office Shareholders Meeting	5.1(c)

Equity Office Space Lease	3.9(g)

Equity Office Subsidiaries	3.1

Equity Office TRS	I

ERISA	2.12

Exchange Act	2.6

Exchange Agent	1.13(a)

Exchange Fund	1.13(b)

Final Spieker Dividend	1.13(d)(i)

Final Spieker Partnership Distribution	1.13(d)(i)

Form S-4	5.1(a)

Former Spieker Properties	2.10(b)(ii)

GAAP	2.6

Governmental Entity	2.5(c)

Hazardous Materials	2.10(a)

HSR Act	2.5(c)

Indebtedness	2.18(b)

Indemnification Parties	5.9(b)

Indemnified Parties	5.9(a)

Indemnifying Parties	5.9(a)

Joint Proxy Statement	5.1(a)

Knowledge of Spieker	2.23

Knowledge of Equity Office	3.18

Laws	2.5(c)

Lease Guidelines	4.1(j)

Liens	2.2(b)

Maximum Amount	7.2

Merger	A

Merger Consideration	1.10(b)

Mergers	B

NYSE	5.6

Partner Approvals	1.11

Partnership Merger	B

Partnership Merger Consideration	1.10(a)

Payor	7.2

Pension Plan	2.12

Permitted Title Exceptions	2.9(a)

Person	2.2(a)

Property Restrictions	2.9(a)

Proposed Equity Office Charter Amendments	4.2(h)

Qualifying Income	7.2

Recipient	7.2

REIT	2.14(b)

REIT Requirements	7.2

Release	2.10(a)

Rule 145 Affiliates	4.4

SEC	2.5(c)

Securities Act	2.3(g)

Shareholder Approvals	3.5(a)

Spieker	Preamble

Spieker Acquisition Agreement	7.2

Spieker Articles	2.1

Spieker Bylaws	2.1

Spieker Class B Common Stock	2.3(a)

Spieker Class C Common Stock	2.3(a)

Spieker Common Stock	1.10(b)(i)

Spieker Disclosure Letter	Art. 2

Spieker Financial Statement Date	2.7

Spieker Material Adverse Effect	2.1

Spieker OP Units	1.10(a)(i)

Spieker Other Interests	2.4

Spieker Partner Approvals	1.11

Spieker Partnership	Preamble

Spieker Partnership Agreement	1.5

Spieker Preferred OP Units	1.10(a)(vi)

Spieker Preferred Stock	1.10(b)(vi)

Spieker Properties	2.9(a)

Spieker Recent SEC Documents	2.6

Spieker Rent Roll	2.9(e)

Spieker Representative	4.3(a)(ii)

Spieker Rights	2.21

Spieker Rights Agreement	2.21

Spieker SEC Documents	2.6

Spieker Series A Preferred OP Unit	1.10(a)(ii)

Spieker Series B Preferred OP Unit	1.10(a)(iii)

Spieker Series C Preferred OP Unit	1.10(a)(iv)

Spieker Series D Preferred OP Unit	1.10(a)(v)

Spieker Series E Preferred OP Unit	1.10(a)(vi)

Spieker Series A Preferred Share	1.10(b)(ii)

Spieker Series B Preferred Share	1.10(b)(iii)

Spieker Series C Preferred Share	1.10(b)(iv)

Spieker Series D Preferred Share	1.10(b)(v)

Spieker Series E Preferred Share	1.10(b)(vi)

Spieker Space Lease	2.9(e)

Spieker Stockholder Approvals	2.5(a)

Spieker Stockholders Meeting	5.1(d)

Spieker Stock Options	2.3(b)

Spieker Stock Rights	2.3(b)

Spieker Subsidiaries	2.2(a)

Spieker TRS	I

Spieker Voting Agreement	J

Stock Amount Per Share	1.10(b)(i)

Stock Purchase Agreement	I

Subsidiary	2.2(a)

Substituted Option	5.8(c)

Superior Acquisition Proposal	4.3(d)

Surviving Partnership	1.1(a)

Surviving Trust	1.2

Takeover Statute	2.20

Taxes	2.14(a)

Tax Protection Agreements	2.18(j)

Third Party Provisions	8.5

Title 3	1.2

Title 8	1.2

Transfer	4.3(a)(i)

Transfer and Gains Taxes	5.7

Welfare Plan	2.12

1940 Act	2.22

AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 22, 2001, by and among EQUITY OFFICE PROPERTIES TRUST, a Maryland real estate investment trust (“Equity Office”), EOP OPERATING LIMITED PARTNERSHIP, a Delaware limited partnership (“EOP Partnership”), SPIEKER PROPERTIES, INC., a Maryland corporation (“Spieker”), and SPIEKER PROPERTIES, L.P., a California limited partnership (“Spieker Partnership”).

R E C I T A L S:

      A.  The Board of Trustees of Equity Office and the Board of Directors of Spieker deem it advisable and in the best interests of their respective shareholders, upon the terms and subject to the conditions contained herein, that Spieker shall merge with and into Equity Office (the “Merger”).

      B.  Equity Office, as the sole general partner of EOP Partnership, and Spieker, as the sole general partner of Spieker Partnership, deem it advisable and in the best interests of their respective limited partners, subject to the conditions and other provisions contained herein, that, immediately prior to the Merger, Spieker Partnership shall merge with and into EOP Partnership (or such other entity as provided in Section 1.1(a)), with the holders of partnership interests in Spieker Partnership at the time of the Partnership Merger receiving in any event units of limited partnership interest in EOP Partnership, as set forth herein (the “Partnership Merger” and, together with the Merger, the “Mergers”).

      C.  Upon the terms and subject to the conditions set forth herein, immediately prior to the Merger, EOP Partnership and Spieker Partnership shall execute a Certificate of Merger (the “Delaware Certificate of Merger”) in substantially the form attached hereto as Exhibit A and shall file such Delaware Certificate of Merger in accordance with Delaware law to effectuate the Partnership Merger.

      D.  Upon the terms and subject to the conditions set forth herein, immediately prior to the Merger, EOP Partnership and Spieker Partnership shall execute a Certificate of Merger (the “California Certificate of Merger”) in substantially the form attached hereto as Exhibit B and shall file such California Certificate of Merger in accordance with California law to effectuate the Partnership Merger.

      E.  Upon the terms and subject to the conditions set forth herein, immediately following the effectiveness of the Partnership Merger, Equity Office and Spieker shall execute Articles of Merger (the “Articles of Merger”) in substantially the form attached hereto as Exhibit C and shall file such Articles of Merger in accordance with Maryland law to effectuate the Merger.

      F.  For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a plan of reorganization under Section 368(a) of the Code.

      G.  For federal income tax purposes, it is intended that the Partnership Merger, regardless of form, be treated as a contribution by Spieker Partnership of all of its assets to EOP Partnership in exchange for partnership interests in EOP Partnership, as provided for herein, under Section 721 of the Code, and a distribution of such partnership interests by Spieker Partnership to its partners under Section 731 of the Code.

      H.  Equity Office, EOP Partnership, Spieker and Spieker Partnership desire to make certain representations, warranties, covenants and agreements in connection with the Mergers.

      I.   Concurrently with the execution of this Agreement and as an inducement to Equity Office and EOP Partnership to enter into this Agreement, Messrs. Warren E. Spieker, Jr., John K. French and Dennis E. Singleton, as owners of voting capital stock of Spieker Northwest, Inc., a California corporation (“Spieker TRS”), have entered into a Stock Purchase Agreement, dated as of the date hereof, relating to the voting capital stock of Spieker TRS (the “Stock Purchase Agreement”), providing for the sale of their shares of outstanding voting capital stock of Spieker TRS to Equity Office Properties Management Corp. (“Equity Office TRS”) or its assigns.

      J.  As an inducement to Equity Office to enter into this Agreement, certain executive officers of Spieker have entered into a voting agreement (each, a “Spieker Voting Agreement”), pursuant to which such person has agreed, among other things, to vote his shares of Spieker Common Stock and Spieker OP Units (as defined herein) to approve this Agreement, the respective Mergers and any other matter which requires his vote in connection with the transactions contemplated by this Agreement.

      NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE 1

THE MERGERS

      1.1  The Partnership Merger.

      (a)  Upon the terms and subject to the conditions of this Agreement, and in accordance with Title 6, Chapter 17 of the Delaware Code Annotated, as amended (the “DRULPA”), and Title 2, Chapter 3, Article 7.5 of the California Corporations Code, as amended (the “CRULPA”), immediately prior to the consummation of the Merger, Spieker Partnership shall be merged with and into EOP Partnership with EOP Partnership as the surviving limited partnership (or, at EOP Partnership’s option, with a limited liability company owned entirely, directly and/or indirectly, by EOP Partnership, or a limited partnership owned entirely, directly and/or indirectly, by EOP Partnership, as determined by Equity Office and EOP Partnership), with the entity designated by EOP Partnership being the surviving limited partnership or limited liability company, as applicable, provided that the alternative structure does not materially adversely affect any class or series of partnership interests in Spieker Partnership) (the “Surviving Partnership”), and with the holders of partnership interests in Spieker Partnership receiving in any event units of partnership interest in EOP Partnership, as set forth in Section 1.10(a).

      (b)  Pursuant to Treasury Regulation § 1.708-1(c)(3), EOP Partnership and Spieker Partnership intend that the Partnership Merger be treated as an “assets over” form of merger, with the consequences set forth in Treasury Regulation § 1.708-1(c)(3)(i). In addition, if and to the extent that any transaction entered into pursuant to this Agreement or otherwise deemed undertaken in connection with the transactions contemplated by this Agreement is treated for federal income tax purposes as a direct or indirect transfer of cash from EOP Partnership to a holder of Spieker OP Units or Spieker Preferred OP Units that would be characterized as a sale for federal income tax purposes, pursuant to Treasury Regulation § 1.708-1(c)(4) such sale shall be treated by all parties as a sale by the former holder of Spieker OP Units or Spieker Preferred OP Units receiving (or deemed to receive) such cash of Spieker OP Units or Spieker Preferred OP Units to EOP Partnership and as a direct purchase by EOP Partnership of such Spieker OP Units or Spieker Preferred OP Units from such former holder of Spieker OP Units or Spieker Preferred OP Units immediately prior to the Partnership Merger (and not as a transfer of cash from EOP Partnership to Spieker Partnership as part of the Partnership Merger). Each holder of Spieker OP Units or Spieker Preferred OP Units who receives, directly or indirectly, any cash in connection with the Partnership Merger shall be deemed, by such holder’s act of receiving and accepting such cash, to have agreed to the characterization of such transaction set forth in the immediately preceding sentence for purposes of Treasury Regulation § 1.708-1(c)(4).

      1.2  The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Title 3 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended (“Title 3”), and Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended (“Title 8”), Spieker shall be merged with and into Equity Office, with Equity Office surviving as a real estate investment trust (the “Surviving Trust”).

      1.3  Closing. The closing of the Mergers (the “Closing”) will take place commencing at 9:00 a.m., local time, on the date to be specified by the parties, which (subject to satisfaction or waiver of the conditions set forth in Article 6) shall be no later than the third business day after satisfaction or waiver of the conditions set forth in Section 6.1 (the “Closing Date”), at the offices of Hogan & Hartson L.L.P., 885 Third Avenue, New York, NY 10022, unless another date or place is agreed to in writing by the parties.

      1.4  Effective Time. As soon as practicable on the Closing Date, (i) EOP Partnership and Spieker Partnership shall execute and file the Delaware Certificate of Merger, executed in accordance with the DRULPA, with the Office of the Secretary of State of the State of Delaware, and the California Certificate of Merger, executed in accordance with the CRULPA, with the Office of the Secretary of State of the State of California and (ii) Equity Office and Spieker shall then execute and file the Articles of Merger, executed in accordance with Title 3 and Title 8, with the State Department of Assessments and Taxation of Maryland (the “Department”), and shall make all other filings and recordings required, with respect to the Partnership Merger, under the DRULPA and the CRULPA or, with respect to the Merger, under Title 3 and Title 8. The Mergers shall become effective (each an “Effective Time” and collectively the “Effective Times”) at such times as Equity Office and Spieker shall agree should be specified in the Delaware Certificate of Merger, the California Certificate of Merger and the Articles of Merger (not to exceed thirty (30) days after the Articles of Merger are accepted for record by the Department). Unless otherwise agreed, the parties shall cause the Effective Times to occur on the Closing Date, with not less than one hour between the Effective Time of the Partnership Merger and the Effective Time of the Merger.

      1.5  Effect of Partnership Merger on Agreements of Limited Partnership. The Second Amended and Restated Agreement of Limited Partnership, as amended (including the amendment made pursuant to Section 1.9), of EOP Partnership, as in effect as of the Effective Time of the Partnership Merger (the “EOP Partnership Agreement”), shall continue in full force and effect after the Partnership Merger until further amended in accordance with applicable Delaware law. The Second Amended and Restated Agreement of Limited Partnership, as amended, of Spieker Partnership, as in effect immediately prior to the Effective Time of the Partnership Merger (the “Spieker Partnership Agreement”), shall terminate at the Effective Time of the Partnership Merger.

      1.6  Effect of Merger on Declaration of Trust and Bylaws. The Articles of Amendment and Restatement of Declaration of Trust, as amended (including the amendments made pursuant to Section 1.8) of Equity Office (the “Equity Office Declaration of Trust”) and the Bylaws, as amended, of Equity Office (the “Equity Office Bylaws”), as in effect as of the Effective Time of the Merger, and if approved by the Equity Office shareholders, as amended by the Proposed Equity Office Charter Amendments (as defined herein), shall continue in full force and effect after the Merger until further amended in accordance with applicable Maryland law and the terms thereof.

      1.7  Trustees of Equity Office. The trustees of Equity Office following the Merger shall consist of the trustees of Equity Office immediately prior to the Effective Time of the Merger, who shall continue to serve for the balance of their unexpired terms or their earlier death, resignation or removal, together with Mr. Warren E. Spieker, Jr., Craig G. Vought and John A. Foster, each of whom shall, no later than the third business day after the Effective Time of the Merger, become a trustee. Mr. Spieker’s term shall expire in 2004. Prior to the initial filing of the Form S-4 with the SEC, Spieker shall notify Equity Office in writing as to whether (a) Mr. Vought’s term shall expire in 2003 and Mr. Foster’s term shall expire in 2002 or (b) Mr. Vought’s term shall expire in 2002 and Mr. Foster’s term shall expire in 2003. Following their election as trustees, such individuals shall serve for their designated terms, subject to their earlier death, resignation or removal.

      1.8  Effect on Capital Stock. The effect of the Merger on the shares of capital stock of Spieker shall be as provided in the Articles of Merger and in Section 1.10. The Merger shall not change the shares of beneficial interest of Equity Office outstanding immediately prior to the Merger. Prior to or as of the Effective Time, the Equity Office Declaration of Trust shall be amended, in accordance with Title 8 and the terms of the Equity Office Declaration of Trust, as follows:

(i) by the adoption by the Equity Office Board of Trustees of the articles supplementary substantially in the form set forth on Exhibit D to provide for the creation of the Equity Office Series E Preferred Shares (as defined herein) and the Equity Office Series E Preferred Excess Shares (as defined herein);

(ii) by the adoption by the Equity Office Board of Trustees of the articles supplementary substantially in the form set forth on Exhibit E to provide for the creation of the Equity Office Series F

Preferred Shares (as defined herein) and the Equity Office Series F Preferred Excess Shares (as defined herein);

(iii) by the adoption by the Equity Office Board of Trustees of the articles supplementary substantially in the form set forth on Exhibit F to provide for the creation of the Equity Office Series G Preferred Shares (as defined herein) and the Equity Office Series G Preferred Excess Shares (as defined herein); and

(iv) by the adoption by the Equity Office Board of Trustees of the articles supplementary substantially in the form set forth on Exhibit G to provide for the creation of the Equity Office Series H Preferred Shares (as defined herein) and the Equity Office Series H Preferred Excess Shares (as defined herein).

      1.9  Effect on Partnership Interests. The effect of the Partnership Merger on the partnership interests of Spieker Partnership shall be as provided in the Delaware Certificate of Merger and in Section 1.10. The Partnership Merger shall not change the partnership interests of EOP Partnership outstanding immediately prior to the Merger. Prior to or as of the Effective Time, the EOP Partnership Agreement shall be amended, in accordance with the DRULPA and the terms of the EOP Partnership Agreement, by the adoption by Equity Office, in its capacity as the general partner of EOP Partnership, of an amendment substantially in the form set forth on Exhibit H in order to provide for the creation of (i) if necessary, the Equity Office Series D Preferred OP Units (as defined herein), (ii) the Equity Office Series E Preferred OP Units (as defined herein), (iii) the Equity Office Series F Preferred OP Units (as defined herein), (iv) the Equity Office Series G Preferred OP Units (as defined herein) and (v) the Equity Office Series H Preferred OP Units (as defined herein).

      1.10  Partnership Merger Consideration; Merger Consideration.

      (a)  Partnership Merger Consideration. The consideration to be paid to holders of Partnership Units (as defined in the Spieker Partnership Agreement) and Partnership Interests (as defined in the Spieker Partnership Agreement) of Spieker Partnership in the Partnership Merger (collectively, the “Partnership Merger Consideration”) is as follows:

(i) Each Partnership Unit (as defined in the Spieker Partnership Agreement) of Spieker Partnership, excluding all Partnership Units allocated to the Spieker Preferred OP Units (as defined herein) (“Spieker OP Units”), outstanding immediately prior to the Effective Time of the Partnership Merger shall be exchanged for 1.94462 Class A Units (as defined in the EOP Partnership Agreement) of EOP Partnership (“Equity Office OP Units”). The holders of the Equity Office OP Units issued in the Partnership Merger (other than Spieker and Spieker Subsidiaries (as defined herein)) shall be entitled to redeem such Equity Office OP Units immediately following the consummation of the Partnership Merger (and thereafter) pursuant to the terms of the EOP Partnership Agreement, except that for purposes of the exchange provisions thereof such Equity Office OP Units shall be deemed to have been issued as of the date the related Spieker OP Units were issued by Spieker Partnership (or if earlier, one year prior to the Effective Time of the Partnership Merger), and shall be entitled to the same rights and privileges as the holders of Equity Office OP Units outstanding on the date hereof.

(ii) The Series A Preferred Interest (as defined in the Spieker Partnership Agreement) of Spieker Partnership (“Spieker Series A Preferred OP Unit”) outstanding immediately prior to the Effective Time of the Partnership Merger, if any, shall be exchanged for 1,000,000 Series D Preferred Units (as defined in the EOP Partnership Agreement), designated a Series D Preferred Unit, of EOP Partnership (each, an “Equity Office Series D Preferred OP Unit”).

(iii) The Series B Cumulative Redeemable Preferred Interest (as defined in the Spieker Partnership Agreement) of Spieker Partnership (“Spieker Series B Preferred OP Unit”) outstanding immediately prior to the Effective Time of the Partnership Merger shall be exchanged for 4,250,000 Series E Preferred Units (as defined in the EOP Partnership Agreement), designated a Series E Preferred Unit, of EOP Partnership (each, an “Equity Office Series E Preferred OP Unit”).

(iv) The Series C Cumulative Redeemable Preferred Interest (as defined in the Spieker Partnership Agreement) of Spieker Partnership (“Spieker Series C Preferred OP Unit”) outstanding immediately prior to the Effective Time of the Partnership Merger shall be exchanged for 6,000,000 Series F Preferred Units (as defined in the EOP Partnership Agreement), designated a Series F Preferred Unit, of EOP Partnership (each, an “Equity Office Series F Preferred OP Unit”).

(v) Each Series D Preferred Unit (as defined in the Spieker Partnership Agreement) of Spieker Partnership (“Spieker Series D Preferred OP Unit”) outstanding immediately prior to the Effective Time of the Partnership Merger shall be exchanged for one Series G Preferred Unit (as defined in the EOP Partnership Agreement), designated a Series G Preferred Unit, of EOP Partnership (“Equity Office Series G Preferred OP Unit”).

(vi) The Series E Cumulative Redeemable Preferred Interest (as defined in the Spieker Partnership Agreement) of Spieker Partnership (“Spieker Series E Preferred OP Unit”) outstanding immediately prior to the Effective Time of the Partnership Merger shall be exchanged for 4,000,000 Series H Preferred Units (as defined in the EOP Partnership Agreement), designated a Series H Preferred Unit, of EOP Partnership (each, an “Equity Office Series H Preferred OP Unit”).

      As used herein, (i) “Spieker Preferred OP Units” means, collectively, Spieker Series A Preferred OP Units, Spieker Series B Preferred OP Units, Spieker Series C Preferred OP Units, Spieker Series D Preferred OP Units and Spieker Series E Preferred OP Units and (ii) “Equity Office Preferred OP Units” means, collectively, Equity Office Series D Preferred OP Units, Equity Office Series E Preferred OP Units, Equity Office Series F Preferred OP Units, Equity Office Series G Preferred OP Units and Equity Office Series H Preferred OP Units.

      (b)  Merger Consideration. The consideration to be paid to holders of capital stock of Spieker in the Merger (collectively, the “Merger Consideration”) is as follows:

(i) Each share of Common Stock, par value $.0001 per share, of Spieker (“Spieker Common Stock”) issued and outstanding immediately prior to the Effective Time of the Merger, together with the associated Spieker Right (as defined herein), shall be converted into the right to receive (a) an amount of cash computed as set forth in subparagraph (A) below (the “Cash Amount Per Share”), without interest, and (b) a number of validly issued, fully paid and nonassessable common shares of beneficial interest, $.01 par value per share, of Equity Office (“Equity Office Common Shares”) computed as set forth in subparagraph (B) below (the “Stock Amount Per Share”), as follows:

(A) The Cash Amount Per Share shall be an amount of cash, without interest, equal to $13.50.

(B) The Stock Amount Per Share shall be 1.49586 Equity Office Common Shares.

(ii) Each share of Series A Preferred Stock (par value $.0001 per share), liquidation preference $25.00 per share, of Spieker (“Spieker Series A Preferred Share”) issued and outstanding immediately prior to the Effective Time of the Merger, if any, shall be converted into the right to receive one Series D preferred share of beneficial interest, $0.01 par value per share, liquidation preference $25.00 per share, of Equity Office (“Equity Office Series D Preferred Share”);

(iii) Each share of Series B Cumulative Redeemable Preferred Stock (par value $.0001 per share), liquidation preference $25.00 per share, of Spieker (“Spieker Series B Preferred Share”) issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into the right to receive one Series E preferred share of beneficial interest, $0.01 par value per share, liquidation preference $25.00 per share, of Equity Office (“Equity Office Series E Preferred Share”). The Equity Office Series E Preferred Shares shall have preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to that of the Spieker Series B Preferred Shares outstanding on the date hereof;

(iv) Each share of Series C Cumulative Redeemable Preferred Stock (par value $.0001 per share), liquidation preference $25.00 per share, of Spieker (“Spieker Series C Preferred Share”) issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into the right to receive one Series F preferred share of beneficial interest, $0.01 par value per share, liquidation preference $25.00 per share, of Equity Office (“Equity Office Series F Preferred Share”). The Equity Office Series F Preferred Shares shall have preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to that of the Spieker Series C Preferred Shares outstanding on the date hereof;

(v) Each share of Series D Cumulative Redeemable Preferred Stock (par value $.0001 per share), liquidation preference $50.00 per share, of Spieker (“Spieker Series D Preferred Shares”) issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into the right to receive one Series G preferred share of beneficial interest, $0.01 par value per share, liquidation preference $50.00 per share, of Equity Office (“Equity Office Series G Preferred Share”). The Equity Office Series G Preferred Shares shall have preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to that of the Spieker Series D Preferred Shares outstanding on the date hereof;

(vi) Each share of Series E Cumulative Redeemable Preferred Stock (par value $.0001 per share), liquidation preference $25.00 per share, of Spieker (“Spieker Series E Preferred Share”) issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into the right to receive one Series H preferred share of beneficial interest, $0.01 par value per share, liquidation preference $25.00 per share, of Equity Office (“Equity Office Series H Preferred Share”). The Equity Office Series H Preferred Shares shall have preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to that of the Spieker Series E Preferred Shares outstanding on the date hereof. As used herein, (i) “Spieker Preferred Stock” means, collectively, Spieker Series A Preferred Shares, Spieker Series B Preferred Shares, Spieker Series C Preferred Shares, Spieker Series D Preferred Shares and Spieker Series E Preferred Shares and (ii) “Equity Office Preferred Shares” means, collectively, Equity Office Series D Preferred Shares, Equity Office Series E Preferred Shares, Equity Office Series F Preferred Shares, Equity Office Series G Preferred Shares and Equity Office Series H Preferred Shares;

(vii) All shares of Spieker Common Stock, together with the associated Spieker Right, when so converted as provided in Section 1.10(b)(i), and all shares of Spieker Preferred Stock, when so converted as provided in Sections 1.10(b)(ii)-(vi), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (a “Certificate”) theretofore representing any such shares shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Certificate in accordance with Section 1.13(c), as applicable, (A) any dividends and other distributions in accordance with Section 1.13(d), (B) certificates representing the Equity Office Common Shares into which such shares of Spieker Common Stock are converted pursuant to Section 1.10(b)(i), (C) cash, without interest, into which such shares of Spieker Common Stock are converted pursuant to Section 1.10(b)(i), (D) certificates representing the Equity Office Series D Preferred Shares into which Spieker Series A Preferred Shares are converted pursuant to Section 1.10(b)(ii), if any, (E) certificates representing the Equity Office Series E Preferred Shares into which Spieker Series B Preferred Shares are converted pursuant to Section 1.10(b)(iii), (F) certificates representing the Equity Office Series F Preferred Shares into which Spieker Series C Preferred Shares are converted pursuant to Section 1.10(b)(iv), (G) certificates representing the Equity Office Series G Preferred Shares into which Spieker Series D Preferred Shares are converted pursuant to Section 1.10(b)(v), (H) certificates representing the Equity Office Series H Preferred Shares into which Spieker Series E Preferred Shares are converted pursuant to Section 1.10(b)(vi), and (I) any cash, without interest, in lieu of fractional Equity Office Common Shares to be issued or paid in consideration for Spieker Common Stock upon the surrender of such Certificate in accordance with Sections 1.13(c) and 1.13(g).

      1.11  Partner Approval. Spieker shall seek the requisite approval of the partners of Spieker Partnership of this Agreement, the Merger, the withdrawal of Spieker as general partner and the Partnership Merger to the extent required by the Spieker Partnership Agreement or applicable law to effectuate the transactions contemplated by this Agreement (collectively, the “Spieker Partner Approvals”). Equity Office shall seek the requisite approval of the partners of EOP Partnership of the Merger and the Partnership Merger to the extent required by the EOP Partnership Agreement or applicable law to effectuate the transactions contemplated by this Agreement (collectively, the “Equity Office Partner Approvals,” and together with the Spieker Partner Approvals, the “Partner Approvals”).

      1.12  Appraisal or Dissenters Rights. The holders of Spieker Common Stock, Spieker Preferred Stock (other than the Spieker Series A Preferred Shares), Equity Office Common Shares, Equity Office Existing Preferred Shares, Equity Office OP Units or Equity Office Existing Preferred Shares are not entitled under applicable law to appraisal, dissenters or similar rights as a result of the Mergers. Pursuant to Section 3-202 of the Maryland General Corporation Law, the holders of Spieker Series A Preferred Shares are entitled to dissenter’s rights in accordance with the Maryland General Corporation Law. Pursuant to Section 15679.2 of the CRULPA, the holders of Spieker OP Units and Spieker Preferred OP Units are entitled to dissenters rights in accordance with the CRULPA but not otherwise.

      1.13  Exchange of Certificates; Pre-Closing Dividends; Fractional Shares.

      (a)  Exchange Agent. Prior to the Effective Time, Equity Office shall appoint Equiserve LLC as the exchange agent, or another bank or trust company reasonably acceptable to Spieker, to act as exchange agent (the “Exchange Agent”) for the exchange of the Merger Consideration upon surrender of certificates representing issued and outstanding shares of Spieker Common Stock and each series of Spieker Preferred Stock.

      (b)  Equity Office to Provide Merger Consideration; Spieker to Provide Funds for Final Spieker Dividend. Equity Office shall provide to the Exchange Agent on or before the Effective Time of the Merger, for the benefit of the holders of Spieker Common Stock and each series of Spieker Preferred Stock, the Merger Consideration issuable in exchange for the issued and outstanding Spieker Common Stock and each series of Spieker Preferred Stock pursuant to Section 1.10, together with any cash required to make payments in lieu of any fractional shares pursuant to Section 1.13(g) (the “Exchange Fund”). The Exchange Agent (or other depository acting for the benefit of the Exchange Agent) shall invest any cash included in the Exchange Fund as directed by Equity Office, on a daily basis. Any interest or other income resulting from such investments shall be paid to Equity Office. Spieker shall provide to the Exchange Agent not later than one business day prior to the Effective Time of the Merger, for the benefit of the holders of Spieker Common Stock and each series of Spieker Preferred Stock, cash payable in respect of any dividends required pursuant to Section 1.13(d)(i). Such cash shall be invested in accordance with written directions delivered by Spieker to the Exchange Agent or other depository not later than one business day prior to the Effective Time of the Merger, with any interest or other income earned on such investments to be paid to Equity Office as the successor to Spieker in the Merger.

      (c)  Exchange Procedure. Equity Office shall use commercially reasonable efforts to cause the Exchange Agent, no later than the fifth business day after the Closing Date, to mail to each holder of record of a Certificate or Certificates which immediately prior to the Effective Time represented outstanding shares of Spieker Common Stock or any series of Spieker Preferred Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.10(b), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as Equity Office may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration together with any dividends or distributions to which such holder is entitled pursuant to Section 1.13(d) and cash, if any, payable in lieu of fractional shares pursuant to Section 1.13(g). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, (i) the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration into which the shares of Spieker Common Stock or a series of Spieker Preferred Stock, as applicable, theretofore represented by such Certificate shall have been converted pursuant to Section 1.10(b), together with any dividends or other distributions to which such holder is entitled pursuant to Section 1.13(d) and cash, if any, payable in lieu of fractional shares pursuant to Section 1.13(g), (ii) Equity Office shall use commercially reasonable efforts to cause the Exchange Agent to mail (or make available for collection by hand if so elected by the surrendering holder) such amount to such holder within five business days after receipt thereof, and (iii) the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Spieker Common Stock or any series of Spieker Preferred Stock which is not registered in the transfer records of Spieker, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment either shall pay any transfer or other taxes required by reason of such payment being made to a Person other than the registered holder of such Certificate or establish to the satisfaction of Equity Office that such tax or taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 1.13, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the shares of Spieker Common Stock or any series of Spieker Preferred Stock heretofore represented by such Certificate shall have been converted pursuant to Section 1.10, and any dividends or other distributions to which such holder is entitled pursuant to Section 1.13(d) and any cash payable in lieu of fractional shares pursuant to Section 1.13(g). No interest will be paid or will accrue on the Merger Consideration upon the surrender of any Certificate or on any cash payable pursuant to Section 1.13(d) or Section 1.13(g). Equity Office or the Exchange Agent, as applicable, shall be entitled, in its sole and absolute discretion, to deduct and withhold from the cash, Equity Office Common Shares or Equity Office Preferred Shares (as defined herein), or any combination thereof, that otherwise is payable pursuant to this Agreement to any holder of shares of Spieker Common Stock or any series of Spieker Preferred Stock such amounts as Equity Office or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign tax law. For this purpose, any Equity Office Common Shares or Equity Office Preferred Shares deducted and withheld by Equity Office shall be valued at the last trading price of the Equity Office Common Shares or the Equity Office Preferred Shares, as applicable, on the New York Stock Exchange on the Effective Date of the Merger (or in the event that a series of Equity Office Preferred Shares does not trade on the New York Stock Exchange, at the liquidation preference (excluding unpaid dividends) per Equity Office Preferred Share). To the extent that amounts are so withheld by Equity Office or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Spieker Common Stock or a series of Spieker Preferred Stock, as applicable, in respect of which such deduction and withholding was made by Equity Office or the Exchange Agent.

      (d)  Record Dates for Final Dividends; Distributions with Respect to Unexchanged Shares.

(i) If and to the extent necessary for Spieker to satisfy the requirements of Section 857(a)(1) of the Code for the taxable year of Spieker ending at the Effective Time of the Merger (and to avoid the payment of any tax with respect to undistributed income or gain), Spieker shall declare a dividend (the “Final Spieker Dividend”) to holders of shares of Spieker Common Stock and each series of Spieker Preferred Stock, if and to the extent required by the terms thereof, the record date for which shall be the close of business on the last business day prior to the Effective Time of the Merger, in an amount equal to the minimum dividend sufficient to permit Spieker to satisfy such requirements. Any dividends payable hereunder to holders of Spieker Common Stock and, if applicable, each series of Spieker Preferred Stock shall be paid on the last business day immediately preceding the Closing Date. In the event that Spieker is required to declare a Final Spieker Dividend with respect to the Spieker Common Stock, Spieker Partnership shall simultaneously declare a distribution (the “Final Spieker Partnership Distribution”) to holders of Spieker OP Units in an amount per unit equal to the Final Spieker Dividend payable per share of Spieker Common Stock, together with any distributions required to be paid to holders of Spieker Preferred OP Units by reason of the payment of either the Final Spieker Dividend or the Final Spieker Partnership Distribution with respect to Spieker OP Units, the record date for which shall be the close of business on the last business day prior to the Effective Time of the Partnership Merger. The distribution payable hereunder to holders of Spieker OP Units and, if applicable, Spieker Preferred OP Units, shall be paid on the last business day immediately preceding the Closing Date.

(ii) If Spieker determines that it is necessary to declare the Final Spieker Dividend, Spieker shall notify Equity Office at least 20 days prior to the date for the Spieker Stockholders Meeting, and Equity Office shall be entitled to declare a dividend per share payable to holders of shares of Equity Office Common Shares (in which event EOP Partnership shall declare a distribution per unit payable to holders of Equity Office OP Units if a distribution has been declared on the Equity Office Common Shares), the record dates for which shall be the close of business on the last business day prior to the Effective Time, in an amount per Equity Office Common Share (and Equity Office OP Unit) equal to the quotient obtained by dividing (x) the Final Spieker Dividend paid by Spieker with respect to each share of Spieker Common Stock by (y) 1.94462 (the “Corresponding Equity Office Dividends and Distributions”). If, and to the extent, the terms of any series of Equity Office Preferred Shares or Equity Office Preferred OP Units require the payment of a dividend or distribution by reason of the payment of the Corresponding Equity Office Dividends and Distributions, Equity Office and EOP Partnership shall declare and pay any such required dividends and distributions. The Corresponding Equity Office Dividends and Distributions (and any dividends payable to holders of Equity Office Preferred Shares and distributions payable to holders of Equity Office Preferred OP Units) shall be in addition to any Additional Corresponding Equity Office Dividends and Distributions (and any dividends payable to holders of Equity Office Preferred Shares and distributions payable to holders of Equity Office Preferred OP Units) payable pursuant to Section 5.10.

(iii) No dividends or other distributions with respect to Equity Office Common Shares or any series of Equity Office Preferred Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Equity Office Common Shares or such series of Equity Office Preferred Shares represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.13(g), in each case until the surrender of such Certificate in accordance with this Section 1.13. Subject to the effect of applicable escheat laws, following surrender of any such Certificate (A) with respect to Certificates that represent the right to receive Equity Office Common Shares, there shall be paid to the holder of such Certificate, without interest, (i) at the time of such surrender, the amount of any cash payable pursuant to Section 1.10 and/or in lieu of any fractional Equity Office Common Shares to which such holder is entitled pursuant to Section 1.13(g) and (ii) (x) at the time of such surrender the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Equity Office Common Shares, without interest, and (y) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole Equity Office Common Shares and (B) with respect to Certificates that represent the right to receive any series of Equity Office Preferred Shares, there shall be paid to the holder of such Certificate, without interest, (x) at the time of such surrender the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Equity Office Preferred Shares and (y) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such Equity Office Preferred Shares.

      (e)  No Further Ownership Rights in Spieker Common Stock and Spieker Preferred Stock. All Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Section 1.13 (including any cash paid pursuant to Section 1.13(g)) shall be deemed to have been paid in full satisfaction of all rights pertaining to the Spieker Common Stock and each series of Spieker Preferred Stock, as applicable, theretofore represented by such Certificates; provided, however, that Spieker shall transfer to the Exchange Agent cash sufficient to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Spieker on such Spieker Common Stock or any such series of Spieker Preferred Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time and have not been paid prior to such surrender, and there shall be no further registration of transfers on the stock transfer books of Spieker of the Spieker Common Stock or any series of Spieker Preferred Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Equity Office for any reason, they shall be canceled and exchanged as provided in this Section 1.13.

      (f)  No Liability. None of Spieker, Equity Office or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration or dividends delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the Exchange Fund delivered to the Exchange Agent pursuant to this Agreement that remains unclaimed for 12 months after the Effective Time shall be redelivered by the Exchange Agent to Equity Office, upon demand, and any holders of Certificates who have not theretofore complied with Section 1.13(c) shall thereafter look only to Equity Office for delivery of the Merger Consideration, any cash payable in lieu of fractional shares pursuant to Section 1.13(g) and any unpaid dividends, subject to applicable escheat and other similar laws.

      (g)  No Fractional Shares; No Fractional Equity Office OP Units

(i) No certificates or scrip representing fractional Equity Office Common Shares shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote, to receive dividends or to any other rights of a shareholder of Equity Office.

(ii) No fractional Equity Office Common Shares shall be issued pursuant to this Agreement. In lieu of the issuance of any fractional Equity Office Common Shares pursuant to this Agreement, each holder of Spieker Common Stock shall be paid an amount in cash (without interest), rounded to the nearest cent (with .5 of a cent rounded up), determined by multiplying (i) the average closing price of one Equity Office Common Share on the New York Stock Exchange on the five trading days immediately preceding the Closing Date by (ii) the fraction of an Equity Office Common Share which such holder would otherwise be entitled to receive under this Section 1.13.

(iii) No fractional Equity Office OP Units shall be issued pursuant to this Agreement. In lieu of the issuance of any fractional Equity Office OP Units pursuant to this Agreement, each holder of Spieker OP Units who would receive, based on the exchange ratio specified in Section 1.10(a)(i), a number of Equity Office OP Units that is not a whole number shall receive instead a number of Equity Office OP Units that is equal to the whole number that is nearest to the number of Equity Office OP Units that otherwise would be paid to such holder of Spieker OP Units based on Section 1.10(a)(i) (with .5 of a Spieker OP Unit rounded up).

      (h)  Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Equity Office or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as Equity Office or the Exchange Agent reasonably may direct (but consistent with the practices Equity Office applies to its own shareholders) as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the cash, Equity Office Common Shares or Equity Office Preferred Shares to which the holders thereof are entitled pursuant to Section 1.10, any cash payable pursuant to Section 1.13(g) to which the holders thereof are entitled and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 1.13(d).

(i) Applicability to Partnership Merger. Except for the provisions relating to the Exchange Agent, certificates, the exchange procedure and fractional Equity Office Common Shares, (which shall not be applicable), all other provisions of this Section 1.13 shall apply to Spieker Partnership, EOP Partnership, the Spieker OP Units and the Spieker OP Preferred Units with respect to the Partnership Merger.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SPIEKER AND SPIEKER PARTNERSHIP

      Except as specifically set forth in the Spieker SEC Documents (as defined herein) or in the schedule delivered to Equity Office prior to the execution hereof and identified by either co-Chief Executive Officer of

Spieker as the disclosure letter to this Agreement (the “Spieker Disclosure Letter”), Spieker and Spieker Partnership represent and warrant to Equity Office and EOP Partnership as follows:

      2.1  Organization, Standing and Power. Spieker is a corporation duly incorporated, validly existing and in good standing under the laws of Maryland. Spieker has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. The Articles of Incorporation, as amended and supplemented, of Spieker (the “Spieker Articles”) are in effect, and no dissolution, revocation or forfeiture proceedings regarding Spieker have been commenced. Spieker is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have a Spieker Material Adverse Effect (as defined herein). As used in this Agreement, a “Spieker Material Adverse Effect” means any circumstance, event, occurrence, change or effect that is materially adverse to the business, properties, assets (tangible or intangible), financial condition or results of operations of Spieker, Spieker Partnership and the Spieker Subsidiaries (as defined herein), taken as a whole, except, in each case, as a result of (i) changes in general economic conditions nationally or regionally, (ii) changes affecting the real estate industry generally which do not affect Spieker or Spieker Partnership, as the case may be, materially disproportionately relative to other participants in the real estate industry similarly situated, or (iii) in and of itself and without the occurrence of any other Spieker Material Adverse Effect, changes in the trading prices of Spieker Common Stock or any series of Spieker Preferred Stock. Spieker has delivered to Equity Office complete and correct copies of the Spieker Articles and the Amended and Restated Bylaws of Spieker (the “Spieker Bylaws”), in each case, as amended or supplemented to the date of this Agreement.

      2.2  Spieker Subsidiaries.

      (a)  Schedule 2.2 to the Spieker Disclosure Letter sets forth (i) each Subsidiary (as defined herein) of Spieker (the “Spieker Subsidiaries”) and Spieker TRS (which Spieker TRS constitutes the only entity in which Spieker owns a non-voting equity interest and has no right to control except as set forth in Schedule 2.4 of the Spieker Disclosure Letter), (ii) the ownership interest therein of Spieker, (iii) if not directly or indirectly wholly owned by Spieker, the identity and ownership interest of each of the other owners of such Spieker Subsidiary or Spieker TRS, as applicable, (iv) each office property and other commercial property owned by such Spieker Subsidiary or Spieker TRS, as applicable, and (v) if not wholly owned by such Spieker Subsidiary or Spieker TRS, as applicable, the identity and ownership interest of each of the other owners of such property. As used in this Agreement, “Subsidiary” of any Person (as defined herein) means any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person owns (either directly or through or together with another Subsidiary of such Person) either (i) a general partner, managing member or other similar interest, or (ii)(A) 10% or more of the voting power of the voting capital stock or other voting equity interests, or (B) 10% or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity. As used herein, “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity. Schedule 2.2 of the Spieker Disclosure Letter sets forth a true and complete list of the equity securities owned by Spieker, any Spieker Subsidiary or Spieker TRS, in any corporation, partnership, limited liability company, joint venture or other legal entity, excluding Spieker Subsidiaries and Spieker TRS.

      (b)  Except as set forth in Schedule 2.2 to the Spieker Disclosure Letter, (i) all of the outstanding shares of capital stock owned by Spieker, or Spieker Subsidiary or Spieker TRS of each Spieker Subsidiary and Spieker TRS that is a corporation have been duly authorized, validly issued and are (A) fully paid and nonassessable and not subject to preemptive or similar rights, and (B) owned free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) and (ii) all equity interests in each Spieker Subsidiary that is a partnership, joint venture, limited liability company or trust which are owned by Spieker, by another Spieker Subsidiary or Spieker TRS or by Spieker and another Spieker Subsidiary or Spieker TRS are owned free and clear of all Liens other than pledges, if any, contained in organizational documents of such Spieker Subsidiary and given to secure performance thereunder. Each Spieker Subsidiary and Spieker TRS that is a corporation is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted, and each Spieker Subsidiary that is a partnership, limited liability company or trust is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. Each Spieker Subsidiary and Spieker TRS is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have a Spieker Material Adverse Effect. Complete and correct copies of the articles of incorporation, bylaws, organization documents and partnership, joint venture and operating agreements of each Spieker Subsidiary and Spieker TRS, as amended to the date of this Agreement, have been previously delivered or made available to Equity Office. No effective amendment has been made to the Spieker Partnership Agreement since February 28, 2000.

      2.3  Capital Structure.

      (a)  The authorized shares of capital stock of Spieker consist of 1,000,000,000 shares of capital stock, par value $.0001 per share, 649,000,000 of which are classified as Spieker Common Stock, 2,000,000 of which are classified as Class B Common Stock (par value $.0001 per share) of Spieker (“Spieker Class B Common Stock”), 1,500,000 of which are classified as Class C Common Stock (par value $.0001 per share) of Spieker (“Spieker Class C Common Stock”), 1,000,000 of which are classified as Series A Preferred Shares, 5,000,000 of which are classified as Series B Preferred Shares, 6,000,000 of which are classified as Series C Preferred Shares, 1,500,000 of which are classified as Series D Preferred Shares, 4,000,000 of which are classified as Series E Preferred Shares and 330,000,000 of which are classified as Excess Stock. 65,923,946 shares of Spieker Common Stock are issued and outstanding on the date of this Agreement; no shares of Spieker Class B Common Stock are issued and outstanding on the date of this Agreement; no shares of Spieker Class C Common Stock are issued and outstanding on the date of this Agreement; 1,000,000 Spieker Series A Preferred Shares are issued and outstanding on the date of this Agreement; 4,250,000 Spieker Series B Preferred Shares are issued and outstanding on the date of this Agreement; 6,000,000 Spieker Series C Preferred Shares are issued and outstanding on the date of this Agreement; no shares of Spieker Series D Preferred Shares are issued and outstanding on the date of this Agreement; 4,000,000 Spieker Series E Preferred Shares are issued and outstanding on the date of this Agreement. 6,500,000 shares of Spieker Participating Preferred Stock (par value $.0001 per share) have been reserved for issuance pursuant to the Spieker Rights Plan and none are outstanding.

      (b)  Set forth in Schedule 2.3(b) to the Spieker Disclosure Letter is a true and complete list of the following: (i) each qualified or nonqualified option to purchase shares of Spieker Common Stock or Spieker OP Units granted under Spieker’s Amended and Restated 1993 Directors’ Stock Option Plan, Spieker’s Amended and Restated 1993 Stock Incentive Plan, Spieker Partnership’s Employee Stock Incentive Pool or any other formal or informal arrangement (collectively, the “Spieker Stock Options”); and (ii) except for the Spieker Rights, the Spieker Series A Preferred Shares and the Spieker OP Units, all other warrants or other rights to acquire Spieker Common Stock, all stock appreciation rights, restricted stock, dividend equivalents, deferred compensation accounts, performance awards, restricted stock unit awards and other awards which are outstanding on the date of this Agreement (“Spieker Stock Rights”). Schedule 2.3(b) to the Spieker Disclosure Letter sets forth for each Spieker Stock Option and Spieker Stock Right (other than Spieker OP Units and Spieker Series A Preferred Shares) the name of the grantee, the date of the grant, the type of grant, the status of the option grants as qualified or nonqualified under Section 422 of the Code, the number of shares of Spieker Common Stock subject to each option or other award, the number and type of shares subject to options or awards that are currently exercisable, the exercise price per share, and the number and type of such shares subject to stock appreciation rights. On the date of this Agreement, except as set forth in this Section 2.3 or excepted therefrom or as set forth in Schedule 2.3(b) to the Spieker Disclosure Letter, no shares of Spieker Common Stock were outstanding or reserved for issuance.

      (c)  All outstanding shares of Spieker Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive or similar rights under law or the Spieker Articles or Spieker Bylaws, or any contract or instrument to which Spieker is a party or by which it is bound. There are no bonds, debentures, notes or other indebtedness of Spieker having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which shareholders of Spieker may vote.

      (d)  Other than (i) as set forth in this Section 2.3 or in Schedule 2.3(b) to the Spieker Disclosure Letter, (ii) Spieker OP Units, which may be converted into shares of Spieker Common Stock at a rate of one share of Spieker Common Stock for each Spieker OP Unit or, under the circumstances described in Article XI and Exhibit C of the Spieker Partnership Agreement, into cash, shares of Spieker Common Stock or a combination of cash and shares of Spieker Common Stock, (iii) 1,500,000 Spieker Series D Preferred Shares issuable, and reserved for issuance, upon the conversion of Spieker Series D Preferred OP Units, and (iv) 1,219,512 shares of Spieker Common Stock issuable, and reserved for issuance, upon the conversion of the Spieker Series A Preferred Shares, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Spieker or any Spieker Subsidiary or Spieker TRS is a party or by which such entity is bound, obligating Spieker or any Spieker Subsidiary or Spieker TRS to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or other ownership interests of Spieker or any Spieker Subsidiary or Spieker TRS or obligating Spieker or any Spieker Subsidiary or Spieker TRS to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than to Spieker or a Spieker Subsidiary or Spieker TRS).

      (e)  As of the date of this Agreement, (i) 75,749,191 Spieker OP Units (including for purposes of this Section 2.3(e) the Spieker Series A Preferred Unit representing 1,000,000 Spieker OP Units) are validly issued and outstanding, fully paid and nonassessable and not subject to preemptive or similar rights under law or the Spieker Partnership Agreement, or any contract or instrument to which Spieker or Spieker Partnership is a party or by which either is bound, of which 66,923,946 Spieker OP Units (including for purposes of this Section 2.3(e) the Spieker Series A Preferred Unit representing 1,000,000 Spieker OP Units) are owned by Spieker, (ii) the Spieker Series A Preferred OP Unit (which represents 1,000,000 Spieker OP Units) is validly issued and outstanding, fully paid and nonassessable and not subject to preemptive or similar rights, and is owned by Spieker, (iii) the Spieker Series B Preferred OP Unit is validly issued and outstanding, fully paid and nonassessable and not subject to preemptive or similar rights and is owned by Spieker, (iv) the Spieker Series C Preferred OP Unit is validly issued and outstanding, fully paid and nonassessable and not subject to preemptive or similar rights, and is owned by Spieker, (v) 1,500,000 Spieker Series D Preferred OP Units are validly issued and outstanding, fully paid and nonassessable and not subject to preemptive or similar rights, none of which are owned by Spieker and (vi) the Spieker Series E Preferred OP Unit is validly issued and outstanding, fully paid and nonassessable and not subject to preemptive or similar rights, and is owned by Spieker. Schedule 2.3(e) to the Spieker Disclosure Letter sets forth the name of each holder of Spieker OP Units and the number of Spieker OP Units owned by each such holder as of the date of this Agreement. Except as provided in the Spieker Partnership Agreement or as contemplated by this Agreement, the Spieker OP Units are not subject to any restrictions imposed by Spieker Partnership on the transfer, assignment, pledge, distribution, encumbrance or other disposition thereof (either voluntarily or involuntarily and with or without consideration) or on the exercise of the voting rights thereof provided in the Spieker Partnership Agreement. Except as provided in the Spieker Partnership Agreement, Spieker Partnership has not issued or granted and is not a party to any outstanding commitments of any kind relating to, or any presently effective agreements or understandings with respect to, the issuance or sale of interests in Spieker Partnership, whether issued or unissued, or securities convertible into or exchangeable or exercisable for interests in Spieker Partnership.

      (f)  All dividends on Spieker Common Stock and each series of Spieker Preferred Stock and all distributions on Spieker OP Units and Spieker Preferred OP Units, which have been declared prior to the date of this Agreement, have been paid in full.

      (g)  Set forth on Schedule 2.3(g) to the Spieker Disclosure Letter is a list of each registration rights agreement or other agreement between Spieker and/or Spieker Partnership, on the one hand, and one or more other parties, on the other hand, which sets forth the rights of any such other party or parties to cause the registration of any securities of Spieker and/or Spieker Partnership pursuant to the Securities Act of 1933, as amended (the “Securities Act”).

      2.4  Other Interests. Except for interests in the Spieker Subsidiaries, Spieker TRS and certain other entities as set forth in Schedule 2.4 to the Spieker Disclosure Letter (the “Spieker Other Interests”), none of Spieker, Spieker Partnership, any Spieker Subsidiary or Spieker TRS owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust, limited liability company or other entity (other than investments in short-term investment securities). With respect to the Spieker Other Interests, Spieker Partnership is a partner, member or shareholder in good standing, and owns such interests free and clear of all Liens. None of Spieker, Spieker Partnership, any Spieker Subsidiary or Spieker TRS is in material breach of any agreement, document or contract which is of a material nature governing its rights in or to the Spieker Other Interests, all of which agreements, documents and contracts are (a) listed in Schedule 2.4 to the Spieker Disclosure Letter, (b) unmodified except as described therein and (c) to the Knowledge of Spieker (as defined herein), in full force and effect. To the Knowledge of Spieker, the other parties to any such agreement, document or contract which is of a material nature are not in material breach of any of their respective obligations under such agreements, documents or contracts.

      2.5  Authority; Noncontravention; Consents.

      (a)  Spieker has the requisite corporate power and authority to enter into this Agreement and, subject to the requisite Spieker stockholder approval of the Merger and any other matters reasonably and timely requested by any other party to effectuate the transactions contemplated by this Agreement (collectively, the “Spieker Stockholder Approvals”) and the Spieker Partner Approvals (as defined herein), to consummate the transactions contemplated by this Agreement to which Spieker is a party. The execution and delivery of this Agreement by Spieker and the consummation by Spieker of the transactions contemplated by this Agreement to which Spieker is a party have been duly authorized by all necessary action on the part of Spieker, except for and subject to the Spieker Stockholder Approvals and the Spieker Partner Approvals. This Agreement has been duly executed and delivered by Spieker and constitutes a valid and binding obligation of Spieker, enforceable against Spieker in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

      (b)  Spieker Partnership has the requisite partnership power and authority to enter into this Agreement and, subject to the requisite Spieker Partner Approvals, to consummate the transactions contemplated by this Agreement to which Spieker Partnership is a party. The execution and delivery of this Agreement by Spieker Partnership and the consummation by Spieker Partnership of the transactions contemplated by this Agreement to which Spieker Partnership is a party have been duly authorized by all necessary action on the part of Spieker Partnership, except for and subject to the Spieker Stockholder Approvals and the Spieker Partner Approvals. This Agreement has been duly executed and delivered by Spieker Partnership and constitutes a valid and binding obligation of Spieker Partnership, enforceable against Spieker Partnership in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

      (c)  Except as set forth in Schedule 2.5(c)(1) to the Spieker Disclosure Letter and subject to receipt of the Spieker Stockholder Approvals and the Spieker Partner Approvals, the execution and delivery of this Agreement by Spieker do not, and the consummation of the transactions contemplated by this Agreement to which Spieker is a party and compliance by Spieker with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to material loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Spieker or any Spieker Subsidiary under, (i) the Spieker Articles or Spieker Bylaws or the comparable charter or organizational documents or partnership, operating, or similar agreement (as the case may be) of any Spieker Subsidiary or Spieker TRS, each as amended or supplemented, (ii) any loan or credit agreement, note, bond, mortgage, indenture, merger or other acquisition agreement, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to Spieker or any Spieker Subsidiary or Spieker TRS or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation (collectively, “Laws”) applicable to Spieker or any Spieker Subsidiary or Spieker TRS, or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not reasonably be expected to (x) have a Spieker Material Adverse Effect or (y) prevent or materially impair the ability of Spieker to perform any of its obligations hereunder or prevent or materially threaten or impede the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a “Governmental Entity”), is required by or with respect to Spieker or any Spieker Subsidiary or Spieker TRS in connection with the execution and delivery of this Agreement by Spieker and Spieker Partnership or the consummation by Spieker or any Spieker Subsidiary of the transactions contemplated by this Agreement, except for (i) the filing with the Securities and Exchange Commission (the “SEC”) of (x) the Joint Proxy Statement (as defined herein), and (y) such reports and filings under the Securities Act and Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing and acceptance for record of the Articles of Merger by the Department, (iii) the filing of the Delaware Certificate of Merger with the Office of the Secretary of State of the State of Delaware, (iv) the filing of the California Certificate of Merger with the Secretary of State of the State of California and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Schedule 2.5(c)(2) to the Spieker Disclosure Letter, (B) as may be required under (w) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (x) laws requiring transfer, recordation or gains tax filings, (y) federal, state or local environmental laws or (z) the “blue sky” laws of various states, to the extent applicable, or (C) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent Spieker from performing its obligations under this Agreement in any material respect or reasonably be expected to have, individually or in the aggregate, a Spieker Material Adverse Effect.

      2.6  SEC Documents; Financial Statements; Undisclosed Liabilities. Spieker and Spieker Partnership have filed all reports, schedules, forms, statements and other documents required to be filed with the SEC since December 31, 1997 through the date hereof (collectively, including all exhibits thereto and any registration statement filed since such date, the “Spieker SEC Documents”). All of the Spieker SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in each case, the rules and regulations promulgated thereunder applicable to such Spieker SEC Documents. None of the Spieker SEC Documents at the time of filing contained, nor will any report, schedule, form, statement or other document filed by Spieker or Spieker Partnership after the date hereof and prior to the Effective Time contain, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Spieker included in the Spieker SEC Documents or of Spieker Partnership included in the Spieker SEC Documents complied, or will comply, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been or will be prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, or will fairly present, in all material respects in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the consolidated financial position of Spieker and its Subsidiaries or Spieker Partnership and its Subsidiaries, as the case may be, in each case, taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (except, in the case of unaudited statements, as permitted by Form 10-Q under the

Exchange Act). Except as set forth in Schedule 2.6(b) to the Spieker Disclosure Letter, Spieker has no Subsidiaries which are not consolidated for accounting purposes. Except for liabilities and obligations set forth in the Spieker SEC Documents or in Schedule 2.6(c) to the Spieker Disclosure Letter, none of Spieker, any Spieker Subsidiary or Spieker TRS has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Spieker or in the notes thereto and which, individually or in the aggregate, would reasonably be expected to have a Spieker Material Adverse Effect.

      2.7  Absence of Certain Changes or Events. Except as disclosed in the Spieker SEC Documents or in Schedule 2.7 to the Spieker Disclosure Letter, since December 31, 1999 (the “Spieker Financial Statement Date”), Spieker, its Subsidiaries and Spieker TRS have conducted their business only in the ordinary course (taking into account prior practices, including the acquisition and disposition of properties and issuance of securities) and there has not been (a) any circumstance, event, occurrence, change or effect that has had a Spieker Material Adverse Effect, nor has there been any circumstance, event, occurrence, change or effect that with the passage of time would reasonably be expected to result in a Spieker Material Adverse Effect, (b) except for regular quarterly distributions not in excess of $0.70 per share of Spieker Common Stock or Spieker OP Unit (subject to changes pursuant to Section 5.10 and to any Final Spieker Dividend payable pursuant to Section 1.13(d)(i)), $0.8536584 per share of Spieker Series A Preferred Shares, of $0.590625 per share of Spieker Series B Preferred Shares, $0.4921875 per share of Spieker Series C Preferred Shares or of $0.50 per share of Spieker Series E Preferred Shares (or, in each case, with respect to the period commencing on the date hereof and ending on the Closing Date, distributions as necessary to maintain REIT (as defined herein) status), in each case with customary record and payment dates, any authorization, declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the Spieker Common Stock, the Spieker OP Units or any series of the Spieker Preferred OP Units or the Spieker Preferred Stock, (c) any split, combination or reclassification of the Spieker Common Stock, the Spieker OP Units or any series of the Spieker Preferred OP Units or the Spieker Preferred Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of stock of Spieker or partnership interests in Spieker Partnership or any issuance of an ownership interest in, any Spieker Subsidiary or Spieker TRS, (d) any damage, destruction or loss, whether or not covered by insurance, that has had or would reasonably be expected to have a Spieker Material Adverse Effect, (e) any change in accounting methods, principles or practices by Spieker or any of its Subsidiaries, Spieker Partnership or any of its Subsidiaries or Spieker TRS materially affecting its assets, liabilities or business, except insofar as may have been disclosed in Spieker SEC Documents or required by a change in GAAP, or (f) any amendment in any material respect of any employment, consulting, severance, retention or any other agreement between Spieker and any officer or director of Spieker.

      2.8  Litigation. Except as disclosed in the Spieker SEC Documents or in Schedule 2.8 to the Spieker Disclosure Letter, and other than personal injury and other routine tort litigation arising from the ordinary course of operations of Spieker, the Spieker Subsidiaries and Spieker TRS (a) which are covered by insurance, subject to a reasonable deductible or retention limit or (b) for which all material costs and liabilities arising therefrom are reimbursable pursuant to common area maintenance or similar agreements, there is no suit, action or proceeding pending (in which service of process has been received by an employee of Spieker, a Spieker Subsidiary or the Spieker TRS) or, to the Knowledge of Spieker (as hereinafter defined), threatened in writing against or affecting Spieker, or any Spieker Subsidiary or Spieker TRS that, individually or in the aggregate, would reasonably be expected to (i) have a Spieker Material Adverse Effect or (ii) prevent or materially impair the ability of Spieker to perform any of its obligations hereunder or prevent or materially threaten or impair the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any court or Governmental Entity or arbitrator outstanding against Spieker, any Spieker Subsidiary or Spieker TRS having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect. Notwithstanding the foregoing, (y) Schedule 2.8 to the Spieker Disclosure Letter sets forth each and every material uninsured claim, equal employment opportunity claim and claim relating to sexual harassment and/or discrimination pending or, to the Knowledge of Spieker, threatened as of the date hereof, in each case with a brief summary of such claim or threatened claim, and (z) no claim has been made under any directors’ and officers’ liability insurance policy maintained at any time by Spieker, any of the Spieker Subsidiaries or Spieker TRS.

      2.9  Properties.

      (a)  Except as provided in Schedule 2.2 or Schedule 2.9(a) to the Spieker Disclosure Letter, Spieker or the Spieker Subsidiary or Spieker TRS set forth on Schedule 2.2 to the Spieker Disclosure Letter owns fee simple title to or holds a leasehold interest in each of the real properties identified in Schedule 2.2 to the Spieker Disclosure Letter (the “Spieker Properties”), which are all of the real estate properties owned or leased by them, in each case (except for the Permitted Title Exceptions (as defined herein)) free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title (“Encumbrances”). Schedule 2.2 to the Spieker Disclosure Letter further identifies which of the Spieker Properties are owned in fee simple by Spieker or the Spieker Subsidiary or Spieker TRS and which of the Spieker Properties are subject to a ground lease. Except as set forth in Schedule 2.2 to the Spieker Disclosure Letter, no other Person has any ownership interest in any of the Spieker Properties and any such ownership interest so scheduled does not materially interfere with the present use of, any of the Spieker Properties subject thereto or affected thereby. Except as set forth in Schedule 2.9(a) to the Spieker Disclosure Letter, none of the Spieker Properties is subject to any restriction on the sale or other disposition thereof or on the financing or release of financing thereon. The Spieker Properties are not subject to any rights of way, agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, “Property Restrictions”) or Encumbrances, except for the following (collectively, the “Permitted Title Exceptions”) (i) Property Restrictions and Encumbrances set forth in the Spieker Disclosure Letter, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, which do not materially adversely affect the current use of any Spieker Property, (iii) Property Restrictions and Encumbrances disclosed on existing title reports or policies or existing surveys or subsequently granted by Spieker or the Spieker Subsidiary or Spieker TRS, which Property Restrictions and Encumbrances, in any event, do not materially interfere with the present use of any of the Spieker Properties subject thereto or affected thereby and (iv) liens for real estate taxes not yet due and payable, mechanics’, carriers’, workmen’s, repairmen’s liens and other Encumbrances and Property Restrictions, if any, which, individually or in the aggregate, do not materially detract from the value of or materially interfere with the present use of any of the Spieker Properties subject thereto or affected thereby. Schedule 2.9(a) to the Spieker Disclosure Letter lists each of the Spieker Properties which are under development as of the date of this Agreement and describes the status of such development as of the date hereof.

      (b)  Except as provided in Schedule 2.2 or Schedule 2.9(b) to the Spieker Disclosure Letter, valid policies of title insurance (or fully paid and enforceable commitments therefor) have been issued insuring the applicable Spieker Subsidiary’s or Spieker TRS’s (as the case may be) fee simple title or leasehold estate, as the case may be, to the Spieker Properties owned by it in amounts approximately equal to the purchase price therefor paid by such Spieker Subsidiary or Spieker TRS, subject only to the Permitted Title Exceptions and the matters disclosed in the Spieker Disclosure Letter. Such policies are, at the date hereof, in full force and effect. No material claim has been made against any such policy.

      (c)  Except as provided in Schedule 2.9(c) to the Spieker Disclosure Letter, Spieker has no Knowledge (i) that, any certificate, permit or license from any governmental authority having jurisdiction over any of the Spieker Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Spieker Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Spieker Properties has not been obtained and is not in full force and effect, or of any pending threat of modification or cancellation of any of the same, the absence of which would reasonably be expected to have a material adverse effect on such Spieker Property, (ii) of any written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any of the Spieker Properties issued by any governmental authority which would reasonably be expected to have a material adverse effect on such Spieker Property, (iii) of any structural defects relating to any Spieker Property which would reasonably be expected to have a material adverse effect on such Spieker Property, (iv) of any Spieker Property whose building systems are not in working order so as to have a material adverse effect on such Spieker Property, or (v) of any physical damage to any Spieker Property which would reasonably be expected to have a material adverse effect on such Spieker Property for which there is not insurance in effect covering the cost of the restoration and the loss of revenue (subject to a reasonable deduction or retention limit).

      (d)  Except as set forth in Schedule 2.9(d) to the Spieker Disclosure Letter, none of Spieker, any Spieker Subsidiary or Spieker TRS has received any written or published notice to the effect that (i) any condemnation or involuntary rezoning proceedings are pending or threatened with respect to any of the Spieker Properties or (ii) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Spieker Properties or by the continued maintenance, operation or use of the parking areas which would reasonably be expected to have a material adverse effect on such Spieker Property. Except as set forth in Schedule 2.9(d) to the Spieker Disclosure Letter, (i) all work required to be performed, payments required to be made and actions required to be taken prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to any Spieker Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation (as defined herein)) have been performed, paid or taken, as the case may be, and (ii) Spieker has no Knowledge of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements, in each of case (i) and (ii) except as set forth in development or operating budgets for such Spieker Properties delivered to Equity Office and EOP Partnership prior to the date hereof and other than those which would not reasonably be expected to have a Spieker Material Adverse Effect. As used in this Agreement, “Environmental Mitigation” means investigation, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, monitoring, sampling and analysis, installation, reclamation, closure or post-closure in response to any actual or suspected environmental condition or Hazardous Materials.

      (e)  The rent rolls previously provided by Spieker to Equity Office (the “Spieker Rent Roll”) list each Spieker Space Lease (as defined herein) in effect as of the dates set forth therein, none of which are earlier than December 31, 2000, and, except for omissions or discrepancies that, either individually or in the aggregate, would not reasonably be expected to have a Spieker Material Adverse Effect, all information set forth in the Spieker Rent Roll is true, correct and complete as of the date thereof. “Spieker Space Lease” means each lease or other right of occupancy affecting or relating to a property in which Spieker Partnership (or an entity in which it directly or indirectly has an interest) is the landlord, either pursuant to the terms of the lease agreement or as successor to any prior landlord, but excluding any ground lease. Spieker has made available to Equity Office true, correct and complete copies of all Spieker Space Leases, including all amendments, modifications, supplements, renewals, extensions and guarantees related thereto, as of the date hereof. Except as set forth in a delinquency report made available to Equity Office, none of Spieker, any Spieker Subsidiary or Spieker TRS, on the one hand, nor, to the knowledge of Spieker or Spieker Partnership, any other party, on the other hand, is in monetary default under any Spieker Space Lease, except for such defaults that would not reasonably be expected to have a Spieker Material Adverse Effect.

      (f) Schedule 2.9(f) contains a true and complete list, by type of insurance, carrier, coverages (including limits) and term, of all material policies of casualty, liability and other types of insurance (except title insurance) carried by Spieker or any Spieker Subsidiary. All such policies are in full force and effect and neither Spieker nor any Spieker Subsidiary has received from any insurance company notice of any material defects or deficiencies affecting the insurability of Spieker or any Spieker Subsidiary or any of their respective assets thereunder.

      2.10  Environmental Matters.

      (a)  “Environmental Law” shall mean all applicable Laws, including any plans, other criteria, or guidelines promulgated pursuant to such Laws, relating to noise control, or the protection of human health, safety and natural resources, animal health or welfare or the environment, including, without limitation, Laws relating to the use, manufacturing, production, generation, installation, recycling, reuse, sale, storage, handling, transport, treatment, release, threatened release or disposal of any Hazardous Materials (including the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. ss 9601 et seq. (“CERCLA”)). “Hazardous Materials” shall mean substances, wastes, radiation or materials (whether solids, liquids or gases) (i) which are hazardous, toxic, infectious, explosive, radioactive, carcinogenic, or mutagenic, (ii) which are listed, regulated or defined under any Environmental Law, and shall include “hazardous wastes,” “hazardous substances,” “hazardous materials,” “pollutants,” “contaminants,” “toxic substances,” “radioactive materials” or “solid wastes,” (iii) the presence of which on property cause or threaten to cause a nuisance pursuant to applicable statutory or common law upon the property or to adjacent properties, (iv) which contain without limitation polychlorinated biphenyls (PCBs), asbestos or asbestos-containing materials, lead-based paints, urea-formaldehyde foam insulation, or petroleum or petroleum products (including, without limitation, crude oil or any fraction thereof) or (v) which pose a hazard to human health, safety, natural resources, industrial hygiene, or the environment, or an impediment to working conditions. “Release” shall have the meaning set forth in Section 101 of CERCLA, without regard to the exclusions set forth therein.

      (b) Except as disclosed in the Spieker SEC Documents,

(i) none of Spieker, any of the Spieker Subsidiaries or Spieker TRS or, to Spieker’s Knowledge, any other Person has caused or permitted the presence of any Hazardous Materials at, on or under any of the Spieker Properties and none of Spieker, any of the Spieker Subsidiaries or Spieker TRS has any Knowledge of the presence of any Hazardous Materials at, on or under any of the Spieker Properties, in each of the foregoing cases, such that the presence of such Hazardous Materials (including the presence of asbestos in any buildings or improvements at the Spieker Properties) would, individually or in the aggregate, reasonably be expected to have a Spieker Material Adverse Effect;

(ii) (y) there have been no Releases of Hazardous Materials at, on, under or from (A) the Spieker Properties or (B) any real property previously owned, operated or leased by Spieker, the Spieker Subsidiaries, or Spieker TRS (the “Former Spieker Properties”) during the period of such ownership, operation or tenancy, and (z) none of Spieker, any of the Spieker Subsidiaries or Spieker TRS has any Knowledge of any Releases of Hazardous Materials having occurred or presently occurring at, on, under or from the Spieker Properties or the Former Spieker Properties, which Releases described in changes (y) and (z) would, individually or in the aggregate, reasonably be expected to have a Spieker Material Adverse Effect;

(iii) (y) Spieker, the Spieker Subsidiaries and Spieker TRS have not failed to comply with any Environmental Law, and (z) none of Spieker, any of the Spieker Subsidiaries or Spieker TRS has any liability under the Environmental Laws, except in each of cases (y) and (z) to the extent that any such failure to comply or any such liability, individually or in the aggregate, would not reasonably be expected to have a Spieker Material Adverse Effect; and

(iv) Spieker, the Spieker Subsidiaries and Spieker TRS have been duly issued, and currently have and will maintain through the Closing Date, all permits, licenses, certificates and approvals required under any Environmental Law (collectively, the “Environmental Permits”) necessary to operate their businesses as currently operated except where the failure to obtain and maintain such Environmental Permit would not, individually or in the aggregate, reasonably be expected to have a Spieker Material Adverse Effect. Spieker, the Spieker Subsidiaries and Spieker TRS have timely filed applications for all Environmental Permits. All of the Environmental Permits are transferable and none require consent, notification or other action to remain in full force and effect following consummation of the transactions contemplated hereby.

      (c)  Spieker has previously delivered or made available to Equity Office complete copies of all material information, documents and reports, including, without limitation, environmental investigations and testing or analysis that are in the possession or control of any of Spieker, the Spieker Subsidiaries and Spieker TRS and which relate to compliance with Environmental Laws by any of them or to the past or current environmental condition of the Spieker Properties.

      2.11  Related Party Transactions. Set forth in Schedule 2.11 to the Spieker Disclosure Letter is a list of all material arrangements, agreements and contracts entered into by Spieker, any Spieker Subsidiary and Spieker TRS which are in effect and which are with (a) any investment banker or financial advisor, in each case, relating to any obligation to make, or which could result in the making of, any payment (except pursuant to indemnification obligations), (b) any Person who is an officer, director or Affiliate (as defined herein) of Spieker or any Spieker Subsidiary or Spieker TRS, any relative of any of the foregoing or any entity of which any of the foregoing is an Affiliate or (c) any Person who acquired Spieker Common Stock, Spieker OP Units or any series of Spieker Preferred OP Units or Spieker Preferred Stock in a private placement. Such documents, copies of all of which have previously been delivered or made available to Equity Office, are listed in Schedule 2.11 to the Spieker Disclosure Letter. As used in this Agreement, the term “Affiliate” shall have the same meaning as such term is defined in Rule 405 promulgated under the Securities Act.

      2.12  Employee Benefits. As used herein, the term “Employee Plan” includes any pension, retirement, savings, disability, medical, dental, health, life, death benefit, group insurance, profit sharing, deferred compensation, stock option, bonus, incentive, vacation pay, tuition reimbursement, severance pay, or other employee benefit plan, trust, agreement, contract, agreement, policy or commitment (including, without limitation, any pension plan, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder (“ERISA”) (“Pension Plan”), and any welfare plan as defined in Section 3(1) of ERISA (“Welfare Plan”)), whether any of the foregoing is funded, insured or self-funded, written or oral, (i) sponsored or maintained by Spieker, any Spieker Subsidiary or Spieker TRS (each, a “Controlled Group Member”) and covering any Controlled Group Member’s active or former employees (or their beneficiaries), (ii) to which any Controlled Group Member is a party or by which any Controlled Group Member (or any of the rights, properties or assets thereof) is bound or (iii) with respect to which any current Controlled Group Member may otherwise have any material liability (whether or not such Controlled Group Member still maintains such Employee Plan). Each Employee Plan is listed on Schedule 2.12 to the Spieker Disclosure Letter. Except as disclosed in Schedule 2.12 to the Spieker Disclosure Letter, with respect to the Employee Plans:

      (a)  No Controlled Group Member has any continuing liability under any Welfare Plan which provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant’s termination of employment, except as may be required by Section 4980B of the Code or Section 601 (et seq.) of ERISA, or under any applicable state law, and at the expense of the participant or the beneficiary of the participant.

      (b)  Each Employee Plan complies in all material respects with the applicable requirements of ERISA and any other applicable law governing such Employee Plan, and, to the Knowledge of Spieker, each Employee Plan has at all times been properly administered in all material respects in accordance with all such requirements of law, and in accordance with its terms and the terms of any applicable collective bargaining agreement to the extent consistent with all such requirements of law. Each Pension Plan which is intended to be qualified is qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS stating that such Plan meets the requirements of Section 401(a) of the Code and that the trust associated with such Plan is tax-exempt under Section 501(a) of the Code and, to the Knowledge of Spieker, no event has occurred which would jeopardize the qualified status of any such plan or the tax exempt status of any such trust under Sections 401(a) and Section 501(a) of the Code, respectively. No lawsuits, claims (other than routine claims for benefits) or formal complaints to, or by, any Person or governmental entity have been filed, are pending or, to the Knowledge of Spieker, threatened with respect to any Employee Plan and, to the Knowledge of Spieker, there is no fact or contemplated event which would reasonably be expected to give rise to any such lawsuit, claim (other than routine claims for benefits) or complaint with respect to any Pension Plan. Without limiting the foregoing, the following are true with respect to each Employee Plan:

(i) all Controlled Group Members have complied in all material respects with the reporting and disclosure requirements of ERISA, the Code, or both, with respect to each Employee Plan and no Controlled Group Member has incurred any material liability in connection with such reporting or disclosure;

(ii) all contributions and payments with respect to Employee Plans that are required to be made by a Controlled Group Member with respect to periods ending on or before the Closing Date (including periods from the first day of the current plan or policy year to the Closing Date) have been, or will be, made or accrued before the Closing Date in accordance with the appropriate plan document, actuarial report, collective bargaining agreements or insurance contracts or arrangements or as otherwise required by ERISA or the Code; and

(iii) with respect to each such Employee Plan, to the extent applicable, Spieker has delivered to or has made available to Equity Office true and complete copies of (A) plan documents, or any and all other documents that establish the existence of the plan, trust, arrangement, contract, policy or commitment and all amendments thereto, (B) the most recent determination letter, if any, received from the IRS, (C) the three most recent Form 5500 Annual Reports (and all schedules and reports relating thereto) and actuarial reports and (D) all related trust agreements, insurance contract or other funding agreements that implement each such Employee Plan.

      (c)  With respect to each Employee Plan, to the Knowledge of Spieker, there has not occurred, and no Person is contractually bound to enter into, any “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of ERISA, which transaction is not exempt under Section 4975(d) of the Code or Section 408 of ERISA and which could subject Spieker or any Controlled Group Member to material liability.

      (d)  No Controlled Group Member has maintained or been obligated to contribute to any Employee Plan subject to Code Section 412 or Title IV of ERISA. No Employee Plan subject to Code Section 412 or Title IV of ERISA has been terminated.

      (e)  With respect to each Pension Plan maintained by any Controlled Group Member, such Plan provides the Plan Sponsor the authority to amend or terminate the Plan at any time, subject to applicable requirements of ERISA and the Code.

      2.13  Employee Policies. The employee handbooks of Spieker, the Spieker Subsidiaries and Spieker TRS currently in effect have been delivered to Equity Office and fairly and accurately summarize in all material respects all material employee policies, vacation policies and payroll policies.

      2.14  Taxes.

      (a)  Each of Spieker, the Spieker Subsidiaries and Spieker TRS (A) has filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and all such returns and reports are accurate and complete in all material respects, (B) has paid (or Spieker has paid on its behalf) all Taxes (as defined herein) shown on such returns and reports as required to be paid by it, and (C) has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3121, and 3402 of the Code or similar provisions under any foreign laws) and has, within the time period prescribed by law, withheld and paid over to the proper governmental entities all amounts required to be so withheld and paid over under applicable laws and regulations, except, with respect to all of the foregoing, where the failure to file such tax returns and reports or failure to pay such Taxes or failure to comply with such withholding requirements would not reasonably be expected to have a Spieker Material Adverse Effect. The most recent audited financial statements contained in the Spieker SEC Documents reflect an adequate reserve for all material Taxes payable by Spieker, the Spieker Subsidiaries and Spieker TRS for all taxable periods and portions thereof through the date of such financial statements. Since the Spieker Financial Statement Date, Spieker has incurred no liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, including without limitation any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and none of Spieker, any Spieker Subsidiary or Spieker TRS has incurred any material liability for Taxes other than in the ordinary course of business. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentences will be imposed upon Spieker, any Spieker Subsidiary, or Spieker TRS. None of Spieker, any Spieker Subsidiary or Spieker TRS is

the subject of any audit, examination, or other proceeding in respect of federal income Taxes, and to Spieker’s Knowledge, no audit, examination or other proceeding in respect of federal income Taxes involving any of Spieker, any Spieker Subsidiary, or Spieker TRS is being considered by any Tax authority. To the Knowledge of Spieker, no deficiencies for any Taxes have been proposed, asserted or assessed against Spieker, any Spieker Subsidiary or Spieker TRS, and no requests for waivers of the time to assess any such Taxes are pending. As used in this Agreement, “Taxes” shall include all taxes, charges, fees, levies and other assessments, including, without limitation, income, gross receipts, excise, property, sales, withholding (including, without limitation, dividend withholding and withholding required pursuant to Sections 1445 and 1446 of the Code), social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, fees and charges, including estimated taxes, imposed by the United States or any taxing authority (domestic or foreign), whether computed on a separate, consolidated, unitary, combined or any other basis, and any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to any such taxes, charges, fees, levies or other assessments.

      (b)  Spieker (i) for all taxable years for which the Internal Revenue Service could assert a tax liability, has been subject to taxation as a real estate investment trust (a “REIT”) within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for all such years, (ii) has operated since December 31, 2000 to the date of this representation, and intends to continue to operate, in such a manner as to qualify as a REIT for the taxable year ending on the earlier of December 31, 2001 or the Closing Date and, if later, for the taxable year of Spieker ending on the Closing Date, and (iii) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT and, to Spieker’s Knowledge, no such challenge is pending or threatened. Each Spieker Subsidiary which is a partnership, joint venture or limited liability company (i) has been since its formation and continues to be treated for federal income tax purposes as a partnership or as an entity that is disregarded for federal income tax purposes and not as a corporation or an association taxable as a corporation and (ii) has not since the later of its formation or the acquisition by Spieker of a direct or indirect interest therein, owned any assets (including, without limitation, securities) that would cause Spieker to violate Section 856(c)(4) of the Code. Spieker Partnership is not a publicly traded partnership within the meaning of Section 7704(b) of the Code that is taxable as a corporation pursuant to Section 7704(a) of the Code. Each Spieker Subsidiary which is a corporation has been since its formation a qualified REIT subsidiary under Section 856(i) of the Code. Neither Spieker nor any Spieker Subsidiary holds any asset (x) the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of an election under IRS Notice 88-19 or Temporary Treas. Reg. §1.337(d)-5T or (y) which is subject to a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder.

      (c)  To Spieker’s knowledge, as of the date hereof, Spieker is a “domestically-controlled” REIT within the meaning of Section 897(h) of the Code.

      2.15  No Payments to Employees, Officers or Directors. Schedule 2.15 to the Spieker Disclosure Letter contains a true and complete list of all arrangements, agreements or plans pursuant to which cash and non-cash payments which will become payable to each employee, officer or director of Spieker, any Spieker Subsidiary or Spieker TRS as a result of the Merger or a termination of service subsequent to the consummation of the Merger. Except as described in Schedule 2.15 to the Spieker Disclosure Letter, or as otherwise provided for in this Agreement, there is no employment or severance contract, or other agreement requiring payments, cancellation of indebtedness or other obligation to be made on a change of control or otherwise as a result of the consummation of any of the transactions contemplated by this Agreement or as a result of a termination of service subsequent to the consummation of any of the transactions contemplated by this Agreement, with respect to any employee, officer or director of Spieker, any Spieker Subsidiary or Spieker TRS. Except as described in Schedule 2.15 of the Spieker Disclosure Letter, there is no agreement or arrangement with any employee, officer or other service provider under which Spieker, any Spieker Subsidiary or any Spieker TRS has agreed to pay any tax that might be owed under Section 4999 of the Code with respect to payments to such individuals.

      2.16  Broker; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Goldman, Sachs & Co. the fees and expenses of which are described in the engagement letter dated February 16, 2001, between Goldman, Sachs & Co. and Spieker, a true, correct and complete copy of which has previously been given to Equity Office, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Spieker or any Spieker Subsidiary.

      2.17  Compliance with Laws. None of Spieker, any Spieker Subsidiary or Spieker TRS has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except in each case to the extent that such violation or failure would not reasonably be expected to have a Spieker Material Adverse Effect.

      2.18  Contracts; Debt Instruments.

      (a)  None of Spieker, any Spieker Subsidiary or Spieker TRS has received a written notice that it is in violation of or in default under (nor to the Knowledge of Spieker does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, nor to the Knowledge of Spieker does such a violation or default exist, except in each case to the extent that such violation or default, individually or in the aggregate, would not reasonably be expected to have a Spieker Material Adverse Effect.

      (b)  Except for any of the following expressly identified in the Spieker SEC Documents, Schedule 2.18(b) to the Spieker Disclosure Letter sets forth a list of each material loan or credit agreement, note, bond, mortgage, indenture and any other agreement or instrument pursuant to which any Indebtedness (as defined herein) of Spieker, the Spieker Subsidiaries and Spieker TRS, other than Indebtedness payable to Spieker, a Spieker Subsidiary or the Spieker TRS, is outstanding or may be incurred. For purposes of this Section 2.18, “Indebtedness” shall mean (i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional sale or other title retention agreements relating to property purchased by such Person, (iii) capitalized lease obligations, (iv) obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof) and (v) guarantees of any such indebtedness of any other Person.

      (c)  To the extent not set forth in response to the requirements of Section 2.18(b), Schedule 2.18(c) to the Spieker Disclosure Letter sets forth each interest rate cap, interest rate collar, interest rate swap, currency hedging transaction, and any other agreement relating to a similar transaction to which Spieker, any Spieker Subsidiary or Spieker TRS is a party or an obligor with respect thereto.

      (d)  Except as set forth in Schedule 2.18(d) of the Spieker Disclosure Letter, none of Spieker, any Spieker Subsidiary or Spieker TRS is a party to any agreement which would restrict any of them from prepaying any of their Indebtedness without penalty or premium at any time or which requires any of them to maintain any amount of Indebtedness with respect to any of the Spieker Properties.

      (e)  None of Spieker, any Spieker Subsidiary or Spieker TRS is a party to any agreement relating to the management of any Spieker Property by any Person other than Spieker, a Spieker Subsidiary or Spieker TRS.

      (f)  None of Spieker, any Spieker Subsidiary or Spieker TRS is a party to any agreement pursuant to which Spieker, any Spieker Subsidiary or Spieker TRS manages or provides services with respect to any real properties other than Spieker Properties, except for the agreements listed in Schedule 2.18(f) to the Spieker Disclosure Letter.

      (g)  Spieker has delivered to Equity Office prior to the date of this Agreement a true and complete capital budget for the year 2001 relating to budgeted capital improvements and development. Schedule 2.18(g) to the Spieker Disclosure Letter lists all material agreements entered into by Spieker, each of the Spieker Subsidiaries and Spieker TRS relating to the development or construction of, or additions or expansions to, any Spieker Real Properties (or any properties with respect to which Spieker has executed as of the date of this Agreement a purchase agreement or other similar agreement) which are currently in effect and under which Spieker or any of the Spieker Subsidiaries or Spieker TRS currently has, or expects to incur, an obligation in excess of $250,000 in the aggregate in the future. True, correct and complete copies of such agreements have previously been delivered or made available to Equity Office.

      (h)  Schedule 2.18(h) to the Spieker Disclosure Letter lists all agreements entered into by Spieker, any Spieker Subsidiary or Spieker TRS providing for the sale of, or option to sell, any Spieker Properties or the purchase of, or option to purchase, by Spieker, any Spieker Subsidiary or Spieker TRS, on the one hand, or the other party thereto, on the other hand, any real estate not yet consummated as of the date hereof.

      (i)  Except as set forth in Schedule 2.18(i) to the Spieker Disclosure Letter, none of Spieker, any Spieker Subsidiary or Spieker TRS has any material continuing contractual liability (A) for indemnification or otherwise under any agreement relating to the sale of real estate previously owned, whether directly or indirectly, by Spieker, any Spieker Subsidiary or Spieker TRS or (B) to pay any additional purchase price for any of the Spieker Properties.

      (j)  Except as set forth in Schedule 2.18(j) to the Spieker Disclosure Letter, none of Spieker, any Spieker Subsidiary or Spieker TRS has entered into or is subject, directly or indirectly, to any “Tax Protection Agreements.” As used herein, a Tax Protection Agreement is an agreement, oral or written, (A) that has as one of its purposes to permit a Person to take the position that such Person could defer federal taxable income that otherwise might have been recognized upon a transfer of property to the Spieker Partnership or any other Spieker Subsidiary that is treated as a partnership for federal income tax purposes, and that (i) prohibits or restricts in any manner the disposition of any assets of Spieker, any Spieker Subsidiary or Spieker TRS, (ii) requires that Spieker, any Spieker Subsidiary or Spieker TRS maintain, put in place, or replace, indebtedness, whether or not secured by one or more of the Spieker Properties, or (iii) requires that Spieker, any Spieker Subsidiary or Spieker TRS offer to any Person at any time the opportunity to guarantee or otherwise assume, directly or indirectly (including, without limitation, through a “deficit restoration obligation,” guarantee (including, without limitation, a “bottom” guarantee), indemnification agreement or other similar arrangement), the risk of loss for federal income tax purposes for indebtedness or other liabilities of Spieker, any Spieker Subsidiary or Spieker TRS, (B) that specifies or relates to a method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of Spieker or a Spieker Subsidiary, or (C) that requires a particular method for allocating one or more liabilities of Spieker or any Spieker Subsidiary under Section 752 of the Code. None of Spieker, any Spieker Subsidiary or Spieker TRS is in violation of or in default under any Tax Protection Agreement.

      2.19  Opinion of Financial Advisor. Spieker has received the written opinion of Goldman, Sachs & Co., Spieker’s financial advisor, to the effect that the proposed consideration to be received by the holders of Spieker Common Stock pursuant to the Merger is fair to such holders from a financial point of view.

      2.20  State Takeover Statutes. Spieker has taken all action necessary to exempt the transactions contemplated by this Agreement between Equity Office and Spieker and its Affiliates from the operation of any “fair price,” “moratorium,” “control share acquisition” or any other anti-takeover statute or similar statute enacted under the laws of the state or federal laws of the United States or similar statute or regulation (a “Takeover Statute”).

      2.21  Stockholder Rights Plan. The Board of Directors of Spieker has resolved to, and Spieker promptly after execution of this Agreement shall, take all action necessary to render the rights (the “Spieker Rights”) issued pursuant to the terms of that certain Stockholder Protection Rights Agreement, dated as of September 10, 1998, between Spieker and The Bank of New York, as rights agent (the “Spieker Rights Agreement”), inapplicable to the Mergers, this Agreement, and the other transactions contemplated hereby.

      2.22  Investment Company Act of 1940. None of Spieker, any Spieker Subsidiary or Spieker TRS is, or at the Effective Time will be, required to be registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

      2.23  Definition of “Knowledge of Spieker”. As used in this Agreement, the phrase “Knowledge of Spieker” (or words of similar import) means the actual knowledge of those individuals identified in Schedule 2.23 to the Spieker Disclosure Letter.

      2.24  Required Stockholder Approvals and Partner Approvals. The affirmative vote of the holders of at least a majority of the Spieker Common Stock and the Spieker Series A Preferred Stock outstanding and entitled to vote and voting together as a single class are the only votes of the holders of any class or series of Spieker capital stock necessary or required under this Agreement or under applicable law to approve the Merger and this Agreement. The approval of Spieker and the affirmative vote of at least a majority of each class of Spieker limited partner interests, voting in accordance with the Spieker Partnership Agreement, and the affirmative vote of the outstanding Spieker Series D Preferred OP Units, as set forth in Schedule 2.24 to the Spieker Disclosure Letter, are the only vote of the holders of any class or series of Spieker Partnership’s partnership interests necessary or required under this Agreement or under applicable law to approve this Agreement, the Merger, the withdrawal of Spieker as general partner and the Partnership Merger (including, without limitation, termination of the Spieker Partnership Agreement).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF EQUITY OFFICE AND

EOP PARTNERSHIP

      Except as specifically set forth in the Equity Office SEC Documents (as defined herein) or in the schedule delivered to Spieker prior to the execution hereof and identified by the President or an Executive Vice President of Equity Office as the disclosure letter to this Agreement (the “Equity Office Disclosure Letter”), Equity Office and EOP Partnership represent and warrant to Spieker and Spieker Partnership as follows:

      3.1  Organization, Standing and Power of Equity Office. Equity Office is a real estate investment trust duly organized, validly existing and in good standing under the laws of Maryland. Equity Office has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. Equity Office is duly qualified or licensed to do business as a foreign trust and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have an Equity Office Material Adverse Effect (as defined herein). As used in this Agreement, an “Equity Office Material Adverse Effect” means any circumstance, event, occurrence, change or effect that is materially adverse to the business, properties, assets (tangible or intangible), financial condition or results of operations of Equity Office, EOP Partnership and the Subsidiaries of Equity Office (collectively, “Equity Office Subsidiaries”), taken as a whole, except, in each case, as a result of (i) changes in general economic conditions nationally or regionally, (ii) changes affecting the real estate industry generally which do not affect Equity Office or EOP Partnership, as the case may be, materially disproportionately relative to other participants in the real estate industry similarly situated, or (iii) in and of itself and without the occurrence of any other Equity Office Material Adverse Effect, changes in the trading prices of Equity Office Common Shares or any series of Equity Office Preferred Shares. Equity Office has delivered to Spieker complete and correct copies of the Equity Office Declaration of Trust and the Equity Office Bylaws, as amended or supplemented to the date of this Agreement.

      3.2  Equity Office Subsidiaries.

      (a)  Schedule 3.2(a) to the Equity Office Disclosure Letter sets forth (i) each Equity Office Subsidiary and each entity in which Equity Office or EOP Partnership holds non-voting equity securities (but no voting equity securities) (collectively, the “Equity Office Non-controlled Subsidiaries”), (ii) the ownership interest therein of Equity Office, (iii) if not directly or indirectly wholly owned by Equity Office, the identity and ownership interest of each of the other owners of such Equity Office Subsidiary, (iv) each office property and other commercial property owned by such Equity Office Subsidiary, and (v) if not wholly owned by such Equity Office Subsidiary, the identity and ownership interest of each of the other owners of such property.

      (b)  Except as set forth in Schedule 3.2(b) to the Equity Office Disclosure Letter, (i) all the outstanding shares of capital stock owned by Equity Office, an Equity Office Subsidiary or Equity Office TRS of each

Equity Office Subsidiary and each Equity Office Non-controlled Subsidiary that is a corporation have been duly authorized, validly issued and are (A) fully paid and nonassessable and not subject to preemptive or similar rights and (B) owned free and clear of all Liens and (ii) all equity interests in each Equity Office Subsidiary that is a partnership, joint venture, limited liability company or trust which are owned by Equity Office, by another Equity Office Subsidiary or by Equity Office and another Equity Office Subsidiary are owned free and clear of all Liens. Each Equity Office Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted, and each Equity Office Subsidiary that is a partnership, limited liability company or trust is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. Each Equity Office Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have an Equity Office Material Adverse Effect. Complete and correct copies of the Articles of Incorporation, Bylaws, organization documents and partnership, joint venture and operating agreements of each Equity Office Subsidiary, as amended to the date of this Agreement, have been previously delivered or made available to Spieker. No effective amendment has been made to the EOP Partnership Agreement since December 22, 2000 (except to admit substituted limited partners following transfers of Equity Office OP Units).

      3.3  Capital Structure.

      (a)  The authorized shares of beneficial interest of Equity Office consist of 750,000,000 Equity Office Common Shares, 307,728,060 of which were issued and outstanding as of January 31, 2001, and 100,000,000 preferred shares of beneficial interest, 8,000,000 of which are designated as 8.98% Series A Cumulative Redeemable Preferred Shares (“Equity Office Series A Preferred Shares”), 7,000,000 of which are designated as 5.25% Series B Convertible, Cumulative Preferred Shares (“Equity Office Series B Preferred Shares”) and 4,600,000 of which are designated as 8?% Series C Cumulative Redeemable Preferred Shares (“Equity Office Series C Preferred Shares,” and, together with the Equity Office Series A Preferred Shares and the Equity Office Series B Preferred Shares, the “Equity Office Existing Preferred Shares”). As of January 31, 2001, 7,994,000 Equity Office Series A Preferred Shares were issued and outstanding, 6,000,000 Equity Office Series B Preferred Shares were issued and outstanding and 4,562,900 Equity Office Series C Preferred Shares were issued and outstanding.

      (b)  Set forth in Schedule 3.3(b) to the Equity Office Disclosure Letter is a true and complete list of the following: (i) each qualified or nonqualified option to purchase Equity Office’s shares of beneficial interest granted under the Employee Share Option and Restricted Share Plan or any other formal or informal arrangement (collectively, the “Equity Office Options”); and (ii) except for the Equity Office Series B Preferred Shares and the Senior Exchangeable Notes due November 15, 2008 of EOP Partnership (the “Equity Office Exchangeable Notes”), all other warrants or other rights to acquire Equity Office’s shares of beneficial interest, all share appreciation rights, phantom shares, dividend equivalents, performance units and performance shares which are outstanding on the date of this Agreement. Schedule 3.3(b) to the Equity Office Disclosure Letter sets forth the Equity Office Options granted to Equity Office’s Chief Executive Officer and four other most highly compensated officers, the date of each grant, the status of each Equity Office Option as qualified or nonqualified under Section 422 of the Code, the number of Equity Office Common Shares subject to each Equity Office Option, the number and type of Equity Office’s Common Shares subject to Equity Office Options that are currently exercisable, the exercise price per share, and the number and type of such shares subject to share appreciation rights. On the date of this Agreement, except as set forth in this Section 3.3 or excepted therefrom or as set forth in Schedule 3.3(b) or 3.3(d) to the Equity Office Disclosure Letter, no shares of beneficial interest of Equity Office were outstanding or reserved for issuance (except for Equity Office Common Shares reserved for issuance upon redemption of Equity Office OP Units and upon exchange of the Equity Office Exchangeable Notes).

      (c)  All outstanding shares of beneficial interest of Equity Office are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive or similar rights under law or the Equity Office Declaration of Trust or Equity Office Bylaws, or any contract or instrument to which Equity Office is a party or by which it is bound. Except for the Equity Office Exchangeable Notes, there are no bonds, debentures, notes or other indebtedness of Equity Office having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Equity Office may vote.

      (d)  Except (i) as set forth in this Section 3.3 or in Schedule 3.3(b) or 3.3(d) to the Equity Office Disclosure Letter, (ii) Equity Office Common Shares issuable, and reserved for issuance, upon conversion of the Equity Office Series B Preferred Shares, (iii) 9,558,824 Equity Office Common Shares issuable, and reserved for issuance, upon exchange of the Equity Office Exchangeable Notes and (iv) Equity Office OP Units, which may be redeemed for Equity Office Common Shares, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Equity Office or any Equity Office Subsidiary is a party or by which such entity is bound, obligating Equity Office or any Equity Office Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of beneficial interest, voting securities or other ownership interests of Equity Office or any Equity Office Subsidiary or obligating Equity Office or any Equity Office Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than to Equity Office or an Equity Office Subsidiary).

      (e)  As of January 31, 2001, 349,245,178 Equity Office OP Units, 7,994,000 8.98% Series A Cumulative Redeemable Preferred Units (“Equity Office Series A Preferred OP Units”), 6,000,000 5.25% Series B Convertible, Cumulative Preferred Units (“Equity Office Series B Preferred OP Units”) and 4,562,900 8 5/8% Series C Cumulative Redeemable Preferred Units (“Equity Office Series C Preferred OP Units,” and, together with the Equity Office Series A Preferred OP Units and the Equity Office Series B Preferred OP Units, the “Equity Office Existing Preferred OP Units”) are validly issued and outstanding, fully paid and nonassessable and not subject to preemptive or similar rights under law or the EOP Partnership Agreement, or any contract or instrument to which Equity Office or EOP Partnership is a party or by which either is bound, of which 307,728,060 Equity Office OP Units and all of the Equity Office Existing Preferred OP Units are owned by Equity Office and Equity Office Subsidiaries. Schedule 3.3(e) to the Equity Office Disclosure Letter sets forth the name of each holder of Equity Office OP Units and the number of Equity Office OP Units owned by each such holder as of January 31, 2001. Except as set forth in the EOP Partnership Agreement or as contemplated by this Agreement, the Equity Office OP Units and Equity Office Existing Preferred OP Units are not subject to any restrictions imposed by EOP Partnership on the transfer, assignment, pledge, distribution, encumbrance or other disposition thereof (either voluntarily or involuntarily and with or without consideration) or on the exercise of the voting rights thereof provided in the EOP Partnership Agreement. Except as set forth in this Section 3.3 or in Schedule 3.3(d) to the Equity Office Disclosure Letter, EOP Partnership has not issued or granted and is not a party to any outstanding commitments of any kind relating to, or any presently effective agreements or understandings with respect to, interests in EOP Partnership, whether issued or unissued, or securities convertible or exchangeable into interests in EOP Partnership.

      (f)  All dividends on Equity Office Common Shares and Equity Office Existing Preferred Shares and all distributions on Equity Office OP Units and Equity Office Existing Preferred OP Units, which have been declared prior to the date of this Agreement have been paid in full, except that (i) the dividends payable on Equity Office Common Shares (along with the corresponding distributions payable on Equity Office OP Units) which were declared on February 13, 2001 and are payable on April 16, 2001 have not yet been paid, (ii) the dividends payable on Equity Office Series A Preferred Shares (along with the corresponding distributions payable on Equity Office Series A Preferred OP Units) which were declared on November 1, 2000 and are payable on March 15, 2001 have not yet been paid, and (iii) the dividends payable on Equity Office Series C Preferred Shares (along with the corresponding distributions payable on Equity Office Series C Preferred OP Units) which were declared on November 1, 2000 and are payable on March 15, 2001 have not yet been paid.

      (g)  The Equity Office Common Shares and the Equity Office Preferred Shares to be issued by Equity Office, and the Equity Office OP Units to be issued by the EOP Partnership, pursuant to this Agreement have been duly authorized for issuance, and upon issuance will be duly and validly issued, fully paid and nonassessable. The Equity Office Preferred OP Units to be issued by EOP Partnership pursuant to this Agreement will be different series of the same class of limited partnership interests as the Equity Office Existing Preferred OP Units and will represent units of Limited Partnership Interest (as defined in the EOP Partnership Agreement) in EOP Partnership.

      3.4  Other Interests. Except for interests in the Equity Office Subsidiaries, Equity Office Non-Controlled Subsidiaries and certain other entities as set forth in Schedule 3.2(a), 3.2(b) or 3.4 to the Equity Office Disclosure Letter (the “Equity Office Other Interests”), neither Equity Office nor any of its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity (other than investments in short-term investment securities). With respect to the Equity Office Other Interests, Equity Office, EOP Partnership, an Equity Office Subsidiary or an Equity Office Non-Controlled Subsidiary is a partner or shareholder in good standing, and owns such interests free and clear of all Liens. Neither Equity Office nor any of the Equity Office Subsidiaries is in material breach of any agreement, document or contract which is of a material nature governing its rights in or to the Equity Office Other Interests, all of which agreements, documents and contracts are (a) listed in Schedule 3.4 to the Equity Office Disclosure Letter (or disclosed in the Equity Office SEC Documents (as defined herein)), (b) unmodified except as described therein and (c) to the Knowledge of Equity Office (as defined herein), in full force and effect. To the Knowledge of Equity Office and except as set forth in Schedule 3.4 to the Equity Office Disclosure Letter, the other parties to any such agreement, document or contract which is of a material nature are not in breach of any of their respective obligations under such agreements, documents or contracts.

      3.5  Authority; Noncontravention; Consents.

      (a)  Equity Office has the requisite power and authority to enter into this Agreement and, subject to the requisite shareholder approval of the Merger and the Proposed Equity Office Charter Amendments (as defined herein) (the “Equity Office Shareholder Approvals” and, together with the Spieker Stockholder Approvals, the “Shareholder Approvals”), to consummate the transactions contemplated by this Agreement to which Equity Office is a party. The execution and delivery of this Agreement by Equity Office and the consummation by Equity Office of the transactions contemplated by this Agreement to which Equity Office is a party have been duly authorized by all necessary action on the part of Equity Office, except for and subject to the Equity Office Shareholder Approvals and the requisite approval, if any is required, of the partners of EOP Partnership. This Agreement has been duly executed and delivered by Equity Office and constitutes a valid and binding obligation of Equity Office, enforceable against Equity Office in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

      (b)  EOP Partnership has the requisite partnership power and, subject to the requisite partner approval of the Partnership Merger (if any), authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement to which EOP Partnership is a party. The execution and delivery of this Agreement by EOP Partnership and the consummation by EOP Partnership of the transactions contemplated by this Agreement to which EOP Partnership is a party have been duly authorized by all necessary action on the part of EOP Partnership, except for and subject to the Equity Office Partner Approvals. This Agreement has been duly executed and delivered by EOP Partnership and constitutes a valid and binding obligation of EOP Partnership, enforceable against EOP Partnership in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

      (c)  Except as set forth in Schedule 3.5(c)(1) to the Equity Office Disclosure Letter and subject to receipt of the Equity Office Shareholder Approvals and the Equity Office Partner Approvals, the execution and delivery of this Agreement by Equity Office and EOP Partnership do not, and the consummation of the transactions contemplated by this Agreement to which Equity Office or EOP Partnership is a party and compliance by Equity Office or EOP Partnership with the provisions of this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Equity Office or any Equity Office Subsidiary under, (i) the Equity Office Declaration of Trust or the Equity Office Bylaws or the comparable charter or organizational documents or partnership, operating or similar agreement (as the case may be) of any other Equity Office Subsidiary, each as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to Equity Office or any Equity Office Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Laws applicable to Equity Office or any Equity Office Subsidiary or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not reasonably be expected to (x) have an Equity Office Material Adverse Effect or (y) prevent or materially impair the ability of Equity Office to perform any of its obligations hereunder or prevent or materially threaten or impede the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Equity Office or any Equity Office Subsidiary in connection with the execution and delivery of this Agreement by Equity Office and EOP Partnership or the consummation by Equity Office or any Equity Office Subsidiary of any of the transactions contemplated by this Agreement, except for (i) the filing with the SEC of (x) the Form S-4 (as defined herein) and (y) such reports and filings under the Securities Act and under Sections 13(a) and 13(d) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing and acceptance for record of the Articles of Merger by the Department, (iii) the filing of the Delaware Certificate of Merger with the Office of the Secretary of State of the State of Delaware, (iv) the filing of the California Certificate of Merger with the Secretary of State of the State of California, (v) such filings as may be required in connection with the payment of any transfer and gains taxes and (vi) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Schedule 3.5(c)(2) to the Equity Office Disclosure Letter or (B) as may be required under (w) the HSR Act, (x) federal, state or local environmental laws or (y) the “blue sky” laws of various states, to the extent applicable, or (C) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent Equity Office from performing its obligations under this Agreement in any material respect or reasonably be expected to have, individually or in the aggregate, an Equity Office Material Adverse Effect.

      3.6  SEC Documents; Financial Statements; Undisclosed Liabilities. Equity Office and EOP Partnership have filed all reports, schedules, forms, statements and other documents required to be filed with the SEC since December 31, 1997 through the date hereof (the “Equity Office SEC Documents”). All of the Equity Office SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Equity Office SEC Documents. None of the Equity Office SEC Documents at the time of filing contained, nor will any report, schedule, form, statement or other document filed by Equity Office or EOP Partnership after the date hereof and prior to the Effective Time contain, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Equity Office and the Equity Office Subsidiaries included in the Equity Office SEC Documents complied, or will comply, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been or will be prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, or will fairly present, in all material respects in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the consolidated financial position of Equity Office and the Equity Office Subsidiaries, taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (except, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act). Except for liabilities and obligations set forth in the Equity Office SEC Documents or in Schedule 3.6 to the Equity Office Disclosure Letter, neither Equity Office nor any Equity Office Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Equity Office or in the notes thereto and which, individually or in the aggregate, would reasonably be expected to have an Equity Office Material Adverse Effect.

      3.7  Absence of Certain Changes or Events. Except as disclosed in the Equity Office SEC Documents or in Schedule 3.7 to the Equity Office Disclosure Letter, since December 31, 1999 (the “Equity Office Financial Statement Date”), Equity Office and the Equity Office Subsidiaries have conducted their business only in the ordinary course (taking into account prior practices, including the acquisition of properties and issuance of securities) and there has not been (a) any circumstance, event, occurrence, change or effect that has had an Equity Office Material Adverse Effect, nor has there been any circumstance, event, occurrence, change or effect that with the passage of time would reasonably be expected to result in an Equity Office Material Adverse Effect, (b) except for regular quarterly distributions not in excess of $0.45 per Equity Office Common Share or Equity Office OP Unit or the stated distribution rate for each Equity Office Existing Preferred Share or Equity Office Existing Preferred OP Unit, subject to changes pursuant to Section 5.10 and to any Corresponding Equity Office Dividends and Distributions paid pursuant to Section 1.13(d)(ii) and to rounding adjustments as necessary and with customary record and payment dates, any authorization, declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to Equity Office Common Shares, Equity Office OP Units, Equity Office Existing Preferred Shares or Equity Office Existing Preferred OP Units, (c) any split, combination or reclassification of any of Equity Office’s shares of beneficial interest, (d) any damage, destruction or loss, whether or not covered by insurance, that has had or would reasonably be expected to have an Equity Office Material Adverse Effect or (e) any change made prior to the date of this Agreement in accounting methods, principles or practices by Equity Office or any Equity Office Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been disclosed in the Equity Office SEC Documents or required by a change in GAAP.

      3.8  Litigation. Except as disclosed in the Equity Office SEC Documents or in Schedule 3.8 to the Equity Office Disclosure Letter, and other than personal injury and other routine tort litigation arising from the ordinary course of operations of Equity Office and the Equity Office Subsidiaries (a) which are covered by insurance, subject to a reasonable deductible or retention limit or (b) for which all material costs and liabilities arising therefrom are reimbursable pursuant to common area maintenance or similar agreements, there is no suit, action or proceeding pending (in which service of process has been received by an employee of Equity Office or an Equity Office Subsidiary) or, to the Knowledge of Equity Office (as defined herein), threatened in writing against or affecting Equity Office or any Equity Office Subsidiary that, individually or in the aggregate, would reasonably be expected to (i) have an Equity Office Material Adverse Effect or (ii) prevent or materially impair the ability of Equity Office to perform any of its obligations hereunder or prevent or materially threaten or impair the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Equity Office or any Equity Office Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

      3.9  Properties.

      (a)  Except as set forth in Schedule 3.9(a) to the Equity Office Disclosure Letter, Equity Office or one of the Equity Office Subsidiaries owns fee simple title to each of the real properties listed in the Equity Office SEC Filings as owned by it (the “Equity Office Properties”), except where the failure to own such title would not have an Equity Office Material Adverse Effect.

      (b)  The Equity Office Properties are not subject to any Encumbrances or Property Restrictions which reasonably could be expected to cause an Equity Office Material Adverse Effect.

      (c)  Valid policies of title insurance (or fully paid and enforceable commitments therefor) have been issued insuring Equity Office’s or the applicable Equity Office Subsidiary’s fee simple title or leasehold estate, as the case may be, to the Equity Office Properties in amounts which are, except in the case of San Felipe

Plaza, approximately equal to the purchase price thereof paid by Equity Office or the applicable Equity Office Subsidiaries therefor, except where the failure to obtain such title insurance would not reasonably be expected to have an Equity Office Material Adverse Effect.

      (d)  Equity Office has no Knowledge (i) that it has failed to obtain a certificate, permit or license from any governmental authority having jurisdiction over any of the Equity Office Properties where such failure would reasonably be expected to have an Equity Office Material Adverse Effect or of any pending threat of modification or cancellation of any of the same which would reasonably be expected to have an Equity Office Material Adverse Effect, (ii) of any written notice of any violation of any federal, state or municipal law, ordinance, order, rule, regulation or requirement affecting any of the Equity Office Properties issued by any governmental authorities which would reasonably be expected to have an Equity Office Material Adverse Effect or (iii) of any structural defects relating to Equity Office Properties, Equity Office Properties whose building systems are not in working order, physical damage to any Equity Office Property for which there is not insurance in effect covering the cost of the restoration and the lost revenue (subject to a reasonable deduction or retention limit), except such structural defects, building systems not in working order and physical damage, which, in the aggregate, would not reasonably be expected to have an Equity Office Material Adverse Effect.

      (e)  Except as set forth in Schedule 3.9(e) to the Equity Office Disclosure Letter, neither Equity Office nor any of the Equity Office Subsidiaries has received any written or published notice to the effect that (i) any condemnation or involuntary rezoning proceedings are pending or threatened with respect to any of the Equity Office Properties or (ii) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Equity Office Properties or by the continued maintenance, operation or use of the parking areas, other than such notices which, in the aggregate, would not reasonably be expected to have an Equity Office Material Adverse Effect.

      (f)  Except as set forth in Schedule 3.9(f) to the Equity Office Disclosure Letter, (i) all work to be performed, payments to be made and actions to be taken by Equity Office or the Equity Office Subsidiaries prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or similar action relating to any Equity Office Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation), have been performed, paid or taken, as the case may be, and (ii) Equity Office has no Knowledge of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements, in each of cases (i) and (ii) except where the failure to do so would, in the aggregate, not reasonably be expected to have an Equity Office Material Adverse Effect.

      (g)  The rent roll previously provided by Equity Office to Spieker (the “Equity Office Rent Roll”) lists each Equity Office Space Lease (as defined herein) in effect as of the respective dates indicated in the Equity Office Rent Roll and, except for omissions or discrepancies that, either individually or in the aggregate, would not reasonably be expected to have an Equity Office Material Adverse Effect, all information set forth in the Equity Office Rent Roll is true, correct, and complete as of the date thereof. “Equity Office Space Lease” means each lease or other right of occupancy affecting or relating to a property in which EOP Partnership (or an entity in which it directly or indirectly has an interest) is the landlord, either pursuant to the terms of the lease agreement or as successor to any prior landlord, but excluding any ground lease. Equity Office has made available to Spieker true, correct and complete copies of all Equity Office Space Leases, including all amendments, modifications, supplements, renewals, extensions and guarantees related thereto, as of the date hereof. Except as set forth in a delinquency report made available to Spieker, neither Equity Office nor any Equity Office Subsidiary, on the one hand, nor, to the Knowledge of Equity Office or EOP Partnership, any other party, on the other hand, is in monetary default under any Equity Office Space Lease, except for such defaults that would not reasonably be expected to have an Equity Office Material Adverse Effect.

      (h)  Schedule 3.9(h) contains a true and complete list, by type of insurance, carrier, coverages (including limits) and term, of all material policies of casualty, liability and other types of insurance (except title insurance) carried by Equity Office or any Equity Office Subsidiary. All such policies are in full force and effect and neither Equity Office nor any Equity Office Subsidiary has received from any insurance company notice of any material defects or deficiencies affecting the insurability of Equity Office or any Equity Office Subsidiary or any of their respective assets thereunder.

      3.10  Environmental Matters.

      Except as disclosed in the Equity Office SEC Documents,

      (i)  none of Equity Office, any of the Equity Office Subsidiaries or, to Equity Office’s Knowledge, any other Person has caused or permitted the presence of any Hazardous Materials at, on or under any of the Equity Office Properties, such that the presence of such Hazardous Materials (including the presence of asbestos in any buildings or improvements at the Equity Office Properties) would, individually or in the aggregate, reasonably be expected to have an Equity Office Material Adverse Effect;

      (ii)  except in accordance with the Environmental Permits, there have been no Releases of Hazardous Materials at, on, under or from (A) the Equity Office Properties, or (B) any real property formerly owned, operated or leased by Equity Office or the Equity Office Subsidiaries during the period of such ownership, operation or tenancy, which would, individually or in the aggregate, reasonably be expected to have an Equity Office Material Adverse Effect;

      (iii)  (y) Equity Office and the Equity Office Subsidiaries have not failed to comply in any material respect with all Environmental Laws, and (z) neither Equity Office nor any of the Equity Office Subsidiaries has any liability under the Environmental Laws, except in each of cases (y) and (z) to the extent such failure to comply or any such liability, individually or in the aggregate, would not reasonably be expected to have an Equity Office Material Adverse Effect; and

      (iv)  Equity Office and the Equity Office Subsidiaries have been duly issued, and currently have and will maintain through the Closing Date, all Environmental Permits except where the failure to obtain and maintain such Environmental Permits would not, individually or in the aggregate, reasonably be expected to have an Equity Office Material Adverse Effect. Equity Office and the Equity Office Subsidiaries have timely filed applications for all Environmental Permits.

      3.11  Taxes.

      (a)  Each of Equity Office and the Equity Office Subsidiaries (i) has filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so), and all such returns and reports are accurate and complete in all material respects, (ii) has paid (or Equity Office has paid on its behalf) all Taxes shown on such returns and reports as required to be paid by it and (iii) has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3121, and 3402 of the Code or similar provisions under any foreign laws) and has, within the time period prescribed by law, withheld and paid over to the proper governmental entities all amounts required to be so withheld and paid over under applicable laws and regulations, except, with respect to all of the foregoing, where the failure to file such tax returns or reports or failure to pay such Taxes or failure to comply with such requirements would not reasonably be expected to have an Equity Office Material Adverse Effect. The most recent audited financial statements contained in the Equity Office SEC Documents reflect an adequate reserve for all material Taxes payable by Equity Office and the Equity Office Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Since the Equity Office Financial Statement Date, Equity Office has incurred no liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, including without limitation any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and neither Equity Office nor any Equity Office Subsidiary has incurred any material liability for Taxes other than in the ordinary course of business. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon Equity Office or any Equity Office Subsidiary. Neither Equity Office nor any Equity Office Subsidiary is the subject of any audit, examination, or other proceeding in respect of federal income Taxes, and to Equity Office’s Knowledge, no audit, examination or other proceeding in respect of federal income Taxes involving any of Equity Office or any Equity Office

Subsidiary is being considered by any Tax authority. To the Knowledge of Equity Office, no deficiencies for any Taxes have been proposed, asserted or assessed against Equity Office or any of the Equity Office Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending.

      (b)  Equity Office (i) for all taxable years commencing with 1997, which was the first year of its operations, through December 31, 2000, has been subject to taxation as a REIT within the meaning of Section 856 of the Code and has qualified as a REIT for all such years, (ii) has operated since December 31, 2000 to the date of this representation, and intends to continue to operate, in such a manner as to qualify as a REIT for the taxable year that includes the Closing Date and (iii) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT and, to Equity Office’s Knowledge, no such challenge is pending or threatened. Each Equity Office Subsidiary which is a partnership, joint venture or limited liability company either (A)(i) has been treated since its formation and continues to be treated for federal income tax purposes either as a partnership or as an entity that is disregarded for federal income tax purposes and not as a corporation or as an association taxable as a corporation and (ii) has not since the later of its formation or the acquisition by Equity Office of a direct or indirect interest therein, owned any assets (including, without limitation, securities) that would cause Equity Office to violate Section 856(c)(4) of the Code or (B)(i) met the conditions set forth in clause (A)(i) and (A)(ii) as of December 31, 2000 and (ii) as of March 31, 2001, will be treated for federal income tax purposes as a corporation and will qualify as a taxable REIT Subsidiary under Section 856(l) of the Code. EOP Partnership is not a publicly traded partnership within the meaning of Section 7704(b) of the Code that is taxable as a corporation pursuant to Section 7704(a) of the Code. Each Equity Office Subsidiary which is a corporation (1) has been since its formation a qualified REIT subsidiary under Section 856(i) of the Code or (2) as of March 31, 2001 will qualify as a taxable REIT subsidiary under Section 856(1) of the Code. Except as set forth in Schedule 3.11 to the Equity Office Disclosure Letter, neither Equity Office nor any Equity Office Subsidiary holds any asset (x) the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of an election under IRS Notice 88-19 or Temporary Treas. Reg. §1.337(d)-5T or (y) which is subject to a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder.

      (c)  To Equity Office’s knowledge, as of the date hereof, Equity Office is a “domestically-controlled REIT” within the meaning of Section 897(h)(4)(B) of the Code.

      3.12  Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by Equity Office and are described in the engagement letter dated February 16, 2001, between Morgan Stanley & Co. Incorporated and Equity Office, a true, correct and complete copy of which has previously been given to Spieker, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Equity Office or any Equity Office Subsidiary.

      3.13  Compliance with Laws. Neither Equity Office nor any of the Equity Office Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except in each case to the extent that such violation or failure would not reasonably be expected to have an Equity Office Material Adverse Effect.

      3.14  Contracts; Debt Instruments. Neither Equity Office nor any Equity Office Subsidiary has received a written notice that Equity Office or any Equity Office Subsidiary is in violation of or in default under (nor to the Knowledge of Equity Office does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, nor to the Knowledge of Equity Office does such a violation or default exist, except to the extent such violation or default, individually or in the aggregate, would not reasonably be expected to have an Equity Office Material Adverse Effect, except as set forth in the Equity Office SEC Documents or in Schedule 3.14 to the Equity Office Disclosure Letter.

      3.15  Opinion of Financial Advisor. Equity Office has received the opinion of Morgan Stanley & Co. Incorporated, Equity Office’s financial advisor, to the effect that the consideration to be paid by Equity Office in connection with the Merger is fair, from a financial point of view, to Equity Office.

      3.16  State Takeover Statutes. Equity Office has taken all action necessary to exempt the transactions contemplated by this Agreement between Equity Office and Spieker and its Affiliates from the operation of Takeover Statutes.

      3.17  Investment Company Act of 1940. Neither Equity Office nor any of the Equity Office Subsidiaries is, or at the Effective Time will be, required to be registered under the 1940 Act.

      3.18  Definition of “Knowledge of Equity Office”. As used in this Agreement, the phrase “Knowledge of Equity Office” (or words of similar import) means the actual knowledge of those individuals identified in Schedule 3.18 to the Equity Office Disclosure Letter.

      3.19  Required Shareholder Approvals and Partner Approvals. The affirmative vote of the holders of not less than a majority of all votes entitled to be cast by holders of Equity Office Common Shares, and the affirmative vote of the partners of EOP Partnership holding at least a majority of the outstanding Partnership Units (as defined in the EOP Partnership Agreement) (including Partnership Units held by Equity Office), are the only votes of the holders of any class or series of Equity Office capital shares or EOP Partnership limited partners necessary or required under this Agreement or under applicable law to approve the Merger, this Agreement and the Proposed Equity Office Charter Amendments. The approval of the Partnership Merger by Equity Office is the only vote necessary or required under this Agreement or under applicable law to approve the Partnership Merger under the EOP Partnership Agreement.

ARTICLE 4

COVENANTS

      4.1  Conduct of Spieker’s and Spieker Partnership’s Business Pending Merger. During the period from the date of this Agreement to the Effective Times, except as consented to in writing by Equity Office or as contemplated in this Agreement, Spieker and Spieker Partnership shall, and shall cause (or, in the case of Spieker Subsidiaries and Spieker TRS that Spieker or Spieker Partnership do not control, shall use commercially reasonable efforts to cause) each of the Spieker Subsidiaries and Spieker TRS to:

(a) conduct its business only in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted, except for such changes as are expressly required by this Agreement;

(b) use commercially reasonable efforts to preserve intact its business organizations and goodwill and, provided it does not require additional compensation, keep available the services of its officers and employees;

(c) confer on a regular basis with one or more representatives of Equity Office to report operational matters of materiality and, subject to Section 4.3, any proposals to engage in material transactions;

(d) promptly notify Equity Office of the occurrence or existence of any circumstance, event, occurrence, change or effect that has had or would reasonably be expected to have a Spieker Material Adverse Effect;

(e) promptly deliver to Equity Office true and correct copies of any report, statement, schedule or other document filed with the SEC subsequent to the date of this Agreement;

(f) maintain its books and records in accordance with GAAP consistently applied and not change in any material manner any of its methods, principles or practices of accounting in effect at the Spieker Financial Statement Date, except as may be required by the SEC, applicable law or GAAP;

(g) duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities, subject to extensions permitted by law, provided Spieker notifies Equity Office that it is availing itself of such extensions and provided such extensions do not adversely affect Spieker’s status as a qualified REIT under the Code;

(h) maintain in full force and effect insurance coverage substantially similar to insurance coverage maintained on the date hereof;

(i) not make or rescind any express or deemed election relative to Taxes (unless such election or rescission is required by law or necessary (1) to preserve Spieker’s status as a REIT, or (2) to qualify or preserve the status of any Spieker Subsidiary as a partnership for federal income tax purposes, as a qualified REIT subsidiary under Section 856(i) of the Code, or as a taxable REIT subsidiary under Section 856(l) of the Code, as the case may be (in which event Spieker or the applicable Spieker Subsidiary shall not fail to make such election in a timely manner);

(j) not (A) acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any other commitment or contractual obligation (each, a “Commitment”) for the acquisition of any real property or, except as permitted in a property capital budget approved in writing by Equity Office, other transaction (other than Commitments referred to in Schedule 4.1(j) to the Spieker Disclosure Letter) involving in excess of $100,000, encumber assets or commence construction of, or enter into any Commitment to develop or construct other real estate projects, except in the ordinary course of its office property business, including leasing activities pursuant to Equity Office-approved guidelines identified as the guidelines by Equity Office and Spieker as of the date hereof (the “Lease Guidelines”), (B) incur or enter into any Commitment to incur additional indebtedness (secured or unsecured) except for working capital under its revolving line(s) of credit and Commitments for indebtedness for the purposes and not in excess of the amounts described on Schedule 4.1(j) to the Spieker Disclosure Letter or (C) modify, amend or terminate, or enter into any Commitment to modify, amend or terminate, any indebtedness (secured or unsecured) in existence as of the date hereof;

(k) not amend the Spieker Articles or the Spieker Bylaws, or the articles or certificate of incorporation, bylaws, code of regulations, partnership agreement, operating agreement or joint venture agreement or comparable charter or organization document of any Spieker Subsidiary or Spieker TRS;

(l) not classify or re-classify any unissued shares of capital stock; make no change in the number of shares of capital stock, membership interests or units of limited partnership interest issued and outstanding, other than pursuant to (i) the exercise of options disclosed in Schedule 2.3 to the Spieker Disclosure Letter, (ii) the conversion of the Spieker Class A Preferred Shares if required by their terms, (iii) the redemption of Spieker OP Units under the Spieker Partnership Agreement solely for shares of Spieker Common Stock unless, and only to the extent that, such redemption solely for shares of Spieker Common Stock would reasonably be expected to cause Spieker not to qualify as a REIT for federal income tax purposes, or (v) the conversion of Spieker Series D OP Units under the Spieker Partnership Agreement solely into Spieker Series D Preferred Shares;

(m) grant no options or other right or commitment relating to its shares of capital stock, membership interests or units of limited partnership interest or any security convertible into its shares of capital stock, membership interests or units of limited partnership interest, or any security the value of which is measured by shares of beneficial interest, or any security subordinated to the claim of its general creditors and not amend or waive any rights under any of the Spieker Stock Options or Spieker Stock Rights;

(n) except as provided in Section 5.10 and in connection with the use of Spieker Common Stock to pay the exercise price or tax withholding in connection with equity-based employee benefit plans by the participants therein, not (i) authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to any Spieker Common Stock, Spieker Preferred Stock, Spieker OP Unit or Spieker Preferred OP Unit or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock, membership interests or units of partnership interest or any option, warrant or right to acquire, or security convertible into, shares of capital stock, membership interests or units of partnership interest of Spieker or any Spieker Subsidiary, except for (A) deemed transfers of Spieker excess shares required under Article Ninth of the Spieker Articles in order to preserve the status of Spieker as a REIT under the Code, (B) redemptions of Spieker OP Units, whether or not outstanding on the date of this Agreement, under the Spieker Partnership Agreement in which solely Spieker Common

Stock is utilized, and (C) redemption of the Spieker Series A Preferred Stock, which Spieker shall call for redemption and (except to the extent converted into Spieker Common Stock pursuant to the terms thereof) redeem promptly after the date hereof;

(o) not sell, lease, mortgage, subject to Lien (or, in the case of an involuntary Lien, fail to have such Lien removed within 30 days of the creation thereof) or otherwise dispose of any of the Spieker Properties, except in connection with a transaction that is permitted by Section 4.1(j), that is made in the ordinary course of business and is the subject of a binding contract in existence on the date of this Agreement and disclosed in Schedule 2.18 to the Spieker Disclosure Letter or in connection with a transaction that is permitted by the Lease Guidelines;

(p) not sell, lease, mortgage, subject to Lien or otherwise dispose of any of its personal property or intangible property, except in the ordinary course of business and is not material, individually or in the aggregate;

(q) not make any loans, advances or capital contributions to, or investments in, any other Person, other than loans, advances and capital contributions to Spieker Subsidiaries or Spieker TRS in existence on the date hereof and ordinary course expense advances to employees and except in connection with a transaction permitted by Section 4.1(j), and not enter into any new, or amend or supplement any existing, contract, lease or other agreement with Spieker TRS;

(r) not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) furnished to Equity Office or incurred in the ordinary course of business consistent with past practice;

(s) not guarantee the indebtedness of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

(t) not enter into any Commitment with any officer, director or Affiliate of Spieker or any of the Spieker Subsidiaries or Spieker TRS or any material Commitment with any consultant;

(u) not increase any compensation or enter into or amend any employment, severance or other arrangement with any of its officers, directors or employees earning more than $50,000 per annum, other than as required by any contract or Plan or in accordance with waivers by employees of benefits under such agreements or in accordance with Section 5.8(f);

(v) not adopt any new employee benefit plan or amend any existing plans or rights;

(w) not settle any stockholder derivative or class action claims arising out of or in connection with any of the transactions contemplated by this Agreement;

(x) not change the ownership of any of its Subsidiaries or Spieker TRS, except changes which arise as a result of the acquisition of Spieker OP Units in exchange for Spieker Common Stock pursuant to exercise of the Spieker OP Unit redemption right under Section 8.6 of the Spieker Partnership Agreement;

(y) not accept a promissory note in payment of the exercise price payable under any option to purchase shares of Spieker Common Stock;

(z) not enter into any Tax Protection Agreement;

(aa) not settle or compromise any material federal, state, local or foreign tax liability; and

(bb) not authorize, recommend, propose or announce an intention to do any of the foregoing prohibited actions, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing prohibited actions.

      4.2  Conduct of Equity Office’s and EOP Partnership’s Business Pending Merger. During the period from the date of this Agreement to the Effective Times, except as consented to in writing by Spieker or as expressly contemplated in this Agreement, Equity Office and EOP Partnership shall, and shall cause (or, in the case of Spieker Subsidiaries that Spieker or Spieker Partnership do not control, shall use commercially reasonable efforts to cause) each of the Equity Office Subsidiaries to:

(a) use commercially reasonable efforts to preserve intact its business organizations and goodwill and keep available the services of its officers and employees;

(b) confer on a regular basis with one or more representatives of Spieker to report operational matters of materiality which would reasonably be expected to have an Equity Office Material Adverse Effect;

(c) promptly notify Spieker of the occurrence or existence of any circumstance, event, occurrence, change or effect that has had or would reasonably be expected to have an Equity Office Material Adverse Effect;

      (d)  promptly deliver to Spieker true and correct copies of any report, statement, schedule or other document filed with the SEC subsequent to the date of this Agreement;

      (e)  maintain its books and records in accordance with GAAP consistently applied and not change in any material manner any of its methods, principles or practices of accounting in effect at the Equity Office Financial Statement Date, except as may be required by the SEC, applicable law or GAAP;

      (f)  duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities, subject to extensions permitted by law, provided such extensions do not adversely affect Equity Office’s status as a qualified REIT under the Code;

      (g)  not make or rescind any express or deemed election relative to Taxes (unless such election or rescission is required by law or necessary (1) to preserve Equity Office’s status as a REIT, or (2) to qualify or preserve the status of any Equity Office Subsidiary as a partnership for federal income tax purposes, as a qualified REIT subsidiary under Section 856(i) of the Code, or as a taxable REIT subsidiary under Section 856(l) of the Code, as the case may be, in which event Equity Office or the applicable Equity Office Subsidiary shall not fail to make such election in a timely manner);

      (h)  not amend the Equity Office Declaration of Trust, the Equity Office Bylaws or the EOP Partnership Agreement (except for the Proposed Equity Office Charter Amendments (as defined herein) and the amendment to the EOP Partnership Agreement described in Section 5.4), except to the extent necessary to reflect the admission of additional limited partners and other amendments in connection therewith that can be made by Equity Office without a vote of limited partners and that will not, individually or in the aggregate, materially adversely affect the rights or obligations of holders of Equity Office OP Units); as used herein, “Proposed Equity Office Charter Amendments” means the proposed amendments to the Equity Office Declaration of Trust, substantially in the form attached hereto as Exhibits I, which has been approved by the Board of Trustees of Equity Office and will be submitted to a vote of the shareholders of Equity Office;

      (i)  not (A) enter into or agree to effect any merger, acquisition, consolidation, reorganization, or other business combination with any third party in which Equity Office is not the surviving party thereto or (B) enter into or agree to effect any merger, acquisition, exchange offer or other business combination with a third party in which Equity Office is the surviving party that would result in the issuance of equity securities representing in excess of 25% of the outstanding Equity Office Common Shares on the date any such business combination is entered into or agreed to unless, in either such case, such business combination is approved by Spieker, which approval shall not be unreasonably withheld or delayed, or the business combination agreement provides that the required vote of Equity Office shareholders for approval of such business combination is no less than the affirmative vote of holders of Equity Office Common Shares representing more than 50% of the sum (x) the number of Equity Office Common Shares outstanding at the time of each approval plus (y) 50,000,000;

      (j)  except as provided in Section 5.10 hereof and in connection with the use of Equity Office Common Shares to pay the exercise price or tax withholding in connection with equity-based employee benefit plans by the participants therein, not (i) authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to any Equity Office Common Shares or Equity Office OP Units or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock, membership interests or units of partnership interest or any option, warrant or right to acquire, or security convertible into, shares of capital stock, membership interests, or units of partnership interest of Equity Office or any Equity Office Subsidiary, except for (A) redemptions of Equity Office Common Shares required under Section 7.3.6 of the Equity Office Declaration of Trust in order to preserve the status of Equity Office as a REIT under the Code, and (B) redemptions of Equity Office OP Units, whether or not outstanding on the date of this Agreement, under the EOP Partnership Agreement in which Equity Office Common Shares are utilized; and

      (k)  not authorize, recommend, propose or announce an intention to do any of the foregoing prohibited actions, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing prohibited actions.

      4.3  No Solicitation.

      (a)  On and after the date hereof and prior to the Effective Time of the Merger, Spieker agrees, for itself and in its capacity as the sole general partner of the Spieker Partnership, that:

(i) none of it, Spieker Partnership, any Spieker Subsidiary or Spieker TRS shall invite, initiate, solicit or encourage, directly or indirectly, any inquiries, proposals, discussions or negotiations or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to any direct or indirect (A) merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction, (B) sale, acquisition, tender offer, exchange offer (or the filing of a registration statement under the Securities Act in connection with such an exchange offer), share exchange or other transaction or series of related transactions that, if consummated, would result in the issuance of securities representing, or the sale, exchange or transfer of, 15% or more of the outstanding voting equity securities of Spieker or outstanding partnership interests of Spieker Partnership (including, without limitation, partnership interests and units), except an underwritten public offering of Spieker Common Stock for cash, or (C) sale, lease, exchange, mortgage, pledge, transfer or other disposition (“Transfer”) of any assets of Spieker or Spieker Partnership in one or a series of related transactions that, if consummated, would result in the Transfer of more than 30% of the assets of Spieker or Spieker Partnership, other than the Mergers (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”), or engage in any discussions or negotiations with or provide any confidential or non-public information or data to, or afford access to properties, books or records to, any Person relating to, or that may reasonably be expected to lead to, an Acquisition Proposal, or enter into any letter of intent, agreement in principle or agreement relating to an Acquisition Proposal, or propose publicly to agree to do any of the foregoing, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal (including, without limitation, by amending or granting any waiver under, the Spieker Rights Agreement);

(ii) none of it, Spieker Partnership, any Spieker Subsidiary or Spieker TRS will permit any officer, director, employee, affiliate, agent, investment banker, financial advisor, attorney, accountant, broker, finder, consultant or other agent or representative of Spieker, Spieker Partnership, any Spieker Subsidiary or Spieker TRS (each, a “Spieker Representative”) to engage in any of the activities described in Section 4.3(a)(i);

(iii) (A) it, Spieker Partnership, the Spieker Subsidiaries and Spieker TRS will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing (including, without limitation, any Acquisition Proposal) and will take commercially reasonable actions to inform each Spieker Representative, and each of the Persons referred to in Section 4.3(b), of the obligations undertaken in this Section 4.3 and to cause each Spieker Representative to comply with such obligations, and (B) it shall promptly request each Person, if any, that has executed a confidentiality agreement within the twenty-four months prior to the date hereof in connection with its consideration of any Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it, Spieker Partnership, the Spieker Subsidiaries and Spieker TRS; and

(iv) it will (A) notify Equity Office promptly (but in any event within 24 hours), orally and in writing, if Spieker, Spieker Partnership, any Spieker Subsidiary, Spieker TRS or any Spieker Representative after receipt of (1) an Acquisition Proposal or any amendment or change in any previously received Acquisition Proposal, (2) any request for confidential or nonpublic information or data relating to, or for access to the properties, books or records of, Spieker, Spieker Partnership, any Spieker Subsidiary or Spieker TRS by any Person that has made, or to such party’s knowledge may be considering making, an Acquisition Proposal, or (3) any oral or written expression that any such activities, discussions or negotiations are sought to be initiated or continued with it, and, as applicable, include in such notice the identity of the Person making such Acquisition Proposal, indication or request, the material terms of such Acquisition Proposal, indication or request and, if in writing, shall promptly deliver to Equity Office copies of any proposals, indications of interest, indication or request along with all other related documentation and correspondence; and (B) will keep Equity Office informed of the status and material terms of (including all changes to the status or material terms of) any such Acquisition Proposal, indication or request.

      (b)  Notwithstanding Section 4.3(a), the Board of Directors of Spieker (including with respect to Spieker’s capacity as the sole general partner of Spieker Partnership) shall not be prohibited from furnishing information to or entering into discussions or negotiations with, any Person that makes a bona fide written Acquisition Proposal to the Board of Directors of Spieker after the date hereof which was not invited, initiated, solicited or encouraged, directly or indirectly, by Spieker, Spieker Partnership, any Spieker Subsidiary, Spieker TRS or any Spieker Representative on or after the date hereof, if, and only to the extent that (i) a majority of the Board of Directors of Spieker determines in good faith, after consultation with its financial advisors of nationally recognized reputation and outside legal counsel, that such Acquisition Proposal is reasonably likely to result in a Superior Acquisition Proposal, (ii) each of Spieker and Spieker Partnership complies with all of its obligations under this Agreement, (iii) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, Spieker provides written notice to Equity Office to the effect that it is furnishing information to, or entering into discussions with such Person and (iv) Spieker enters into a confidentiality agreement with such Person the material terms of which are (without regard to the terms of such Acquisition Proposal) in all material respects no less favorable to Spieker, and no less restrictive to the Person making such Acquisition Proposal, than those contained in the Confidentiality Agreement, dated January 2, 2001, between Spieker and Equity Office (the “Confidentiality Agreement”).

      (c)  Notwithstanding anything to the contrary set forth in Section 4.3(a) or 4.3(b), in the event that an Acquisition Proposal constitutes a Superior Acquisition Proposal (as defined herein), nothing contained in this Section 4.3 shall prohibit the Board of Directors of Spieker from withdrawing, modifying, amending or qualifying its recommendation of this Agreement and the Merger as required under Section 5.1(d) hereof and recommending such Superior Acquisition Proposal to its stockholders: (i) if but only if, Spieker: (A) complies fully with this Section 4.3 and (B) provides Equity Office with at least three (3) business days’ prior written notice of its intent to withdraw, modify, amend or qualify its recommendation of this Agreement or the Merger, (ii) if, in the event that during such three (3) business days Equity Office makes a counter proposal to such Superior Acquisition Proposal (any such counter proposal being referred to in this Agreement as the “Equity Office Counter Proposal”), Spieker’s Board of Directors in good faith, taking into account the advice of its outside financial advisors of nationally recognized reputation, determines (A) that the Equity Office Counter Proposal is not at least as favorable to Spieker’s stockholders as the Superior Acquisition Proposal, from a financial point of view, and (B) the Equity Office Counter Proposal is not at least as favorable generally to Spieker’s stockholders (taking into account all financial and strategic considerations and other relevant factors, including relevant legal, financial, regulatory and other aspects of such proposals, and the conditions, prospects and time required for completion of such proposal), and (iii) Spieker shall have terminated this Agreement in accordance with Section 7.1(h).

      (d)  For all purposes of this Agreement, “Superior Acquisition Proposal” means a bona fide written proposal made by a third party to acquire, directly or indirectly, Spieker and/or Spieker Partnership pursuant to a tender or exchange offer, merger, share exchange, consolidation or sale of all or substantially all of the assets of Spieker, Spieker Partnership, and the Spieker Subsidiaries or otherwise (i) on terms which a majority of the Board of Directors of Spieker determines in good faith, (A) after consultation with Spieker’s financial advisors of nationally recognized reputation, are superior, from a financial point of view, to Spieker’s stockholders to those provided for in the Merger and (B) to be more favorable generally to Spieker’s stockholders (taking into account all financial and strategic considerations and other relevant factors, including relevant legal, financial, regulatory and other aspects of such proposals, and the conditions, prospects and time required for completion of such proposal), (ii) for which financing, to the extent required, in the reasonable judgment of the Board of Directors is capable of being obtained and (iii) which the Board of Directors of Spieker determines in good faith is reasonably capable of being consummated.

      (e)  Any disclosure that the Board of Directors of Spieker may be compelled to make with respect to the receipt of an Acquisition Proposal in order to comply with its duties to shareholders imposed by applicable law or Rule 14d-9 or 14e-2 of the Exchange Act will not constitute a violation of this Section 4.3.

      (f)  Nothing in this Section 4.3 shall (i) permit Spieker to terminate this Agreement (except as expressly provided in Article 7) or (ii) affect any other obligations of Spieker under this Agreement.

      4.4  Affiliates. Prior to the Effective Time of the Merger, Spieker shall cause to be prepared and delivered to Equity Office a list (reasonably satisfactory to counsel for Equity Office) identifying all Persons who, at the time of the Spieker Stockholders Meeting and the Equity Office Shareholders Meeting, may be deemed to be “affiliates” of Spieker or Spieker Partnership as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the “Rule 145 Affiliates”). Spieker shall use its commercially reasonable efforts to cause each Person who is identified as a Rule 145 Affiliate in such list to deliver to Equity Office on or prior to the Effective Time a written agreement, in the form previously approved by the parties hereto, that such Rule 145 Affiliate will not sell, pledge, transfer or otherwise dispose of any Equity Office Common Shares, Equity Office OP Units or Equity Office Preferred OP Units issued to such Rule 145 Affiliate pursuant to the Merger, except pursuant to an effective registration statement under the Securities Act or in compliance with paragraph (d) of Rule 145 or as otherwise permitted by the Securities Act. Equity Office shall be entitled to place legends as specified in such written agreements on the certificates representing any Equity Office Common Shares to be received pursuant to the terms of this Agreement by such Rule 145 Affiliates who have executed such agreements and to issue appropriate stop transfer instructions to the transfer agent for the Equity Office Common Shares, Equity Office OP Units and Equity Office Preferred OP Units issued to such Rule 145 Affiliates, consistent with the terms of such agreements. Each of Equity Office and EOP Partnership shall timely file the reports required to be filed by it under the Exchange Act and the rules and regulations adopted by the SEC thereunder, and it will take such further action as any Rule 145 Affiliate of Spieker or Equity Office may reasonably request, all to the extent required from time to time to enable such Rule 145 Affiliate to sell shares of beneficial interest of Equity Office received by such Rule 145 Affiliate in the Merger without registration under the Securities Act pursuant to (i) Rule 145(d)(1) under the Securities Act, as such rule may be amended from to time, or (ii) any successor rule or regulation hereafter adopted by the SEC.

      4.5  Other Actions. Each of Spieker and Spieker Partnership, on the one hand, and Equity Office and EOP Partnership, on the other hand, shall not take, and shall use commercially reasonable efforts to cause their respective Subsidiaries not to take, any action that would result in (i) any of the representations and warranties of such party (without giving effect to any “knowledge” qualification) set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties (without giving effect to any “knowledge” qualification) that are not so qualified becoming untrue in any material respect or (iii) except as expressly required by Section 4.3, any of the conditions to the Merger set forth in Article 6 not being satisfied.

ARTICLE 5

ADDITIONAL COVENANTS

      5.1  Preparation of the Form S-4 and the Proxy Statement; Spieker Stockholders Meeting, Spieker Unitholders Consent Solicitation and Equity Office Shareholders Meeting.

(a) As promptly as practicable after execution of this Agreement, (i) each of Spieker and Equity Office shall prepare and file with the SEC (with appropriate requests for confidential treatment, unless the parties hereto otherwise agree) under the Exchange Act, one or more joint proxy statements/prospectuses, forms of proxies and information statements (such joint proxy statement(s)/prospectus(es) and information statements together with any amendments to supplements thereto, the “Joint Proxy Statement”) relating to the stockholder meeting of Spieker and the shareholder meeting of Equity Office, the vote of the stockholders of Spieker with respect to the Merger and the shareholders of Equity Office with respect to the Merger, and the consent, if any, of partners of Spieker Partnership and EOP Partnership in connection with any required Partner Approvals and (ii) in connection with the clearance by the SEC of the Joint Proxy Statement, Equity Office and Spieker, if applicable, shall prepare and file with the SEC under the Securities Act one or more registration statements on Form S-4 (such registration statements, together with any amendments or supplements thereto, the “Form S-4”), in which the Joint Proxy Statement will be included, as one or more prospectuses in connection with the registration under the Securities Act of the Equity Office Common Shares, Equity Office Preferred Shares, Equity Office OP Units and Equity Office Preferred OP Units to be distributed to the holders of Spieker Common Stock, Spieker Preferred Shares, Spieker OP Units and Spieker Preferred OP Units in the Mergers. The respective parties will cause the Proxy Statement and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Each of Spieker, Spieker Partnership, Equity Office and EOP Partnership shall furnish all information about itself and its business and operations and all necessary financial information to the other as the other may reasonably request in connection with the preparation of the Joint Proxy Statement and the Form S-4. Each of Equity Office and Spieker, if applicable, shall use its commercially reasonable efforts, and Spieker will cooperate with Equity Office, to have the Form S-4 declared effective by the SEC as promptly as practicable (including clearing the Proxy Statement with the SEC). Each of Spieker and Spieker Partnership, on the one hand, and Equity Office and EOP Partnership, on the other hand, agree promptly to correct any information provided by it for use in the Joint Proxy Statement and the Form S-4 if and to the extent that such information shall have become false or misleading in any material respect, and each of the parties hereto further agrees to take all steps necessary to amend or supplement the Joint Proxy Statement and the Form S-4 and to cause the Joint Proxy Statement and the Form S-4 as amended or supplemented to be filed with the SEC and to be disseminated to their respective stockholders and shareholders and partners, in each case as and to the extent required by applicable federal and state securities laws. Each of Spieker, Spieker Partnership, Equity Office and EOP Partnership agrees that the information provided by it for inclusion in the Joint Proxy Statement or the Form S-4 and each amendment or supplement thereto, at the time of mailing thereof and at the time of the respective meetings of stockholders and shareholders of Spieker and Equity Office and at the time of the respective taking of consents, if any, of partners of Spieker Partnership and EOP Partnership, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Equity Office will advise and deliver copies (if any) to Spieker, promptly after it receives notice thereof, of any request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information (regardless of whether such requests relate to Equity Office or EOP Partnership, on the one hand, and Spieker or Spieker Partnership, on the other hand), and Equity Office shall promptly notify Spieker, and Spieker shall promptly notify Equity Office, if applicable, of (i) the time when the Form S-4 has become effective, (ii) the filing of any supplement or amendment thereto, (iii) the issuance of any stop order, and (iv) the suspension of the qualification and registration of the Equity Office Common Shares, Equity Office Preferred Shares, Equity Office OP Units and Equity Office Preferred OP Units issuable in connection with the Mergers.

(b) Each of Spieker, Spieker Partnership, Equity Office and EOP Partnership shall use its commercially reasonable efforts to timely mail the joint proxy statement/prospectus contained in the Form S-4 to its stockholders or shareholders. It shall be a condition to the mailing of the joint proxy statement/prospectus that (i) Equity Office and EOP Partnership shall have received a “comfort” letter from Arthur Andersen LLP, independent public accountants for Spieker and Spieker Partnership, of the kind contemplated by the Statement of Auditing Standards with respect to Letters to Underwriters promulgated by the American Institute of Certified Public Accountants (the “AICPA Statement”), dated as of the date on which the Form S-4 shall become effective and as of the Effective Time, addressed to Equity Office and EOP Partnership, in form and substance reasonably satisfactory to Equity Office and EOP Partnership, concerning the procedures undertaken by Arthur Andersen LLP with respect to the financial statements and information of Spieker, Spieker Partnership and their subsidiaries and Spieker TRS contained in the Form S-4 and the other matters contemplated by the AICPA Statement and otherwise customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement and (ii) Spieker shall have received a “comfort” letter from Ernst & Young LLP, independent public accountants for Equity Office and EOP Partnership, of the kind contemplated by the AICPA Statement, dated as of the date on which the Form S-4 shall become effective and as of the Effective Time, addressed to Spieker and Spieker Partnership, in form and substance reasonably satisfactory to Spieker, concerning the procedures undertaken by Ernst & Young LLP with respect to the financial statements and information of Equity Office, EOP Partnership and their subsidiaries contained in the Form S-4 and the other matters contemplated by the AICPA Statement and otherwise customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement. Each of Spieker and Spieker Partnership also shall use commercially reasonable efforts to cause (i) the counsel to render the opinion described in clause (i) of Section 6.2(d) to have delivered an opinion, which opinion shall be filed as an exhibit to the Form S-4, as to the federal income tax matters described in clause (i) of Section 6.2(d), and (ii) Sullivan & Cromwell or other counsel reasonably satisfactory to Equity Office to have delivered an opinion, which opinion shall be filed as an exhibit to the Form S-4, as to the federal income tax matters described in clause (ii) of Section 6.2(d) and Section 6.3(e) and such other federal income tax matters as are required to be addressed in the Form S-4 and the Joint Proxy Statement under the applicable rules of the SEC. Each of Equity Office and EOP Partnership shall use commercially reasonable efforts to cause Hogan & Hartson L.L.P. or other counsel reasonably satisfactory to Spieker to have delivered an opinion, which opinion shall be filed with the SEC as an exhibit to the Form S-4, as to the federal income tax matters described in clause (iii) of Section 6.2(d), Section 6.2(e) and Section 6.3(d). Such opinions shall contain customary exceptions, assumptions and qualifications and be based upon customary representations.

(c) Equity Office will duly call and give notice of and, as soon as practicable following the date of this Agreement (but in no event sooner than 20 business days following the date the Joint Proxy Statement is mailed to the shareholders of Equity Office), convene and hold a meeting of its shareholders (the “Equity Office Shareholders Meeting”) for the purpose of obtaining the Equity Office Shareholder Approvals. Equity Office shall, through its Board of Trustees, recommend to its shareholders approval of this Agreement, the Merger and the transactions contemplated by this Agreement.

(d) Spieker will duly call and give notice of and, as soon as practicable following the date of this Agreement (but in no event sooner than 20 business days following the date the Joint Proxy Statement is mailed to the stockholders of Spieker), convene and hold a meeting of its stockholders (the “Spieker Stockholders Meeting”) for the purpose of obtaining the Spieker Stockholder Approvals. Spieker shall, through its Board of Directors, recommend to its stockholders approval of this Agreement, the Merger and the transactions contemplated by this Agreement and include such recommendation in the Proxy Statement; provided, however, that prior to the Spieker Stockholders Meeting, such recommendation may be withdrawn, modified, amended or qualified if and only to the extent permitted by Section 4.3(c) hereof.

(e) Equity Office and Spieker shall use their commercially reasonable efforts to convene their respective shareholder and stockholder meetings on the same day, which day, subject to the provisions of Sections 5.1(c), 5.1(d) and 5.3, shall be a day not later than 60 days after the date the Joint Proxy Statement is mailed.

(f) If on the date for the Equity Office Shareholders Meeting and Spieker Stockholders Meeting established pursuant to Section 5.1(e) of this Agreement, either Equity Office or Spieker has not received duly executed proxies for a sufficient number of votes to approve the Merger, then both parties shall recommend the adjournment of their respective shareholders and stockholders meetings until one or more dates not later than the date 10 days after the originally scheduled date of the shareholders meetings.

(g) Spieker shall request written consents for approval by the limited partners of Spieker Partnership of each of the matters described in the definition of Spieker Partner Approvals. Spieker shall vote in favor of or consent to, as applicable, each of the matters described in the definition of Spieker Partner Approvals, to the extent approval thereof is required by the Spieker Partnership Agreement. Spieker shall recommend to the limited partners of Spieker Partnership that they approve such matters. Spieker shall execute its written consent to each of the matters described in the definition of Spieker Partner Approvals, on the 20th business day after mailing of the Joint Proxy Statement to holders of the Spieker OP Units and Spieker Preferred OP Units and immediately thereafter Spieker Partnership shall mail to each holder of a Spieker OP Unit and each Spieker Preferred OP Unit a notice of the approval of the Partnership Merger in accordance with Section 15679.3 of the CRULPA. Equity Office shall request written consents, if any is required, by the limited partners of EOP Partnership of each of the matters described in the definition of Equity Office Partner Approvals. Equity Office shall vote, if any is required, in favor of such matters and recommend to the limited partners of EOP Partnership that they approve such matters.

(h) Spieker shall not exercise any dissenters or other similar rights with respect to any of its Spieker OP Units or Spieker Preferred OP Units, including, without limitation, any rights under Section 15679.2 of the CRULPA.

      5.2  Access to Information; Confidentiality. Subject to the requirements of confidentiality agreements with third parties in existence on the date hereof, each of the parties shall, and shall cause each of its Subsidiaries (and, in the case of Spieker, Spieker TRS) to, afford to the other parties and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other parties, reasonable access during normal business hours prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of the parties shall, and shall cause each of its Subsidiaries (and, in the case of Spieker, Spieker TRS) to, furnish promptly to the other parties (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Each of the parties shall, and shall cause its Subsidiaries (and in the case of Spieker, Spieker TRS) to, use commercially reasonable efforts to cause its officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to, hold any nonpublic information in confidence in accordance with the Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof, notwithstanding the execution and delivery of this Agreement or the termination hereof.

      5.3  Commercially Reasonable Efforts; Notification.

      (a)  Subject to the terms and conditions herein provided, each of the parties shall: (i) use commercially reasonable efforts to cooperate with one another in (A) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions and any third parties in connection with the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, including, without limitation, any filing under the HSR Act, and (B) timely making all such filings and timely seeking all such consents, approvals, permits and authorizations; (ii) use commercially reasonable efforts (other than the payment of money which is not contractually required to be paid) to obtain in writing any consents required from third parties to effectuate the Mergers, such consents to be in form reasonably satisfactory to each of the parties; and (iii) use commercially reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Effective Time any further action is necessary or desirable to carry out the purpose of this Agreement, each party shall take all such necessary action.

      (b)  Spieker and Spieker Partnership shall use commercially reasonable efforts to obtain from Arthur Andersen LLP access to all work papers relating to audits of Spieker and Spieker Partnership performed by Arthur Andersen LLP, and the continued cooperation of Arthur Andersen LLP with regard to the preparation of consolidated financial statements for the Surviving Trust.

      (c)  Spieker and Spieker Partnership shall give prompt notice to Equity Office and EOP Partnership, and Equity Office and EOP Partnership shall give prompt notice to Spieker and Spieker Partnership, (i) if any representation or warranty made by it contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect or (ii) of the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

      5.4  Tax Matters.

      (a)  Each of Equity Office and Spieker shall use its commercially reasonable efforts before and after the Effective Time to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a) of the Code and to obtain the opinions of counsel referred to in Sections 6.2(e) and 6.3(e).

      (b)  In connection with the Partnership Merger, EOP Partnership shall adopt an amendment to the EOP Partnership Agreement substantially in the form set forth as Exhibit K hereto addressing certain federal income tax matters affecting the holders of Spieker OP Units who will receive Equity Office OP Units in the Partnership Merger.

      5.5  Public Announcements. The initial press release to be issued with respect to the transactions contemplated by this Agreement will be in the form agreed to by the parties prior to the execution of this Agreement. Spieker will consult with Equity Office before issuing, and provide Equity Office the opportunity to review and comment upon, any material press release or other written public statement, including, without limitation, any press release or other written public statement which addresses in any manner the transactions contemplated by this Agreement, and shall not issue any such press release or make any such written public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

      5.6  Listing. Equity Office shall use commercially reasonable efforts to cause the Equity Office Common Shares, Equity Office Series E Preferred Shares, Equity Office Series F Preferred Shares and Equity Office Series H Preferred Shares to be issued in the Merger, the Equity Office Common Shares reserved for issuance upon redemption of Equity Office OP Units issued in the Partnership Merger, the Equity Office Common Shares reserved for issuance upon conversion of Equity Office Series D Preferred Shares (if any), and the Equity Office Series G Preferred Shares reserved for issuance upon conversion of Equity Office Series G Preferred OP Units issued in the Partnership Merger, in each case, to be approved for listing on the New York Stock Exchange (the “NYSE”), subject to official notice of issuance, prior to the Effective Time.

      5.7  Transfer and Gains Taxes. Each party shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to tax, “Transfer and Gains Taxes”). From and after the Effective Time, Equity Office shall pay or cause EOP Partnership, as appropriate, to pay or cause to be paid, without deduction or withholding from any amounts payable to the holders of Equity Office Common Shares or Equity Office OP Units, as applicable, all Transfer and Gains Taxes (which term shall not in any event be construed to include for these purposes any Tax imposed under the Code).

      5.8  Benefit Plans and Other Employee Arrangements.

      (a)  Benefit Plans. After the Effective Time, all employees of Spieker who are employed by the Surviving Trust shall be eligible to participate in the same manner as other similarly situated employees of the Surviving Trust who were formerly employees of Equity Office in any “employee benefit plan,” as defined in Section 3(3) of ERISA, sponsored or maintained by the Surviving Trust after the Effective Time or, if Equity Office determines it is not practicable for such employees to do so immediately after the Effective Time, then such employees shall continue to be eligible to participate in an “employee benefit plan”, as defined in Section 3(3) of ERISA, of Spieker which is continued by the Surviving Trust until such time as Equity Office determines it is practicable to include them in its “employee benefit plans” for similarly situated employees of the Surviving Trust as contemplated above. With respect to each such employee benefit plan, service with Spieker or any Spieker Subsidiary (as applicable) and the predecessor of any of them shall be included for purposes of determining eligibility to participate, vesting (if applicable) and determination of the level of entitlement to, benefits under such employee benefit plan. Equity Office shall, or shall cause the Surviving Trust and its Subsidiaries to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to all employees of Spieker who are employed by the Surviving Trust under any welfare plan that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for such employees immediately prior to the Effective Time, and (ii) provide each such employee of Spieker who is employed by the Surviving Trust with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

      (b)  Stock Option and Restricted Stock Plans. The stock option plans or programs of Spieker and the restricted stock plans or programs of Spieker shall be discontinued as of the Effective Time.

      (c)  Spieker Stock Options. Immediately prior to the date on which the Spieker stockholders approve the Merger, each outstanding Spieker Stock Option shall, effective as of such time, become fully vested and exercisable to the extent not already so vested and exercisable and, to the extent not otherwise provided in the applicable option agreement as permitted by applicable law, each such Spieker Stock Option shall be automatically converted at the Effective Time into an option (a “Substituted Option”) to purchase a number of shares of Equity Office Common Shares equal to the number of shares of Spieker Common Stock that could have been purchased (assuming full vesting) under such Spieker Stock Option multiplied by 1.94462 (rounded down to the nearest whole number of shares of Spieker Common Stock) at an exercise price per share of Equity Office Common Shares equal to the per-share option exercise price specified in the Spieker Stock Option divided by 1.94462 (rounded up to the nearest whole cent). Such Substituted Option shall otherwise be subject to the same terms and conditions as such Spieker Stock Option. For purposes of expiration and otherwise, the date of grant of the Substituted Option shall be the date on which the corresponding Spieker Stock Option was granted. As soon as practicable after the date hereof and subject to applicable law, Equity Office shall offer to purchase, subject to consummation of the Mergers, all Spieker Stock Options outstanding on the date hereof from the holders thereof for an amount in cash in respect thereof equal to the product of (i) the excess, if any, of (A) $58.50 over (B) the exercise price of such Spieker Stock Option and (ii) the number of shares of Spieker Common Stock subject thereto. If the holder of any such Spieker Stock Option tenders such option prior to 11:59 p.m., Pacific Time, on the 20th business day after the purchase offer is made to the holders thereof, then within three business days after the Effective Time, Equity

Office shall, subject to reduction for required withholding taxes, pay to each such tendering former holder of Spieker Stock Options the purchase price thereof. As promptly as reasonably practicable after the Effective Time, Equity Office shall issue to each holder of an outstanding Spieker Stock Option a document evidencing the foregoing assumption by Equity Office. In respect of each Spieker Stock Option assumed by Equity Office, but not tendered for cash, and converted into a Substituted Option, and the Equity Office Common Shares underlying such Substituted Option, Equity Office shall, as soon as practicable after the Effective Time, file and keep current a Registration Statement on Form S-8 or other appropriate registration statement for as long as Substituted Options remain outstanding.

      (d)  Restricted Stock. All unvested shares of restricted stock of Spieker set forth in Schedule 5.8(d) of the Spieker Disclosure Letter shall, by virtue of this Agreement and without further action of Spieker, Equity Office or the holder of such shares of restricted stock, to the extent required in the plan, agreement or instrument pursuant to which such shares of restricted stock were granted, vest and become free of all restrictions immediately prior to the date on which the Spieker shareholders approve the Merger and shall be converted into the Merger Consideration upon the Effective Time pursuant to Section 1.10.

      (e)  Withholding. To the extent required by applicable law, Spieker shall require each employee who exercises a Spieker Stock Option or who receives Spieker Common Stock pursuant to any existing commitment to pay to Spieker in cash or Spieker Common Stock an amount sufficient to satisfy in full Spieker’s obligation to withhold Taxes incurred by reason of such exercise or issuance (unless and to the extent such withholding is satisfied pursuant to the provision regarding withholding in Section 1.13(c)).

      (f)  Special Severance Policy. Equity Office acknowledges that the transactions contemplated by this Agreement shall be deemed a “Change in Control” for purposes of the Special Severance Policy, and that severance payments shall be made in accordance with the Special Severance Policy to any participant who becomes entitled to such payments on account of a termination of employment occurring on or after the Effective Date, unless such termination is for Cause or is a voluntary resignation without Good Reason in accordance with the terms of the Special Severance Policy. As of the Effective Time, there shall not be any additional employees or other service providers thereafter designated for participation in the Special Severance Policy.

      (g)  Bonus Plans. From and after the Effective Time, Equity Office or EOP Partnership shall pay, if earned, development bonuses to employees identified on Schedule 5.8(g) of the Spieker Disclosure Letter up to the aggregate amount set forth on Schedule 5.8(g) of the Spieker Disclosure Letter. Equity Office or EOP Partnership also shall assume the obligations of Spieker to pay annual bonuses to Spieker employees not covered by the Special Severance Policy and such bonuses shall be payable to such employees who are terminated by Equity Office (unless terminated for inadequate performance) before January 1, 2002. Such bonuses shall be payable to the extent accrued for the year 2001 through the date of termination and shall be calculated based on actual bonuses paid in 2000 (assuming such bonuses reflected a full year of employment).

      5.9  Indemnification.

      (a)  From and after the Effective Time, Equity Office and EOP Partnership (collectively, the “Indemnifying Parties”) shall provide exculpation and indemnification for each individual who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time of the Merger, an officer or director of Spieker or any Spieker Subsidiary (the “Indemnified Parties”) which is the same as the exculpation and indemnification provided to the Indemnified Parties by Spieker and the Spieker Subsidiaries immediately prior to the Effective Time of the Merger in its charter, Bylaws or in its partnership, operating or similar agreement, as in effect on the date hereof.

      (b)  In addition to the rights provided in Section 5.9(a) above, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any action by or on behalf of any or all security holders of Spieker or Equity Office, or any Spieker Subsidiary or Equity Office Subsidiary, or by or in the right of Spieker or Equity Office, or any Spieker Subsidiary or Equity Office Subsidiary, or any claim, action, suit, proceeding or investigation in which any individual who is now, or has been, at any time prior to the date hereof, or who becomes prior to the Effective

Time of the Merger, an officer, employee or director of Spieker or any Spieker Subsidiary (the “Indemnification Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was an officer, employee or director of Spieker or any of the Spieker Subsidiaries or any action or omission by such individual in his capacity as a director, or (ii) this Agreement or the transactions contemplated by this Agreement, whether in any case asserted or arising before or after the Effective Time of the Merger, the Indemnifying Parties shall, from and after the Effective Time of the Merger, indemnify and hold harmless, as and to the full extent permitted by applicable law, each Indemnification Party against any losses, claims, liabilities, expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement in accordance herewith in connection with any such threatened or actual claim, action, suit, proceeding or investigation. Any Indemnification Party proposing to assert the right to be indemnified under this Section 5.9(b) shall, promptly after receipt of notice of commencement of any action against such Indemnification Party in respect of which a claim is to be made under this Section 5.9(b) against the Indemnifying Parties, notify the Indemnifying Parties of the commencement of such action, enclosing a copy of all papers served; provided, however, that the failure to provide such notice shall not affect the obligations of the Indemnifying Parties except to the extent such failure to notify materially prejudices the Indemnifying Parties’ ability to defend such claim, action, suit, proceeding or investigation; and provided further, however, that, in the case of any action pending at the Effective Time of the Merger, notification pursuant to this Section 5.9(b) shall be received by Equity Office prior to such Effective Time. If any such action is brought against any of the Indemnification Parties and such Indemnification Parties notify the Indemnifying Parties of its commencement, the Indemnifying Parties will be entitled to participate in and, to the extent that they elect by delivering written notice to such Indemnification Parties promptly after receiving notice of the commencement of the action from the Indemnification Parties, to assume the defense of the action and after notice from the Indemnifying Parties to the Indemnification Parties of their election to assume the defense, the Indemnifying Parties will not be liable to the Indemnification Parties for any legal or other expenses except as provided below. If the Indemnifying Parties assume the defense, the Indemnifying Parties shall have the right to settle such action without the consent of the Indemnification Parties; provided, however, that the Indemnifying Parties shall be required to obtain such consent (which consent shall not be unreasonably withheld) if the settlement includes any admission of wrongdoing on the part of the Indemnification Parties or any decree or restriction on the Indemnification Parties; provided further, however, that no Indemnifying Parties, in the defense of any such action shall, except with the consent of the Indemnification Parties (which consent shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnification Parties of a release from all liability with respect to such action. The Indemnification Parties will have the right to employ their own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such Indemnification Parties unless (i) the employment of counsel by the Indemnification Parties has been authorized in writing by the Indemnifying Parties, (ii) the Indemnification Parties have reasonably concluded (based on written advice of counsel to the Indemnification Parties) that there may be legal defenses available to them that are different from or in addition to and inconsistent with those available to the Indemnifying Parties, (iii) a conflict or potential conflict exists (based on written advice of counsel to the Indemnification Parties) between the Indemnification Parties and the Indemnifying Parties (in which case the Indemnifying Parties will not have the right to direct the defense of such action on behalf of the Indemnification Parties) or (iv) the Indemnifying Parties have not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action from the Indemnification Parties, in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the Indemnifying Parties and shall promptly be paid by each Indemnifying Party as they become due and payable in advance of the final disposition of the claim, action, suit, proceeding or investigation to the fullest extent and in the manner permitted by law; provided, however, that in no event shall any contingent fee arrangement be considered reasonable. Notwithstanding the foregoing, the Indemnifying Parties shall not be obligated to advance any expenses or costs prior to receipt of an undertaking by or on behalf of the Indemnification Party to repay any expenses advanced if it shall ultimately be determined that the Indemnification Party is not entitled to be indemnified against such expense. It is understood that the Indemnifying Parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time for all such Indemnification Parties unless (a) the employment of more than one counsel has been authorized in writing by the Indemnifying Parties, (b) any of the Indemnification Parties have reasonably concluded (based on written advice of counsel to the Indemnification Parties) that there may be legal defenses available to them that are different from or in addition to and inconsistent with those available to other Indemnification Parties or (c) a conflict or potential conflict exists (based on written advice of counsel to the Indemnification Parties) between any of the Indemnification Parties and the other Indemnification Parties, in each case of which the Indemnifying Parties shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels. Notwithstanding anything to the contrary set forth in this Agreement, the Indemnifying Parties (i) shall not be liable for any settlement effected without their prior written consent and (ii) shall not have any obligation hereunder to any Indemnification Party to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable law. In the event of a final and non-appealable determination by a court that any payment of expenses is prohibited by applicable law, the Indemnification Parties shall promptly refund to the Indemnifying Parties the amount of all such expenses theretofore advanced pursuant hereto.

      (c)  At or prior to the Effective Time of the Merger, Equity Office shall purchase directors’ and officers’ liability insurance covering acts or omissions occurring prior to the Effective Time of the Merger for a period of six years with respect to those individuals who are currently covered by Spieker’s directors’ and officers’ liability insurance policy on terms with respect to such coverage and amount no less favorable to Spieker’s directors and officers currently covered by such insurance than those of such policy in effect on the date hereof.

      (d)  This Section 5.9 is intended for the irrevocable benefit of, and to grant third-party rights to, the Indemnified Parties, the Indemnification Parties and their successors, assigns and heirs and shall be binding on all successors and assigns of Equity Office and EOP Partnership. Each of the Indemnified Parties and the Indemnification Parties shall be entitled to enforce the covenants contained in this Section 5.9 and Equity Office and EOP Partnership acknowledge and agree that each Indemnified Party and Indemnification Party would suffer irreparable harm and that no adequate remedy at law exists for a breach of such covenants and such Indemnified Party or such Indemnification Party shall be entitled to injunctive relief and specific performance in the event of any breach of any provision in this Section 5.9.

      (e)  If Equity Office or EOP Partnership or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 5.9, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each director and officer covered hereby.

      5.10  Declaration of Dividends and Distributions. From and after the date of this Agreement, neither Spieker nor Equity Office shall make any dividend or distribution to its respective stockholders or shareholders without the prior written consent of the other party; provided, however, the written consent of the other party shall not be required for the authorization and payment of (a) distributions at their respective stated dividend or distribution rates with respect to Equity Office Existing Preferred Shares or any series of Spieker Preferred Stock, (b) quarterly distributions with respect to the Spieker Common Stock of $0.70 per share for the quarter ending March 31, 2001 and each quarter thereafter, subject to increase as set forth below and (c) quarterly distributions with respect to the Equity Office Common Shares of up to $0.45 per share for the quarter ending March 31, 2001 and for each quarter thereafter; provided, however, the record date for each distribution with respect to the Spieker Common Stock shall be the same date as the record date for the quarterly distribution for the Equity Office Common Shares, as provided to Spieker by notice not less than twenty (20) business days prior to the record date for any quarterly Equity Office distribution. Within 30 days of the date of this Agreement, Spieker shall prepare and present to Equity Office a financial plan showing in reasonable detail the expected management of its operations, including any asset dispositions, and its estimated taxable income (including allowable deductions attributable to payments required to be made by

Spieker prior to the Effective Time under the Spieker special severance policy and allowable deductions attributable to the vesting of restricted stock of Spieker set forth on Schedule 5.8(d) prior to the Effective Time) in a manner that results in no required Final Spieker Dividend in order for Spieker, at the Effective Time of the Merger, to satisfy the requirement of the Section 857(a)(1) for the short taxable year of Spieker ending at such time (and to avoid the payment of any tax with respect to any undistributed income or gain for such year). Such plan shall include the projected required quarterly dividends per share of Spieker Common Stock necessary to ensure that no Final Spieker Dividend is required to be paid, which quarterly dividends shall be not less than $0.70 per share nor result in a “return of capital” per share of Spieker Common Stock that exceeds one percent (1%) of the projected dividends per share. Upon the approval by Equity Office of such plan, which approval shall not be unreasonably withheld, Spieker shall be entitled to increase the quarterly dividend per share of Spieker Common Stock to the amount shown in such plan, as approved by Equity Office. From and after the date of this Agreement, Spieker Partnership shall not make any distribution to the holders of Spieker OP Units except a distribution per Spieker OP Unit in the same amount as a dividend per share of Spieker Common Stock permitted pursuant to this Section 5.10, with the same record and payment dates as such dividend on the Spieker Common Stock. If Spieker increases any quarterly dividend per share of Spieker Common Stock to an amount in excess of $0.70 per share in accordance with this Section 5.10, Equity Office shall be entitled to declare a dividend per share payable to holders of Equity Office Common Shares (and EOP Partnership shall declare a distribution per unit payable to holders of Equity Office OP Units if a dividend has been declared on the Equity Office Common Shares), the record dates for which shall be the close of the business on the last business day prior to the Effective Time, in an amount per Equity Office Common Share and Equity Office OP Unit equal to the quotient obtained by dividing (x) the aggregate amount of quarterly dividends per share of Spieker Common Stock declared or paid by Spieker in excess of $0.70 per share per quarter in accordance with this Section 5.10 by (y) 1.94462 (the “Additional Corresponding Equity Office Dividends and Distributions”). If, and to the extent, the terms of any series of Equity Office Preferred Shares or Equity Office Preferred OP Units require the payment of a dividend or distribution by reason of the payment of the Additional Corresponding Equity Office Dividends and Distributions, Equity Office and EOP Partnership shall declare and pay any such required dividends and distributions. The Additional Corresponding Equity Office Dividends and Distributions (and any dividends payable to holders of Equity Office Preferred Shares and distributions payable to holders of Equity Office Preferred OP Units) shall be paid on the last business day immediately preceding the Closing Date. The foregoing restrictions shall not apply, however, (i) to Equity Office to the extent a distribution (or an increase in a distribution) by Equity Office is necessary for Equity Office to maintain REIT status, avoid the incurrence of any taxes under Section 857 of the Code, avoid the imposition of any excise taxes under Section 4981 of the Code, or avoid the need to make one or more extraordinary or disproportionately larger distributions to meet any of the three preceding objectives (or to any corresponding distributions or increases in distributions paid by EOP Partnership), (ii) to Equity Office and EOP Partnership with respect to any Corresponding Equity Office Dividends and Distributions, or (iii) to Spieker and Spieker Partnership with respect to any Final Spieker Dividends and Final Spieker Partnership Distributions.

      5.11  Transfer of Spieker TRS. At the Closing and pursuant to the Stock Purchase Agreement, each of the holders of voting capital stock of Spieker TRS (other than Spieker Partnership, to the extent it owns any such voting capital stock) shall transfer to Equity Office TRS Sub or such Person or Persons as Equity Office TRS Sub shall designate by written notice delivered to them prior to the Closing, or shall authorize a merger that will result in such a transfer of all of the shares of Spieker TRS which are not owned by Spieker Partnership, for an aggregate consideration in an amount equal to the purchase price per share set forth in the Stock Purchase Agreement multiplied by the number of outstanding shares of voting capital stock of Spieker TRS. Equity Office shall use commercially reasonable efforts to cause Equity Office TRS Sub to perform its obligations under the Stock Purchase Agreement.

      5.12  Notices. Equity Office shall provide such notice to its preferred shareholders of the Merger as is required under Maryland law or the Equity Office Declaration of Trust.

      5.13  Resignations. On the Closing Date, Spieker shall cause the directors and officers of Spieker and of each of the Spieker Subsidiaries to submit their resignations from such positions, effective as of the Effective Time of the Merger.

      5.14  Assumption of Existing Tax Protection Agreements. Effective as of the Effective Time of the Partnership Merger, Equity Office and EOP Partnership shall assume the obligations of Spieker, Spieker Partnership and/or the applicable Spieker Subsidiary, as the case may be, under the Tax Protection Agreements as described in Schedule 2.18(j) to the Spieker Disclosure Letter. Immediately prior to the Effective Time of the Partnership Merger, Equity Office and EOP Partnership shall enter into agreements with Spieker and Spieker Partnership, for the benefit of and enforceable by the individuals and entities who are intended to be protected by the provisions of the Tax Protection Agreements, confirming such assumption effective as of the Effective Time of the Partnership Merger.

      5.15  EOP Partnership Agreement. At the Closing, EOP Partnership shall assume and perform any obligations that Spieker Partnership or any Spieker Subsidiary has immediately prior to the Effective Time to issue securities in accordance with the terms of any partnership or other agreement to which Spieker Partnership or such Spieker Subsidiary is a party and that are described on Schedule 5.15, in the same manner and to the same extent that Spieker Partnership or such Spieker Subsidiary would be required to perform such obligation if no Merger had been consummated.

      5.16  Registration Rights Agreements. At the Closing, Spieker shall assign and Equity Office shall assume by appropriate instrument the Registration Rights Agreements described on Schedule 5.16 to the Spieker Disclosure Letter.

ARTICLE 6

CONDITIONS

      6.1  Conditions to Each Party’s Obligation to Effect the Mergers. The obligations of each party to effect the Mergers and to consummate the other transactions contemplated by this Agreement to occur on the Closing Date shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

      (a)  Shareholder and Partner Approvals. The Spieker Stockholder Approvals, the Equity Office Shareholder Approvals and the Partner Approvals shall have been obtained.

      (b)  HSR Act. The waiting period (and any extension thereof) applicable to the Partnership Merger, the Merger or the transactions contemplated by the Stock Purchase Agreement under the HSR Act, if applicable to the Partnership Merger, the Merger or the transactions contemplated by the Stock Purchase Agreement, shall have expired or been terminated.

      (c)  Listing of Shares. The NYSE shall have approved for listing the Equity Office Common Shares, Equity Office Series E Preferred Shares, Equity Office Series F Preferred Shares and Equity Office Series H Preferred Shares to be issued in the Merger, the Equity Office Common Shares reserved for issuance upon redemption of Equity Office OP Units issued in the Partnership Merger, the Equity Office Common Shares reserved for issuance upon conversion of Equity Office Series D Preferred Shares (if any), and the Equity Office Series G Preferred Shares reserved for issuance upon conversion of Equity Office Series G Preferred OP Units issued in the Partnership Merger, in each case, to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

      (d)  Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order.

      (e)  No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers or any of the other transactions contemplated hereby shall be in effect.

      (f)  Blue Sky Laws. Equity Office and EOP Partnership shall have received all state securities or “blue sky” permits and other authorizations necessary to issue the Equity Office Common Shares and Equity Office OP Units issuable in the Mergers.

      6.2  Conditions to Obligations of Equity Office and EOP Partnership. The obligations of Equity Office and EOP Partnership to effect the Mergers and to consummate the other transactions contemplated to occur on the Closing Date are further subject to the following conditions, any one or more of which may be waived by Equity Office:

      (a)  Representations and Warranties. Each of the representations and warranties of Spieker and Spieker Partnership set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Spieker Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties are expressly limited by their terms to another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Spieker Material Adverse Effect; and Equity Office shall have received a certificate (which certificate may be qualified by “knowledge” to the same extent as the representations and warranties of Spieker and Spieker Partnership contained herein are so qualified) signed on behalf of Spieker by the chief executive officer or the chief financial officer of Spieker, in such capacity, to such effect.

      (b)  Performance of Obligations of Spieker and Spieker Partnership. Spieker and Spieker Partnership shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and Equity Office shall have received a certificate signed on behalf of Spieker by the chief executive officer or the chief operating officer of Spieker, in such capacity, to such effect.

      (c)  Material Adverse Effect. Since the date of this Agreement, there shall have been no Spieker Material Adverse Effect and Equity Office shall have received a certificate of the chief executive officer or chief operating officer of Spieker, in such capacity, certifying to such effect.

      (d)  Tax Opinions Relating to REIT Status and Partnership Status. Equity Office shall have received (i) an opinion of counsel to Spieker reasonably satisfactory to Equity Office, dated as of the Closing Date, to the effect that, commencing with its taxable year ended December 31, 1993 through and including the end of its taxable year ended December 31, 1999, (x) Spieker was organized and operated in conformity with the requirements for qualification as a REIT under the Code, and (y) Spieker Partnership was during and since October 15, 1993, through the end of its taxable year ended December 31, 1999, treated for federal income tax purposes as a partnership and not as a corporation or association taxable as a corporation (with customary exceptions, assumptions and qualifications and based upon customary representations); (ii) an opinion of Sullivan & Cromwell or other counsel to Spieker reasonably satisfactory to Equity Office, dated as of the Closing Date, to the effect that, commencing with its taxable year ended December 31, 2000, (x) Spieker was organized and has operated in conformity with the requirements for qualification as a REIT under the Code, and (y) Spieker Partnership has been during and since January 1, 2000, and continues to be, treated for federal income tax purposes as a partnership and not as a corporation or association taxable as a corporation (with customary exceptions, assumptions and qualifications and based upon customary representations and upon the opinion of counsel rendering the opinion described in clause (i) if such counsel is not the same counsel), and (iii) an opinion of Hogan & Hartson L.L.P. or other counsel to Equity Office reasonably satisfactory to Spieker, dated as of the Closing Date, to the effect that, commencing with its taxable year ended December 31, 1997, Equity Office was organized and has operated in conformity with the requirements for qualification as a REIT under the Code and that, after giving effect to the Merger, Equity Office’s proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code (with customary exceptions, assumptions and qualifications and based upon customary representations and based upon and subject to the opinions of counsel to Spieker described in clauses (i) and (ii) above).

      (e)  Tax Opinion Relating to the Mergers. Equity Office shall have received an opinion dated the Closing Date from Hogan & Hartson L.L.P. or other counsel reasonably satisfactory to Equity Office, based upon customary certificates and letters, which letters and certificates are to be in a form to be agreed upon by the parties and dated the Closing Date, to the effect that (i) the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code and (ii) the Partnership Merger will not result in the recognition of taxable gain or loss at the time of the Partnership Merger to a holder of Spieker OP Units or Spieker Preferred OP Units, as applicable, (A) who is a “U.S. person” (as defined for purposes of Sections 897 and 1445 of the Code; (B) who does not exercise its redemption right with respect to Equity Office OP Units or Equity Office Preferred OP Units, as applicable, under the EOP Partnership Agreement on a date sooner than the date two years after the Effective Date for the Partnership Merger; (C) who does not receive a cash distribution in connection with the Partnership Merger (or a deemed cash distribution resulting from relief or a deemed relief from liabilities, including as a result of the prepayment of indebtedness of Spieker Partnership in connection with or following the Partnership Merger) in excess of such holder’s adjusted basis in its Spieker OP Units or its Spieker Preferred OP Units, as applicable, at the time of the Partnership Merger; (D) who is not required to recognize gain by reason of the application of Section 707(a) of the Code and the Treasury Regulations thereunder to the Partnership Merger, with the result that the Partnership Merger is treated as part of a “disguised sale” by reason of any transactions undertaken by Spieker Partnership prior to or in connection with the Partnership Merger or any debt of Spieker Partnership that is assumed or repaid in connection with the Partnership Merger; and (E) whose “at risk” amount does not fall below zero as a result of the Mergers.

      (f)  Opinion Relating to Roll-Up Rules. Equity Office shall have received an opinion of Sullivan & Cromwell or other counsel to Spieker reasonably satisfactory to Equity Office, dated as of the Closing Date, to the effect that the Partnership Merger is not subject to the requirements of (a) Subpart 900 of Regulation S-K, as amended, as promulgated by the SEC, (b) Rule 2810(a)(10) promulgated by the National Association of Securities Dealers or (c) Sections 25014.5 through 25014.7 of Title 4, Division 1 of the California Corporate Securities Law, as amended.

      (g)  “Comfort” Letter. Equity Office and EOP Partnership shall have received a “comfort” letter from Arthur Andersen LLP, as described in Section 5.1(b).

      (h)  Shares of Spieker TRS. All of the voting shares of Spieker TRS (other than any such shares owned by Spieker Partnership) shall have been transferred to Equity Office TRS Sub, or its designees or assigns, in accordance with the Stock Purchase Agreement.

      (i)  Nonsolicitation Agreements. Each of Warren E. Spieker, Jr., John A. Foster and Craig G. Vought shall have entered into nonsolicitation agreements substantially in the forms set forth on Exhibit J.

      6.3  Conditions to Obligations of Spieker and Spieker Partnership. The obligations of Spieker and Spieker Partnership to effect the Mergers and to consummate the other transactions contemplated to occur on the Closing Date is further subject to the following conditions, any one or more of which may be waived by Spieker:

(a) Representations and Warranties. Each of the representations and warranties of Equity Office and EOP Partnership set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Equity Office Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties are expressly limited by their terms to another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Equity Office Material Adverse Effect; and Spieker shall have received a certificate (which certificate may be qualified by “knowledge” to the same extent as the representations and warranties of Equity Office and EOP Partnership contained herein are so qualified) signed on behalf of Equity Office by the chief executive officer or the chief financial officer of Equity Office, in such capacity, to such effect.

(b) Performance of Obligations of Equity Office and EOP Partnership. Equity Office and EOP Partnership shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Spieker shall have received a certificate of Equity Office signed on behalf of Equity Office by a duly authorized executive officer of Equity Office, in such capacity, to such effect.

(c) Material Adverse Effect. Since the date of this Agreement, there shall have been no Equity Office Material Adverse Effect and Spieker shall have received a certificate of a duly authorized executive officer of Equity Office, in such capacity, certifying to such effect.

(d) Tax Opinions Relating to REIT Status and Partnership Status. Spieker shall have received the opinion of Hogan & Hartson L.L.P. or other counsel to Equity Office reasonably satisfactory to Spieker, dated as of the Closing Date, that, commencing with its taxable year ended December 31, 1997, (i) Equity Office was organized and has operated in conformity with the requirements for qualification as a REIT under the Code and that, after giving effect to the Merger, Equity Office’s proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code (with customary exceptions, assumptions and qualifications and based upon customary representations and based upon and subject to the opinions of counsel to Spieker described in Section 6.2(d) of this Agreement), and (ii) EOP Partnership has been during and since 1997, and continues to be, treated for federal income tax purposes as a partnership and not as a corporation or association taxable as a corporation (with customary exceptions, assumptions and qualifications and based upon customary representations).

(e) Tax Opinion Relating to the Mergers. Spieker shall have received an opinion dated the Closing Date from Sullivan & Cromwell or other counsel reasonably satisfactory to Spieker, based upon customary certificates and letters, which letters and certificates are to be in a form to be agreed upon by the parties and dated the Closing Date, to the effect that (i) the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code and (ii) the Partnership Merger will not result in the recognition of taxable gain or loss at the time of the Partnership Merger to a holder of Spieker OP Units or Spieker Preferred OP Units, as applicable, (A) who is a “U.S. person” (as defined for purposes of Sections 897 and 1445 of the Code; (B) who does not exercise its redemption right with respect to Equity Office OP Units or Equity Office Preferred OP Units, as applicable, under the EOP Partnership Agreement on a date sooner than the date two years after the Effective Date for the Partnership Merger; (C) who does not receive a cash distribution in connection with the Partnership Merger (or a deemed cash distribution resulting from relief or a deemed relief from liabilities, including as a result of the prepayment of indebtedness of Spieker Partnership in connection with or following the Partnership Merger) in excess of such holder’s adjusted basis in its Spieker OP Units or its Spieker Preferred OP Units, as applicable, at the time of the Partnership Merger; (D) who is not required to recognize gain by reason of the application of Section 707(a) of the Code and the Treasury Regulations thereunder to the Partnership Merger, with the result that the Partnership Merger is treated as part of a “disguised sale” by reason of any transactions undertaken by Spieker Partnership prior to or in connection with the Partnership Merger or any debt of Spieker Partnership that is assumed or repaid in connection with the Partnership Merger; and (E) whose “at risk” amount does not fall below zero as a result of the Mergers.

(f) “Comfort” Letter. Spieker and Spieker Partnership shall have received a “comfort” letter from Ernst & Young LLP, as described in Section 5.1(b).

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

      7.1  Termination. This Agreement may be terminated at any time prior to the Effective Time of the Partnership Merger, whether such action occurs before or after any of the Spieker Stockholder Approvals, the Equity Office Shareholder Approvals or either of the Spieker Partner Approvals are obtained:

(a) by mutual written consent duly authorized by the Board of Trustees of Equity Office and the Board of Directors of Spieker;

(b) by Equity Office, (i) upon a breach of or failure to perform any covenant, obligation or agreement on the part of Spieker or Spieker Partnership set forth in this Agreement, or (ii) upon a breach of or in the event that any representation or warranty of Spieker or Spieker Partnership is or shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would be incapable of being satisfied by December 31, 2001 (or as otherwise extended);

(c) by Spieker, (i) upon a breach of or failure to perform any covenant, obligation or agreement on the part of Equity Office or EOP Partnership set forth in this Agreement, or (ii) upon a breach of or in the event that any representation or warranty of Equity Office or EOP Partnership is or shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would be incapable of being satisfied by December 31, 2001 (or as otherwise extended);

(d) by either Equity Office or Spieker, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of either of the Mergers shall have become final and non-appealable;

(e) by either Equity Office or Spieker, if the Mergers shall not have been consummated before December 31, 2001; provided, however, that a party may not terminate pursuant to this clause (e) if the terminating party shall have breached in any material respect its obligations under this Agreement in any manner that shall have caused either of the Mergers not to have been consummated by such date;

(f) by either Equity Office or Spieker (unless Spieker or Spieker Partnership is in breach in any material respect of its obligations under Section 5.1) if, upon a vote at a duly held Spieker Stockholders Meeting or any adjournment thereof, the Spieker Stockholder Approvals shall not have been obtained as contemplated by Section 5.1, if the Spieker Partner Approvals have not been obtained as contemplated by Section 5.1 or if it is determined by Equity Office that the Spieker Partner Approvals cannot be obtained;

(g) by either Spieker or Equity Office (unless Equity Office or EOP Partnership is in breach in any material respect of its obligations under Section 5.1) if, upon a vote at a duly held Equity Office Shareholders Meeting or any adjournment thereof, the Equity Office Shareholder Approvals shall not have been obtained as contemplated by Section 5.1 or if the Equity Office Partner Approvals have not been obtained as contemplated by Section 5.1;

(h) by Spieker (i) if the Board of Directors of Spieker shall have withdrawn, modified, amended or qualified in any manner adverse to Equity Office its approval or recommendation of either of the Merger or this Agreement in connection with, or approved or recommended, any Superior Acquisition Proposal, or, (ii) in order to enter into a binding written agreement with respect to a Superior Acquisition Proposal, provided that, in each case, Spieker shall have complied with the terms of Section 4.3 and, prior to terminating pursuant to this Section 7.1(h), has paid to EOP Partnership the Break-Up Fee (as defined herein) as provided by Section 7.2 hereof; and

(i) by Equity Office, if (1) the Board of Directors of Spieker shall have failed to recommend or withdrawn, modified, amended or qualified, or proposed publicly not to recommend or to withdraw, modify, amend or qualify, in any manner adverse to Equity Office its approval or recommendation of either of the Mergers or this Agreement or approved or recommended any Superior Acquisition Proposal, (2) following the announcement or receipt of an Acquisition Proposal, Spieker shall have failed to call the Spieker Stockholders Meeting in accordance with Section 5.1(a) or failed to prepare and mail to its stockholders the Joint Proxy Statement in accordance with Section 5.1(a) or 5.1(b), or (3) the Board of Directors of Spieker or any committee thereof shall have resolved to do any of the foregoing.

      7.2  Certain Fees and Expenses. If this Agreement shall be terminated (i) pursuant to Section 7.1(h), 7.1(i)(1) or 7.1(i)(3), then Spieker and Spieker Partnership theretofore or thereupon shall pay to EOP

Partnership a fee equal to the Break-Up Fee (as defined herein), and (ii) pursuant to Section 7.1(b) or 7.1(f), then Spieker and Spieker Partnership shall pay to EOP Partnership (provided that Spieker was not entitled to terminate this Agreement pursuant to Section 7.1(c) at the time of such termination) an amount equal to the Break-Up Expenses (as defined herein). If this Agreement shall be terminated pursuant to Section 7.1(c) or 7.1(g), then Equity Office and EOP Partnership shall pay to Spieker Partnership (provided that Equity Office was not entitled to terminate this Agreement pursuant to Section 7.1(b) at the time of such termination) an amount equal to the Break-Up Expenses. If this Agreement shall be terminated pursuant to Section 7.1(b), 7.1(d) (if primarily resulting from any action or inaction of Spieker, Spieker Partnership or any Spieker Subsidiary or Spieker TRS), 7.1(e), 7.1(f), 7.1(i)(2) and prior to the time of such termination an Acquisition Proposal has been received by Spieker or Spieker Partnership, and either prior to the termination of this Agreement or within twelve (12) months thereafter, Spieker or Spieker Partnership enters into any written agreement to consummate a transaction or series of transactions which, had such agreement been proposed or negotiated during the term of this Agreement, would have constituted an Acquisition Proposal pursuant to Section 4.3 (each, a “Spieker Acquisition Agreement”), which is subsequently consummated (whether or not any Spieker Acquisition Agreement relates to the same Acquisition Proposal which had been received at the time of the termination of this Agreement), then Spieker and Spieker Partnership shall pay the Break-Up Fee to EOP Partnership.

      The payment of the Break-Up Fee shall be compensation for the loss suffered by Equity Office and EOP Partnership as a result of the failure of the Mergers to be consummated (including, without limitation, opportunity costs and out-of-pocket costs and expenses) and to avoid the difficulty of determining damages under the circumstances. The Break-Up Fee shall be paid by Spieker and Spieker Partnership to EOP Partnership, or the Break-Up Expenses shall be paid by Spieker and Spieker Partnership to EOP Partnership or EOP Partnership to Spieker Partnership (as applicable), in immediately available funds within two (2) business days after the date the event giving rise to the obligation to make such payment occurred (except as otherwise provided in Section 7.1(h) or 7.1(i)). Spieker acknowledges that the agreements contained in this Section 7.2 are integral parts of this Agreement; accordingly, if Spieker and Spieker Partnership fail to promptly pay the Break-Up Fee or Break-Up Expenses due pursuant to this Section 7.2 and, in order to obtain payment, Equity Office commences a suit which results in a judgment against Spieker or Spieker Partnership for any amounts owed pursuant to this Section 7.2, Spieker and Spieker Partnership shall pay to Equity Office its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount owed at the rate on six-month U.S. Treasury obligations in effect on the date such payment was required to be made plus 300 basis points.

      As used in this Agreement, “Break-Up Fee” shall be an amount equal to the lesser of (i) $160,000,000 less Break-Up Expenses paid or payable under this Section 7.2 (the “Base Amount”) and (ii) the sum of (A) the maximum amount that can be paid to EOP Partnership without causing Equity Office to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code (“Qualifying Income”), as determined by independent accountants to Equity Office, and (B) in the event Equity Office receives a letter from outside counsel (the “Break-Up Fee Tax Opinion”) indicating that Equity Office has received a ruling from the IRS holding that EOP Partnership’s receipt of the Base Amount would either constitute Qualifying Income or would be excluded from gross income of Equity Office within the meaning of Sections 856(c)(2) and (3) of the Code (the “REIT Requirements”) or that the receipt by EOP Partnership of the remaining balance of the Base Amount following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Base Amount less the amount payable under clause (A) above. Spieker’s and Spieker Partnership’s obligation to pay any unpaid portion of the Break-Up Fee shall terminate three years from the date of this Agreement. In the event that EOP Partnership is not able to receive the full Base Amount, Spieker and Spieker Partnership shall place the unpaid amount in escrow and shall not release any portion thereof to EOP Partnership unless and until Spieker receives one or both of the following: (i) a letter from Equity Office’s independent accountants indicating the maximum amount that can be paid at that time to EOP Partnership without causing Equity Office to fail to meet the REIT Requirements or (ii) a Break-Up Fee Tax Opinion, in either of which events Spieker and Spieker Partnership shall pay to EOP Partnership the unpaid Base Amount or, if less and either there is no Break-up Fee Tax Opinion or the ruling described in the Break-Up Fee Tax Opinion does not hold that the Base Amount either would constitute Qualifying Income or would be excluded from gross income for purposes of the REIT Requirements, the maximum amount stated in the letter referred to in (i) above. Subject to satisfaction of the conditions set forth in the immediately preceding sentence, there is no limitation on the number of distributions that can be made from the escrow prior to the third anniversary of the date of this Agreement.

      The “Break-Up Expenses” payable to EOP Partnership or Spieker Partnership, as the case may be (the “Recipient”), shall be an amount equal to the lesser of (i) $7,500,000 or (ii) the Recipient’s out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, all attorneys’, accountants’ and investment bankers’ fees and expenses). If the Break-Up Expenses payable to the Recipient exceed the maximum amount that can be paid to the Recipient without causing the Recipient to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to the Recipient (the “Maximum Amount”), the amount initially payable to the Recipient shall be limited to the Maximum Amount. If, however, within the three-year period commencing on the date of this Agreement, the Recipient receives a Break-Up Fee Tax Opinion indicating that it has received a ruling from the IRS holding that the Recipient’s receipt of the Break-Up Expenses would either constitute Qualifying Income or would be excluded from gross income of the Recipient within the meaning of the REIT Requirements or that receipt by the Recipient of the balance of the Break-Up Expenses above the Maximum Amount following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Recipient shall be entitled to have payable to it the full amount of the Break-Up Expenses. The obligation of Equity Office and EOP Partnership or Spieker and Spieker Partnership, as applicable (“Payor”), to pay any unpaid portion of the Break-Up Expenses shall terminate three years from the date of this Agreement. In the event that the Recipient is not able to receive the full Break-Up Expenses, the Payor shall place the unpaid amount in escrow and shall not release any portion thereof to the Recipient unless and until the Payor receives either one or both of the following: (i) a letter from the independent accountants of Equity Office or Spieker, as the case may be, indicating the maximum amount that can be paid at that time to the Recipient without causing it to fail to meet the REIT Requirements or (ii) a Break-Up Expense Tax Opinion, in either of which events the Payor shall pay to the Recipient the unpaid Break-Up Expenses or, if less and either there is no Break-Up Expense Tax Opinion or the ruling described in the Break-Up Expense Tax Opinion does not hold that the Base Amount either would constitute Qualifying Income or would be excluded from gross income for purposes of the REIT Requirements, the maximum amount stated in the letter referred to in (i) above. Subject to satisfaction of the conditions set forth in the immediately preceding sentence, there is no limitation on the number of distributions that can be made from the escrow prior to the third anniversary of the date of this Agreement.

      7.3  Effect of Termination. In the event of termination of this Agreement by either Spieker or Equity Office as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Equity Office, EOP Partnership, Spieker or Spieker Partnership, other than the last sentence of Section 5.2, Section 7.2, this Section 7.3 and Article 8, and except to the extent that such termination results from a material breach by any party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

      7.4  Amendment. This Agreement may be amended by the parties in writing by action of the respective Board of Trustees or Board of Directors of Equity Office and Spieker at any time before or after any Shareholder Approvals are obtained and prior to the filing of the Articles of Merger with the Department; provided, however, that, after the Shareholder Approvals and Partner Approvals are obtained, no such amendment, modification or supplement shall be made which by law requires the further approval of shareholders or partners without obtaining such further approval. The parties agree to amend this Agreement in the manner provided in the immediately preceding sentence to the extent required to (a) continue the status of each party as a REIT or (b) preserve the Merger as a reorganization under Section 368(a) of the Code.

      7.5  Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.4, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE 8

GENERAL PROVISIONS

      8.1  Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement confirming the representations and warranties in this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

      8.2  Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

(a) if to Equity Office or EOP Partnership, to:

Equity Office Properties Trust Two North Riverside Plaza Suite 2100 Chicago, IL 60606 Attention: Timothy H. Callahan, President Stanley M. Stevens, Chief Legal Counsel Fax No.: (312) 466-4020

with a copy (which shall not constitute notice) to:

Hogan & Hartson L.L.P.
555 Thirteenth Street, N.W.
Washington, D.C. 20004-1109
Attention: J. Warren Gorrell, Jr.
George P. Barsness
Fax No.: (202) 637-5910

(b) if to Spieker or Spieker Partnership, to:

Spieker Properties, Inc.
2180 Sand Hill Road
Suite 200
Menlo Park, CA 94025
Attention:  Craig Vought, Co-Chief Executive Officer
                   Sara Reynolds Steppe, Senior Vice
                   President, General Counsel
Fax No.: (650) 233-3838

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell 1888 Century Park East Los Angeles, CA 90067-1725 Attention: Alison S. Ressler Fax No.: (310) 712-8800

      All notices shall be deemed given only when actually received.

      8.3  Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

      8.4  Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

      8.5  Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Spieker Disclosure Letter, the Equity Office Disclosure Letter, the Confidentiality Agreement, the Voting Agreements and the other agreements entered into in connection with the Mergers (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral between the parties with respect to the subject matter of this Agreement and (b) except as provided in Section 5.9 (“Third Party Provisions”), are not intended to confer upon any Person other than the parties hereto any rights or remedies.

      8.6  Governing Law. THE PARTNERSHIP MERGER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATES OF DELAWARE AND CALIFORNIA, AS APPLICABLE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF. EXCEPT AS PROVIDED IN THE IMMEDIATELY PRECEDING SENTENCE, THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

      8.7  Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

      8.8  Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in Maryland or in any state court located in Maryland this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in Maryland or any state court located in Maryland in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

      8.9  Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

      8.10  Exculpation. This Agreement shall not impose any personal liability on any shareholder, trustee, trust manager, officer, employee or agent of Equity Office or Spieker, and all Persons shall look solely to the property of Equity Office or Spieker for the payment of any claim hereunder or for the performance of this Agreement.

      8.11  Joint and Several Obligations. In each case where both Spieker and Spieker Partnership, on the one hand, or Equity Office and EOP Partnership, on the other hand, are obligated to perform the same obligation hereunder, such obligation shall be joint and several.

      IN WITNESS WHEREOF, Equity Office, EOP Partnership, Spieker and Spieker Partnership have caused this Agreement to be signed by their respective officers (or general partners) thereunto duly authorized all as of the date first written above.

EQUITY OFFICE PROPERTIES TRUST

By:	/s/ TIMOTHY H. CALLAHAN

Name: Timothy H. Callahan
Title: President and Chief Executive Officer

EOP OPERATING LIMITED PARTNERSHIP

By:	Equity Office Properties Trust,

its sole general partner

By:	/s/ TIMOTHY H. CALLAHAN

Name: Timothy H. Callahan
Title: President and Chief Executive Officer

SPIEKER PROPERTIES, INC.

By:	/s/ WARREN E. SPIEKER, JR.

Name: Warren E. Spieker, Jr.
Title: Chairman of the Board

SPIEKER PROPERTIES, L.P.

By:	Spieker Properties, Inc.,

its sole general partner

By:	/s/ WARREN E. SPIEKER, JR.

Name: Warren E. Spieker, Jr.
Title: Chairman of the Board

Exhibit D

EQUITY OFFICE PROPERTIES TRUST

FORM OF ARTICLES SUPPLEMENTARY

ESTABLISHING AND FIXING THE RIGHTS AND PREFERENCES OF SERIES E PREFERRED SHARES AND SERIES E PREFERRED EXCESS SHARES

      Equity Office Properties Trust, a Maryland real estate investment trust (the “Trust”), certifies to the State Department of Assessments and Taxation of Maryland that:

      FIRST: Under a power contained in Article VI of the Trust’s Articles of Amendment and Restatement of Declaration of Trust, as amended (the “Declaration of Trust”), the Board of Trustees (the “Board”), by resolution duly adopted on                , 2001, classified 4,250,000 Preferred Shares (as defined in the Declaration of Trust) as Series E Cumulative Redeemable Preferred Shares (the “Series E Preferred Shares”), with the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of shares as follows and provided for the issuance thereof:

      (1)  Designation and Number. The designation of Series E Preferred Shares described in Article FIRST hereof shall be “Series E Cumulative Redeemable Preferred Shares (par value $.01 per share).” The number of Series E Preferred Shares to be authorized shall be 4,250,000.

      (2)  Rank. The Series E Preferred Shares shall, with respect to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Trust, rank (a) senior to all classes or series of Common Shares (as defined in the Declaration of Trust) and to all equity securities the terms of which provide that such equity securities shall rank junior to such Series E Preferred Shares; (b) on a parity with all equity securities issued by the Trust, including the 8.98% Series A Cumulative Redeemable Preferred Shares (the “Series A Preferred Shares”), the 5.25% Series B Convertible, Cumulative Preferred Shares (the “Series B Preferred Shares”), the 8 5/8% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest (the “Series C Preferred Shares”), Series F Cumulative Redeemable Preferred Shares (the “Series F Preferred Shares”), Series G Cumulative Redeemable Preferred Shares (the “Series G Preferred Shares”) and Series H Cumulative Redeemable Preferred Shares (the “Series H Cumulative Redeemable Preferred Shares”) classified pursuant to resolutions duly adopted by the Board, other than those referred to in clauses (a) and (c); and (c) junior to all equity securities issued by the Trust which rank senior to the Series E Preferred Shares. The term “equity securities” shall not include convertible debt securities.

      (3)  Distributions.

(a) Subject to the rights of series of Preferred Shares which may from time to time come into existence, holders of Series E Preferred Shares shall be entitled to receive, when and as declared by the Board of Trustees, out of funds legally available for the payment of distributions, cumulative preferential cash distributions at the rate of $2.3625 per annum per share. Such distributions shall be cumulative from the last date on which any dividends were paid with respect to Series B Cumulative Redeemable Preferred Stock of Spieker Properties, Inc. for which Series E Preferred Shares were exchanged in connection with the merger of Spieker Properties, Inc. with and into the Trust and shall be payable quarterly in arrears on the last day of March, June, September and December or, if not a business day, the next succeeding business day (each, a “Distribution Payment Date”). Any distribution payable on Series E Preferred Shares for any partial distribution period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions will be payable to holders of record as they appear in the records of the Trust at the close of business on the applicable record date, which shall be on such date designated by the Board of Trustees of the Trust for the payment of distributions that is not more than 50 nor less than 10 days prior to such Distribution Payment Date (each, a “Distribution Record Date”).

(b) Distributions on Series E Preferred Shares will accrue whether or not the Trust has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are declared. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Series E Preferred Shares which may be in arrears. Holders of the Series E Preferred Shares will not be entitled to distributions in excess of the full cumulative distributions as described above.

(c) If, for any taxable year, the Trust elects to designate as “capital gain dividends” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended, or any successor revenue code or section (the “Code”)) any portion (the “Capital Gains Amount”) of the total distributions (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of shares of beneficial interest (the “Total Distributions”), then the portion of the Capital Gains Amount that shall be allocable to holders of Series E Preferred Shares shall be in the same portion that the Total Distributions paid or made available to the holders of Series E Preferred Shares for the year bears to the Total Distributions.

(d) If any Series E Preferred Shares are outstanding, no distributions shall be declared or paid or set apart for payment on any class or series of shares of beneficial interest of the Trust ranking, as to distributions, on a parity with or junior to Series E Preferred Shares for any period unless full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payments on Series E Preferred Shares for all past distribution periods and the then current distribution period. When distributions are not paid in full (or a sum sufficient for such full payment is not set apart) upon the Series E Preferred Shares and the shares of any other series of shares of beneficial interest ranking on parity as to distributions with Series E Preferred Shares, all distributions declared upon Series E Preferred Shares and any other series of shares of beneficial interest ranking on a parity as to distributions with Series E Preferred Shares shall be declared pro rata so that the amount of distributions declared per share on Series E Preferred Shares and such other series of shares of beneficial interest shall in all cases bear to each other the same ratio that accrued distributions per share on Series E Preferred Shares and such other series of shares of beneficial interest bear to each other.

(e) Except as provided in Section 3(d), unless full cumulative distributions on Series E Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no distributions (other than in Common Shares or other shares of beneficial interest ranking junior to Series E Preferred Shares as to distributions and amounts upon liquidation) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Common Shares, Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series F Preferred Shares, Series G Preferred Shares and Series H Preferred Shares or any other shares of beneficial interest of the Trust ranking junior to or on a parity with Series E Preferred Shares as to distributions or upon liquidation, nor shall any Common Shares, Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series F Preferred Shares, Series G Preferred Shares and Series H Preferred Shares or any other shares of beneficial interest of the Trust ranking junior to or on a parity with Series E Preferred Shares as to distributions or amounts upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares of beneficial interest) by the Trust (except by conversion into or exchange for other shares of beneficial interest of the Trust ranking junior to Series E Preferred Shares as to distributions and amounts upon liquidation).

(f) Any distribution payment made on Series E Preferred Shares shall first be credited against the earliest accrued but unpaid distribution due with respect to Series E Preferred Shares which remains payable.

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      (4)  Liquidation Rights.

(a) Subject to the rights of series of Preferred Shares which may from time to time come into existence, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Trust, then, before any distribution or payment shall be made to the holders of any Common Shares or any other class or series of shares of beneficial interest of the Trust ranking junior to Series E Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Trust, the holders of Series E Preferred Shares shall be entitled to receive out of assets of the Trust legally available for distribution to shareholders, liquidation distributions in the amount of the liquidation preference of $25.00 per share, plus an amount equal to all distributions accrued and unpaid thereon. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series E Preferred Shares will have no right or claim to any of the remaining assets of the Trust. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Trust, the available assets of the Trust are insufficient to pay the amount of the liquidation distributions on all outstanding Series E Preferred Shares and the corresponding amounts payable on all shares of other classes or series of shares of beneficial interest of the Trust ranking on a parity with Series E Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Trust (“Parity Shares”), then the holders of Series E Preferred Shares and Parity Shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(b) A consolidation or merger of the Trust with or into any other entity or entities, or a sale, lease, conveyance or disposition of all or substantially all of the assets of the Trust or the effectuation by the Trust of a transaction or series of related transactions in which more than 50% of the voting power of the Trust is disposed of, shall not be deemed to be a liquidation, dissolution or winding up of the affairs of the Trust within the meaning of this Section 4.

      (5)  Redemption.

(a) Series E Preferred Shares are not redeemable prior to December 11, 2000. On and after December 11, 2000, the Trust at its option upon not less than 30 nor more than 90 days’ written notice may redeem outstanding Series E Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus an amount equal to all distributions accrued and unpaid thereon to the date fixed for redemption, without interest. The redemption price of Series E Preferred Shares (other than the portion thereof consisting of accrued and unpaid distributions) is payable solely out of proceeds (without giving effect to any temporary use of such proceeds) from the sale of other shares of beneficial interest of the Trust, which may include Common Shares, Preferred Shares, depositary shares, interests, participations or other ownership interests in the Trust however designated (other than debt securities converted into or exchangeable for shares of beneficial interest), and any rights, warrants or options to purchase any thereof. Holders of Series E Preferred Shares to be redeemed shall surrender such Series E Preferred Shares at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid distributions payable upon such redemption following such surrender. If fewer than all of the outstanding Series E Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by the Trust and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Trust.

(b) Unless full cumulative distributions on all Series E Preferred Shares and Parity Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, no Series E Preferred Shares or Parity Shares shall be redeemed unless all outstanding Series E Preferred Shares and Parity Shares are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series E Preferred Shares or Parity Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series E Preferred Shares or

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Parity Shares, as the case may be. Furthermore, unless full cumulative distributions on all outstanding Series E Preferred Shares and Parity Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, the Trust shall not purchase or otherwise acquire directly or indirectly any Series E Preferred Shares or Parity Shares (except by conversion into or exchange for shares of beneficial interest of the Trust ranking junior to Series E Preferred Shares and Parity Shares as to distributions and amounts upon liquidation).

(c) Notice of redemption will be mailed at least 30 days but not more than 90 days before the redemption date to each holder of record of Series E Preferred Shares at the address shown on the stock transfer books of the Trust. Each notice shall state: (i) the redemption date; (ii) the number of Series E Preferred Shares to be redeemed; (iii) the redemption price per share; (iv) the place or places where certificates for Series E Preferred Shares are to be surrendered for payment of the redemption price; and (v) that distributions on Series E Preferred Shares will cease to accrue on such redemption date. If fewer than all Series E Preferred Shares are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Series E Preferred Shares to be redeemed from each such holder. If notice of redemption of any Series E Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Trust in trust for the benefit of the holders of Series E Preferred Shares so called for redemption, then from and after the redemption date, distributions will cease to accrue on such Series E Preferred Shares, such Series E Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

(d) The holders of Series E Preferred Shares at the close of business on a Distribution Record Date will be entitled to receive the distribution payable with respect to such Series E Preferred Shares on the corresponding Distribution Payment Date notwithstanding the redemption thereof between such Distribution Record Date and the corresponding Distribution Payment Date or the Trust’s default in the payment of the distribution due. Except as provided above, the Trust will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series E Preferred Shares which have been called for redemption.

(e) Series E Preferred Shares will not be subject to any sinking fund or mandatory redemption, except as provided in Section 9.

      (6)  Voting Rights.

(a) Except as indicated in this Section 6, or except as otherwise from time to time required by applicable law, the holders of Series E Preferred Shares will have no voting rights.

(b) If six quarterly distributions (whether or not consecutive) payable on Series E Preferred Shares or any Parity Shares are in arrears, whether or not earned or declared, the number of trustees then constituting the Board of Trustees of the Trust will be increased by two, and the holders of Series E Preferred Shares, voting together as a class with the holders of shares of any other series of Parity Shares entitled to such voting rights (any such other series, the “Voting Preferred Shares”), will have the right to elect two additional trustees to serve on the Trust’s Board of Trustees at any annual meeting of stockholders or a properly called special meeting of the holders of Series E Preferred Shares and such other Voting Preferred Shares until all such distributions have been declared and paid or set aside for payment. The term of office of all trustees so elected will terminate with the termination of such voting rights.

(c) The approval of a majority of the outstanding Series E Preferred Shares and all other series of Voting Preferred Shares similarly affected and having voting rights of the type specified in this Section 6(c), voting as a single class is required in order to (i) enter into a share exchange that affects Series E Preferred Shares, or consolidate with or merge the Trust with or into any other entity, unless in each such case each Series E Preferred Share remains outstanding without a material adverse change to its terms and rights or is converted into or exchanged for preferred shares of the surviving entity having

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preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption thereof identical to that of a Series E Preferred Share, or (ii) authorize, reclassify, create, or increase the authorized amount of any class of shares of beneficial interest having rights senior to Series E Preferred Shares with respect to the payment of distributions or amounts upon liquidation, dissolution or winding up of the affairs of the Trust. However, the Trust may create additional classes of Parity Shares and shares of beneficial interest ranking junior to Series E Preferred Shares as to distributions or amounts upon liquidation, dissolution or winding up of the affairs of the Trust (“Junior Shares”), increase the authorized number of Parity Shares and Junior Shares and issue additional series of Parity Shares and Junior Shares without the consent of any holder of Series E Preferred Shares.

(d) The approval of two-thirds of the outstanding Series E Preferred Shares and all other series of Voting Preferred Shares similarly affected and having voting rights of the type specified in this Section 6(d), voting as a single class, is required in order to amend the Trust’s Articles Supplementary or declaration of trust to affect materially and adversely the rights, preferences or voting power of the holders of Series E Preferred Shares or the Voting Preferred Shares.

(e) Except as provided above and as required by law, the holders of Series E Preferred Shares are not entitled to vote on any merger or consolidation involving the Trust, on any share exchange or on a sale of all or substantially all of the assets of the Trust.

      (7)  Conversion. The Series E Preferred Shares are not convertible into or exchangeable for any other property or securities of the Trust, except that each Series E Preferred Shares is exchangeable into Series E Preferred Excess Shares as provided in Section 9.

      (8)  Status of Redeemed Stock. In the event any Series E Preferred Shares shall be redeemed pursuant to Section 5 hereof, the shares so redeemed shall revert to the status of authorized but unissued Preferred Shares available for future issuance and reclassification by the Trust.

      (9)  Restrictions on Transfer; Exchange for Series E Preferred Excess Shares.

(a) Definitions. The following terms shall have the following meanings:

“Beneficial Ownership” shall mean ownership of Series E Preferred Shares by a Person who would be treated as an owner of such shares either directly or indirectly through the application of Section 544 of the Code, as modified by Section 856 (h) (1) (B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have correlative meanings.

“Beneficiary” shall mean a beneficiary of the Series E Preferred Excess Share Trust as determined pursuant to Section 10(e).

“Board of Trustees” shall mean the Board of Trustees of the Trust.

“Bylaws” shall mean the Bylaws of the Trust.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Common Shares” shall mean common shares of beneficial interest, $.01 per share, of the Trust.

“Constructive Ownership” shall mean ownership of Series E Preferred Shares by a Person who would be treated as an owner of such shares either directly or indirectly through the application of Section 318 of the Code, as modified by Section 856(d) (5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have correlative meanings.

“Equity Shares” shall mean shares of beneficial interest that are either Common Shares or Preferred Shares.

“Market Price” on any date shall mean the average of the Closing Price for the five consecutive Trading Days ending on such date. The “Closing Price” on any date shall mean the last sale price,

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regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Equity Shares are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Equity Shares are listed or admitted to trading or, if the Equity Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Equity Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Equity Shares selected by the Board of Trustees of the Trust. “Trading Day” shall mean a day on which the principal national securities exchange on which the Equity Shares are listed or admitted to trading is open for the transaction of business or, if the Equity Shares are not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“Ownership Limit” shall mean 9.9% of the value of the outstanding Equity Shares of the Trust.

“Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401 (a) or 501 (c) (17) of the Code, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d) (3) of the Securities Exchange Act of 1934, as amended.

“Preferred Shares” shall mean preferred shares of beneficial interest, $.01 per share, of the Trust.

“Purported Beneficial Transferee” shall mean, with respect to any purported Transfer that results in Series E Preferred Excess Shares, the purported beneficial transferee for whom the Purported Record Transferee would have acquired Series E Preferred Shares if such Transfer had been valid under
Section 9(b).

“Purported Record Transferee” shall mean, with respect to any purported Transfer that results in Series E Preferred Excess Shares, the record holder of the Equity Shares if such Transfer had been valid under Section 9(b).

“REIT” shall mean a real estate investment trust under Section 856 of the Code.

“Restriction Termination Date” shall mean the first day on which the Board of Trustees and the shareholders of the Trust determine that it is no longer in the best interests of the Trust to attempt to, or continue to, qualify as a REIT.

“Series E Preferred Excess Share Trust” shall mean the trust created pursuant to Section 10(a).

“Shares” shall mean shares of beneficial interest of the Trust.

“Transfer” shall mean any sale, transfer, gift, hypothecation, pledge, assignment, devise or other disposition of Series E Preferred Shares (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Series E Preferred Shares or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Series E Preferred Shares), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise.

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“Trustee” shall mean the Trust, acting as Trustee for the Series E Preferred Excess Share Trust, or any successor trustee appointed by the Trust.

(b) Restriction on Transfers.

(A) Except as provided in Section 9(i), prior to the Restriction Termination Date, no Person who Beneficially Owns or Constructively Owns Series E Preferred Shares shall Beneficially Own or Constructively Own Equity Shares in excess of the Ownership Limit.

(B) Except as provided in Section 9(i), prior to the Restriction Termination Date, any Transfer of Series E Preferred Shares that, if effective, would result in any Person Beneficially Owning or Constructively Owning Series E Preferred Shares in excess of the Ownership Limit shall be void ab initio as to the Transfer of that number of Series E Preferred Shares which would be otherwise Beneficially or Constructively Owned by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such excess Series E Preferred Shares.

(C) Except as provided in Section 9(i), prior to the Restriction Termination Date, any Transfer of Series E Preferred Shares that, if effective, would result in the Equity Shares being Beneficially Owned by fewer than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of that number of shares which would be otherwise Beneficially or Constructively Owned by the transferee; and the intended transferee shall acquire no rights in such excess Series E Preferred Shares.

(D) Prior to the Restriction Termination Date, any Transfer of Series E Preferred Shares that, if effective, would result in the Trust’s being “closely held” within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer of that number of Series F Preferred Shares which would cause the Trust to be “closely held” within the meaning of Section 856(h) of the Code; and the intended transferee shall acquire no rights in such excess Series E Preferred Shares.

(c) Exchange for Series E Preferred Excess Shares.

(A) If, notwithstanding the other provisions contained in this Section 9, at any time prior to the Restriction Termination Date, there is a purported Transfer or other change in the capital structure of the Trust such that any Person would either Beneficially Own or Constructively Own Series E Preferred Shares in excess of the Ownership Limit, then, except as otherwise provided in Section 9(i), such Series E Preferred Shares in excess of the Ownership Limit (rounded up to the nearest whole share) shall be automatically exchanged for an equal number of Series E Preferred Excess Shares. Such exchange shall be effective as of the close of business on the business day prior to the date of the Transfer or change in capital structure.

(B) If notwithstanding the other provisions contained in this Section 9, at any time prior to the Restriction Termination Date, there is a purported Transfer or other change in the capital structure of the Trust which, if effective, would cause the Trust to become “closely held” within the meaning of
Section 856(h) of the Code, then the Series E Preferred Shares being Transferred or which are otherwise affected by the change in capital structure and which, in either case, would cause the Trust to be “closely held” within the meaning of Section 856(h) of the Code (rounded up to the nearest whole share) shall be automatically exchanged for an equal number of Series E Preferred Excess Shares. Such exchange shall be effective as of the close of business on the business day prior to the date of the Transfer or change in capital structure.

(d) Remedies for Breach. If the Board of Trustees or its designees at any time determines in good faith that a Transfer has taken place in violation of Section 9(b) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any Series E Preferred Shares in violation of Section 9(b), the Board of Trustees or its designees shall take such action as it or they deem advisable to refuse to give effect or to prevent such Transfer, including, but not limited to, refusing to give effect to such Transfer on the books of the Trust or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers or attempted Transfers in violation of Section 9(b) shall be void ab

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initio and automatically result in the exchange described in Section 9(c), irrespective of any action (or non-action) by the Board of Trustees or its designees.

(e) Notice of Restricted Transfer. Any Person who acquires or attempts to acquire Series E Preferred Shares in violation of Section 9(b), or any Person who is a transferee such that Series E Preferred Excess Shares results under Section 9(c), shall immediately give written notice to the Trust of such event and shall provide to the Trust such other information as the Trust may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Trust’s status as a REIT.

(f) Owners Required to Provide Information. Prior to the Restriction Termination Date:

(A) Every holder of Series E Preferred Shares who is a Beneficial Owner or Constructive Owner of more than 5% (during any periods in which the number of such Persons exceeds 2000) or 1% (during any periods in which the number of such Persons is greater than 200 but no more than 1999), or such lower percentages as required pursuant to regulations under the Code, of the outstanding Equity Shares of the Trust shall, within 30 days after January 1 of each year, give written notice to the Trust stating the name and address of such Beneficial Owner or Constructive Owner, the number of Equity Shares Beneficially Owned or Constructively Owned, and a description of how such shares are held. Each such Beneficial Owner or Constructive Owner shall provide to the Trust such additional information as the Trust may request in order to determine the effect, if any, of such Beneficial Ownership on the Trust’s status as a REIT and to ensure compliance with the Ownership Limit.

(B) Each Person who is a Beneficial Owner or Constructive Owner of Series E Preferred Shares and each Person (including the shareholder of record) who is holding Series E Preferred Shares for a Beneficial Owner or Constructive Owner shall provide to the Trust such information as the Trust may request in order to determine the Trust’s status as a REIT and to ensure compliance with the Ownership Limit.

(g) Remedies Not Limited. Nothing contained in this Section 9 shall limit the authority of the Board of Trustees to take such other action as it deems necessary or advisable to protect the Trust and the interests of its shareholders by preservation of the Trust’s status as a REIT and to ensure compliance with the Ownership Limit.

(h) Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 9, including any definition contained in subparagraph (a), the Board of Trustees shall have the power to determine the application of the provisions of this Section 9 with respect to any situation based on the facts known to it.

(i) Exception. The Board of Trustees, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel in each case to the effect that the restrictions contained in subparagraph (C) of Section 9(b) and/or subparagraph (D) of Section 9(b) will not be violated, may exempt a Person from the Ownership Limit if such Person is not an individual for purposes of Section 542(a)(2) of the Code (as modified by Section 856(h) of the Code) or is an underwriter which participates in a public offering of the Series E Preferred Shares for a period of 90 days following the purchase by such underwriter of the Series E Preferred Shares and the Board of Trustees obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual’s Beneficial Ownership of Series E Preferred Shares will violate the Ownership Limit and such Person agrees that any violation or attempted violation will result in such Series E Preferred Shares being exchanged for Series E Preferred Excess Shares in accordance with Section 9(c) and provided that any exemption of a Person under this Section 9(i) shall not allow the Person to exceed 13.0% of the value of the outstanding Equity Shares of the Trust.

(j) Legend. Each certificate for Series E Preferred Shares shall bear the following legend:

The Series E Preferred Shares represented by this certificate are subject to restrictions on transfer for the purpose of the Trust’s maintenance of its status as a real estate investment trust

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under the Internal Revenue Code of 1986, as amended (the “Code”). No Person may (1) Beneficially Own or Constructively Own Series E Preferred Shares in excess of 9.9% of the value of the outstanding Equity Shares of the Trust; or (2) Beneficially Own Series E Preferred Shares that would result in the Trust’s being “closely held” under Section 856(h) of the Code. Any Person who attempts to Beneficially Own or Constructively Own Series E Preferred Shares in excess of the above limitations must immediately notify the Trust. All capitalized terms in this legend have the meanings defined in the Trust’s Declaration of Trust, as the same may be further amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each shareholder who so requests. If the restrictions on transfer are violated, the Series E Preferred Shares represented hereby will be automatically exchanged for Series E Preferred Excess Shares which will be held in trust by the Trust.

      (10)  Series E Preferred Excess Shares.

(a) Ownership in Trust. Upon any purported Transfer that results in Series E Preferred Excess Shares pursuant to Section 9(c), such Series E Preferred Excess Shares shall be deemed to have been transferred to the Trust, as Trustee of the Series E Preferred Excess Share Trust for the exclusive benefit of such Beneficiary or Beneficiaries to whom an interest in such Series E Preferred Excess Shares may later be transferred pursuant to Section 10(e). Series E Preferred Excess Shares so held in trust shall be issued and outstanding shares of the Trust. The Purported Record Transferee shall have no rights in such Series E Preferred Excess Shares except the right to receive a price for its interest in the Equity Shares which were exchanged for Series E Preferred Excess Shares. The Purported Beneficial Transferee shall have no rights in such Series E Preferred Excess Shares except as provided in Section 10(e).

(b) Distribution Rights. Series E Preferred Excess Shares shall not be entitled to any distributions. Any distribution paid prior to the discovery by the Trust that the Series E Preferred Shares have been exchanged for Series E Preferred Excess Shares shall be repaid to the Trust upon demand, and any distribution declared but unpaid shall be rescinded as void ab initio with respect to such Series E Preferred Excess Shares.

(c) Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of, or any distribution of the assets of, the Trust, the Series E Preferred Excess Shares shall not be entitled to share in any portion of the assets of the Trust. At such time as (i) the Trust has received the necessary shareholder approval with respect to a voluntary liquidation of dissolution of the Trust, or (ii) the Trust has become the subject of an order of a court of competent jurisdiction compelling an involuntary liquidation or dissolution of the Trust, such Series E Preferred Excess Shares held in trust in the Series E Preferred Excess Share Trust shall without further act be extinguished and each Purported Beneficial Transferee whose acquisition of Series E Preferred Shares resulted in the Series E Preferred Excess Shares which has been extinguished pursuant to this Section 10(c) shall without further act become a creditor of the Trust. The amount by which each such Purported Beneficial Transferee shall become a creditor of the Trust with respect to its now-extinguished interest in the Trust (representing the number of Series E Preferred Excess Shares held by the Trust attributable to a purported Transfer that resulted in the Series E Preferred Excess Shares) will be equal to the lesser of (a) that amount of the distributable assets of the Trust to which such Series E Preferred Excess Shares would be entitled if such Series E Preferred Excess Shares were entitled to share ratably in the distributable assets of the Trust as Common Shares, or (b) as appropriate, either (1) the price per share paid by such Purported Beneficial Transferee for the Series E Preferred Shares which were exchanged for Series E Preferred Excess Shares, or (2) if the Purported Beneficial Transferee did not give value for such Series E Preferred Shares (having received such through a gift, device or otherwise), a price per share equal to the Market Price on the date of the purported Transfer that resulted in the Series E Preferred Excess Shares. Payment to the Purported Beneficial Transferee shall be without interest and shall be due concurrently with the date of first distribution of liquidation proceeds to the holders of Equity Shares. If the Trust causes such liquidation or dissolution to be revoked or otherwise rescinded any Series E Preferred Excess Shares previously automatically extinguished pursuant to this Section 10(c) shall be automatically revived and

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any Purported Beneficial Transferees shall without further act cease to be creditors of the Trust as otherwise provided above.

(d) Voting Rights. The holders of Series E Preferred Excess Shares shall not be entitled to vote on any matters (except as required by the General Laws of the State of Maryland).

(e) Restrictions on Transfers; Designation of Beneficiary.

(A) Series E Preferred Excess Shares shall not be transferable. The Trust may designate a Beneficiary of an interest in the Series E Preferred Excess Share Trust (representing the number of Series E Preferred Excess Shares held by the Series E Preferred Excess Share Trust attributable to a purported Transfer that resulted in the Series E Preferred Excess Shares), if the shares of Series E Preferred Excess Shares held in trust in the Series E Preferred Excess Share Trust would not be Series E Preferred Excess Shares in the hands of such Beneficiary. The Purported Beneficial Transferee may receive a price for its interest in the Series E Preferred Shares which were exchanged for Series E Preferred Excess Shares provided that the Purported Beneficial Transferee does not receive a price that reflects a price per share for such Series E Preferred Shares that exceeds (i) the price per share such Purported Beneficial Transferee paid for the Series E Preferred Shares in the purported Transfer that resulted in the Series E Preferred Excess Shares, or (ii) if the Purported Beneficial Transferee did not give value for such Series E Preferred Shares (through a gift, devise or otherwise), a price per share equal to the Market Price on the date of the purported Transfer that resulted in the Series E Preferred Excess Shares. Upon such transfer of an interest in the Series E Preferred Excess Share Trust, the corresponding shares of Series E Preferred Excess Shares in the Series E Preferred Excess Share Trust shall be automatically exchanged for an equal number of Series E Preferred Shares, and such Series E Preferred Shares shall be transferred of record to the Beneficiary of the interest in the Series E Preferred Excess Share Trust designated by the Trust as described above if such Series E Preferred Shares would not be Series E Preferred Excess Shares in the hands of such Beneficiary.

(B) Notwithstanding the foregoing, if a Purported Beneficial Transferee receives a price for its interest in the Series E Preferred Shares which were exchanged for Series E Preferred Excess Shares that exceeds the amount allowable under subparagraph (A) of Section 10(e), such Purported Beneficial Transferee shall pay, or cause to be paid, such excess to the Trust, or, at the Trust’s sole election, such excess shall be offset against any future distributions payable to such Purported Beneficial Transferee.

(f) Purchase Right in Series E Preferred Excess Shares. Shares of Series E Preferred Excess Shares shall be deemed to have been offered for sale to the Trust, or its designee at a price per share equal to the lesser of (i) the price per share in the transaction that created such Series E Preferred Excess Shares (or, in the case of devisee or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Trust, or its designee, accepts such offer. Subject to the satisfaction of any applicable requirements of the General Laws of the State of Maryland, the Trust shall have the right to accept such offer for a period of ninety days after the later of (i) the date of the Transfer that resulted in such Series E Preferred Excess Shares and (ii) the date the Board of Trustees determines in good faith that a Transfer resulting in Series E Preferred Excess Shares has occurred, if the Trust does not receive a notice of such Transfer pursuant to Section 10(e).

(g) Further Authority. Nothing contained in this Section 10 or in any other provision of these Articles Supplementary or the Declaration of Trust shall limit the authority of the Board of Trustees to take such other action as it in its sole discretion deems necessary or advisable to protect the Trust and the interests of the shareholders by maintaining the Trust’s eligibility to be, and preserving the Trust’s status as, a qualified REIT under the Code.

(h) New York Stock Exchange. Nothing in this Section 10 precludes the settlement of transactions entered into through the facilities of the New York Stock Exchange. As provided in this Section 10,

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under certain circumstances, a Transfer of Series E Preferred Shares may result in the automatic exchange of the Series E Preferred Shares for an equal number of Series E Preferred Excess Shares.

(i) Non-applicability of Article VII of Declaration of Trust to Series E Preferred Shares. The restrictions on transfer and ownership of Shares contained in Article VII of the Declaration of Trust and the other provisions of such Article VII shall not apply to the Series E Preferred Shares.

      SECOND: Under a power contained in Article VI of the Declaration of Trust of the Trust, the Board by resolution by resolution adopted on                , 2001, classified 4,250,000 Preferred Shares (as defined in the Declaration of Trust) as Series E Preferred Excess Shares, $.01 par value per share, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of shares set forth in Article FIRST and provided for the issuance thereof.

      IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on this       day of           , 2001.

EQUITY OFFICE PROPERTIES TRUST

By:

Timothy H. Callahan
President and Chief Executive Officer

[SEAL]

ATTEST:

Stanley M. Stevens, Secretary

      THE UNDERSIGNED, President and Chief Executive Officer of Equity Office Properties Trust who executed on behalf of the Trust the foregoing Articles Supplementary which this certificate is made a part, hereby acknowledges in the name and on behalf of said Trust the foregoing Articles Supplementary to be the duly authorized act of said Trust and hereby certifies to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval therein are true in all material respects under penalties of perjury.

Timothy H. Callahan
President and Chief Executive Officer

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Exhibit E

EQUITY OFFICE PROPERTIES TRUST

FORM OF ARTICLES SUPPLEMENTARY

ESTABLISHING AND FIXING THE RIGHTS AND PREFERENCES OF SERIES F PREFERRED SHARES AND SERIES F PREFERRED EXCESS SHARES

      Equity Office Properties Trust, a Maryland real estate investment trust (the “Trust”), certifies to the State Department of Assessments and Taxation of Maryland that:

      FIRST: Under a power contained in Article VI of the Trust’s Articles of Amendment and Restatement of Declaration of Trust, as amended (the “Declaration of Trust”), the Board of Trustees (the “Board”), by resolution duly adopted on                     , 2001, classified 6,000,000 Preferred Shares (as defined in the Declaration of Trust) as Series F Cumulative Redeemable Preferred Shares (the “Series F Preferred Shares”), with the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of shares as follows and provided for the issuance thereof:

      (1)  Designation and Number. The designation of Series F Preferred Shares described in Article FIRST hereof shall be “Series F Cumulative Redeemable Preferred Shares (par value $.01 per share).” The number of Series F Preferred Shares to be authorized shall be 6,000,000.

      (2)  Rank. The Series F Preferred Shares shall, with respect to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Trust, rank (a) senior to all classes or series of Common Shares (as defined in the Declaration of Trust) and to all equity securities the terms of which provide that such equity securities shall rank junior to such Series F Preferred Shares; (b) on a parity with all equity securities issued by the Trust, including the 8.98% Series A Cumulative Redeemable Preferred Shares (the “Series A Preferred Shares”), the 5.25% Series B Convertible, Cumulative Preferred Shares (the “Series B Preferred Shares”), the 8 5/8% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest (the “Series C Preferred Shares”), Series E Cumulative Redeemable Preferred Shares (the “Series E Preferred Shares”), Series G Cumulative Redeemable Preferred Shares (the “Series G Preferred Shares”) and Series H Cumulative Redeemable Preferred Shares (the “Series H Cumulative Redeemable Preferred Shares”) classified pursuant to resolutions duly adopted by the Board, other than those referred to in clauses (a) and (c); and (c) junior to all equity securities issued by the Trust which rank senior to the Series F Preferred Shares. The term “equity securities” shall not include convertible debt securities.

      (3)  Distributions.

(a) Subject to the rights of series of Preferred Shares which are or may from time to time come into existence, holders of Series F Preferred Shares shall be entitled to receive, when and as declared by the Board of Trustees, out of funds legally available for the payment of distributions, cumulative preferential cash distributions at the rate of $1.96875 per annum per share. Such distributions shall be cumulative from the last date on which any dividends were paid with respect to Series C Cumulative Redeemable Preferred Stock of Spieker Properties, Inc. for which Series F Preferred Shares were exchanged in connection with the merger of Spieker Properties, Inc. with and into the Trust and shall be payable quarterly in arrears on the last day of January, April, July and October or, if not a business day, the next succeeding business day (each, a “Distribution Payment Date”). Any distribution payable on Series F Preferred Shares for any partial distribution period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions will be payable to holders of record as they appear in the records of the Trust at the close of business on the applicable record date, which shall be on such date designated by the Board of Trustees of the Trust for the payment of distributions that is not more than 50 nor less than 10 days prior to such Distribution Payment Date (each, a “Distribution Record Date”).

(b) Distributions on Series F Preferred Shares will accrue whether or not the Trust has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are declared. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Series F Preferred Shares which may be in arrears. Holders of the Series F Preferred Shares will not be entitled to distributions in excess of the full cumulative distributions as described above.

(c) If, for any taxable year, the Trust elects to designate as “capital gain dividends” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended, or any successor revenue code or section (the “Code”)) any portion (the “Capital Gains Amount”) of the total distributions (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of shares of beneficial interest (the “Total Distributions”), then the portion of the Capital Gains Amount that shall be allocable to holders of Series F Preferred Shares shall be in the same portion that the Total Distributions paid or made available to the holders of Series F Preferred Shares for the year bears to the Total Distributions.

(d) If any Series F Preferred Shares are outstanding, no distributions shall be declared or paid or set apart for payment on any class or series of shares of beneficial interest of the Trust ranking, as to distributions, on a parity with or junior to Series F Preferred Shares for any period unless full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payments on Series F Preferred Shares for all past distribution periods and the then current distribution period. When distributions are not paid in full (or a sum sufficient for such full payment is not set apart) upon the Series F Preferred Shares and the shares of any other series of shares of beneficial interest ranking on parity as to distributions with Series F Preferred Shares, all distributions declared upon Series F Preferred Shares and any other series of shares of beneficial interest ranking on a parity as to distributions with Series F Preferred Shares shall be declared pro rata so that the amount of distributions declared per share on Series F Preferred Shares and such other series of shares of beneficial interest shall in all cases bear to each other the same ratio that accrued distributions per share on Series F Preferred Shares and such other series of shares of beneficial interest bear to each other.

(e) Except as provided in Section 3(d), unless full cumulative distributions on Series F Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no distributions (other than in Common Shares or other shares of beneficial interest ranking junior to Series F Preferred Shares as to distributions and amounts upon liquidation) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Common Shares, Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series E Preferred Shares, Series G Preferred Shares and Series H Preferred Shares or any other shares of beneficial interest of the Trust ranking junior to or on a parity with Series F Preferred Shares as to distributions or amounts upon liquidation, nor shall any Common Shares, Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series E Preferred Shares, Series G Preferred Shares and Series H Preferred Shares or any other shares of beneficial interest of the Trust ranking junior to or on a parity with Series F Preferred Shares as to distributions or amounts upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares of beneficial interest) by the Trust (except by conversion into or exchange for other shares of beneficial interest of the Trust ranking junior to Series F Preferred Shares as to distributions and amounts upon liquidation).

(f) Any distribution payment made on Series F Preferred Shares shall first be credited against the earliest accrued but unpaid distribution due with respect to Series F Preferred Shares which remains payable.

      (4)  Liquidation Rights.

(a) Subject to the rights of series of Preferred Shares which are or may from time to time come into existence, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Trust, then, before any distribution or payment shall be made to the holders of any Common Shares or

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any other class or series of shares of beneficial interest of the Trust ranking junior to Series F Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Trust, the holders of Series F Preferred Shares shall be entitled to receive out of assets of the Trust legally available for distribution to shareholders, liquidation distributions in the amount of the liquidation preference of $25.00 per share, plus an amount equal to all distributions accrued and unpaid thereon. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series F Preferred Shares will have no right or claim to any of the remaining assets of the Trust. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Trust, the available assets of the Trust are insufficient to pay the amount of the liquidation distributions on all outstanding Series F Preferred Shares and the corresponding amounts payable on all shares of other classes or series of shares of beneficial interest of the Trust ranking on a parity with Series F Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Trust (“Parity Shares”), then the holders of Series F Preferred Shares and Parity Shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(b) A consolidation or merger of the Trust with or into any other entity or entities, or a sale, lease, conveyance or disposition of all or substantially all of the assets of the Trust or the effectuation by the Trust of a transaction or series of related transactions in which more than 50% of the voting power of the Trust is disposed of, shall not be deemed to be a liquidation, dissolution or winding up of the affairs of the Trust within the meaning of this Section 4.

      (5)  Redemption.

(a) Series F Preferred Shares are not redeemable prior to October 10, 2002. On and after October 10, 2002, the Trust at its option upon not less than 30 nor more than 90 days’ written notice may redeem outstanding Series F Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus an amount equal to all distributions accrued and unpaid thereon to the date fixed for redemption, without interest. The redemption price of Series F Preferred Shares (other than the portion thereof consisting of accrued and unpaid distributions) is payable solely out of proceeds (without giving effect to any temporary use of such proceeds) from the sale of other shares of beneficial interest of the Trust, which may include Common Shares, Preferred Shares, depositary shares, interests, participations or other ownership interests in the Trust however designated (other than debt securities converted into or exchangeable for shares of beneficial interest), and any rights, warrants or options to purchase any thereof. Holders of Series F Preferred Shares to be redeemed shall surrender such Series F Preferred Shares at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid distributions payable upon such redemption following such surrender. If fewer than all of the outstanding Series F Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by the Trust and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Trust.

(b) Unless full cumulative distributions on all Series F Preferred Shares and Parity Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, no Series F Preferred Shares or Parity Shares shall be redeemed unless all outstanding Series F Preferred Shares and Parity Shares are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series F Preferred Shares or Parity Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series F Preferred Shares or Parity Shares, as the case may be. Furthermore, unless full cumulative distributions on all outstanding Series F Preferred Shares and Parity Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, the Trust shall not purchase or otherwise acquire directly or indirectly any Series F Preferred Shares or Parity Shares (except by conversion into or exchange for

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shares of beneficial interest of the Trust ranking junior to Series F Preferred Shares and Parity Shares as to distributions and amounts upon liquidation).

(c) Notice of redemption will be mailed at least 30 days but not more than 90 days before the redemption date to each holder of record of Series F Preferred Shares at the address shown on the stock transfer books of the Trust. Each notice shall state: (i) the redemption date; (ii) the number of Series F Preferred Shares to be redeemed; (iii) the redemption price per share; (iv) the place or places where certificates for Series F Preferred Shares are to be surrendered for payment of the redemption price; and (v) that distributions on Series F Preferred Shares will cease to accrue on such redemption date. If fewer than all Series F Preferred Shares are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Series F Preferred Shares to be redeemed from each such holder. If notice of redemption of any Series F Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Trust in trust for the benefit of the holders of Series F Preferred Shares so called for redemption, then from and after the redemption date, distributions will cease to accrue on such Series F Preferred Shares, such Series F Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

(d) The holders of Series F Preferred Shares at the close of business on a Distribution Record Date will be entitled to receive the distribution payable with respect to such Series F Preferred Shares on the corresponding Distribution Payment Date notwithstanding the redemption thereof between such Distribution Record Date and the corresponding Distribution Payment Date or the Trust’s default in the payment of the distribution due. Except as provided above, the Trust will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series F Preferred Shares which have been called for redemption.

(e) Series F Preferred Shares will not be subject to any sinking fund or mandatory redemption, except as provided in Section 9.

      (6)  Voting Rights.

(a) Except as indicated in this Section 6, or except as otherwise from time to time required by applicable law, the holders of Series F Preferred Shares will have no voting rights.

(b) If six quarterly distributions (whether or not consecutive) payable on Series F Preferred Shares or any Parity Shares are in arrears, whether or not earned or declared, the number of trustees then constituting the Board of Trustees of the Trust will be increased by two, and the holders of Series F Preferred Shares, voting together as a class with the holders of shares of any other series of Parity Shares entitled to such voting rights (any such other series, the “Voting Preferred Shares”), will have the right to elect two additional trustees to serve on the Trust’s Board of Trustees at any annual meeting of stockholders or a properly called special meeting of the holders of Series F Preferred Shares and such other Voting Preferred Shares until all such distributions have been declared and paid or set aside for payment. The term of office of all trustees so elected will terminate with the termination of such voting rights.

(c) The approval of a majority of the outstanding Series F Preferred Shares and all other series of Voting Preferred Shares similarly affected and having voting rights of the type specified in this Section 6(c), voting as a single class is required in order to (i) enter into a share exchange that affects Series F Preferred Shares or the Voting Preferred Shares, or consolidate with or merge the Trust with or into any other entity, unless in each such case each Series F Preferred Share and Voting Preferred Share remains outstanding without a material adverse change to its terms and rights or is converted into or exchanged for preferred shares of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption thereof identical to that of a Series F Preferred Share or the Voting Preferred Shares, or (ii) authorize, reclassify, create, or increase the authorized amount of any class of shares of beneficial interest having rights senior to Series F Preferred Shares or the Voting Preferred Shares with respect to

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the payment of distributions or amounts upon liquidation, dissolution or winding up of the affairs of the Trust. However, the Trust may create additional classes of Parity Shares and shares of beneficial interest ranking junior to Series F Preferred Shares as to distributions or amounts upon liquidation, dissolution or winding up of the affairs of the Trust (“Junior Shares”), increase the authorized number of Parity Shares and Junior Shares and issue additional series of Parity Shares and Junior Shares without the consent of any holder of Series F Preferred Shares.

(d) The approval of two-thirds of the outstanding Series F Preferred Shares and all other series of Voting Preferred Shares similarly affected and having voting rights of the type specified in this Section 6(d), voting as a single class, is required in order to amend the Trust’s Articles Supplementary or declaration of trust to affect materially and adversely the rights, preferences or voting power of the holders of Series F Preferred Shares or the Voting Preferred Shares.

(e) Except as provided above and as required by law, the holders of Series F Preferred Shares are not entitled to vote on any merger or consolidation involving the Trust, on any share exchange or on a sale of all or substantially all of the assets of the Trust.

      (7)  Conversion. The Series F Preferred Shares are not convertible into or exchangeable for any other property or securities of the Trust, except that each Series F Preferred Shares is exchangeable into Series F Preferred Excess Shares as provided in Section 9.

      (8)  Status of Redeemed or Reacquired Stock. In the event any Series F Preferred Shares shall be redeemed pursuant to Section 5 hereof or reacquired, the shares so redeemed or reacquired shall revert to the status of authorized but unissued Preferred Shares available for future issuance and reclassification by the Trust.

      (9)  Restrictions on Transfer; Exchange for Series F Preferred Excess Shares.

(a) Definitions. The following terms shall have the following meanings:

“Beneficial Ownership” shall mean ownership of Series F Preferred Shares by a Person who would be treated as an owner of such shares either directly or indirectly through the application of Section 544 of the Code, as modified by Section 856 (h) (1) (B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have correlative meanings.

“Beneficiary” shall mean a beneficiary of the Series F Preferred Excess Share Trust as determined pursuant to Section 10(e).

“Board of Trustees” shall mean the Board of Trustees of the Trust.

“Bylaws” shall mean the Bylaws of the Trust.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Common Shares” shall mean common shares of beneficial interest, $.01 per share, of the Trust.

“Constructive Ownership” shall mean ownership of Series F Preferred Shares by a Person who would be treated as an owner of such shares either directly or indirectly through the application of Section 318 of the Code, as modified by Section 856(d) (5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have correlative meanings.

“Equity Shares” shall mean shares of beneficial interest that are either Common Shares or Preferred Shares.

“Market Price” on any date shall mean the average of the Closing Price for the five consecutive Trading Days ending on such date. The “Closing Price” on any date shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or,

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if the Equity Shares are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Equity Shares are listed or admitted to trading or, if the Equity Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Equity Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Equity Shares selected by the Board of Trustees of the Trust. “Trading Day” shall mean a day on which the principal national securities exchange on which the Equity Shares are listed or admitted to trading is open for the transaction of business or, if the Equity Shares are not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“Ownership Limit” shall mean 9.9% of the value of the outstanding Equity Shares of the Trust.

“Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401 (a) or 501 (c) (17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d) (3) of the Securities Exchange Act of 1934, as amended.

“Preferred Shares” shall mean preferred shares of beneficial interest, $.01 per share, of the Trust.

“Purported Beneficial Transferee” shall mean, with respect to any purported Transfer that results in Series F Preferred Excess Shares, the purported beneficial transferee for whom the Purported Record Transferee would have acquired Series F Preferred Shares if such Transfer had been valid under
Section 9(b).

“Purported Record Transferee” shall mean, with respect to any purported Transfer that results in Series F Preferred Excess Shares, the record holder of the Series F Preferred Shares if such Transfer had been valid under Section 9(b).

“REIT” shall mean a real estate investment trust under Section 856 of the Code.

“Restriction Termination Date” shall mean the first day on which the Board of Trustees and the shareholders of the Trust determine that it is no longer in the best interests of the Trust to attempt to, or continue to, qualify as a REIT.

“Series F Preferred Excess Share Trust” shall mean the trust created pursuant to Section 10(a).

“Shares” shall mean shares of beneficial interest of the Trust.

“Transfer” shall mean any sale, transfer, gift, hypothecation, pledge, assignment, devise or other disposition of Series F Preferred Shares (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Series F Preferred Shares or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Series F Preferred Shares), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise.

“Trustee” shall mean the Trust, acting as Trustee for the Series F Preferred Excess Share Trust, or any successor trustee appointed by the Trust.

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(b) Restriction on Transfers.

(A) Except as provided in Section 9(i), prior to the Restriction Termination Date, no Person who Beneficially Owns or Constructively Owns Series F Preferred Shares shall Beneficially Own or Constructively Own Equity Shares in excess of the Ownership Limit.

(B) Except as provided in Section 9(i), prior to the Restriction Termination Date, any Transfer of Series F Preferred Shares that, if effective, would result in any Person Beneficially Owning or Constructively Owning Series F Preferred Shares in excess of the Ownership Limit shall be void ab initio as to the Transfer of that number of Series F Preferred Shares which would be otherwise Beneficially or Constructively Owned by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such excess Series F Preferred Shares.

(C) Except as provided in Section 9(i), prior to the Restriction Termination Date, any Transfer of Series F Preferred Shares that, if effective, would result in the Equity Shares being Beneficially Owned by fewer than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of that number of shares which would be otherwise Beneficially or Constructively Owned by the transferee; and the intended transferee shall acquire no rights in such excess Series F Preferred Shares.

(D) Prior to the Restriction Termination Date, any Transfer of Series F Preferred Shares that, if effective, would result in the Trust’s being “closely held” within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer of that number of Equity Shares which would cause the Trust to be “closely held” within the meaning of Section 856(h) of the Code; and the intended transferee shall acquire no rights in such excess Series F Preferred Shares.

(c) Exchange for Series F Preferred Excess Shares.

(A) If, notwithstanding the other provisions contained in this Section 9, at any time prior to the Restriction Termination Date, there is a purported Transfer or other change in the capital structure of the Trust such that any Person would either Beneficially Own or Constructively Own Series F Preferred Shares in excess of the Ownership Limit, then, except as otherwise provided in Section 9(i), such Series F Preferred Shares in excess of the Ownership Limit (rounded up to the nearest whole share) shall be automatically exchanged for an equal number of Series F Preferred Excess Shares. Such exchange shall be effective as of the close of business on the business day prior to the date of the Transfer or change in capital structure.

(B) If notwithstanding the other provisions contained in this Section 9, at any time prior to the Restriction Termination Date, there is a purported Transfer or other change in the capital structure of the Trust which, if effective, would cause the Trust to become “closely held” within the meaning of Section 856(h) of the Code, then the Series F Preferred Shares being Transferred or which are otherwise affected by the change in capital structure and which, in either case, would cause the Trust to be “closely held” within the meaning of Section 856(h) of the Code (rounded up to the nearest whole share) shall be automatically exchanged for an equal number of Series F Preferred Excess Shares. Such exchange shall be effective as of the close of business on the business day prior to the date of the Transfer or change in capital structure.

(d) Remedies for Breach. If the Board of Trustees or its designees at any time determines in good faith that a Transfer has taken place in violation of Section 9(b) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any Series F Preferred Shares in violation of Section 9(b), the Board of Trustees or its designees shall take such action as it or they deem advisable to refuse to give effect or to prevent such Transfer, including, but not limited to, refusing to give effect to such Transfer on the books of the Trust or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers or attempted Transfers in violation of Section 9(b) shall be void ab initio and automatically result in the exchange described in Section 9(c), irrespective of any action (or non-action) by the Board of Trustees or its designees.

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(e) Notice of Restricted Transfer. Any Person who acquires or attempts to acquire Series F Preferred Shares in violation of Section 9(b), or any Person who is a transferee such that Series F Preferred Excess Shares results under Section 9(c), shall immediately give written notice to the Trust of such event and shall provide to the Trust such other information as the Trust may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Trust’s status as a REIT.

(f) Owners Required to Provide Information. Prior to the Restriction Termination Date:

(A) Every holder of Series F Preferred Shares who is a Beneficial Owner or Constructive Owner of more than 5% (during any periods in which the number of such Persons exceeds 2000) or 1% (during any periods in which the number of such Persons is greater than 200 but no more than 1999), or such lower percentages as required pursuant to regulations under the Code, of the outstanding Equity Shares of the Trust shall, within 30 days after January 1 of each year, give written notice to the Trust stating the name and address of such Beneficial Owner or Constructive Owner, the number of Equity Shares Beneficially Owned or Constructively Owned, and a description of how such shares are held. Each such Beneficial Owner or Constructive Owner shall provide to the Trust such additional information as the Trust may request in order to determine the effect, if any, of such Beneficial Ownership on the Trust’s status as a REIT and to ensure compliance with the Ownership Limit.

(B) Each Person who is a Beneficial Owner or Constructive Owner of Series F Preferred Shares and each Person (including the shareholder of record) who is holding Series F Preferred Shares for a Beneficial Owner or Constructive Owner shall provide to the Trust such information as the Trust may request in order to determine the Trust’s status as a REIT and to ensure compliance with the Ownership Limit.

(g) Remedies Not Limited. Nothing contained in this Section 9 shall limit the authority of the Board of Trustees to take such other action as it deems necessary or advisable to protect the Trust and the interests of its shareholders by preservation of the Trust’s status as a REIT and to ensure compliance with the Ownership Limit.

(h) Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 9, including any definition contained in subparagraph (a), the Board of Trustees shall have the power to determine the application of the provisions of this Section 9 with respect to any situation based on the facts known to it.

(i) Exception. The Board of Trustees, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel in each case to the effect that the restrictions contained in subparagraph (C) of Section 9(b) and/or subparagraph (D) of Section 9(b) will not be violated, may exempt a Person from the Ownership Limit if such Person is not an individual for purposes of Section 542(a)(2) of the Code (as modified by Section 856(h) of the Code) or is an underwriter which participates in a public offering of the Series F Preferred Shares for a period of 90 days following the purchase by such underwriter of the Series F Preferred Shares and the Board of Trustees obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual’s Beneficial Ownership of Series F Preferred Shares will violate the Ownership Limit and such Person agrees that any violation or attempted violation will result in such Series F Preferred Shares being exchanged for Series F Preferred Excess Shares in accordance with Section 9(c) and provided that any exemption of a Person under this Section 9(i) shall not allow the Person to exceed 13.0% of the value of the outstanding Equity Shares of the Trust.

(j) Legend. Each certificate for Series F Preferred Shares shall bear the following legend:

The Series F Preferred Shares represented by this certificate are subject to restrictions on transfer for the purpose of the Trust’s maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”). No Person may (1) Beneficially Own or Constructively Own Series F Preferred Shares in excess of 9.9% of the value of the outstanding Equity Shares of the Trust; or (2) Beneficially Own Series F Preferred

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Shares that would result in the Trust’s being “closely held” under Section 856(h) of the Code. Any Person who attempts to Beneficially Own or Constructively Own Series F Preferred Shares in excess of the above limitations must immediately notify the Trust. All capitalized terms in this legend have the meanings defined in the Trust’s Declaration of Trust, as the same may be further amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each shareholder who so requests. If the restrictions on transfer are violated, the Series F Preferred Shares represented hereby will be automatically exchanged for Series F Preferred Excess Shares which will be held in trust by the Trust.

      (10)  Series F Preferred Excess Shares.

(a) Ownership in Trust. Upon any purported Transfer that results in Series F Preferred Excess Shares pursuant to Section 9(c), such Series F Preferred Excess Shares shall be deemed to have been transferred to the Trust, as Trustee of the Series F Preferred Excess Share Trust for the exclusive benefit of such Beneficiary or Beneficiaries to whom an interest in such Series F Preferred Excess Shares may later be transferred pursuant to Section 10(e). Series F Preferred Excess Shares so held in trust shall be issued and outstanding shares of the Trust. The Purported Record Transferee shall have no rights in such Series F Preferred Excess Shares except the right to receive a price for its interest in the Equity Shares which were exchanged for Series F Preferred Excess Shares. The Purported Beneficial Transferee shall have no rights in such Series F Preferred Excess Shares except as provided in Section 10(e).

(b) Distribution Rights. Series F Preferred Excess Shares shall not be entitled to any distributions. Any distribution paid prior to the discovery by the Trust that the Series F Preferred Shares have been exchanged for Series F Preferred Excess Shares shall be repaid to the Trust upon demand, and any distribution declared but unpaid shall be rescinded as void ab initio with respect to such Series F Preferred Excess Shares.

(c) Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of, or any distribution of the assets of, the Trust, the Series F Preferred Excess Shares shall not be entitled to share in any portion of the assets of the Trust. At such time as (i) the Trust has received the necessary shareholder approval with respect to a voluntary liquidation of dissolution of the Trust, or (ii) the Trust has become the subject of an order of a court of competent jurisdiction compelling an involuntary liquidation or dissolution of the Trust, such Series F Preferred Excess Shares held in trust in the Series F Preferred Excess Share Trust shall without further act be extinguished and each Purported Beneficial Transferee whose acquisition of Series F Preferred Shares resulted in the Series F Preferred Excess Shares which has been extinguished pursuant to this Section 10(c) shall without further act become a creditor of the Trust. The amount by which each such Purported Beneficial Transferee shall become a creditor of the Trust with respect to its now-extinguished interest in the Trust (representing the number of Series F Preferred Excess Shares held by the Trust attributable to a purported Transfer that resulted in the Series F Preferred Excess Shares) will be equal to the lesser of (a) that amount of the distributable assets of the Trust to which such Series F Preferred Excess Shares would be entitled if such Series F Preferred Excess Shares were entitled to share ratably in the distributable assets of the Trust as Common Shares, or (b) as appropriate, either (1) the price per share paid by such Purported Beneficial Transferee for the Series F Preferred Shares which were exchanged for Series F Preferred Excess Shares, or (2) if the Purported Beneficial Transferee did not give value for such Series F Preferred Shares (having received such through a gift, device or otherwise), a price per share equal to the Market Price on the date of the purported Transfer that resulted in the Series F Preferred Excess Shares. Payment to the Purported Beneficial Transferee shall be without interest and shall be due concurrently with the date of first distribution of liquidation proceeds to the holders of Equity Shares. If the Trust causes such liquidation or dissolution to be revoked or otherwise rescinded any Series F Preferred Excess Shares previously automatically extinguished pursuant to this Section 10(c) shall be automatically revived and any Purported Beneficial Transferees shall without further act cease to be creditors of the Trust as otherwise provided above.

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(d) Voting Rights. The holders of Series F Preferred Excess Shares shall not be entitled to vote on any matters (except as required by the General Laws of the State of Maryland).

(e) Restrictions on Transfers; Designation of Beneficiary.

(A) Series F Preferred Excess Shares shall not be transferable. The Trust may designate a Beneficiary of an interest in the Series F Preferred Excess Share Trust (representing the number of Series F Preferred Excess Shares held by the Series F Preferred Excess Share Trust attributable to a purported Transfer that resulted in the Series F Preferred Excess Shares), if the shares of Series F Preferred Excess Shares held in trust in the Series F Preferred Excess Share Trust would not be Series F Preferred Excess Shares in the hands of such Beneficiary. The Purported Beneficial Transferee may receive a price for its interest in the Series F Preferred Shares which were exchanged for Series F Preferred Excess Shares provided that the Purported Beneficial Transferee does not receive a price that reflects a price per share for such Series F Preferred Shares that exceeds (i) the price per share such Purported Beneficial Transferee paid for the Series F Preferred Shares in the purported Transfer that resulted in the Series F Preferred Excess Shares, or (ii) if the Purported Beneficial Transferee did not give value for such Series F Preferred Shares (through a gift, devise or otherwise), a price per share equal to the Market Price on the date of the purported Transfer that resulted in the Series F Preferred Excess Shares. Upon such transfer of an interest in the Series F Preferred Excess Share Trust, the corresponding shares of Series F Preferred Excess Shares in the Series F Preferred Excess Share Trust shall be automatically exchanged for an equal number of Series F Preferred Shares, and such Series F Preferred Shares shall be transferred of record to the Beneficiary of the interest in the Series F Preferred Excess Share Trust designated by the Trust as described above if such Series F Preferred Shares would not be Series F Preferred Excess Shares in the hands of such Beneficiary.

(B) Notwithstanding the foregoing, if a Purported Beneficial Transferee receives a price for its interest in the Series F Preferred Shares which were exchanged for Series F Preferred Excess Shares that exceeds the amount allowable under subparagraph (A) of Section 10(e), such Purported Beneficial Transferee shall pay, or cause to be paid, such excess to the Trust, or, at the Trust’s sole election, such excess shall be offset against any future distributions payable to such Purported Beneficial Transferee.

(f) Purchase Right in Series F Preferred Excess Shares. Shares of Series F Preferred Excess Shares shall be deemed to have been offered for sale to the Trust, or its designee at a price per share equal to the lesser of (i) the price per share in the transaction that created such Series F Preferred Excess Shares (or, in the case of devisee or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Trust, or its designee, accepts such offer. Subject to the satisfaction of any applicable requirements of the General Laws of the State of Maryland, the Trust shall have the right to accept such offer for a period of ninety days after the later of (i) the date of the Transfer that resulted in such Series F Preferred Excess Shares and (ii) the date the Board of Trustees determines in good faith that a Transfer resulting in Series F Preferred Excess Shares has occurred, if the Trust does not receive a notice of such Transfer pursuant to Section 10(e).

(g) Further Authority. Nothing contained in this Section 10 or in any other provision of these Articles Supplementary or the Declaration of Trust shall limit the authority of the Board of Trustees to take such other action as it in its sole discretion deems necessary or advisable to protect the Trust and the interests of the shareholders by maintaining the Trust’s eligibility to be, and preserving the Trust’s status as, a qualified REIT under the Code.

(h) New York Stock Exchange. Nothing in this Section 10 precludes the settlement of transactions entered into through the facilities of the New York Stock Exchange. As provided in this Section 10, under certain circumstances, a Transfer of Series F Preferred Shares may result in the automatic exchange of the Series F Preferred Shares for an equal number of Series F Preferred Excess Shares.

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(i) Non-applicability of Article VII of Declaration of Trust to Series F Preferred Shares. The restrictions on transfer and ownership of Shares contained in Article VII of the Declaration of Trust and the other provisions of such Article VII shall not apply to the Series F Preferred Shares.

      SECOND: Under a power contained in Article VI of the Declaration of Trust of the Trust, the Board by resolution by resolution adopted on                     , 2001, classified 6,000,000 Preferred Shares (as defined in the Declaration of Trust) as Series F Preferred Excess Shares, $.01 par value per share, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of shares set forth in Article FIRST and provided for the issuance thereof.

      IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on this           day of           , 2001.

EQUITY OFFICE PROPERTIES TRUST

By:

Timothy H. Callahan
President and Chief Executive Officer

[SEAL]

ATTEST:

Stanley M. Stevens, Secretary

      THE UNDERSIGNED, President and Chief Executive Officer of Equity Office Properties Trust who executed on behalf of the Trust the foregoing Articles Supplementary which this certificate is made a part, hereby acknowledges in the name and on behalf of said Trust the foregoing Articles Supplementary to be the duly authorized act of said Trust and hereby certifies to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval therein are true in all material respects under penalties of perjury.

Timothy H. Callahan
President and Chief Executive Officer

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Exhibit F

EQUITY OFFICE PROPERTIES TRUST

FORM OF ARTICLES SUPPLEMENTARY

ESTABLISHING AND FIXING THE RIGHTS AND PREFERENCES OF

SERIES G PREFERRED SHARES AND SERIES G PREFERRED EXCESS SHARES

      Equity Office Properties Trust, a Maryland real estate investment trust (the “Trust”), certifies to the State Department of Assessments and Taxation of Maryland that:

      FIRST: Under a power contained in Article VI of the Trust’s Articles of Amendment and Restatement of Declaration of Trust, as amended (the “Declaration of Trust”), the Board of Trustees (the “Board”), by resolution duly adopted on                   , 2001, classified 1,500,000 Preferred Shares (as defined in the Declaration of Trust) as Series G Cumulative Redeemable Preferred Shares (the “Series G Preferred Shares”), with the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of shares as follows and provided for the issuance thereof:

      (1)  Designation and Number. The designation of Series G Preferred Shares described in Article FIRST hereof shall be “Series G Cumulative Redeemable Preferred Shares (par value $.01 per share).” The number of Series G Preferred Shares to be authorized shall be 1,500,000.

      (2)  Rank. The Series G Preferred Shares shall, with respect to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Trust, rank (a) senior to all classes or series of Common Shares (as defined in the Declaration of Trust) and to all equity securities the terms of which provide that such equity securities shall rank junior to such Series G Preferred Shares; (b) on a parity with all equity securities issued by the Trust, including the 8.98% Series A Cumulative Redeemable Preferred Shares (the “Series A Preferred Shares”), the 5.25% Series B Convertible, Cumulative Preferred Shares (the “Series B Preferred Shares”), the 8 5/8% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest (the “Series C Preferred Shares”), Series E Cumulative Redeemable Preferred Shares (the “Series E Preferred Shares”), Series F Cumulative Redeemable Preferred Shares (the “Series F Preferred Shares”) and Series H Cumulative Redeemable Preferred Shares (the “Series H Cumulative Redeemable Preferred Shares”) classified pursuant to resolutions duly adopted by the Board, other than those referred to in clauses (a) and (c); and (c) junior to all equity securities issued by the Trust which rank senior to the Series G Preferred Shares. The term “equity securities” shall not include convertible debt securities.

      (3)  Distributions.

(a) Subject to the rights of series of Preferred Shares which may from time to time come into existence, holders of Series G Preferred Shares shall be entitled to receive, when and as declared by the Board of Trustees, out of funds legally available for the payment of distributions, cumulative preferential cash distributions at the rate of $3.84375 per annum per share. Such distributions shall be cumulative from the last date on which any dividends were paid with respect to Series D Cumulative Redeemable Preferred Stock of Spieker Properties, Inc. for which Series G Preferred Shares were exchanged in connection with the merger of Spieker Properties, Inc. with and into the Trust and shall be payable quarterly in arrears on the last day of March, June, September and December or, if not a business day, the next succeeding business day (each, a “Distribution Payment Date”). Any distribution payable on Series G Preferred Shares for any partial distribution period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions will be payable to holders of record as they appear in the records of the Trust at the close of business on the applicable record date, which shall be on such date designated by the Board of Trustees of the Trust for the payment of distributions that is not more than 50 nor less than 10 days prior to such Distribution Payment Date (each, a “Distribution Record Date”). Notwithstanding anything to the contrary set forth herein, each Series G Preferred Share shall also accumulate all accrued and unpaid distributions, whether or not declared, up to the exchange date on any Series G Preferred Unit (as defined in the Second Amended and Restated Agreement of Limited Partnership of EOP Operating Limited Partnership, as amended (the “Partnership Agreement”) and for purposes of these Articles Supplementary such accrued and unpaid distributions on such Series G Preferred Units shall be deemed to constitute accrued and unpaid distributions with respect to past distribution periods on Series G Preferred Shares.

(b) Distributions on Series G Preferred Shares will accrue whether or not the Trust has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are declared. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Series G Preferred Shares which may be in arrears. Holders of the Series G Preferred Shares will not be entitled to distributions in excess of the full cumulative distributions as described above.

(c) If, for any taxable year, the Trust elects to designate as “capital gain dividends” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended, or any successor revenue code or section (the “Code”)) any portion (the “Capital Gains Amount”) of the total distributions (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of shares of beneficial interest (the “Total Distributions”), then the portion of the Capital Gains Amount that shall be allocable to holders of Series G Preferred Shares shall be in the same portion that the Total Distributions paid or made available to the holders of Series G Preferred Shares for the year bears to the Total Distributions.

(d) If any Series G Preferred Shares are outstanding, no distributions shall be declared or paid or set apart for payment on any class or series of shares of beneficial interest of the Trust ranking, as to distributions, on a parity with or junior to Series G Preferred Shares for any period unless full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payments on Series G Preferred Shares for all past distribution periods and the then current distribution period. When distributions are not paid in full (or a sum sufficient for such full payment is not set apart) upon the Series G Preferred Shares and the shares of any other series of shares of beneficial interest ranking on parity as to distributions with Series G Preferred Shares, all distributions declared upon Series G Preferred Shares and any other series of shares of beneficial interest ranking on a parity as to distributions with Series G Preferred Shares shall be declared pro rata so that the amount of distributions declared per share on Series G Preferred Shares and such other series of shares of beneficial interest shall in all cases bear to each other the same ratio that accrued distributions per share on Series G Preferred Shares and such other series of shares of beneficial interest bear to each other.

(e) Except as provided in Section 3(d), unless full cumulative distributions on Series G Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no distributions (other than in Common Shares or other shares of beneficial interest ranking junior to Series G Preferred Shares as to distributions and amounts upon liquidation, dissolution or winding up of the affairs of the Trust) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Common Shares, Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series E Preferred Shares, Series F Preferred Shares and Series H Preferred Shares or any other shares of beneficial interest of the Trust ranking junior to or on a parity with Series G Preferred Shares as to distributions or amounts upon liquidation, nor shall any Common Shares, Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series E Preferred Shares, Series F Preferred Shares and Series H Preferred Shares or any other shares of beneficial interest of the Trust ranking junior to or on a parity with Series G Preferred Shares as to distributions or amounts upon liquidation, dissolution or winding up of the affairs of the Trust be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares of beneficial interest) by the Trust (except by conversion into or exchange for other shares of beneficial interest of the Trust ranking junior to Series G Preferred Shares as to distributions and amounts upon liquidation, dissolution or winding up of the affairs of the Trust).

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(f) Any distribution payment made on Series G Preferred Shares shall first be credited against the earliest accrued but unpaid distribution due with respect to Series G Preferred Shares which remains payable.

      (4)  Liquidation Rights.

(a) Subject to the rights of series of Preferred Shares ranking on a parity or senior to the Series G Preferred Shares as to amounts upon liquidation, dissolution or winding up of the affairs of the Trust which may from time to time come into existence, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Trust, then, before any distribution or payment shall be made to the holders of any Common Shares or any other class or series of shares of beneficial interest of the Trust ranking junior to Series G Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Trust, the holders of Series G Preferred Shares shall be entitled to receive out of assets of the Trust legally available for distribution to shareholders, liquidation distributions in the amount of the liquidation preference of $25.00 per share, plus an amount equal to all distributions accrued and unpaid thereon. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series G Preferred Shares will have no right or claim to any of the remaining assets of the Trust. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Trust, the available assets of the Trust are insufficient to pay the amount of the liquidation distributions on all outstanding Series G Preferred Shares and the corresponding amounts payable on all shares of other classes or series of shares of beneficial interest of the Trust ranking on a parity with Series G Preferred Shares as to distributions and amounts upon any liquidation, dissolution or winding up of the affairs of the Trust, including Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series F Preferred Shares, Series G Preferred Shares and Series H Preferred Shares (“Parity Shares”), then the holders of Series G Preferred Shares and Parity Shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(b) A consolidation or merger of the Trust with or into any other entity or entities, or a sale, lease, conveyance or disposition of all or substantially all of the assets of the Trust or the effectuation by the Trust of a transaction or series of related transactions in which more than 50% of the voting power of the Trust is disposed of, shall not be deemed to be a liquidation, dissolution or winding up of the affairs of the Trust within the meaning of this Section 4.

      (5)  Redemption.

(a) Series G Preferred Shares are not redeemable prior to April 20, 2003. On and after April 20, 2003, the Trust at its option upon not less than 30 nor more than 60 days’ written notice may redeem outstanding Series G Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $50.00 per share, plus an amount equal to all distributions accrued and unpaid thereon, whether or not declared, to the date fixed for redemption, without interest. The redemption price of Series G Preferred Shares (other than the portion thereof consisting of accrued and unpaid distributions) is payable solely out of proceeds (without giving effect to any temporary use of such proceeds) from the sale of other shares of beneficial interest of the Trust, which may include Common Shares, Preferred Shares, depositary shares, interests, participations or other ownership interests in the Trust however designated (other than debt securities converted into or exchangeable for shares of beneficial interest), and any rights, warrants or options to purchase any thereof. Holders of Series G Preferred Shares to be redeemed shall surrender such Series G Preferred Shares at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid distributions payable upon such redemption following such surrender. If fewer than all of the outstanding Series G Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by the Trust and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Trust.

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(b) Unless full cumulative distributions on all Series G Preferred Shares and Parity Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, no Series G Preferred Shares or Parity Shares shall be redeemed unless all outstanding Series G Preferred Shares and Parity Shares are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series G Preferred Shares or Parity Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series G Preferred Shares or Parity Shares, as the case may be. Furthermore, unless full cumulative distributions on all outstanding Series G Preferred Shares and Parity Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, the Trust shall not purchase or otherwise acquire directly or indirectly any Series G Preferred Shares or Parity Shares (except by conversion into or exchange for shares of beneficial interest of the Trust ranking junior to Series G Preferred Shares and Parity Shares as to distributions and amounts upon liquidation, dissolution or winding up of the affairs of the Trust).

(c) Notice of redemption will be mailed and telecopied (if possible) at least 30 days but not more than 60 days before the redemption date to each holder of record of Series G Preferred Shares at the address or telecopier number shown on the stock transfer books of the Trust. Each notice shall state: (i) the redemption date; (ii) the number of Series G Preferred Shares to be redeemed; (iii) the redemption price per share; (iv) the place or places where certificates for Series G Preferred Shares are to be surrendered for payment of the redemption price; and (v) that distributions on Series G Preferred Shares will cease to accrue on such redemption date. If fewer than all Series G Preferred Shares are to be redeemed, the notice mailed and telecopied (if possible) to each such holder thereof shall also specify the number of Series G Preferred Shares to be redeemed from each such holder. If notice of redemption of any Series G Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Trust in trust for the benefit of the holders of Series G Preferred Shares so called redemption, then from and after the redemption date, distributions will cease to accrue on such Series G Preferred Shares, such Series G Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

(d) The holders of Series G Preferred Shares at the close of business on a Distribution Record Date will be entitled to receive the distribution payable with respect to such Series G Preferred Shares on the corresponding Distribution Payment Date notwithstanding the redemption thereof between such Distribution Record Date and the corresponding Distribution Payment Date or the Trust’s default in the payment of the distribution due.

(e) Series G Preferred Shares will not be subject to any sinking fund or mandatory redemption, except as provided in Section 9.

(f) The redemption price shall be payable to the holders of the Series G Preferred Shares upon surrender of the certificate evidencing the Series G Preferred Shares by such holders at the place designated in the notice of redemption. If fewer than all Series G Preferred Shares evidenced by any certificate is being redeemed, a new certificate shall be issued upon surrender of the certificate evidencing all Series G Preferred Shares, evidencing the unredeemed Series G Preferred Shares without cost to the holder thereof. If any redemption date is not a business day, then payment of the redemption price payable on such redemption date will be made on the next succeeding business day (and without any interest or other payment in respect of any such delay) except that, if such business day falls in the next calendar year, such payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on such redemption date. If payment of the redemption price or any accumulated or unpaid distributions in respect of the Series G Preferred Shares is improperly withheld or refused and not paid by the Trust, distributions on such Series G Preferred Shares will continue to accumulate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the applicable redemption price and any accumulated and unpaid distributions.

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      (6)  Voting Rights.

(a) Except as indicated in this Section 6, or except as otherwise from time to time required by applicable law, the holders of Series G Preferred Shares will have no voting rights.

(b) (i) If six quarterly distributions (including quarterly distributions on the Series G Preferred Units prior to the exchange into Series G Preferred Shares) (whether or not consecutive) payable on Series G Preferred Shares or any Parity Shares are in arrears, whether or not earned or declared, the number of trustees then constituting the Board of Trustees of the Trust will be increased by two, and the holders of Series G Preferred Shares, voting together as a class with the holders of shares of any other series of Parity Shares entitled to such voting rights (any such other series, the “Voting Preferred Shares”), will have the right to elect two additional trustees (the “Preferred Share Trustees”) to serve on the Trust’s Board of Trustees at any annual meeting of stockholders or a properly called special meeting of the holders of Series G Preferred Shares and such other Voting Preferred Shares until all such distributions have been declared and paid in full or deposited irrevocably in trust for the benefit of holders of Series G Preferred Shares. At any such meeting, the Preferred Share Trustees shall be elected by plurality vote on the basis of one vote per $25.00 of liquidation preference to which such Series G Preferred Shares and Voting Preferred Shares is entitled (excluding amounts in respect of accumulated and unpaid distributions). The term of office of all Preferred Share Trustees so elected will terminate with the termination of such voting rights.

(ii) Any Preferred Share Trustee may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series G Preferred Shares. Any vacancy in the office of a Preferred Share Trustee may be filled by written consent of the Preferred Share Trustee remaining in office, or if none remains in office, by a vote of the holders of record of shares of Series G Preferred Shares, voting together as a class with the holders of Voting Preferred Shares. The Preferred Share Trustees shall each be entitled to one vote per trustee on any matter.

(c) The approval of two-thirds of the outstanding Series G Preferred Shares is required in order to (i) enter into a share exchange that affects Series G Preferred Shares, or consolidate with or merge the Trust with or into any other entity or convey, lease or transfer all of its assets as an entirety, unless in each such case each Series G Preferred Share remains outstanding without a material adverse change to its terms, preferences, privileges, voting powers and rights or is converted into or exchanged for preferred shares of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption thereof identical to that of a Series G Preferred Share, or (ii) authorize, reclassify, create, or increase the authorized amount of any class of shares of beneficial interest having rights senior to Series G Preferred Shares with respect to the payment of distributions or amounts upon liquidation, dissolution or winding up of the affairs of the Trust. However, the Trust may create additional classes of Parity Shares and shares of beneficial interest ranking junior to Series G Preferred Shares as to distributions or amounts upon liquidation, dissolution or winding up of the affairs of the Trust (“Junior Shares”), increase the authorized number of Parity Shares and Junior Shares and issue additional series of Parity Shares and Junior Shares without the consent of any holder of Series G Preferred Shares, unless, in the case of Parity Shares, such Parity Shares are created or increased solely of the purpose of issuance to an affiliate (as defined in Rule 144 under the Securities Act of 1933) of the Trust, which requires the approval of two-thirds of the outstanding Series G Preferred Shares.

(d) The approval of two-thirds of the outstanding Series G Preferred Shares, voting as a single class, is required in order to amend the Trust’s Articles Supplementary or declaration of trust to affect materially and adversely the rights, preferences or voting power of the holders of Series G Preferred Shares.

(e) Except as provided above and as required by law, the holders of Series G Preferred Shares are not entitled to vote on any merger or consolidation involving the Trust, on any share exchange or on a sale of all or substantially all of the assets of the Trust.

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      (7)  Conversion. The Series G Preferred Shares are not convertible into or exchangeable for any other property or securities of the Trust, except that each Series G Preferred Shares is exchangeable into Series G Preferred Excess Shares as provided in Section 9.

      (8)  Status of Redeemed or Reacquired Stock. In the event any Series G Preferred Shares shall be redeemed pursuant to Section 5 hereof or reacquired, the shares so redeemed or reacquired shall revert to the status of authorized but unissued Preferred Shares available for future issuance and reclassification by the Trust.

      (9)  Restrictions on Transfer; Exchange for Series G Preferred Excess Shares.

(a) Definitions. The following terms shall have the following meanings:

“Beneficial Ownership” shall mean ownership of Series G Preferred Shares by a Person who would be treated as an owner of such shares either directly or indirectly through the application of Section 544 of the Code, as modified by Section 856 (h) (1) (B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have correlative meanings.

“Beneficiary” shall mean a beneficiary of the Series G Preferred Excess Share Trust as determined pursuant to Section 10(e).

“Board of Trustees” shall mean the Board of Trustees of the Trust.

“Bylaws” shall mean the Bylaws of the Trust.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Common Shares” shall mean common shares of beneficial interest, $.01 per share, of the Trust.

“Constructive Ownership” shall mean ownership of Series G Preferred Shares by a Person who would be treated as an owner of such shares either directly or indirectly through the application of Section 318 of the Code, as modified by Section 856(d) (5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have correlative meanings.

“Equity Shares” shall mean shares of beneficial interest that are either Common Shares or Preferred Shares.

“Market Price” on any date shall mean the average of the Closing Price for the five consecutive Trading Days ending on such date. The “Closing Price” on any date shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Equity Shares are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Equity Shares are listed or admitted to trading or, if the Equity Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Equity Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Equity Shares selected by the Board of Trustees of the Trust. “Trading Day” shall mean a day on which the principal national securities exchange on which the Equity Shares are listed or admitted to trading is open for the transaction of business or, if the Equity Shares are not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

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“Ownership Limit” shall mean 9.9% of the value of the outstanding Equity Shares of the Trust.

“Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401 (a) or 501 (c) (17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d) (3) of the Securities Exchange Act of 1934, as amended.

“Preferred Shares” shall mean preferred shares of beneficial interest, $.01 per share, of the Trust.

“Purported Beneficial Transferee” shall mean, with respect to any purported Transfer that results in Series G Preferred Excess Shares, the purported beneficial transferee for whom the Purported Record Transferee would have acquired Series G Preferred Shares if such Transfer had been valid under
Section 9(b).

“Purported Record Transferee” shall mean, with respect to any purported Transfer that results in Series G Preferred Excess Shares, the record holder of the Equity Shares if such Transfer had been valid under Section 9(b).

“REIT” shall mean a real estate investment trust under Section 856 of the Code.

“Restriction Termination Date” shall mean the first day on which the Board of Trustees and the shareholders of the Trust determine that it is no longer in the best interests of the Trust to attempt to, or continue to, qualify as a REIT.

“Series G Preferred Excess Share Trust” shall mean the trust created pursuant to Section 10(a).

“Shares” shall mean shares of beneficial interest of the Trust.

“Transfer” shall mean any sale, transfer, gift, hypothecation, pledge, assignment, devise or other disposition of Series G Preferred Shares (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Series G Preferred Shares or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Series G Preferred Shares), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise.

“Trustee” shall mean the Trust, acting as Trustee for the Series G Preferred Excess Share Trust, or any successor trustee appointed by the Trust.

(b) Restriction on Transfers.

(A) Except as provided in Section 9(i), prior to the Restriction Termination Date, no Person who Beneficially Owns or Constructively Owns Series G Preferred Shares shall Beneficially Own or Constructively Own Equity Shares in excess of the Ownership Limit.

(B) Except as provided in Section 9(i), prior to the Restriction Termination Date, any Transfer of Series G Preferred Shares that, if effective, would result in any Person Beneficially Owning or Constructively Owning Series G Preferred Shares in excess of the Ownership Limit shall be void ab initio as to the Transfer of that number of Series G Preferred Shares which would be otherwise Beneficially or Constructively Owned by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such excess Series G Preferred Shares.

(C) Except as provided in Section 9(i), prior to the Restriction Termination Date, any Transfer of Series G Preferred Shares that, if effective, would result in the Equity Shares being Beneficially Owned by fewer than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of that number of shares which would be

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otherwise Beneficially or Constructively Owned by the transferee; and the intended transferee shall acquire no rights in such excess Series G Preferred Shares.

(D) Prior to the Restriction Termination Date, any Transfer of Series G Preferred Shares that, if effective, would result in the Trust’s being “closely held” within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer of that number of Series G Preferred Shares which would cause the Trust to be “closely held” within the meaning of Section 856(h) of the Code; and the intended transferee shall acquire no rights in such excess Series G Preferred Shares.

(c) Exchange for Series G Preferred Excess Shares.

(A) If, notwithstanding the other provisions contained in this Section 9, at any time prior to the Restriction Termination Date, there is a purported Transfer or other change in the capital structure of the Trust such that any Person would either Beneficially Own or Constructively Own Series G Preferred Shares in excess of the Ownership Limit, then, except as otherwise provided in Section 9(i), such Series G Preferred Shares in excess of the Ownership Limit (rounded up to the nearest whole share) shall be automatically exchanged for an equal number of Series G Preferred Excess Shares. Such exchange shall be effective as of the close of business on the business day prior to the date of the Transfer or change in capital structure.

(B) If notwithstanding the other provisions contained in this Section 9, at any time prior to the Restriction Termination Date, there is a purported Transfer or other change in the capital structure of the Trust which, if effective, would cause the Trust to become “closely held” within the meaning of
Section 856(h) of the Code, then the Series G Preferred Shares being Transferred or which are otherwise affected by the change in capital structure and which, in either case, would cause the Trust to be “closely held” within the meaning of Section 856(h) of the Code (rounded up to the nearest whole share) shall be automatically exchanged for an equal number of Series G Preferred Excess Shares. Such exchange shall be effective as of the close of business on the business day prior to the date of the Transfer or change in capital structure.

(d) Remedies for Breach. If the Board of Trustees or its designees at any time determines in good faith that a Transfer has taken place in violation of Section 9(b) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any Series G Preferred Shares in violation of Section 9(b), the Board of Trustees or its designees shall take such action as it or they deem advisable to refuse to give effect or to prevent such Transfer, including, but not limited to, refusing to give effect to such Transfer on the books of the Trust or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers or attempted Transfers in violation of Section 9(b) shall be void ab initio and automatically result in the exchange described in Section 9(c), irrespective of any action (or non-action) by the Board of Trustees or its designees.

(e) Notice of Restricted Transfer. Any Person who acquires or attempts to acquire Series G Preferred Shares in violation of Section 9(b), or any Person who is a transferee such that Series G Preferred Excess Shares results under Section 9(c), shall immediately give written notice to the Trust of such event and shall provide to the Trust such other information as the Trust may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Trust’s status as a REIT.

(f) Owners Required to Provide Information. Prior to the Restriction Termination Date:

(A) Every holder of Series G Preferred Shares who is a Beneficial Owner or Constructive Owner of more than 5% (during any periods in which the number of such Persons exceeds 2000) or 1% (during any periods in which the number of such Persons is greater than 200 but no more than 1999), or such lower percentages as required pursuant to regulations under the Code, of the outstanding Equity Shares of the Trust shall, within 30 days after January 1 of each year, give written notice to the Trust stating the name and address of such Beneficial Owner or Constructive Owner, the number of Equity Shares Beneficially Owned or Constructively Owned, and a description of how such shares are held. Each such Beneficial Owner or Constructive Owner shall provide to the Trust such additional information as the Trust may request in order to determine the effect, if any, of

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such Beneficial Ownership on the Trust’s status as a REIT and to ensure compliance with the Ownership Limit.

(B) Each Person who is a Beneficial Owner or Constructive Owner of Series G Preferred Shares and each Person (including the shareholder of record) who is holding Series G Preferred Shares for a Beneficial Owner or Constructive Owner shall provide to the Trust such information as the Trust may request in order to determine the Trust’s status as a REIT and to ensure compliance with the Ownership Limit.

(g) Remedies Not Limited. Nothing contained in this Section 9 shall limit the authority of the Board of Trustees to take such other action as it deems necessary or advisable to protect the Trust and the interests of its shareholders by preservation of the Trust’s status as a REIT and to ensure compliance with the Ownership Limit.

(h) Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 9, including any definition contained in subparagraph (a), the Board of Trustees shall have the power to determine the application of the provisions of this Section 9 with respect to any situation based on the facts known to it.

(i) Exception. The Board of Trustees, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel in each case to the effect that the restrictions contained in subparagraph (C) of Section 9(b) and/or subparagraph (D) of Section 9(b) will not be violated, may exempt a Person from the Ownership Limit if such Person is not an individual for purposes of Section 542(a)(2) of the Code (as modified by Section 856(h) of the Code) or is an underwriter which participates in a public offering of the Series G Preferred Shares for a period of 90 days following the purchase by such underwriter of the Series G Preferred Shares and the Board of Trustees obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual’s Beneficial Ownership of Series G Preferred Shares will violate the Ownership Limit and such Person agrees that any violation or attempted violation will result in such Series G Preferred Shares being exchanged for Series G Preferred Excess Shares in accordance with Section 9(c) and provided that any exemption of a Person under this Section 9(i) shall not allow the Person to exceed 13.0% of the value of the outstanding Equity Shares of the Trust.

(j) Legend. Each certificate for Series G Preferred Shares shall bear the following legend:

The Series G Preferred Shares represented by this certificate are subject to restrictions on transfer for the purpose of the Trust’s maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”). No Person may (1) Beneficially Own or Constructively Own Series G Preferred Shares in excess of 9.9% of the value of the outstanding Equity Shares of the Trust; or (2) Beneficially Own Series G Preferred Shares that would result in the Trust’s being “closely held” under Section 856(h) of the Code. Any Person who attempts to Beneficially Own or Constructively Own Series G Preferred Shares in excess of the above limitations must immediately notify the Trust. All capitalized terms in this legend have the meanings defined in the Trust’s Declaration of Trust, as the same may be further amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each shareholder who so requests. If the restrictions on transfer are violated, the Series G Preferred Shares represented hereby will be automatically exchanged for Series G Preferred Excess Shares which will be held in trust by the Trust.

      (10)  Series G Preferred Excess Shares.

(a) Ownership in Trust. Upon any purported Transfer that results in Series G Preferred Excess Shares pursuant to Section 9(c), such Series G Preferred Excess Shares shall be deemed to have been transferred to the Trust, as Trustee of the Series G Preferred Excess Share Trust for the exclusive benefit of such Beneficiary or Beneficiaries to whom an interest in such Series G Preferred Excess Shares may later be transferred pursuant to Section 10(e). Series G Preferred Excess Shares so held in trust shall be

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issued and outstanding shares of the Trust. The Purported Record Transferee shall have no rights in such Series G Preferred Excess Shares except the right to receive a price for its interest in the Equity Shares which were exchanged for Series G Preferred Excess Shares. The Purported Beneficial Transferee shall have no rights in such Series G Preferred Excess Shares except as provided in Section 10(e).

(b) Distribution Rights. Series G Preferred Excess Shares shall not be entitled to any distributions. Any distribution paid prior to the discovery by the Trust that the Series G Preferred Shares have been exchanged for Series G Preferred Excess Shares shall be repaid to the Trust upon demand, and any distribution declared but unpaid shall be rescinded as void ab initio with respect to such Series G Preferred Excess Shares.

(c) Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of, or any distribution of the assets of, the Trust, the Series G Preferred Excess Shares shall not be entitled to share in any portion of the assets of the Trust. At such time as (i) the Trust has received the necessary shareholder approval with respect to a voluntary liquidation of dissolution of the Trust, or (ii) the Trust has become the subject of an order of a court of competent jurisdiction compelling an involuntary liquidation or dissolution of the Trust, such Series G Preferred Excess Shares held in trust in the Series G Preferred Excess Share Trust shall without further act be extinguished and each Purported Beneficial Transferee whose acquisition of Series G Preferred Shares resulted in the Series G Preferred Excess Shares which has been extinguished pursuant to this Section 10(c) shall without further act become a creditor of the Trust. The amount by which each such Purported Beneficial Transferee shall become a creditor of the Trust with respect to its now-extinguished interest in the Trust (representing the number of Series G Preferred Excess Shares held by the Trust attributable to a purported Transfer that resulted in the Series G Preferred Excess Shares) will be equal to the lesser of (a) that amount of the distributable assets of the Trust to which such Series G Preferred Excess Shares would be entitled if such Series G Preferred Excess Shares were entitled to share ratably in the distributable assets of the Trust as Common Shares, or (b) as appropriate, either (1) the price per share paid by such Purported Beneficial Transferee for the Series G Preferred Shares which were exchanged for Series G Preferred Excess Shares, or (2) if the Purported Beneficial Transferee did not give value for such Series G Preferred Shares (having received such through a gift, device or otherwise), a price per share equal to the Market Price on the date of the purported Transfer that resulted in the Series G Preferred Excess Shares. Payment to the Purported Beneficial Transferee shall be without interest and shall be due concurrently with the date of first distribution of liquidation proceeds to the holders of Equity Shares. If the Trust causes such liquidation or dissolution to be revoked or otherwise rescinded any Series G Preferred Excess Shares previously automatically extinguished pursuant to this Section 10(c) shall be automatically revived and any Purported Beneficial Transferees shall without further act cease to be creditors of the Trust as otherwise provided above.

(d) Voting Rights. The holders of Series G Preferred Excess Shares shall not be entitled to vote on any matters (except as required by the General Laws of the State of Maryland).

(e) Restrictions on Transfers; Designation of Beneficiary.

(A) Series G Preferred Excess Shares shall not be transferable. The Trust may designate a Beneficiary of an interest in the Series G Preferred Excess Share Trust (representing the number of Series G Preferred Excess Shares held by the Series G Preferred Excess Share Trust attributable to a purported Transfer that resulted in the Series G Preferred Excess Shares), if the shares of Series G Preferred Excess Shares held in trust in the Series G Preferred Excess Share Trust would not be Series G Preferred Excess Shares in the hands of such Beneficiary. The Purported Beneficial Transferee may receive a price for its interest in the Series G Preferred Shares which were exchanged for Series G Preferred Excess Shares provided that the Purported Beneficial Transferee does not receive a price that reflects a price per share for such Series G Preferred Shares that exceeds (i) the price per share such Purported Beneficial Transferee paid for the Series G Preferred Shares in the purported Transfer that resulted in the Series G Preferred Excess Shares, or (ii) if the Purported Beneficial Transferee did not give value for such Series G Preferred Shares (through a

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gift, devise or otherwise), a price per share equal to the Market Price on the date of the purported Transfer that resulted in the Series G Preferred Excess Shares. Upon such transfer of an interest in the Series G Preferred Excess Share Trust, the corresponding shares of Series G Preferred Excess Shares in the Series G Preferred Excess Share Trust shall be automatically exchanged for an equal number of Series G Preferred Shares, and such Series G Preferred Shares shall be transferred of record to the Beneficiary of the interest in the Series G Preferred Excess Share Trust designated by the Trust as described above if such Series G Preferred Shares would not be Series G Preferred Excess Shares in the hands of such Beneficiary.

(B) Notwithstanding the foregoing, if a Purported Beneficial Transferee receives a price for its interest in the Series G Preferred Shares which were exchanged for Series G Preferred Excess Shares that exceeds the amount allowable under subparagraph (A) of Section 10(e), such Purported Beneficial Transferee shall pay, or cause to be paid, such excess to the Trust, or, at the Trust’s sole election, such excess shall be offset against any future distributions payable to such Purported Beneficial Transferee.

(f) Purchase Right in Series G Preferred Excess Shares. Shares of Series G Preferred Excess Shares shall be deemed to have been offered for sale to the Trust, or its designee at a price per share equal to the lesser of (i) the price per share in the transaction that created such Series G Preferred Excess Shares (or, in the case of devisee or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Trust, or its designee, accepts such offer. Subject to the satisfaction of any applicable requirements of the General Laws of the State of Maryland, the Trust shall have the right to accept such offer for a period of ninety days after the later of (i) the date of the Transfer that resulted in such Series G Preferred Excess Shares and (ii) the date the Board of Trustees determines in good faith that a Transfer resulting in Series G Preferred Excess Shares has occurred, if the Trust does not receive a notice of such Transfer pursuant to Section 10(e).

(g) Further Authority. Nothing contained in this Section 10 or in any other provision of these Articles Supplementary or the Declaration of Trust shall limit the authority of the Board of Trustees to take such other action as it in its sole discretion deems necessary or advisable to protect the Trust and the interests of the shareholders by maintaining the Trust’s eligibility to be, and preserving the Trust’s status as, a qualified REIT under the Code.

(h) New York Stock Exchange. Nothing in this Section 10 precludes the settlement of transactions entered into through the facilities of the New York Stock Exchange. As provided in this Section 10, under certain circumstances, a Transfer of Series G Preferred Shares may result in the automatic exchange of the Series G Preferred Shares for an equal number of Series G Preferred Excess Shares.

(i) Non-applicability of Article VII of Declaration of Trust to Series G Preferred Shares. The restrictions on transfer and ownership of Shares contained in Article VII of the Declaration of Trust and the other provisions of such Article VII shall not apply to the Series G Preferred Shares.

      SECOND: Under a power contained in Article VI of the Declaration of Trust of the Trust, the Board by resolution by resolution adopted on                   , 2001, classified 1,500,000 Preferred Shares (as defined in the Declaration of Trust) as Series G Preferred Excess Shares, $.01 par value per share, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of shares set forth in Article FIRST and provided for the issuance thereof.

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      IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on this      day of                , 2001.

EQUITY OFFICE PROPERTIES TRUST

By:

Timothy H. Callahan
President and Chief Executive Officer

[SEAL]

ATTEST:

Stanley M. Stevens, Secretary

      THE UNDERSIGNED, President and Chief Executive Officer of Equity Office Properties Trust who executed on behalf of the Trust the foregoing Articles Supplementary which this certificate is made a part, hereby acknowledges in the name and on behalf of said Trust the foregoing Articles Supplementary to be the duly authorized act of said Trust and hereby certifies to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval therein are true in all material respects under penalties of perjury.

Timothy H. Callahan
President and Chief Executive Officer

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Exhibit G

EQUITY OFFICE PROPERTIES TRUST

FORM OF ARTICLES SUPPLEMENTARY

ESTABLISHING AND FIXING THE RIGHTS AND PREFERENCES OF SERIES H PREFERRED SHARES AND SERIES H PREFERRED EXCESS SHARES

      Equity Office Properties Trust, a Maryland real estate investment trust (the “Trust”), certifies to the State Department of Assessments and Taxation of Maryland that:

      FIRST: Under a power contained in Article VI of the Trust’s Articles of Amendment and Restatement of Declaration of Trust, as amended (the “Declaration of Trust”), the Board of Trustees (the “Board”), by resolution duly adopted on                     , 2001, classified 4,000,000 Preferred Shares (as defined in the Declaration of Trust) as Series H Cumulative Redeemable Preferred Shares (the “Series H Preferred Shares”), with the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of shares as follows and provided for the issuance thereof:

      (1)  Designation and Number. The designation of Series H Preferred Shares described in Article FIRST hereof shall be “Series H Cumulative Redeemable Preferred Shares (par value $.01 per share).” The number of Series H Preferred Shares to be authorized shall be 4,000,000.

      (2)  Rank. The Series H Preferred Shares shall, with respect to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Trust, rank (a) senior to all classes or series of Common Shares (as defined in the Declaration of Trust) and to all equity securities the terms of which provide that such equity securities shall rank junior to such Series H Preferred Shares; (b) on a parity with all equity securities issued by the Trust, including the 8.98% Series A Cumulative Redeemable Preferred Shares (the “Series A Preferred Shares”), the 5.25% Series B Convertible, Cumulative Preferred Shares (the “Series B Preferred Shares”), the 8 5/8% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest (the “Series C Preferred Shares”), Series E Cumulative Redeemable Preferred Shares (the “Series E Preferred Shares”), Series F Cumulative Redeemable Preferred Shares (the “Series F Preferred Shares”) and Series G Cumulative Redeemable Preferred Shares (the “Series G Cumulative Redeemable Preferred Shares”) classified pursuant to resolutions duly adopted by the Board, other than those referred to in clauses (a) and (c); and (c) junior to all equity securities issued by the Trust which rank senior to the Series H Preferred Shares. The term “equity securities” shall not include convertible debt securities.

      (3)  Distributions.

(a) Subject to the rights of series of Preferred Shares which may from time to time come into existence, holders of Series H Preferred Shares shall be entitled to receive, when and as declared by the Board of Trustees, out of funds legally available for the payment of distributions, cumulative preferential cash distributions at the rate of $2.00 per annum per share. Such distributions shall be cumulative from the last date on which any dividends were paid with respect to Series E Cumulative Redeemable Preferred Stock of Spieker Properties, Inc. for which Series H Preferred Shares were exchanged in connection with the merger of Spieker Properties, Inc. with and into the Trust and shall be payable quarterly in arrears on the last day of March, June, September and December or, if not a business day, the next succeeding business day (each, a “Distribution Payment Date”). Any distribution payable on Series H Preferred Shares for any partial distribution period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions will be payable to holders of record as they appear in the records of the Trust at the close of business on the applicable record date, which shall be on such date designated by the Board of Trustees of the Trust for the payment of distributions that is not more than 50 nor less than 10 days prior to such Distribution Payment Date (each, a “Distribution Record Date”).

(b) Distributions on Series H Preferred Shares will accrue whether or not the Trust has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are declared. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Series H Preferred Shares which may be in arrears. Holders of the Series H Preferred Shares will not be entitled to distributions in excess of the full cumulative distributions as described above.

(c) If, for any taxable year, the Trust elects to designate as “capital gain dividends” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended, or any successor revenue code or section (the “Code”)) any portion (the “Capital Gains Amount”) of the total distributions (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of shares of beneficial interest (the “Total Distributions”), then the portion of the Capital Gains Amount that shall be allocable to holders of Series H Preferred Shares shall be in the same portion that the Total Distributions paid or made available to the holders of Series H Preferred Shares for the year bears to the Total Distributions.

(d) If any Series H Preferred Shares are outstanding, no distributions shall be declared or paid or set apart for payment on any class or series of shares of beneficial interest of the Trust ranking, as to distributions, on a parity with or junior to Series H Preferred Shares for any period unless full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payments on Series H Preferred Shares for all past distribution periods and the then current distribution period. When distributions are not paid in full (or a sum sufficient for such full payment is not set apart) upon the Series H Preferred Shares and the shares of any other series of shares of beneficial interest ranking on parity as to distributions with Series H Preferred Shares, all distributions declared upon Series H Preferred Shares and any other series of shares of beneficial interest ranking on a parity as to distributions with Series H Preferred Shares shall be declared pro rata so that the amount of distributions declared per share on Series H Preferred Shares and such other series of shares of beneficial interest shall in all cases bear to each other the same ratio that accrued distributions per share on Series H Preferred Shares and such other series of shares of beneficial interest bear to each other.

(e) Except as provided in Section 3(d), unless full cumulative distributions on Series H Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no distributions (other than in Common Shares or other shares of beneficial interest ranking junior to Series H Preferred Shares as to distributions and amounts upon liquidation) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Common Shares, Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series E Preferred Shares, Series F Preferred Shares and Series G Preferred Shares or any other shares of beneficial interest of the Trust ranking junior to or on a parity with Series H Preferred Shares as to distributions or amounts upon liquidation, nor shall any Common Shares, Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series E Preferred Shares, Series F Preferred Shares and Series G Preferred Shares or any other shares of beneficial interest of the Trust ranking junior to or on a parity with Series H Preferred Shares as to distributions or amounts upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares of beneficial interest) by the Trust (except by conversion into or exchange for other shares of beneficial interest of the Trust ranking junior to Series H Preferred Shares as to distributions and amounts upon liquidation).

(f) Any distribution payment made on Series H Preferred Shares shall first be credited against the earliest accrued but unpaid distribution due with respect to Series H Preferred Shares which remains payable.

      (4)  Liquidation Rights.

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(a) Subject to the rights of series of Preferred Shares which may from time to time come into existence, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Trust, then, before any distribution or payment shall be made to the holders of any Common Shares or any other class or series of shares of beneficial interest of the Trust ranking junior to Series H Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Trust, the holders of Series H Preferred Shares shall be entitled to receive out of assets of the Trust legally available for distribution to shareholders, liquidation distributions in the amount of the liquidation preference of $25.00 per share, plus an amount equal to all distributions accrued and unpaid thereon. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series H Preferred Shares will have no right or claim to any of the remaining assets of the Trust. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Trust, the available assets of the Trust are insufficient to pay the amount of the liquidation distributions on all outstanding Series H Preferred Shares and the corresponding amounts payable on all shares of other classes or series of shares of beneficial interest of the Trust ranking on a parity with Series H Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Trust (“Parity Shares”), then the holders of Series H Preferred Shares and Parity Shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(b) A consolidation or merger of the Trust with or into any other entity or entities, or a sale, lease, conveyance or disposition of all or substantially all of the assets of the Trust or the effectuation by the Trust of a transaction or series of related transactions in which more than 50% of the voting power of the Trust is disposed of, shall not be deemed to be a liquidation, dissolution or winding up of the affairs of the Trust within the meaning of this Section 4.

      (5)  Redemption.

(a) Series H Preferred Shares are not redeemable prior to June 4, 2003. On and after June 4, 2003, the Trust at its option upon not less than 30 nor more than 90 days’ written notice may redeem outstanding Series H Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus an amount equal to all distributions accrued and unpaid thereon to the date fixed for redemption, without interest. The redemption price of Series H Preferred Shares (other than the portion thereof consisting of accrued and unpaid distributions) is payable solely out of proceeds (without giving effect to any temporary use of such proceeds) from the sale of other shares of beneficial interest of the Trust, which may include Common Shares, Preferred Shares, depositary shares, interests, participations or other ownership interests in the Trust however designated (other than debt securities converted into or exchangeable for shares of beneficial interest), and any rights, warrants or options to purchase any thereof. Holders of Series H Preferred Shares to be redeemed shall surrender such Series H Preferred Shares at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid distributions payable upon such redemption following such surrender. If fewer than all of the outstanding Series H Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by the Trust and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Trust.

(b) Unless full cumulative distributions on all Series H Preferred Shares and Parity Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, no Series H Preferred Shares or Parity Shares shall be redeemed unless all outstanding Series H Preferred Shares and Parity Shares are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series H Preferred Shares or Parity Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series H Preferred Shares or Parity Shares, as the case may be. Furthermore, unless full cumulative distributions on all outstanding Series H Preferred Shares and Parity Shares have been or contemporaneously are declared and paid or

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declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, the Trust shall not purchase or otherwise acquire directly or indirectly any Series H Preferred Shares or Parity Shares (except by conversion into or exchange for shares of beneficial interest of the Trust ranking junior to Series H Preferred Shares and Parity Shares as to distributions and amounts upon liquidation).

(c) Notice of redemption will be mailed at least 30 days but not more than 90 days before the redemption date to each holder of record of Series H Preferred Shares at the address shown on the stock transfer books of the Trust. Each notice shall state: (i) the redemption date; (ii) the number of Series H Preferred Shares to be redeemed; (iii) the redemption price per share; (iv) the place or places where certificates for Series H Preferred Shares are to be surrendered for payment of the redemption price; and (v) that distributions on Series H Preferred Shares will cease to accrue on such redemption date. If fewer than all Series H Preferred Shares are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Series H Preferred Shares to be redeemed from each such holder. If notice of redemption of any Series H Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Trust in trust for the benefit of the holders of Series H Preferred Shares so called for redemption, then from and after the redemption date, distributions will cease to accrue on such Series H Preferred Shares, such Series H Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

(d) The holders of Series H Preferred Shares at the close of business on a Distribution Record Date will be entitled to receive the distribution payable with respect to such Series H Preferred Shares on the corresponding Distribution Payment Date notwithstanding the redemption thereof between such Distribution Record Date and the corresponding Distribution Payment Date or the Trust’s default in the payment of the distribution due. Except as provided above, the Trust will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series H Preferred Shares which have been called for redemption.

(e) Series H Preferred Shares will not be subject to any sinking fund or mandatory redemption, except as provided in Section 9.

      (6)  Voting Rights.

(a) Except as indicated in this Section 6, or except as otherwise from time to time required by applicable law, the holders of Series H Preferred Shares will have no voting rights.

(b) If six quarterly distributions (whether or not consecutive) payable on Series H Preferred Shares or any Parity Shares are in arrears, whether or not earned or declared, the number of trustees then constituting the Board of Trustees of the Trust will be increased by two, and the holders of Series H Preferred Shares, voting together as a class with the holders of shares of any other series of Parity Shares entitled to such voting rights (any such other series, the “Voting Preferred Shares”), will have the right to elect two additional trustees to serve on the Trust’s Board of Trustees at any annual meeting of stockholders or a properly called special meeting of the holders of Series H Preferred Shares and such other Voting Preferred Shares until all such distributions have been declared and paid or set aside for payment. The term of office of all trustees so elected will terminate with the termination of such voting rights.

(c) The approval of a majority of the outstanding Series H Preferred Shares and all other series of Voting Preferred Shares similarly affected and having voting rights of the type specified in this Section 6(c), voting as a single class is required in order to (i) enter into a share exchange that affects Series H Preferred Shares or the Voting Preferred Shares, or consolidate with or merge the Trust with or into any other entity, unless in each such case each Series H Preferred Share and Voting Preferred Share remains outstanding without a material adverse change to its terms and rights or is converted into or exchanged for preferred shares of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of

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redemption thereof identical to that of a Series H Preferred Share or the Voting Preferred Shares, or (ii) authorize, reclassify, create, or increase the authorized amount of any class of shares of beneficial interest having rights senior to Series H Preferred Shares or the Voting Preferred Shares with respect to the payment of distributions or amounts upon liquidation, dissolution or winding up of the affairs of the Trust. However, the Trust may create additional classes of Parity Shares and shares of beneficial interest ranking junior to Series H Preferred Shares as to distributions or amounts upon liquidation, dissolution or winding up of the affairs of the Trust (“Junior Shares”), increase the authorized number of Parity Shares and Junior Shares and issue additional series of Parity Shares and Junior Shares without the consent of any holder of Series H Preferred Shares.

(d) The approval of two-thirds of the outstanding Series H Preferred Shares and all other series of Voting Preferred Shares similarly affected and having voting rights of the type specified in this Section 6(d), voting as a single class, is required in order to amend the Trust’s Articles Supplementary or declaration of trust to affect materially and adversely the rights, preferences or voting power of the holders of Series H Preferred Shares or the Voting Preferred Shares.

(e) Except as provided above and as required by law, the holders of Series H Preferred Shares are not entitled to vote on any merger or consolidation involving the Trust, on any share exchange or on a sale of all or substantially all of the assets of the Trust.

      (7)  Conversion. The Series H Preferred Shares are not convertible into or exchangeable for any other property or securities of the Trust, except that each Series H Preferred Shares is exchangeable into Series H Preferred Excess Shares as provided in Section 9.

      (8)  Status of Redeemed or Reacquired Stock. In the event any Series H Preferred Shares shall be redeemed pursuant to Section 5 hereof or reacquired, the shares so redeemed or reacquired shall revert to the status of authorized but unissued Preferred Shares available for future issuance and reclassification by the Trust.

      (9)  Restrictions on Transfer; Exchange for Series H Preferred Excess Shares.

(a) Definitions. The following terms shall have the following meanings:

“Beneficial Ownership” shall mean ownership of Series H Preferred Shares by a Person who would be treated as an owner of such shares either directly or indirectly through the application of Section 544 of the Code, as modified by Section 856 (h) (1) (B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have correlative meanings.

“Beneficiary” shall mean a beneficiary of the Series H Preferred Excess Share Trust as determined pursuant to Section 10(e).

“Board of Trustees” shall mean the Board of Trustees of the Trust.

“Bylaws” shall mean the Bylaws of the Trust.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Common Shares” shall mean common shares of beneficial interest, $.01 per share, of the Trust.

“Constructive Ownership” shall mean ownership of Series H Preferred Shares by a Person who would be treated as an owner of such shares either directly or indirectly through the application of Section 318 of the Code, as modified by Section 856(d) (5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have correlative meanings.

“Equity Shares” shall mean shares of beneficial interest that are either Common Shares or Preferred Shares.

“Market Price” on any date shall mean the average of the Closing Price for the five consecutive Trading Days ending on such date. The “Closing Price” on any date shall mean the last sale price,

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regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Equity Shares are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Equity Shares are listed or admitted to trading or, if the Equity Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Equity Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Equity Shares selected by the Board of Trustees of the Trust. “Trading Day” shall mean a day on which the principal national securities exchange on which the Equity Shares are listed or admitted to trading is open for the transaction of business or, if the Equity Shares are not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“Ownership Limit” shall mean 9.9% of the value of the outstanding Equity Shares of the Trust.

“Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401 (a) or 501 (c) (17) of the Code, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d) (3) of the Securities Exchange Act of 1934, as amended.

“Preferred Shares” shall mean preferred shares of beneficial interest, $.01 per share, of the Trust.

“Purported Beneficial Transferee” shall mean, with respect to any purported Transfer that results in Series H Preferred Excess Shares, the purported beneficial transferee for whom the Purported Record Transferee would have acquired Series H Preferred Shares if such Transfer had been valid under Section 9(b).

“Purported Record Transferee” shall mean, with respect to any purported Transfer that results in Series H Preferred Excess Shares, the record holder of the Series H Preferred Shares if such Transfer had been valid under Section 9(b).

“REIT” shall mean a real estate investment trust under Section 856 of the Code.

“Restriction Termination Date” shall mean the first day on which the Board of Trustees and the shareholders of the Trust determine that it is no longer in the best interests of the Trust to attempt to, or continue to, qualify as a REIT.

“Series H Preferred Excess Share Trust” shall mean the trust created pursuant to Section 10(a).

“Shares” shall mean shares of beneficial interest of the Trust.

“Transfer” shall mean any sale, transfer, gift, hypothecation, pledge, assignment, devise or other disposition of Series H Preferred Shares (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Series H Preferred Shares or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Series H Preferred Shares), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise.

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“Trustee” shall mean the Trust, acting as Trustee for the Series H Preferred Excess Share Trust, or any successor trustee appointed by the Trust.

(b) Restriction on Transfers.

(A) Except as provided in Section 9(i), prior to the Restriction Termination Date, no Person who Beneficially Owns or Constructively Owns Series H Preferred Shares shall Beneficially Own or Constructively Own Equity Shares in excess of the Ownership Limit.

(B) Except as provided in Section 9(i), prior to the Restriction Termination Date, any Transfer of Series H Preferred Shares that, if effective, would result in any Person Beneficially Owning or Constructively Owning Series H Preferred Shares in excess of the Ownership Limit shall be void ab initio as to the Transfer of that number of Series H Preferred Shares which would be otherwise Beneficially or Constructively Owned by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such excess Series H Preferred Shares.

(C) Except as provided in Section 9(i), prior to the Restriction Termination Date, any Transfer of Series H Preferred Shares that, if effective, would result in the Equity Shares being Beneficially Owned by fewer than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of that number of shares which would be otherwise Beneficially or Constructively Owned by the transferee; and the intended transferee shall acquire no rights in such excess Series H Preferred Shares.

(D) Prior to the Restriction Termination Date, any Transfer of Series H Preferred Shares that, if effective, would result in the Trust’s being “closely held” within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer of that number of Series H Preferred Shares which would cause the Trust to be “closely held” within the meaning of Section 856(h) of the Code; and the intended transferee shall acquire no rights in such excess Series H Preferred Shares.

(c) Exchange for Series H Preferred Excess Shares.

(A) If, notwithstanding the other provisions contained in this Section 9, at any time prior to the Restriction Termination Date, there is a purported Transfer or other change in the capital structure of the Trust such that any Person would either Beneficially Own or Constructively Own Series H Preferred Shares in excess of the Ownership Limit, then, except as otherwise provided in Section 9(i), such Series H Preferred Shares in excess of the Ownership Limit (rounded up to the nearest whole share) shall be automatically exchanged for an equal number of Series H Preferred Excess Shares. Such exchange shall be effective as of the close of business on the business day prior to the date of the Transfer or change in capital structure.

(B) If notwithstanding the other provisions contained in this Section 9, at any time prior to the Restriction Termination Date, there is a purported Transfer or other change in the capital structure of the Trust which, if effective, would cause the Trust to become “closely held” within the meaning of Section 856(h) of the Code, then the Series H Preferred Shares being Transferred or which are otherwise affected by the change in capital structure and which, in either case, would cause the Trust to be “closely held” within the meaning of Section 856(h) of the Code (rounded up to the nearest whole share) shall be automatically exchanged for an equal number of Series H Preferred Excess Shares. Such exchange shall be effective as of the close of business on the business day prior to the date of the Transfer or change in capital structure.

(d) Remedies for Breach. If the Board of Trustees or its designees at any time determines in good faith that a Transfer has taken place in violation of Section 9(b) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any Series H Preferred Shares in violation of Section 9(b), the Board of Trustees or its designees shall take such action as it or they deem advisable to refuse to give effect or to prevent such Transfer, including, but not limited to, refusing to give effect to such Transfer on the books of the Trust or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers or attempted Transfers in violation of Section 9(b) shall be void ab

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initio and automatically result in the exchange described in Section 9(c), irrespective of any action (or non-action) by the Board of Trustees or its designees.

(e) Notice of Restricted Transfer. Any Person who acquires or attempts to acquire Series H Preferred Shares in violation of Section 9(b), or any Person who is a transferee such that Series H Preferred Excess Shares results under Section 9(c), shall immediately give written notice to the Trust of such event and shall provide to the Trust such other information as the Trust may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Trust’s status as a REIT.

(f) Owners Required to Provide Information. Prior to the Restriction Termination Date:

(A) Every holder of Series H Preferred Shares who is a Beneficial Owner or Constructive Owner of more than 5% (during any periods in which the number of such Persons exceeds 2000) or 1% (during any periods in which the number of such Persons is greater than 200 but no more than 1999), or such lower percentages as required pursuant to regulations under the Code, of the outstanding Equity Shares of the Trust shall, within 30 days after January 1 of each year, give written notice to the Trust stating the name and address of such Beneficial Owner or Constructive Owner, the number of Equity Shares Beneficially Owned or Constructively Owned, and a description of how such shares are held. Each such Beneficial Owner or Constructive Owner shall provide to the Trust such additional information as the Trust may request in order to determine the effect, if any, of such Beneficial Ownership on the Trust’s status as a REIT and to ensure compliance with the Ownership Limit.

(B) Each Person who is a Beneficial Owner or Constructive Owner of Series H Preferred Shares and each Person (including the shareholder of record) who is holding Series H Preferred Shares for a Beneficial Owner or Constructive Owner shall provide to the Trust such information as the Trust may request in order to determine the Trust’s status as a REIT and to ensure compliance with the Ownership Limit.

(g) Remedies Not Limited. Nothing contained in this Section 9 shall limit the authority of the Board of Trustees to take such other action as it deems necessary or advisable to protect the Trust and the interests of its shareholders by preservation of the Trust’s status as a REIT and to ensure compliance with the Ownership Limit.

(h) Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 9, including any definition contained in subparagraph (a), the Board of Trustees shall have the power to determine the application of the provisions of this Section 9 with respect to any situation based on the facts known to it.

(i) Exception. The Board of Trustees, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel in each case to the effect that the restrictions contained in subparagraph (C) of Section 9(b) and/or subparagraph (D) of Section 9(b) will not be violated, may exempt a Person from the Ownership Limit if such Person is not an individual for purposes of Section 542(a)(2) of the Code (as modified by Section 856(h) of the Code) or is an underwriter which participates in a public offering of the Series H Preferred Shares for a period of 90 days following the purchase by such underwriter of the Series H Preferred Shares and the Board of Trustees obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual’s Beneficial Ownership of Series H Preferred Shares will violate the Ownership Limit and such Person agrees that any violation or attempted violation will result in such Series H Preferred Shares being exchanged for Series H Preferred Excess Shares in accordance with Section 9(c) and provided that any exemption of a Person under this Section 9(i) shall not allow the Person to exceed 13.0% of the value of the outstanding Equity Shares of the Trust.

(j) Legend. Each certificate for Series H Preferred Shares shall bear the following legend:

The Series H Preferred Shares represented by this certificate are subject to restrictions on transfer for the purpose of the Trust’s maintenance of its status as a real estate

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investment trust under the Internal Revenue Code of 1986, as amended (the “Code”). No Person may (1) Beneficially Own or Constructively Own Series H Preferred Shares in excess of 9.9% of the value of the outstanding Equity Shares of the Trust; or (2) Beneficially Own Series H Preferred Shares that would result in the Trust’s being “closely held” under Section 856(h) of the Code. Any Person who attempts to Beneficially Own or Constructively Own Series H Preferred Shares in excess of the above limitations must immediately notify the Trust. All capitalized terms in this legend have the meanings defined in the Trust’s Declaration of Trust, as the same may be further amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each shareholder who so requests. If the restrictions on transfer are violated, the Series H Preferred Shares represented hereby will be automatically exchanged for Series H Preferred Excess Shares which will be held in trust by the Trust.

      (10)  Series H Preferred Excess Shares.

(a) Ownership in Trust. Upon any purported Transfer that results in Series H Preferred Excess Shares pursuant to Section 9(c), such Series H Preferred Excess Shares shall be deemed to have been transferred to the Trust, as Trustee of the Series H Preferred Excess Share Trust for the exclusive benefit of such Beneficiary or Beneficiaries to whom an interest in such Series H Preferred Excess Shares may later be transferred pursuant to Section 10(e). Series H Preferred Excess Shares so held in trust shall be issued and outstanding shares of the Trust. The Purported Record Transferee shall have no rights in such Series H Preferred Excess Shares except the right to receive a price for its interest in the Equity Shares which were exchanged for Series H Preferred Excess Shares. The Purported Beneficial Transferee shall have no rights in such Series H Preferred Excess Shares except as provided in Section 10(e).

(b) Distribution Rights. Series H Preferred Excess Shares shall not be entitled to any distributions. Any distribution paid prior to the discovery by the Trust that the Series H Preferred Shares have been exchanged for Series H Preferred Excess Shares shall be repaid to the Trust upon demand, and any distribution declared but unpaid shall be rescinded as void ab initio with respect to such Series H Preferred Excess Shares.

(c) Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of, or any distribution of the assets of, the Trust, the Series H Preferred Excess Shares shall not be entitled to share in any portion of the assets of the Trust. At such time as (i) the Trust has received the necessary shareholder approval with respect to a voluntary liquidation of dissolution of the Trust, or (ii) the Trust has become the subject of an order of a court of competent jurisdiction compelling an involuntary liquidation or dissolution of the Trust, such Series H Preferred Excess Shares held in trust in the Series H Preferred Excess Share Trust shall without further act be extinguished and each Purported Beneficial Transferee whose acquisition of Series H Preferred Shares resulted in the Series H Preferred Excess Shares which has been extinguished pursuant to this Section 10(c) shall without further act become a creditor of the Trust. The amount by which each such Purported Beneficial Transferee shall become a creditor of the Trust with respect to its now-extinguished interest in the Trust (representing the number of Series H Preferred Excess Shares held by the Trust attributable to a purported Transfer that resulted in the Series H Preferred Excess Shares) will be equal to the lesser of (a) that amount of the distributable assets of the Trust to which such Series H Preferred Excess Shares would be entitled if such Series H Preferred Excess Shares were entitled to share ratably in the distributable assets of the Trust as Common Shares, or (b) as appropriate, either (1) the price per share paid by such Purported Beneficial Transferee for the Series H Preferred Shares which were exchanged for Series H Preferred Excess Shares, or (2) if the Purported Beneficial Transferee did not give value for such Series H Preferred Shares (having received such through a gift, device or otherwise), a price per share equal to the Market Price on the date of the purported Transfer that resulted in the Series H Preferred Excess Shares. Payment to the Purported Beneficial Transferee shall be without interest and shall be due concurrently with the date of first distribution of liquidation proceeds to the holders of Equity Shares. If the Trust causes such liquidation or dissolution to be revoked or otherwise rescinded any Series H Preferred Excess Shares previously automatically extinguished pursuant to this Section 10(c) shall be automatically

9

revived and any Purported Beneficial Transferees shall without further act cease to be creditors of the Trust as otherwise provided above.

(d) Voting Rights. The holders of Series H Preferred Excess Shares shall not be entitled to vote on any matters (except as required by the General Laws of the State of Maryland).

(e) Restrictions on Transfers; Designation of Beneficiary.

(A) Series H Preferred Excess Shares shall not be transferable. The Trust may designate a Beneficiary of an interest in the Series H Preferred Excess Share Trust (representing the number of Series H Preferred Excess Shares held by the Series H Preferred Excess Share Trust attributable to a purported Transfer that resulted in the Series H Preferred Excess Shares), if the shares of Series H Preferred Excess Shares held in trust in the Series H Preferred Excess Share Trust would not be Series H Preferred Excess Shares in the hands of such Beneficiary. The Purported Beneficial Transferee may receive a price for its interest in the Series H Preferred Shares which were exchanged for Series H Preferred Excess Shares provided that the Purported Beneficial Transferee does not receive a price that reflects a price per share for such Series H Preferred Shares that exceeds (i) the price per share such Purported Beneficial Transferee paid for the Series H Preferred Shares in the purported Transfer that resulted in the Series H Preferred Excess Shares, or (ii) if the Purported Beneficial Transferee did not give value for such Series H Preferred Shares (through a gift, devise or otherwise), a price per share equal to the Market Price on the date of the purported Transfer that resulted in the Series H Preferred Excess Shares. Upon such transfer of an interest in the Series H Preferred Excess Share Trust, the corresponding shares of Series H Preferred Excess Shares in the Series H Preferred Excess Share Trust shall be automatically exchanged for an equal number of Series H Preferred Shares, and such Series H Preferred Shares shall be transferred of record to the Beneficiary of the interest in the Series H Preferred Excess Share Trust designated by the Trust as described above if such Series H Preferred Shares would not be Series H Preferred Excess Shares in the hands of such Beneficiary.

(B) Notwithstanding the foregoing, if a Purported Beneficial Transferee receives a price for its interest in the Series H Preferred Shares which were exchanged for Series H Preferred Excess Shares that exceeds the amount allowable under subparagraph (A) of Section 10(e), such Purported Beneficial Transferee shall pay, or cause to be paid, such excess to the Trust, or, at the Trust’s sole election, such excess shall be offset against any future distributions payable to such Purported Beneficial Transferee.

(f) Purchase Right in Series H Preferred Excess Shares. Shares of Series H Preferred Excess Shares shall be deemed to have been offered for sale to the Trust, or its designee at a price per share equal to the lesser of (i) the price per share in the transaction that created such Series H Preferred Excess Shares (or, in the case of devisee or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Trust, or its designee, accepts such offer. Subject to the satisfaction of any applicable requirements of the General Laws of the State of Maryland, the Trust shall have the right to accept such offer for a period of ninety days after the later of (i) the date of the Transfer that resulted in such Series H Preferred Excess Shares and (ii) the date the Board of Trustees determines in good faith that a Transfer resulting in Series H Preferred Excess Shares has occurred, if the Trust does not receive a notice of such Transfer pursuant to Section 10(e).

(g) Further Authority. Nothing contained in this Section 10 or in any other provision of these Articles Supplementary or the Declaration of Trust shall limit the authority of the Board of Trustees to take such other action as it in its sole discretion deems necessary or advisable to protect the Trust and the interests of the shareholders by maintaining the Trust’s eligibility to be, and preserving the Trust’s status as, a qualified REIT under the Code.

(h) New York Stock Exchange. Nothing in this Section 10 precludes the settlement of transactions entered into through the facilities of the New York Stock Exchange. As provided in this Section 10,

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under certain circumstances, a Transfer of Series H Preferred Shares may result in the automatic exchange of the Series H Preferred Shares for an equal number of Series H Preferred Excess Shares.

(i) Non-applicability of Article VII of Declaration of Trust to Series H Preferred Shares. The restrictions on transfer and ownership of Shares contained in Article VII of the Declaration of Trust and the other provisions of such Article VII shall not apply to the Series H Preferred Shares.

      SECOND: Under a power contained in Article VI of the Declaration of Trust of the Trust, the Board by resolution by resolution adopted on                     , 2001, classified 4,000,000 Preferred Shares (as defined in the Declaration of Trust) as Series H Preferred Excess Shares, $.01 par value per share, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of shares set forth in Article FIRST and provided for the issuance thereof.

      IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on this           day of           , 2001.

EQUITY OFFICE PROPERTIES TRUST

By:	_______________________________________ Timothy H. Callahan President and Chief Executive Officer

[SEAL]

ATTEST:

Stanley M. Stevens, Secretary

      THE UNDERSIGNED, President and Chief Executive Officer of Equity Office Properties Trust who executed on behalf of the Trust the foregoing Articles Supplementary which this certificate is made a part, hereby acknowledges in the name and on behalf of said Trust the foregoing Articles Supplementary to be the duly authorized act of said Trust and hereby certifies to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval therein are true in all material respects under penalties of perjury.

_________________________________________ Timothy H. Callahan President and Chief Executive Officer

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Exhibit H

FORM OF AMENDMENT TO EOP PARTNERSHIP AGREEMENT

CREATING EQUITY OFFICE PREFERRED OP UNITS

(FORM OF SERIES E PREFERRED UNITS)

      In accordance with Sections 4.2.A and 4.2.D of the Agreement, set forth below are the terms and conditions of the Series E Preferred Units hereby established that will be issued by the Partnership to Spieker on            , 2001, in connection with the merger of Spieker Properties, L.P. (“Spieker Partnership”) with and into the Partnership (the “Spieker Partnership Merger”), in exchange for the then outstanding Series B Preferred Interest of Spieker Partnership (all of which will be acquired by the General Partner in the merger of Spieker Properties, Inc. with and into General Partner (the “REIT Merger”) immediately following the Spieker Partnership Merger). All capitalized terms used in this Attachment E and not otherwise defined shall have the meanings assigned in the Agreement.

      A.  Designation and Number. A series of Partnership Units, designated as Series E Cumulative Redeemable Preferred Units (the “Series E Preferred Units”), is hereby established. The number of Series E Preferred Units shall be 4,250,000.

      B.  Rank. The Series E Preferred Units shall, with respect to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Partnership, rank (a) senior to the Class A Units, Class B Units and all Partnership Interests ranking junior to the Series E Preferred Units; (b) on a parity with the Series A Preferred Units, the Series B Preferred Units, the Series C Preferred Units, Series D Preferred Units, Series F Preferred Units, Series G Preferred Units, Series H Preferred Units, and all Partnership Interests issued by the Partnership the terms of which specifically provide that such Partnership Interests rank on a parity with the Series E Preferred Units (each referred to as “Parity Preferred Units”); and (c) junior to all Partnership Interests issued by the Partnership the terms of which specifically provide that such Partnership Interests rank senior to the Series E Preferred Units.

      C.  Distributions.

(a) Subject to the rights of series of Preferred Units which may from time to time come into existence, the holders of Series E Preferred Units shall be entitled to receive distributions, when, as and if required pursuant to the Agreement, of Available Cash, prior and in preference to any distribution with respect to Class A Units or Class B Units, at the rate of $2.3625 per Series E Preferred Unit per annum. Such distributions shall be cumulative from the last date on which any distributions were paid with respect to Series B Cumulative Redeemable Preferred Interest of Spieker Partnership for which Series E Preferred Units were exchanged in connection with the merger of Spieker Partnership with and into the Partnership and shall be payable quarterly in arrears on the last day of March, June, September and December or, if not a business day, the next succeeding business day (each, a “Distribution Payment Date”). Any distribution payable on Series E Preferred Units for any partial distribution period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions will be payable to Series E Preferred Unitholders at the close of business on the Partnership Record Date, which shall be on such date designated by the General Partner for the payment of distributions (each, a “Distribution Record Date”).

(b) Distributions on Series E Preferred Units will accrue whether or not the Partnership has Available Cash, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are declared. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Series E Preferred Units which may be in arrears. Holders of the Series E Preferred Units will not be entitled to distributions in excess of the full cumulative distributions as described above.

(c) If any Series E Preferred Units are outstanding, no distributions shall be declared or paid or set apart for payment on any Partnership Unit, as to distributions, on a parity with or junior to Series E

Preferred Units for any period unless full cumulative distributions have been or contemporaneously are paid or declared and a sum sufficient for the payment thereof set apart for such payments on Series E Preferred Units for all past distribution periods and the then current distribution period. When distributions are not paid in full (or a sum sufficient for such full payment is not set apart) upon the Series E Preferred Units and the Partnership Units ranking on parity as to distributions with Series E Preferred Units, all distributions declared upon Series E Preferred Units and any other series of Partnership Units parity as to distributions with Series E Preferred Units shall be declared pro rata so that the amount of distributions declared per Series E Preferred Units and such other Partnership Units shall in all cases bear to each other the same ratio that accrued distributions per share on Series E Preferred Units and such other Partnership Units bear to each other.

(d) Except as provided in Section 3(c), unless full cumulative distributions on Series E Preferred Units have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, no distributions (other than in Class A Units or other Partnership Units ranking junior to Series E Preferred Units as to distributions and amounts upon liquidation) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Class A Units, Class B Units, Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, Series D Preferred Units, Series F Preferred Units, Series G Preferred Units and Series H Preferred Units or any other Partnership Units ranking junior to or on a parity with Series E Preferred Units as to distributions or upon liquidation, nor shall any Class A Units, Class B Units, Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, Series F Preferred Units, Series G Preferred Units and Series H Preferred Units, or any other Partnership Units ranking junior to or on a parity with Series E Preferred Units as to distributions or amounts upon liquidation be redeemed by the Partnership (except by conversion into or exchange for other Partnership Units ranking junior to Series E Preferred Units as to distributions and amounts upon liquidation).

(e) Any distribution payment made on Series E Preferred Units shall first be credited against the earliest accrued but unpaid distribution due with respect to Series E Preferred Units which remains payable.

      D.  Allocations.

      Allocations of the Partnership’s items of income, gain, loss and deduction shall be allocated among the holders of Series E Preferred Units in accordance with Article VI of the Agreement.

      E.  Liquidation Preference.

(a) Subject to the rights of series of Preferred Units which may from time to time come into existence, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, then, before any distribution or payment shall be made to the holders of any Class A Units, Class B Units, or any other class or series of Partnership ranking junior to Series E Preferred Units in the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Partnership, the holders of Series E Preferred Units shall be entitled to receive out of assets of the Partnership legally available for distribution to limited partners, liquidation distributions in the amount of the liquidation preference of $25.00 per share, plus an amount equal to all distributions accrued and unpaid thereon. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series E Preferred Units will have no right or claim to any of the remaining assets of the Partnership. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, the available assets of the Partnership are insufficient to pay the amount of the liquidation distributions on all outstanding Series E Preferred Units and the corresponding amounts payable on all Partnership Units ranking on a parity with Series E Preferred Units in the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Partnership (“Parity Units”), then the holders of Series E Preferred Units and Parity Units shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

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(b) For the purposes hereof, neither a consolidation or merger of the Partnership with or into any other partnership, limited liability company, corporation or any other entity, nor a merger of any other partnership, limited liability company, corporation or any other entity with or into the Partnership, nor a sale or transfer of all or any part of the Partnership assets for cash or securities shall be considered a liquidation, dissolution or winding up of the Partnership.

      F.  Redemption

(a) Series E Preferred Units are not redeemable prior to December 11, 2000. On and after December 11, 2000, the General Partner may redeem outstanding Series E Preferred Units, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per unit, plus an amount equal to all distributions accrued and unpaid thereon to the date fixed for redemption, without interest. The redemption price of Series E Preferred Units (other than the portion thereof consisting of accrued and unpaid distributions) is payable solely out of proceeds (without giving effect to any temporary use of such proceeds) from the contributions with respect to other Partnership Units, which may include Class A Units, Class B Units, Preferred Units, or other ownership interests in the Partnership however designated (other than debt securities converted into or exchangeable for Partnership Units), and any rights, warrants or options to purchase any thereof. If fewer than all of the outstanding Series E Preferred Units are to be redeemed, the number of units to be redeemed will be determined by the General Partner and such units may be redeemed pro rata from the holders of such units in proportion to the number of such units held by such holders (with adjustments to avoid redemption of fractional units) or by lot in a manner determined by the General Partner.

(b) Unless full cumulative distributions on all Series E Preferred Units and Parity Units shall have been or contemporaneously are paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, no Series E Preferred Units or Parity Units shall be redeemed unless all outstanding Series E Preferred Units and Parity Units are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series E Preferred Units or Parity Units pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series E Preferred Units or Parity Units, as the case may be. Furthermore, unless full cumulative distributions on all outstanding Series E Preferred Units and Parity Units have been or contemporaneously are paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, the Partnership shall not purchase or otherwise acquire directly or indirectly any Series E Preferred Units or Parity Units (except by conversion into or exchange for Partnership Units ranking junior to Series E Preferred Units and Parity Units as to distributions and amounts upon liquidation).

(c) The General Partner shall, in its sole discretion, determine the form and content of a notice of redemption. If notice of redemption of any Series E Preferred Units has been given and if the funds necessary for such redemption have been set aside by the Partnership in trust for the benefit of the holders of Series E Preferred Units so called for redemption, then from and after the redemption date, distributions will cease to accrue on such Series E Preferred Units, such Series E Preferred Units shall no longer be deemed outstanding and all rights of the holders of such units will terminate, except the right to receive the redemption price.

(d) The holders of Series E Preferred Units at the close of business on a Distribution Record Date will be entitled to receive the distribution payable with respect to such Series E Preferred Units on the corresponding Distribution Payment Date notwithstanding the redemption thereof between such Distribution Record Date and the corresponding Distribution Payment Date or the Partnership’s default in the payment of the distribution due. Except as provided above, the Partnership will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series E Preferred Units which have been called for redemption.

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      F.  Status of Redeemed Series E Preferred Units.

      In the event any Series E Preferred Units shall be redeemed pursuant hereto, the units so redeemed shall revert to the status of authorized but unissued Preferred Units available for future issuance and reclassification by the General Partner.

      G.  Value.

      For purposes of the definition of Deemed Value of Partnership Interest, the Value on any date of the Series E Preferred Units shall be the Liquidation Preference of such Series E Preferred Unit.

      H.  Voting Rights.

      The holders of Series E Preferred Units shall have no voting rights whatsoever, except for any voting rights to which they may be entitled under the laws of the State of Delaware.

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(FORM OF SERIES F PREFERRED UNITS)

      In accordance with Sections 4.2.A and 4.2.D of the Agreement, set forth below are the terms and conditions of the Series F Preferred Units hereby established that will be issued by the Partnership to Spieker on                   , 2001, in connection with the merger of Spieker Properties, L.P. (“Spieker Partnership”) with and into the Partnership (the “Spieker Partnership Merger”), in exchange for the then outstanding Series C Preferred Interest of Spieker Partnership (all of which will be acquired by the General Partner in the merger of Spieker Properties, Inc. with and into General Partner (the “REIT Merger”) immediately following the Spieker Partnership Merger). All capitalized terms used in this Attachment F and not otherwise defined shall have the meanings assigned in the Agreement.

      A.  Designation and Number. A series of Partnership Units, designated as Series F Cumulative Redeemable Preferred Units (the “Series F Preferred Units”), is hereby established. The number of Series F Preferred Units shall be 6,000,000.

      B.  Rank. The Series F Preferred Units shall, with respect to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Partnership, rank (a) senior to the Class A Units, Class B Units and all Partnership Interests ranking junior to the Series F Preferred Units; (b) on a parity with the Series A Preferred Units, the Series B Preferred Units, the Series C Preferred Units, Series D Preferred Units, Series E Preferred Units, Series G Preferred Units, Series H Preferred Units, and all Partnership Interests issued by the Partnership the terms of which specifically provide that such Partnership Interests rank on a parity with the Series F Preferred Units (each referred to as “Parity Preferred Units”); and (c) junior to all Partnership Interests issued by the Partnership the terms of which specifically provide that such Partnership Interests rank senior to the Series F Preferred Units.

      C.  Distributions.

(a) Subject to the rights of series of Preferred Units which may from time to time come into existence, the holders of Series F Preferred Units shall be entitled to receive distributions, when, as and if required pursuant to the Agreement, of Available Cash, prior and in preference to any distribution with respect to Class A Units or Class B Units, at the rate of $1.96875 per Series F Preferred Unit per annum. Such distributions shall be cumulative from the last date on which any distributions were paid with respect to Series C Cumulative Redeemable Preferred Interest of Spieker Partnership for which Series F Preferred Units were exchanged in connection with the merger of Spieker Partnership with and into the Partnership and shall be payable quarterly in arrears on the last day of January, April, July and October or, if not a business day, the next succeeding business day (each, a “Distribution Payment Date”). Any distribution payable on Series F Preferred Units for any partial distribution period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions will be payable to Series F Preferred Unitholders at the close of business on the Partnership Record Date, which shall be on such date designated by the General Partner for the payment of distributions (each, a “Distribution Record Date”).

(b) Distributions on Series F Preferred Units will accrue whether or not the Partnership has Available Cash, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are declared. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Series F Preferred Units which may be in arrears. Holders of the Series F Preferred Units will not be entitled to distributions in excess of the full cumulative distributions as described above.

(c) If any Series F Preferred Units are outstanding, no distributions shall be declared or paid or set apart for payment on any Partnership Unit, as to distributions, on a parity with or junior to Series F Preferred Units for any period unless full cumulative distributions have been or contemporaneously are paid or declared and a sum sufficient for the payment thereof set apart for such payments on Series F Preferred Units for all past distribution periods and the then current distribution period. When distributions are not paid in full (or a sum sufficient for such full payment is not set apart) upon the

Series F Preferred Units and the Partnership Units ranking on parity as to distributions with Series F Preferred Units, all distributions declared upon Series F Preferred Units and any other series of Partnership Units parity as to distributions with Series F Preferred Units shall be declared pro rata so that the amount of distributions declared per Series F Preferred Units and such other Partnership Units shall in all cases bear to each other the same ratio that accrued distributions per share on Series F Preferred Units and such other Partnership Units bear to each other.

(d) Except as provided in Section 3(c), unless full cumulative distributions on Series F Preferred Units have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, no distributions (other than in Class A Units or other Partnership Units ranking junior to Series F Preferred Units as to distributions and amounts upon liquidation) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Class A Units, Class B Units, Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, Series D Preferred Units, Series F Preferred Units, Series G Preferred Units and Series H Preferred Units or any other Partnership Units ranking junior to or on a parity with Series F Preferred Units as to distributions or upon liquidation, nor shall any Class A Units, Class B Units, Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, Series F Preferred Units, Series G Preferred Units and Series H Preferred Units, or any other Partnership Units ranking junior to or on a parity with Series F Preferred Units as to distributions or amounts upon liquidation be redeemed by the Partnership (except by conversion into or exchange for other Partnership Units ranking junior to Series F Preferred Units as to distributions and amounts upon liquidation).

(e) Any distribution payment made on Series F Preferred Units shall first be credited against the earliest accrued but unpaid distribution due with respect to Series F Preferred Units which remains payable.

      D.  Allocations. Allocations of the Partnership’s items of income, gain, loss and deduction shall be allocated among the holders of Series F Preferred Units in accordance with Article VI of the Agreement.

      E.  Liquidation Preference.

(a) Subject to the rights of series of Preferred Units which may from time to time come into existence, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, then, before any distribution or payment shall be made to the holders of any Class A Units, Class B Units, or any other class or series of Partnership ranking junior to Series F Preferred Units in the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Partnership, the holders of Series F Preferred Units shall be entitled to receive out of assets of the Partnership legally available for distribution to limited partners, liquidation distributions in the amount of the liquidation preference of $25.00 per share, plus an amount equal to all distributions accrued and unpaid thereon. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series F Preferred Units will have no right or claim to any of the remaining assets of the Partnership. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, the available assets of the Partnership are insufficient to pay the amount of the liquidation distributions on all outstanding Series F Preferred Units and the corresponding amounts payable on all Partnership Units ranking on a parity with Series F Preferred Units in the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Partnership (“Parity Units”), then the holders of Series F Preferred Units and Parity Units shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(b) For the purposes hereof, neither a consolidation or merger of the Partnership with or into any other partnership, limited liability company, corporation or any other entity, nor a merger of any other partnership, limited liability company, corporation or any other entity with or into the Partnership, nor a sale or transfer of all or any part of the Partnership assets for cash or securities shall be considered a liquidation, dissolution or winding up of the Partnership.

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      F.  Redemption

(a) Series F Preferred Units are not redeemable prior to October 10, 2002. On and after October 10, 2002, the General Partner may redeem outstanding Series F Preferred Units, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per unit, plus an amount equal to all distributions accrued and unpaid thereon to the date fixed for redemption, without interest. The redemption price of Series F Preferred Units (other than the portion thereof consisting of accrued and unpaid distributions) is payable solely out of proceeds (without giving effect to any temporary use of such proceeds) from the contributions with respect to other Partnership Units, which may include Class A Units, Class B Units, Preferred Units, or other ownership interests in the Partnership however designated (other than debt securities converted into or exchangeable for Partnership Units), and any rights, warrants or options to purchase any thereof. If fewer than all of the outstanding Series F Preferred Units are to be redeemed, the number of units to be redeemed will be determined by the General Partner and such units may be redeemed pro rata from the holders of such units in proportion to the number of such units held by such holders (with adjustments to avoid redemption of fractional units) or by lot in a manner determined by the General Partner.

(b) Unless full cumulative distributions on all Series F Preferred Units and Parity Units shall have been or contemporaneously are paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, no Series F Preferred Units or Parity Units shall be redeemed unless all outstanding Series F Preferred Units and Parity Units are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series F Preferred Units or Parity Units pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series F Preferred Units or Parity Units, as the case may be. Furthermore, unless full cumulative distributions on all outstanding Series F Preferred Units and Parity Units have been or contemporaneously are paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, the Partnership shall not purchase or otherwise acquire directly or indirectly any Series F Preferred Units or Parity Units (except by conversion into or exchange for Partnership Units ranking junior to Series F Preferred Units and Parity Units as to distributions and amounts upon liquidation).

(c) The General Partner shall, in its sole discretion, determine the form and content of a notice of redemption. If notice of redemption of any Series F Preferred Units has been given and if the funds necessary for such redemption have been set aside by the Partnership in trust for the benefit of the holders of Series F Preferred Units so called for redemption, then from and after the redemption date, distributions will cease to accrue on such Series F Preferred Units, such Series F Preferred Units shall no longer be deemed outstanding and all rights of the holders of such units will terminate, except the right to receive the redemption price.

(d) The holders of Series F Preferred Units at the close of business on a Distribution Record Date will be entitled to receive the distribution payable with respect to such Series F Preferred Units on the corresponding Distribution Payment Date notwithstanding the redemption thereof between such Distribution Record Date and the corresponding Distribution Payment Date or the Partnership’s default in the payment of the distribution due. Except as provided above, the Partnership will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series F Preferred Units which have been called for redemption.

      F.  Status of Redeemed Series F Preferred Units. In the event any Series F Preferred Units shall be redeemed pursuant hereto, the units so redeemed shall revert to the status of authorized but unissued Preferred Units available for future issuance and reclassification by the General Partner.

      G.  Value. For purposes of the definition of Deemed Value of Partnership Interest, the Value on any date of the Series F Preferred Units shall be the Liquidation Preference of such Series F Preferred Unit.

      H.  Voting Rights. The holders of Series F Preferred Units shall have no voting rights whatsoever, except for any voting rights to which they may be entitled under the laws of the State of Delaware.

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(FORM OF SERIES G PREFERRED UNITS)

      In accordance with Sections 4.2.A and 4.2.D of the Agreement, set forth below are the terms and conditions of the Series G Preferred Units hereby established that will be issued by the Partnership on            , 2001, in connection with the merger of Spieker Properties, L.P. (“Spieker Partnership”) with and into the Partnership (the “Spieker Partnership Merger”), in exchange for the then outstanding Series D Preferred Units of Spieker Partnership (the “Spieker Series D Preferred Units”).

      1.  Defined Terms. All capitalized terms used in this Attachment and not otherwise defined shall have the meanings assigned in the Agreement.

      “Articles Supplementary” shall mean the Articles Supplementary Establishing and Fixing the Rights of the Series G Preferred Shares and Series G Preferred Excess Shares to the Declaration of Trust.

      “Belair Contribution Agreement” shall mean that certain contribution agreement dated as of April 20, 1998, among Spieker Partnership, Spieker Properties, Inc., and Belair Capital Fund LLC, as amended from time to time.

      “Business Day” shall mean each day, other than a Saturday or a Sunday, which is not a day on which banking institutions in New York, New York are authorized or required by law, regulations or executive order to close.

      “Declaration of Trust” shall mean the Declaration of Trust, as amended, of Equity Office Properties Trust.

      “Initial Series G Limited Partner(s)” shall mean Belair Capital Fund LLC (or, if Belair Capital Fund LLC is not the holder of the Spieker Series D Preferred Units at the “effective time” of the Spieker Partnership Merger, the holder(s) of the Spieker Series D Preferred Units at the “effective time” of the Spieker Partnership Merger).

      “PTP” shall mean a “publicly traded partnership” within the meaning of Code Section 7704.

      “Series G Distribution Payment Date” shall mean the last day of March, June, September and December of each year.

      “Series G Excess Units” shall have the meaning set forth in Section 7(a)(iii) hereof.

      “Series G Exchange Price” shall have the meaning set forth in Section 7(a)(i) hereof.

      “Series G Exercise Notice” shall mean a notice in the form attached hereto as Schedule 1.

      “Series G Junior Units” shall mean any class or series of Partnership Interests of the Partnership ranking junior as to the payment of distributions to the Series G Preferred Units, including without limitation the Class A Units and the Class B Units.

      “Series G Limited Partner” shall mean the Initial Series G Limited Partner(s) and any Substituted Limited Partner that owns a Series G Preferred Unit.

      “Series G Parity Preferred Units” shall be used to refer to any class or series of Partnership Interests of the Partnership now or hereafter authorized, issued or outstanding expressly designated by the Partnership to rank on a parity with the Series G Preferred Units with respect to distributions or rights upon liquidation, dissolution or winding-up of the Partnership, or both, as the context may require, including the Series A Preferred Units, the Series B Preferred Units, the Series C Preferred Units, the Series D Preferred Units, the Series E Preferred Units, the Series F Preferred Units, and the Series H Preferred Units.

      “Series G Preferred Return” shall mean with respect to a Series G Preferred Unit an amount equal to 7.6875% per annum, determined on the basis of a 360 day year of twelve 30 day months (or actual days for any month which is shorter than a full monthly period), cumulative to the extent not distributed for any quarterly distribution period pursuant to Section 5.1 of the Agreement, of the Series G Preferred Unit Issue Price for

the outstanding Series G Preferred Units, commencing on [the date of issuance of such Series G Preferred Units][first day following the last day of the last period with respect to which Spieker Partnership made a distribution with respect to the Spieker Series D Preferred Units].

      “Series G Preferred Shares” shall have the meaning set forth in Section 7(a)(i) hereof.

      “Series G Preferred Unit Issue Price” shall mean $50.00.

      “Series G Preferred Units” shall mean the Series G Preferred Units to be issued to the Initial Series G Limited Partner(s) in exchange for the Spieker Series D Preferred Units in connection with the consummation of the Spieker Partnership Merger, which Series G Preferred Units shall include the right to receive certain preferential distributions and additional rights as set forth in this Attachment G.

      “Series G Redemption Price” shall have the meaning set forth in Section 8(a) hereof.

      “Series G Rights” shall have the meaning set forth in Section 7 hereof.

      2.  Designation and Number. A series of Partnership Units, designated as Series G 7.6875% Preferred Units (the “Series G Preferred Units”) is hereby established. The number of Series G Preferred Units shall be 1,500,000.

      3.  Rank. The Series G Preferred Units shall, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership, rank (a) senior to the Series G Junior Units; (b) on a parity with all Series G Parity Preferred Units; and (c) junior to all Partnership Interests issued by the Partnership the terms of which specifically provide that such Partnership Interests rank senior to the Series G Preferred Units.

      4.  Distributions.

(a) Pursuant to Section 5.1 of the Agreement, holders of the Series G Preferred Units shall be entitled to receive on each Series G Payment Distribution Date, out of Available Cash, a cumulative preferential distribution of Available Cash in an amount equal to the accrued unpaid Series G Preferred Return.

(b) Distributions on the Series G Preferred Units will accumulate whether or not the terms and provisions of any agreement of the Partnership, including any agreement relating to its indebtedness, at any time prohibit the current payment of distributions, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized. Distributions on the Series G Preferred Units are payable on the Series G Distribution Payment Date. If any date on which distributions are to be made on the Series G Preferred Units is not a Business Day, then payment of the distribution to be made on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. Distributions on the Series G Preferred Units on account of arrears for any past distribution periods may be declared and paid at any time. Accumulated and unpaid distributions on the Series G Preferred Units will not bear interest.

(c) So long as any Series G Preferred Units are outstanding, notwithstanding anything to the contrary set forth in Section 5.1 of the Agreement and any other provision of this Agreement, no distributions of cash or other property shall be authorized, declared, paid or set apart for payment on or with respect to any Series G Junior Units, nor shall cash or other property be set aside for or applied to the purchase, redemption or other acquisition for consideration of any Series G Preferred Units, any Series G Parity Preferred Units or any Series G Junior Units, unless, in each case, all distributions accumulated for prior quarterly distribution periods on all Series G Preferred Units and all classes and series of outstanding Series G Parity Preferred Units have been paid in full. The foregoing sentence will not prohibit (i) distributions payable solely in Series G Junior Units, (ii) the conversion of Series G Junior Units or Series G Parity Preferred Units into Partnership Interests of the Partnership ranking

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junior to the Series G Preferred Units as to distributions, (iii) the exchange of Series G Junior Units or Series G Parity Preferred Units of the Partnership for Shares of the General Partner and the corresponding issuance or acquisition of Series G Junior Units or Series G Parity Preferred Units, as applicable, to or by the General Partner or (iv) the redemption of Partnership Interests corresponding to any Series G Preferred Shares, Parity Shares (as defined in the Articles Supplementary) or Junior Shares (as defined in the Articles Supplementary) to be purchased by the General Partner pursuant Section 9 of the Articles Supplementary, provided that such redemption shall be upon the same terms as the corresponding purchase pursuant to Section 9 of the Articles Supplementary.

(d) Notwithstanding the foregoing, the General Partner may, in its sole discretion, make one or more special distributions to itself, alone, for the sole purpose of, and in an amount no greater than such amount as will be used by the General Partner for, the purchase of all or any portion of any Shares pursuant to Section 9 of the Articles Supplementary (any such distribution shall be referred to as an “Excess Share Purchase Distribution”). There shall be no adjustment of the then current Percentage Interests of the Partners on account of any Excess Share Purchase Distribution.

(e) Distributions will be payable, in arrears, to holders of record of Series G Preferred Units as they appear on the books of the Partnership on each Series G Distribution Payment Date. The amount of distributions payable for the initial distribution period or any period shorter or longer than a full distribution period shall be calculated on the basis of a 360-day year of twelve 30-day months (or actual days for any month that is shorter than a full monthly period).

      5.  Allocations. Allocations of the Partnership’s items of income, gain, loss and deduction shall be allocated among the holders of Series G Preferred Units in accordance with Article VI of the Agreement. For the purposes thereof, the Percentage Interest for the Series G Preferred Units shall be zero.

      6.  Liquidation Preference. The Series G Preferred Units shall rank, as to liquidation, dissolution or winding up of the Partnership, prior to Class A Units and Class B Units and any other class of Partnership Units of the Partnership ranking junior to Series G Preferred Units as to rights upon liquidation, dissolution or winding up of the Partnership, so that in the event of any liquidation, dissolution or winding up of the Partnership, whether voluntary or involuntary, the holders of the Series G Preferred Units shall be entitled to receive out of the assets of the Partnership available for distribution to holders of Partnership Units, whether from capital, surplus or earnings, before any distribution is made to holders of Class A Units, Class B Units or any other such junior Partnership Units, an amount equal to the Series G Preferred Unit Issue Price (the “Liquidation Preference”) plus an amount equal to all distributions (whether or not earned or declared) accrued and accumulated and unpaid on the Series G Preferred Units to the date of final distribution. The holders of the Series G Preferred Units will not be entitled to receive the Liquidation Preference until the liquidation preference of any other class of Partnership Units of the Partnership ranking senior to the Series G Preferred Units as to rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefore sufficient to provide for payment) in full. After payment of the full amount of the Liquidation Preference and such distributions, the holders of Series G Preferred Units will not be entitled to any further participation in any distribution of assets by the Partnership. If, upon any liquidation, dissolution or winding up of the Partnership, the assets of the Partnership, or proceeds thereof, distributable among the holders of Series G Parity Preferred Units shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributable among such holders ratably in accordance with the respective amounts which would be payable on such units if all amounts payable thereon were paid in full. For the purposes hereof, neither a consolidation or merger of the Partnership with or into any other partnership, limited liability company, corporation or any other entity, nor a merger of any other partnership, limited liability company, corporation or any other entity with or into the Partnership, nor a sale or transfer of all or any part of the Partnership assets for cash or securities shall be considered a liquidation, dissolution or winding up of the Partnership.

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      7.  Exchange; Series G Rights

(a) Right to Exchange.

(i) Series G Preferred Units will be exchangeable in whole or in part at anytime on or after April 20, 2008, at the option of the holders thereof, for authorized but previously unissued Series G Cumulative Redeemable Preferred Shares of the General Partner (the “Series G Preferred Shares”) at an exchange rate of one Series G Preferred Share for one Series G Preferred Unit, subject to adjustment as described below (the “Series G Exchange Price”), provided that the Series G Preferred Units will become exchangeable at any time, in whole or in part, at the option of the holders of Series G Preferred Units, for Series G Preferred Shares if (y) at any time full distributions shall not have been timely made on any Series G Preferred Unit with respect to six (6) prior quarterly distribution periods, whether or not consecutive, provided, however, that a distribution in respect of Series G Preferred Units shall be considered timely made if made within two (2) Business Days after the applicable Series G Distribution Payment Date if at the time of such late payment there shall not be any prior quarterly distribution periods in respect of which full distributions were not made or (z) upon receipt by a holder or holders of Series G Preferred Units of (A) notice from the General Partner that the General Partner or a subsidiary of the General Partner has taken the position that the Partnership is, or upon the occurrence of a defined event in the immediate future will be, a PTP and (B) an opinion rendered by a nationally recognized counsel familiar with such matters addressed to a holder or holders of Series G Preferred Units, that the Partnership is or likely is, or upon the occurrence of a defined event in the immediate future will be or likely will be, a PTP. In addition, the Series G Preferred Units may be exchanged for Series G Preferred Shares, in whole or in part, at the option any holder prior to April 20, 2008 and after April 20, 2001 if such holders of Series G Preferred Units shall deliver to the General Partner either (i) a private letter ruling addressed to such holder of Series G Preferred Units or (ii) an opinion of counsel reasonably acceptable to the General Partner based on the enactment of temporary or final Treasury Regulations or the publication of a Revenue Ruling, in either case to the effect that an exchange of the Series G Preferred Units at such earlier time would not cause the Series G Preferred Units to be considered “stock and securities” within the meaning of Section 351(e) of the Code for purposes of determining whether the holder of such Series G Preferred Units is an “investment company” under Section 721(b) of the Code if an exchange is permitted at such earlier date. Furthermore, the Series G Preferred Units may be exchanged in whole or in part for Series G Preferred Shares, if both (1) the holder concludes based on results or projected results that there exists (in the reasonable judgment of the holder) an imminent and substantial risk that such holder’s interest in the Partnership represents or will represent more than 19.5% of the total profits or capital interests in the Partnership for a taxable year, and (2) the holder thereof delivers to the Partnership an opinion of a nationally recognized counsel to the effect that there is a substantial risk that such holder’s interest in the Partnership will represent more than 19.5% of the total profits or capital interests in the Partnership (determined in accordance with Treasury Regulations Section 1.731-2(e)(4)); provided, however, in no event shall such a risk be deemed to exist unless such percentage exceeds 15% at such time.

(ii) Notwithstanding anything to the contrary set forth in Section 7(a)(i), if a Series G Exercise Notice has been delivered to the General Partner, then the General Partner may, at its option, elect to redeem or cause the Partnership to redeem all or a portion of the outstanding Series G Preferred Units for cash in an amount equal to the Series G Preferred Unit Issue Price per Series G Preferred Unit and all accumulated and unpaid distributions thereon to the date of redemption. The General Partner may exercise its option to redeem the Series G Preferred Units for cash pursuant to this Section 7(a)(ii) by giving each holder of record of Series G Preferred Units notice of its election to redeem for cash, within five (5) Business Days after receipt of the Series G Exercise Notice, by fax (if possible) in accordance with Section 15.1 of the Agreement stating (i) the redemption date, which shall be no later than sixty (60) days following the receipt of the Series G Exercise Notice, (ii) the redemption price, (iii) the place or places where the Series G

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Preferred Units are to be surrendered for payment of the redemption price, (iv) that distributions on the Series G Preferred Units will cease to accrue on such redemption date, (v) that payment of the redemption price will be made upon presentation and surrender of the Series G Preferred Units and delivery of a duly executed certificate in the form attached hereto as Exhibit 4 and (vi) the aggregate number of Series G Preferred Units to be redeemed, and if fewer than all of the outstanding Series G Preferred Units to be redeemed, the number of Series G Preferred Units to be redeemed held by such holder, which number shall equal such holder’s pro-rata share (based on the percentage of the aggregate number of outstanding Series G Preferred Units that the total number of Series G Preferred Units held by such holder represents) (as nearly as possible without creating fractional units) of the aggregate number of Series G Preferred Units being redeemed.

(iii) In the event an exchange of all or a portion of Series G Preferred Units pursuant to Section 7(a) (i) would violate the provisions on ownership limitation of the General Partner set forth in Section 9 of the Articles Supplementary, the General Partner shall give written notice thereof to each holder of record of Series G Preferred Units, within five (5) Business Days following receipt of the Series G Exercise Notice, by fax (if possible) in accordance with Section 15.1 of the Agreement. In such event, each holder of Series G Preferred Units shall be entitled to exchange a number of Series G Preferred Units which would comply with the provisions on the ownership limitation of the General Partner set forth in Section 9 of the Articles Supplementary and any Series G Preferred Units not so exchanged (the “Series G Excess Units”) shall be redeemed by the Partnership for cash in an amount equal to the Series G Preferred Unit Issue Price, plus any accrued and unpaid distributions thereon, whether or not declared, to the date of redemption. The written notice of the General Partner shall state (i) the number of Series G Excess Units held by such holder, (ii) the redemption price of the Series G Excess Units, (iii) the date on which such Series G Excess Units shall be redeemed, which date shall be no later than sixty (60) days following the receipt of the Series G Exercise Notice, (iv) the place or places where such Series G Excess Units are to be surrendered for payment of the redemption price, (v) that distributions on the Series G Excess Units will cease to accrue on such redemption date and (vi) that payment of the redemption price will be made upon presentation and surrender of such Series G Excess Units and delivery of a duly executed certificate in the form attached hereto as Exhibit 4. In the event an exchange would result in Series G Excess Units, as a condition to such exchange, each holder of such units agrees to provide representations and covenants reasonably requested by the General Partner relating to (i) the widely held nature of the interests in such holder, sufficient to assure the General Partner that the holder’s ownership of Shares of the General Partner (without regard to the limits described above) will not cause any individual to own in excess of 9.9% of the Shares of the General Partner; and (ii) to the extent such holder can so represent and covenant without obtaining information from its owners, the holder’s ownership of tenants of the Partnership and its Affiliates. For purposes of determining the number of Series G Excess Units under the Section 7.4(a) (iii), the “Ownership Limit” set forth in Section 9 of the Articles Supplementary shall be deemed to be 0.8 percentage points less than the limit set forth in such Section 9 of the Articles Supplementary.

(iv) The redemption of Series G Preferred Units described in Section 7.4(a)(ii) and (iii) shall be subject to the provisions of Section 8(b)(i) and Section 8(c)(ii); provided, however, that the term “Series G Redemption Price” in such Sections shall be read to mean the Series G Preferred Unit Issue Price per Series G Preferred Unit being redeemed plus all accrued and unpaid distributions to the redemption date.

(v) All exchanges shall be in accordance with the attached Exhibit 1.

(vi) In the event of an exchange of Series G Preferred Units into Series G Preferred Shares, the General Partner shall be deemed to have acquired the Series G Preferred Units in exchange for the issuance of the Series G Preferred Shares, provided that neither the General Partner, nor any subsequent transferee of the General Partner, shall have any of the rights in Section 7 with respect to such Series G Preferred Units.

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      8.  Redemption of Series G Preferred Units.

(a) Right of Optional Redemption. The Series G Preferred Units may not be redeemed prior to April 20, 2003. On or after such date, the Partnership shall have the right to redeem the Series G Preferred Units, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days’ written notice, at a redemption price, payable in cash, equal to the Capital Account balance of the holders of Series G Preferred Units (the “Series G Redemption Price”); provided, however, that no redemption pursuant to this Section 8 will be permitted if the Series G Redemption Price does not equal or exceed the Series G Preferred Unit Issue Price plus the cumulative Series G Preferred Return, whether or not declared, to the redemption date to the extent not previously distributed. If fewer than all of the outstanding Series G Preferred Units are to be redeemed, the Series G Preferred Units to be redeemed shall be selected pro rata (based on the percentage of the aggregate number of Series G Preferred Units that the total number of Series G Preferred Units held by a holder represents) (as nearly as practicable without creating fractional units).

(b) Limitation on Redemption.

(i) The Series G Redemption Price of the Series G Preferred Units (other than the portion thereof consisting of accumulated but unpaid distributions) will be payable solely out of the sale proceeds (without giving effect to any temporary use of such proceeds) of Shares of the General Partner, which will be contributed by the General Partner to the Partnership as an additional Capital Contribution, or out of the sale of Partnership Interests and from no other source. For purposes of this Attachment G, “Shares” means any equity securities (including Common Shares and Preferred Shares (as such terms are defined in the Declaration of Trust)), depositary shares, participations or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities), warrants or options to purchase any of the foregoing.

(ii) The Partnership may not redeem fewer than all of the outstanding Series G Preferred Units unless all accumulated and unpaid distributions have been paid on all Series G Preferred Units for all quarterly distributions periods terminating on or prior to the date of redemption.

(c) Procedures for Redemption.

(i) Notice of redemption will be given by mail and fax (if possible) in accordance with Section 15.1 of the Agreement, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series G Preferred Units at their respective addresses as they appear in the records of the Partnership. No failure to give or defect in such notice shall affect the validity of the proceedings for the redemption of any Series G Preferred Units except as to the holder to whom such notice was not given. In addition to any information required by law, each such notice shall state: (i) the redemption date, (ii) the Series G Redemption Price, (iii) the aggregate number of Series G Preferred Units to be redeemed and if fewer than all of the outstanding Series G Preferred Units are to be redeemed, the number of Series G Preferred Units to be redeemed held by such holder, which number shall equal such holder’s pro rata share (based on the percentage of the aggregate number of outstanding Series G Preferred Units that the total number of Series G Preferred Units held by such holder represents) of the aggregate number of Series G Preferred Units to be redeemed, (iv) the place or places where such Series G Preferred Units are to be surrendered for payment of the Series G Redemption Price, (v) that distributions on the Series G Preferred Units to be redeemed will cease to accumulate on such redemption date and (vi) that payment of the Series G Redemption Price will be made upon presentation and surrender of such Series G Preferred Units and a duly executed certificate in the form attached hereto as Exhibit 4.

(ii) The redemption price shall be payable to the holders of the Series G Preferred Units upon presentation and surrender of the Series G Preferred Units by such holders and delivery of a duly executed certificate in the form attached hereto as Exhibit 4 at the place designated in the notice of redemption. If the Series G Preferred Units are evidenced by a certificate and if fewer than all

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Series G Preferred Units evidenced by any certificate are being redeemed, a new certificate shall be issued upon surrender of the certificate evidencing all Series G Preferred Units, evidencing the unredeemed Series G Preferred Units without cost to the holder thereof. On and after the date of redemption, distributions will cease to accumulate on the Series G Preferred Units or portions thereof called for redemption, unless the Partnership defaults in the payment thereof. If any date fixed for redemption of Series G Preferred Units is not a Business Day, then payment of the Series G Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date fixed for redemption. If payment of the Series G Redemption Price is improperly withheld or refused and not paid by the Partnership, distributions on such Series G Preferred Units will continue to accumulate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the applicable Series G Redemption Price.

      9.  Voting Rights. The Series G Limited Partners shall have no voting or consent rights except for such matters as are required by Delaware law or as set forth below. So long as any Series G Preferred Units remain outstanding, the Partnership shall not, without the affirmative vote of the holders of at least two-thirds of the Series G Preferred Units outstanding at the time (excluding for this purpose any Series G Preferred Units acquired by the General Partner pursuant to Section 7) (i) authorize or create, or increase the authorized or issued amount of, any class or series of Partnership Interests ranking senior to the Series G Preferred Units with respect to payment of distributions or rights upon liquidation, dissolution or winding-up or reclassify any Partnership Interests of the Partnership into any such Partnership Interest, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such Partnership Interests, (ii) authorize or create, or increase the authorized or issued amount of any Series G Parity Preferred Units or reclassify any Partnership Interest of the Partnership into any such Partnership Interest or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such Partnership Interests, but only to the extent such Series G Preferred Units are authorized, created or increased solely for the purpose of issuance to an Affiliate of the Partnership, other than the General Partner to the extent the issuance of such interests was to allow the General Partner to issue corresponding preferred Shares to persons who are not Affiliates of the Partnership, (iii) amend any provision of this Section 9(d) or (iv) amend, alter or repeal the provisions of the Agreement, whether by merger, consolidation, sale or lease of all the Partnership’s assets as an entirety or otherwise, that would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series G Preferred Units or the holders thereof; provided, however, that with respect to the occurrence of a merger, consolidation or a sale or lease of all the Partnership’s assets as an entirety, so long as (a) the Partnership is the surviving entity and the Series G Preferred Units remain outstanding with the terms thereof unchanged, or (b) the resulting, surviving or transferee entity is a partnership, limited liability company or other pass-through entity organized under the laws of any state and substitutes the Series G Preferred Units for other interests in such entity having substantially the same terms and rights as the Series G Preferred Units, including with respect to distributions, voting rights and rights upon liquidation, dissolution or winding-up, then the occurrence of any such event shall not be deemed to materially and adversely affect such rights, privileges or voting powers of the holders of the Series G Preferred Units; and provided further that any increase in the amount of Partnership Interests or the authorization, creation or issuance of any other class or series of Partnership Interests, in each case ranking (a) junior to the Series G Preferred Units with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding-up, or (b) on a parity to the Series G Preferred Units with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding-up to the extent such Partnership Interest are not authorized, created or increased solely for the purpose of issuance to an Affiliate of the Partnership, other than the General Partner to the extent the issuance of such interests was to allow the General Partner to issue corresponding preferred Shares to persons who are not Affiliates of the Partnership, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

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      10.  Admission to the Partnership. Pursuant to Articles IV and XII of the Agreement, each Initial Series G Limited Partner is hereby admitted to the Partnership as a Limited Partner, and the name of each Initial Series G Limited Partner is hereby recorded in the books and records of the Partnership, effective as of the closing date of the Spieker Merger. The General Partner hereby consents to the admission of each Initial Series G Limited Partner as a Limited Partner in the Partnership.

      Each Initial Series G Limited Partner by acquiring the Series G Preferred Units agrees to be subject and bound at all times to all of the terms and conditions of the Agreement, as now in effect, as amended hereby or as hereafter amended. Each of the Partnership and each Initial Series G Limited Partner represent to the other that it is not aware of any facts or circumstances that would cause the restrictions on transfer set forth in Section 11.3 of the Agreement not to be satisfied.

      11.  Consent to Pledge of Series G Preferred Units. Pursuant to Section 11.3 of the Agreement, the General Partner hereby consents to the pledge of the Series G Preferred Units by the Initial Series G Limited Partner pursuant to the Securities Account Agreement (the “Securities Account Agreement”), dated as of February 5, 1998, among Merrill Lynch International Bank Limited, Merrill Lynch Capital Services, Inc. and Investors Bank & Trust Company (collectively, the “Pledgees”) and the Initial Series G Limited Partner. The General Partner also hereby consents to any Pledgee’s assignment of their respective rights as secured party to any person each may designate upon the occurrence of an event of default (as defined in the Securities Account Agreement). Such pledge shall not give any Pledgee any rights as a holder of Series G Preferred Units until the Pledgee provides written notice to the General Partner that an event of default has occurred under the Securities Account Agreement and, in such event, as set forth in Section 11.5 of the Agreement, such Pledgee shall be deemed an Assignee with respect to such Series G Preferred Units. Neither the Partnership nor the General Partner shall have any liability or obligation, matured, contingent or otherwise, to the Pledgees (i) under the Securities Account Agreement or (ii) with respect to the value or liquidity of the Series G Preferred Units or the Series G Preferred Shares.

      12.  Survival of Certain Prior Obligations. To the extent that the Belair Contribution Agreement provides that the parties’; obligations thereunder shall survive the Closing (as defined in the Belair Contribution Agreement), such provisions of the Belair Contribution Agreement and the parties’ obligations thereunder were not merged into the provisions of the partnership agreement of Spieker Partnership, and shall not be merged into the provisions of the Agreement (including this Attachment G) and shall survive the designation of the Series G Preferred Units.

      13.  Arbitration of Disputes.

(a) Notwithstanding anything to the contrary contained in this Agreement, all claims, disputes and controversies between or among any of the Series G Limited Partners (including, without limitation, any claims, disputes and controversies between the Partnership and any one or more of the Series G Limited Partners and any claims, disputes and controversies between any one or more Series G Limited Partners) arising in any way out of or in connection with this Agreement or the Partnership shall be resolved by binding arbitration in pursuant to the applicable law of the State of Delaware, this Section 13 and, to the extent not inconsistent with this Section 13, the Expedited Procedures and Commercial Arbitration Rules of the American Arbitration Association (the “Arbitration Rules”). In the event of any direct conflict, the terms of this Agreement shall control over any conflicting provisions of Delaware law and the Arbitration Rules.

(b) Procedures. Any arbitration called for by this Section 13 shall be conducted in accordance with the following procedures:

(i) The Partnership or any Series G Limited Partner (the “Requesting Party”) may demand arbitration pursuant to Section 13(a) at any time by giving written notice of such demand (the “Demand Notice”) to any other Series G Limited Partner with respect to which a claim, dispute or controversy exists hereunder and (if the Requesting Party is not the Partnership) to the Partnership, which Demand Notice shall describe in reasonable detail the nature of the claim, dispute or controversy.

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(ii) Within fifteen (15) days after the giving of a Demand Notice, the Requesting Party, on the one hand, and each of the other Series G Limited Partners and/or the Partnership against whom the claim has been made or with respect to which a dispute has arisen (collectively, the “Responding Party”), on the other hand, shall select and designate in writing to the other party one reputable, disinterested individual (a “Qualified Individual”) willing to act as an arbitrator of the claim, dispute or controversy in question. Each of the Requesting Party and the Responding Party shall use its best efforts to select a present or former partner of a national accounting firm that is not then currently employed by such party as its respective Qualified Individual. Within fifteen (15) days after the foregoing selections have been made, the arbitrators so selected shall jointly select a present or former partner of a national accounting firm that is not then currently employed by any of the parties as the third Qualified Individual willing to act as an arbitrator of the claim, dispute or controversy in question (the “Third Arbitrator”). In the event that the two arbitrators initially selected are unable to agree on the Third Arbitrator within the second fifteen (15) day period referred to above, then, on the application of either party, the American Arbitration Association shall promptly select and appoint a present or former partner of a national accounting firm that is not currently employed by any of the parties as the Qualified Individual to act as the Third Arbitrator in accordance with the terms of the Arbitration Rules. The three arbitrators selected pursuant to this subsection (b) shall constitute the arbitration panel for the arbitration in question.

(iii) The presentations of the Series G Limited Partners in the arbitration proceeding shall be commenced and completed within sixty (60) days after the selection of the arbitration panel pursuant to subsection (b) above, and the arbitration panel shall render its decision in writing within thirty (30) days after the completion of such presentations. Any decision concurred in by any two (2) of the arbitrators shall constitute the decision of the arbitration panel, and unanimity shall not be required. If a decision concurred in by at least two (2) of the arbitrators is not rendered within such thirty (30) day period, then each of the parties shall select a new Qualified Individual willing to act as an arbitrator and a new arbitration proceeding shall commence in accordance with this Section 13.

(iv) The arbitration panel shall have the discretion to include in its decision a direction that all or part of the attorneys’ fees and costs of the prevailing party or parties and/or the costs of such arbitration be paid by any other party or parties. On the application of a party before or after the initial decision of the arbitration panel, and proof of its attorneys’ fees and costs, the arbitration panel shall order the other party to make any payments directed pursuant to the preceding sentence.

(v) The Third Arbitrator shall have the right in its discretion to authorize the obtaining of discovery, including the taking of depositions of witnesses for the purpose of discovery.

(vi) At the request of any party, the arbitrators shall make and provide to the parties written findings of fact and conclusions of law.

(vii) Notwithstanding anything to the contrary provided herein, the arbitrators shall have no authority to award punitive damages.

(c) Binding Character. Any decision rendered by the arbitration panel pursuant to this Section 13 shall be final and binding on the parties thereto, and judgment thereon may be entered by any state or federal court of competent jurisdiction sitting in the State of Delaware.

(d) Exclusivity. Arbitration shall be the exclusive method available for resolution of claims, disputes and controversies described in Section 13(a) and the Partnership and its Series G Limited Partners stipulate that the provisions hereof shall be a complete defense to any suit, action, or proceeding in any court or before any administrative or arbitration tribunal within respect to any such claim, controversy or dispute. The provisions of this Section 13 shall survive the dissolution of the Partnership. Each Series G Limited Partner consents to the jurisdiction of any state or federal court of competent jurisdiction sitting in the State of Delaware to compel arbitration in accordance with the provisions of this Section 13.

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(e) No Alteration of Agreement. Nothing contained herein shall be deemed to give the arbitrators any authority, power or right to alter, change, amend, modify, add to, or subtract from any of the provisions of this Partnership Agreement.

(f) Acknowledgement. Each Series G Limited Partner was deemed agreed to be bound by Article XII of the Spieker Partnership Agreement and is deemed to have acknowledged that (i) any dispute arising out of the matters included in this Section 13 shall be decided by neutral arbitration as provided by this agreement, (ii) such Series G Limited Partner is giving up any rights that such partner might possess to have the dispute litigated in a court or jury trial except as specifically included in this “arbitration of disputes” provision, (iii) it is giving up its judicial rights to discovery and appeal, unless those rights are specifically included in this “arbitration of disputes” provision, (iv) if such Series G Limited Partner refuses to submit to arbitration after having agreed to this provision, such Series G Limited Partner may be compelled to arbitrate under the terms of this agreement, and (v) its agreement to this arbitration provision is voluntary.

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Exhibit 1 to Form of Series G Preferred Units

Form of Series G Exercise Notice

To: Equity Office Properties Trust

      Reference is made to that certain Attachment G to the Second Amended and Restated Agreement of Limited Partnership of EOP Operating Limited Partnership, dated as of June 19, 2000, as amended by the First through the Fifth Amendments thereto and as further amended (the “Partnership Agreement”), governing that certain Delaware limited partnership known as EOP Operating Limited Partnership (the “Partnership”). Capitalized terms used but not defined herein shall have the meanings set forth in Attachment G (including Exhibit 3 thereto) to the Partnership Agreement and the Partnership Agreement, as applicable. The undersigned, being a Series G Limited Partner, hereby elects to exercise its Series G Rights as to the number of Series G Preferred Units specified below:

Number of Series G Preferred Units:

Printed Name

Signature

Date

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Exhibit 2 to Form of Series G Preferred Units

Address

Belair Capital Fund LLC

c/o Eaton Vance Management
24 Federal Street
Boston, Massachusetts 02110
Attention: Mr. Alan Dynner
Fax: (617) 338-8054

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Exhibit 3 to Form of Series G Preferred Units

SERIES G RIGHTS TERMS

      The Series G Rights shall be subject to the following terms and conditions:

      1.  DELIVERY OF SERIES G EXERCISE NOTICES. Any one or more Series G Limited Partners possessing Series G Rights may deliver to the General Partner a Series G Exercise Notice pursuant to which such Series G Limited Partners elect to exercise their Series G Rights to convert all or any portion of their Series G Preferred Units into Series G Preferred Shares.

      2.  TIMING OF EXERCISE.

(i) The exchange of Series G Preferred Units, or a specified portion thereof, may be effected after the fifth (5th) Business Day following receipt by the General Partner of the Series G Preferred Units to be exchanged together with a duly executed certificate in the form attached hereto as Exhibit 5 to Attachment G and, if applicable, written notice of exchange and a proper assignment of such Series G Preferred Units to the principal office of the General Partner set forth in Section 2.3 of the Partnership Agreement. Each exchange will be deemed to have been effected immediately prior to the close of business on the date on which such Series G Preferred Units to be exchanged (together with all required documentation) shall have been surrendered and notice shall have been received by the General Partner as aforesaid and the Series G Exchange Price shall have been paid. Any Series G Preferred Shares issued pursuant to this Exhibit 3 shall be delivered as shares which are duly authorized, validly issued, fully paid and nonassessable, free of pledge, lien, encumbrance or restriction other than those granted or imposed upon the holder or provided in the Declaration of Trust, the Bylaws of the General Partner, the Securities Act and relevant state securities or blue sky laws.

(ii) In the event of an exchange of Series G Preferred Units for Series G Preferred Shares, an amount equal to the accrued and unpaid distributions, whether or not declared, to the date of exchange on any Series G Preferred Units tendered for exchange shall accumulate on the Series G Preferred Shares into which such Series G Preferred Units are exchanged. Notwithstanding anything to the contrary set forth herein, in no event shall a holder of a Series G Preferred Unit that was validly exchanged into Series G Preferred Shares pursuant to this section receive a distribution out of Available Cash of the Partnership, if such holder, after exchange, is entitled to receive a distribution out of Net Available Cash with respect to the Series G Preferred Share for which such Series G Preferred Unit was exchanged or redeemed.

(iii) Fractional Series G Preferred Shares are not to be issued upon exchange but, in lieu thereof, the General Partner will pay a cash adjustment based upon the fair market value of the Series G Preferred Shares on the day prior to the exchange date as determined in good faith by the Board of Trustees of the General Partner.

      3.  COMPUTATION OF CONSIDERATION.

(i) With respect to the exercise of Series G Rights, the consideration payable for the Series G Preferred Units shall be the issuance by the General Partner of the Series G Exchange Price. The Series G Exchange Price is subject to adjustment upon certain events, including, (i) subdivisions, combinations and reclassification of the Series G Preferred Shares, and (ii) distributions to all holders of Series G Preferred Shares of evidences on indebtedness of the General Partner or assets (including securities, but excluding dividends and distributions paid in cash on the Series G Preferred Shares).

(ii) In case the General Partner shall be a party to any transaction (including, without limitation, a merger, consolidation, statutory share exchange, tender offer for all or substantially all of the General Partner’s capital stock or sale of all or substantially all of the General Partner’s assets), in each case as a result of which the Series G Preferred Shares will be converted into the right to receive shares of capital stock, other securities or other property (including cash or any combination thereof), each Series G Preferred Unit will thereafter be exchangeable into the kind and amount of shares of capital stock and other securities and property (including cash or any combination thereof) receivable upon the consum-

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mation of such transaction by a holder of that number of Series G Preferred Shares or fraction thereof into which one Series G Preferred Unit was exchangeable immediately prior to such transaction. The General Partner may not become a party to any such transaction without the affirmative vote of the holders of at least two-thirds of the Series G Preferred Units outstanding at the time unless the terms thereof are consistent with the foregoing.

      4.  CLOSING. The closing of the exercise of the Series G Rights shall, unless otherwise mutually agreed, be held at the principal office of the General Partner. At such closing, the General Partner shall deliver a share certificate or certificates representing the Series G Exchange Price and evidencing the Series G Preferred Shares to be issued and registered in the name of such Series G Limited Partner or its designee and such Series G Limited Partner shall deliver to the General Partner evidencing such Series G Preferred Units together with a certificate in the form attached as Exhibit 5 to Attachment G.

      5.  COVENANT OF THE GENERAL PARTNER. To facilitate the General Partner’s ability to fully perform its obligations hereunder, the General Partner covenants and agrees that at all times during the pendency of the Series G Rights, the General Partner shall reserve for issuance such number of Series G Preferred Shares as may be necessary to enable the General Partner to issue such shares in exchange for all of the Series G Preferred Units held by Series G Limited Partners which are from time to time outstanding.

      6.  SERIES G LIMITED PARTNER’S COVENANT. Each Series G Limited Partner covenants and agrees with the General Partner that all Series G Preferred Units tendered to the General Partner in accordance with the exercise of Series G Rights herein provided shall be delivered to the General Partner free and clear of all liens, and should any liens exist or arise with respect to such Series G Preferred Units, the General Partner shall be under no obligation to acquire the same. Each Series G Limited Partner further agrees that, in the event any state or local property transfer tax or sales tax is payable as a result of the transfer of its Series G Preferred Units to the General Partner (or its designee), such Series G Limited Partner shall assume and pay such transfer and/or sales tax.

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Exhibit 4 to Form of Series G Preferred Units

FORM OF SERIES G LIMITED PARTNER CERTIFICATE

(REDEMPTION)

      Reference is made to that certain Attachment G to the Second Amended and Restated Agreement of Limited Partnership of Irish Partnership, dated as of June 19, 2000, as amended by the First through the Fifth Amendments thereto and as further amended (the “Partnership Agreement”), governing that certain Delaware limited partnership known as Irish Partnership (the “Partnership”). Capitalized terms used but not defined herein shall have the meanings set forth in Attachment G (including Exhibit 3 thereto) to the Partnership Agreement and the Partnership Agreement, as applicable.

      Pursuant to Section 8 of Attachment G to the Partnership Agreement, and in connection with the General Partner’s delivery to the undersigned of the Series G Redemption Price, the undersigned hereby represents and warrants to the General Partner that the undersigned has the authority to sell, transfer and convey to the General Partner all of its right, title and interest in and to the Series G Preferred Units specified in the notice of redemption dated           ,           and that such Series G Preferred Units are being sold, transferred and conveyed to the General Partner free and clear of all liens.

      IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of this           day of           ,           .

BELAIR CAPITAL FUND LLC, a Massachusetts
limited liability company

By: Eaton Vance Management, its Manager

By:

Name:
Title:

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Exhibit 5 to Form of Series G Preferred Units

FORM OF SERIES G LIMITED PARTNER CERTIFICATE

(SERIES G RIGHTS)

      Reference is made to that certain Attachment G to the Second Amended and Restated Agreement of Limited Partnership of Irish Partnership, dated as of June 19, 2000, as amended by the First through the Fifth Amendments thereto and as further amended (the “Partnership Agreement”), governing that certain Delaware limited partnership known as Irish Partnership (the “Partnership”). Capitalized terms used but not defined herein shall have the meanings set forth in Attachment G (including Exhibit 3 thereto) to the Partnership Agreement and the Partnership Agreement, as applicable.

      Pursuant to Section 7 of, and Exhibit 3 to, Attachment G to the Partnership Agreement, and in connection with the General Partner’s delivery to the undersigned of the Series G Exchange Price, the undersigned hereby represents and warrants to the General Partner that the undersigned has the authority to sell, transfer and convey to the General Partner all of its right, title and interest in and to the Series G Preferred Units specified in the Series G Exercise Notice dated           ,           and that such Series G Preferred Units are being sold, transferred and conveyed to the General Partner free and clear of all liens.

      IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of this      day of           ,           .

BELAIR CAPITAL FUND LLC, a Massachusetts
limited liability company

By: Eaton Vance Management, its Manager

By:

Name:
Title:

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(FORM OF SERIES H PREFERRED UNITS)

      In accordance with Sections 4.2.A and 4.2.D of the Agreement, set forth below are the terms and conditions of the Series H Preferred Units hereby established that will be issued by the Partnership to Spieker on            , 2001, in connection with the merger of Spieker Properties, L.P. (“Spieker Partnership”) with and into the Partnership (the “Spieker Partnership Merger”), in exchange for the then outstanding Series E Preferred Interest of Spieker Partnership (all of which will be acquired by the General Partner in the merger of Spieker Properties, Inc. with and into General Partner (the “REIT Merger”) immediately following the Spieker Partnership Merger). All capitalized terms used in this Attachment H and not otherwise defined shall have the meanings assigned in the Agreement.

      A.  Designation and Number. A series of Partnership Units, designated as Series H Cumulative Redeemable Preferred Units (the “Series H Preferred Units”), is hereby established. The number of Series H Preferred Units shall be 4,000,000.

      B.  Rank. The Series H Preferred Units shall, with respect to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Partnership, rank (a) senior to the Class A Units, Class B Units and all Partnership Interests ranking junior to the Series H Preferred Units; (b) on a parity with the Series A Preferred Units, the Series B Preferred Units, the Series C Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units, Series G Preferred Units, and all Partnership Interests issued by the Partnership the terms of which specifically provide that such Partnership Interests rank on a parity with the Series H Preferred Units (each referred to as “Parity Preferred Units”); and (c) junior to all Partnership Interests issued by the Partnership the terms of which specifically provide that such Partnership Interests rank senior to the Series H Preferred Units.

      C.  Distributions.

(a) Subject to the rights of series of Preferred Units which may from time to time come into existence, the holders of Series H Preferred Units shall be entitled to receive distributions, when, as and if required pursuant to the Agreement, of Available Cash, prior and in preference to any distribution with respect to Class A Units or Class B Units, at the rate of $2.00 per Series H Preferred Unit per annum. Such distributions shall be cumulative from the last date on which any distributions were paid with respect to Series E Cumulative Redeemable Preferred Interest of Spieker Partnership for which Series H Preferred Units were exchanged in connection with the merger of Spieker Partnership with and into the Partnership and shall be payable quarterly in arrears on the last day of March, June, September, and December or, if not a business day, the next succeeding business day (each, a “Distribution Payment Date”). Any distribution payable on Series H Preferred Units for any partial distribution period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions will be payable to Series H Preferred Unitholders at the close of business on the Partnership Record Date, which shall be on such date designated by the General Partner for the payment of distributions (each, a “Distribution Record Date”).

(b) Distributions on Series H Preferred Units will accrue whether or not the Partnership has Available Cash, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are declared. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Series H Preferred Units which may be in arrears. Holders of the Series H Preferred Units will not be entitled to distributions in excess of the full cumulative distributions as described above.

(c) If any Series H Preferred Units are outstanding, no distributions shall be declared or paid or set apart for payment on any Partnership Unit, as to distributions, on a parity with or junior to Series H Preferred Units for any period unless full cumulative distributions have been or contemporaneously are paid or declared and a sum sufficient for the payment thereof set apart for such payments on Series H Preferred Units for all past distribution periods and the then current distribution period. When distributions are not paid in full (or a sum sufficient for such full payment is not set apart) upon the

Series H Preferred Units and the Partnership Units ranking on parity as to distributions with Series H Preferred Units, all distributions declared upon Series H Preferred Units and any other series of Partnership Units parity as to distributions with Series H Preferred Units shall be declared pro rata so that the amount of distributions declared per Series H Preferred Units and such other Partnership Units shall in all cases bear to each other the same ratio that accrued distributions per share on Series H Preferred Units and such other Partnership Units bear to each other.

(d) Except as provided in Section 3(c), unless full cumulative distributions on Series H Preferred Units have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, no distributions (other than in Class A Units or other Partnership Units ranking junior to Series H Preferred Units as to distributions and amounts upon liquidation) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Class A Units, Class B Units, Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, Series D Preferred Units, Series H Preferred Units, Series G Preferred Units and Series H Preferred Units or any other Partnership Units ranking junior to or on a parity with Series H Preferred Units as to distributions or upon liquidation, nor shall any Class A Units, Class B Units, Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, Series H Preferred Units, Series G Preferred Units and Series H Preferred Units, or any other Partnership Units ranking junior to or on a parity with Series H Preferred Units as to distributions or amounts upon liquidation be redeemed by the Partnership (except by conversion into or exchange for other Partnership Units ranking junior to Series H Preferred Units as to distributions and amounts upon liquidation).

(e) Any distribution payment made on Series H Preferred Units shall first be credited against the earliest accrued but unpaid distribution due with respect to Series H Preferred Units which remains payable.

      D.  Allocations. Allocations of the Partnership’s items of income, gain, loss and deduction shall be allocated among the holders of Series H Preferred Units in accordance with Article VI of the Agreement.

      E.  Liquidation Preference.

(a) Subject to the rights of series of Preferred Units which may from time to time come into existence, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, then, before any distribution or payment shall be made to the holders of any Class A Units, Class B Units, or any other class or series of Partnership ranking junior to Series H Preferred Units in the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Partnership, the holders of Series H Preferred Units shall be entitled to receive out of assets of the Partnership legally available for distribution to limited partners, liquidation distributions in the amount of the liquidation preference of $25.00 per share, plus an amount equal to all distributions accrued and unpaid thereon. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series H Preferred Units will have no right or claim to any of the remaining assets of the Partnership. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, the available assets of the Partnership are insufficient to pay the amount of the liquidation distributions on all outstanding Series H Preferred Units and the corresponding amounts payable on all Partnership Units ranking on a parity with Series H Preferred Units in the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Partnership (“Parity Units”), then the holders of Series H Preferred Units and Parity Units shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(b) For the purposes hereof, neither a consolidation or merger of the Partnership with or into any other partnership, limited liability company, corporation or any other entity, nor a merger of any other partnership, limited liability company, corporation or any other entity with or into the Partnership, nor a sale or transfer of all or any part of the Partnership assets for cash or securities shall be considered a liquidation, dissolution or winding up of the Partnership.

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      F.  Redemption

(a) Series H Preferred Units are not redeemable prior to June 4, 2003. On and after June 4, 2003, the General Partner may redeem outstanding Series H Preferred Units, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per unit, plus an amount equal to all distributions accrued and unpaid thereon to the date fixed for redemption, without interest. The redemption price of Series H Preferred Units (other than the portion thereof consisting of accrued and unpaid distributions) is payable solely out of proceeds (without giving effect to any temporary use of such proceeds) from the contributions with respect to other Partnership Units, which may include Class A Units, Class B Units, Preferred Units, or other ownership interests in the Partnership however designated (other than debt securities converted into or exchangeable for Partnership Units), and any rights, warrants or options to purchase any thereof. If fewer than all of the outstanding Series H Preferred Units are to be redeemed, the number of units to be redeemed will be determined by the General Partner and such units may be redeemed pro rata from the holders of such units in proportion to the number of such units held by such holders (with adjustments to avoid redemption of fractional units) or by lot in a manner determined by the General Partner.

(b) Unless full cumulative distributions on all Series H Preferred Units and Parity Units shall have been or contemporaneously are paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, no Series H Preferred Units or Parity Units shall be redeemed unless all outstanding Series H Preferred Units and Parity Units are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series H Preferred Units or Parity Units pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series H Preferred Units or Parity Units, as the case may be. Furthermore, unless full cumulative distributions on all outstanding Series H Preferred Units and Parity Units have been or contemporaneously are paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, the Partnership shall not purchase or otherwise acquire directly or indirectly any Series H Preferred Units or Parity Units (except by conversion into or exchange for Partnership Units ranking junior to Series H Preferred Units and Parity Units as to distributions and amounts upon liquidation).

(c) The General Partner shall, in its sole discretion, determine the form and content of a notice of redemption. If notice of redemption of any Series H Preferred Units has been given and if the funds necessary for such redemption have been set aside by the Partnership in trust for the benefit of the holders of Series H Preferred Units so called for redemption, then from and after the redemption date, distributions will cease to accrue on such Series H Preferred Units, such Series H Preferred Units shall no longer be deemed outstanding and all rights of the holders of such units will terminate, except the right to receive the redemption price.

(d) The holders of Series H Preferred Units at the close of business on a Distribution Record Date will be entitled to receive the distribution payable with respect to such Series H Preferred Units on the corresponding Distribution Payment Date notwithstanding the redemption thereof between such Distribution Record Date and the corresponding Distribution Payment Date or the Partnership’s default in the payment of the distribution due. Except as provided above, the Partnership will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series H Preferred Units which have been called for redemption.

      F.  Status of Redeemed Series H Preferred Units. In the event any Series H Preferred Units shall be redeemed pursuant hereto, the units so redeemed shall revert to the status of authorized but unissued Preferred Units available for future issuance and reclassification by the General Partner.

      G.  Value. For purposes of the definition of Deemed Value of Partnership Interest, the Value on any date of the Series H Preferred Units shall be the Liquidation Preference of such Series H Preferred Unit.

      H.  Voting Rights. The holders of Series H Preferred Units shall have no voting rights whatsoever, except for any voting rights to which they may be entitled under the laws of the State of Delaware.

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Exhibit I

FORM OF PROPOSED EQUITY OFFICE CHARTER AMENDMENTS

1.  Amendment to Section 5.2

      The first sentence of Section 5.2 of the Declaration of Trust of Equity Office, as amended, is amended in its entirety to read as follows:

      The number of Trustees (hereinafter the “Trustees”) shall initially be three, shall be increased to nine within 90 days following closing of the Trust’s initial public offering of Shares (as hereinafter defined), and shall not thereafter be decreased, but may be increased to a maximum of sixteen pursuant to the Bylaws of the Trust.

2.  Amendment to Add New Section 7.2.10

      A new Section 7.2.10 is added to Article VII of the Declaration of Trust of Equity Office, as amended, to read in its entirety as follows:

Section 7.2.10. Exemption for Certain Preferred Shares. Notwithstanding any provision of this Article VII (or any successor provision), in connection with the issuance of Preferred Shares by the Trust in connection with a Business Combination (as defined in Section 8.4), the Board may exempt by Board resolution one or more series of Preferred Shares (an “Exempted Preferred Series”) from all or any portion of the provisions of this Article VII, including, without limitation, the restrictions or limitations on ownership and transfer contained in Section 7.2.1(a) and Section 7.3, provided that either condition (a), (b) or (c) below has been met:

(a) the Board, in its sole and absolute discretion, shall have determined that assuming that all shares of such Exempted Preferred Series are Beneficially Owned by one Non-U.S. Person who is considered an individual pursuant to Section 542 of the Code as modified by Section 856(h)(3) of the Code, it is not reasonably likely that:

(1) five Persons who are considered individuals pursuant to Section 542 of the Code as modified by Section 856(h)(3) of the Code (taking into account all of the Excepted Holders) would Beneficially Own more than 49.5% of the value of the outstanding Shares;

(2)	the Shares would be beneficially owned by less than 100 Persons; and

(3) the fair market value of the Shares owned directly and indirectly by Non-U.S. Persons for purposes of Section 897(h)(4)(B) of the Code would comprise forty-three (43%) percent or more of the fair market value of the issued and outstanding Shares; or

(b) the Board shall have established restrictions or limitations on Beneficial Ownership and transfer of the Exempted Preferred Series and remedies for breach thereof that vary from those contained in this Article VII and that, in the sole and absolute discretion of the Board, ensure that it is reasonably likely that:

(1) no five Persons who are considered individuals pursuant to Section 542 of the Code as modified by Section 856(h)(3) of the Code (taking into account all of the Excepted Holders) would Beneficially Own more than 50% of the value of the outstanding Shares;

(2)	the Shares would be beneficially owned by at least than 100 Persons; and

(3) the fair market value of the Shares owned directly and indirectly by Non-U.S. Persons for purposes of Section 897(h)(4)(B) of the Code would comprise less than forty-three percent (43%) of the fair market value of the issued and outstanding Shares; or

(c) a combination of conditions (a) or (b) above shall have been met, provided that (1) at least one of condition (a)(1) or condition (b)(1) shall have been met; (2) at least one of condition (a)(2) or condition (b)(2) shall have been met; and (3) at least one of condition (a)(3) or condition (b)(3) shall have been met.

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Exhibit K

FORM OF AMENDMENT TO EOP PARTNERSHIP AGREEMENT

ADDRESSING CERTAIN FEDERAL INCOME TAX MATTERS

Exhibit E-9

to Second Amended and Restated
Agreement of Limited Partnership
of
EOP Operating Limited Partnership

(Spieker Agreement)

Background

      In connection with the closing of the merger of Spieker Properties, L.P. (“Spieker Partnership”) with the Partnership or a subsidiary of the Partnership pursuant to the Agreement and Plan of Merger, dated as of February 22, 2001, by and among the General Partner, the Partnership, Spieker Properties, Inc. (“Spieker”) and Spieker Partnership (the “Merger Agreement”) (the “Spieker Merger”), the Partnership is making certain undertakings to certain former limited partners of Spieker Partnership who became Limited Partners as a result of the Spieker Merger (the “Former Spieker Limited Partners”). The specific agreements between the Partnership and Spieker Partnership with respect to these various matters are described below.

Specific Agreements

      1.  Definitions. All capitalized terms used and not otherwise defined in this Exhibit E-9 shall have the meaning set forth in the Partnership Agreement. As used herein, the following terms have the following meanings:

Guaranteed Amount: Means, as to each Guarantee Partner, the amounts of the Guaranteed Debt guaranteed by such Guarantee Partner, as set forth on Schedule 4 to this Exhibit E-9.

Guaranteed Debt: Means the Qualifying Debt guaranteed by the Guarantee Partners.

Guarantee Opportunity: Shall have the meaning set forth in Paragraph 3(a).

Guarantee Partners: Means the Former Spieker Limited Partners whose names are set forth on Schedule 4 to this Exhibit E-9.

Guarantee Protection Period: Means the period commencing on the date of closing of the Spieker Merger and ending on the tenth (10th) anniversary thereof (or if the Guarantee Partner also is a Sale Restriction Partner, for the Protected Period for such Sale Restriction Partner, if longer).

Guaranty Agreement: With respect to guarantees in existence as of February 17, 2001, the term Guaranty Agreement means the agreement dated as of October 13, 1997, as amended to the date of the Spieker Merger, by and among, inter alia, Spieker, Spieker Partnership, and the Guarantee Partners. With respect to any guarantee entered into pursuant to Section 3(a) hereof, the term Guaranty Agreement refers to a “bottom guarantee” to be entered into by and among Equity Office, EOP Partnership, and the Guarantee Partners substantially in the form of the agreements attached as Schedule 8-1 and Schedule 8-2 to this Exhibit E-9.

Protected Units: Means only those Partnership Units issued to the Sale Restriction Partners in the Spieker Merger, or any Partnership Units thereafter issued by the Partnership to the Sale Restriction Partners in exchange for such Protected Units or solely with respect to such Protected Units. The term Protected Units shall not include any other Units hereafter acquired by a Sale Restriction Partner, whether from the Partnership or otherwise.

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Protected Properties: Means those Properties set forth on Schedule 2 to this Exhibit E-9 and any other properties or assets acquired by the Partnership received as “substituted basis property” as defined in Section 7701(a)(42) of the Code with respect to such Protected Properties.(1)

Protected Period: Means with respect to each Sale Restriction Partner, the period ending on the tenth (10th) anniversary of the closing of the Spieker Merger, provided, however, that the Protected Period with respect to each Sale Restriction Partner who enters into a Restriction Agreement in the form of Schedule 3 to this Exhibit E-9 at or prior to the closing of the Spieker Merger shall be increased by one year for each one year of the term of the Restriction Agreement applicable to such Sale Restriction Partner that has elapsed, provided further that in the event that a Sale Restriction Partner violates the terms of the Restriction Agreement (1) during the first two years of the term of the Restriction Agreement, the Protected Period applicable to such Sale Restriction Partner shall not include any portion of the term of the Restriction Agreement, and (2) at any time after the expiration of the first two years of the term of the Restriction Agreement, no portion of the term of the Restriction Agreement following the date of such violation shall be taken into account in determining the Protected Period applicable to such Sale Restriction Partner.

Qualifying Debt: Means indebtedness of the Partnership that is described in (i), (ii) or (iii) below:

(i) In the case of indebtedness secured by any property or other asset of the Partnership and not recourse to all of the assets of the Partnership, it is the most senior indebtedness secured by that property or asset, and the property securing the indebtedness must have a fair market value, at the time that the Guarantee Opportunity is offered, at least equal to (a) 400% of the aggregate amount of the guarantees provided by Guarantee Partners hereunder, and (b) 133% of the aggregate amount of all indebtedness secured by such property.

(ii) In the case of indebtedness that is recourse to all of the assets of the Partnership, the indebtedness is at all times the most senior indebtedness of the Partnership (but there shall not be a prohibition against other indebtedness that is pari passu with such indebtedness) and the face amount of the indebtedness outstanding is at all times at least equal to 200% of the aggregate amount of the guarantees provided hereunder.

(iii) The indebtedness is guaranteed as of February 17, 2001, by the Guarantee Partners pursuant to the Guaranty Agreement.

In addition, at no time can there be guarantees with respect to the same indebtedness that are not provided by other Guarantee Partners pursuant hereto that are prior to or pari passu with the guarantees provided by the Guarantee Partners pursuant hereto (but there shall be no prohibition on guarantees of other portions of such indebtedness); provided, however, that such prohibition shall not apply with respect to any other guarantees of such debt that are in effect with respect to any of the Guaranteed Debt described in clause (iii) above at the time of the closing of the Spieker Merger.

Sale Restriction Partners: Means those Former Spieker Limited Partners set forth on Schedule 1 to this Exhibit E-9, and any Person who holds Protected Units who acquires such Protected Units from a Sale Restriction Partner in a transaction in which gain or loss is not recognized in whole or in part for federal income tax purposes and in which such transferee’s adjusted basis, as determined for federal income tax purposes, is determined by reference to the adjusted basis of the Sale Restriction Partner in such Protected Units.(2)

(1) A property shall be a Protected Property only if such property (i) was acquired by Spieker Partnership in connection with Spieker’s IPO in a contribution in which part or all of the gain with respect thereto was deferred pursuant to Section 721 of the Code, or (ii) was acquired by Spieker Partnership as “substituted basis property” as defined in Section 7701(a)(42) of the Code with respect to a property described in clause (i).
(2) To be a Sale Restriction Partner, the Partner (i) cannot have redeemed any of its Spieker Partnership OP Units after February 17, 2001, and (ii) must have tendered all Spieker Options held on February 17, 2001 to Equity Office as contemplated by Section 5.8(c) of the Merger Agreement.

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Spieker Properties: Means those Properties owned by Spieker Partnership at the time of the Spieker Merger, including, without limitation, the Protected Properties.

     2.  Restrictions on Dispositions of Protected Properties.

(a) The Partnership agrees for the benefit of each Sale Restriction Partner, for the term of the Protected Period applicable to such Sale Restriction Partner, not to directly or indirectly sell, exchange, or otherwise dispose of any Protected Property.

(b) Notwithstanding the restriction set forth in Paragraph 2(a), the Partnership may dispose of a Protected Property if such disposition qualifies as a like-kind exchange under Section 1031 of the Code, or an involuntary conversion under Section 1033 of the Code, or other transaction (including, but not limited to, a contribution of property to any entity that qualifies for the nonrecognition of gain under Section 721 or Section 351 of the Code, or a merger or consolidation of the Partnership with or into another entity that qualifies for taxation as a “partnership” for federal income tax purposes (a “Successor Partnership”)) that does not result in the recognition of any taxable income or gain to a Sale Restriction Partner with respect to Protected Units; provided, however, that: (1) in the event of a disposition under Section 1031 or Section 1033 of the Code, any property that is acquired in exchange for or as a replacement for a Protected Property shall thereafter be considered a Protected Property for purposes of this Paragraph 2; (2) if the Protected Property is transferred to another entity in a transaction in which gain or loss is not recognized, the interest of the Partnership in such entity shall thereafter be considered a Protected Property for Purposes of this Paragraph 2, and if the acquiring entity’s disposition of the Protected Property would cause a Sale Restriction Partner to recognize gain or loss as a result thereof, the transferred Protected Property still shall be considered a Protected Property for purposes of this Paragraph 2 and the transferee shall have agreed to be jointly and severally liable for any payments required under Section 2(c) hereof; (3) in the event of a merger or consolidation involving the Partnership and a Successor Partnership, the Successor Partnership shall have agreed in writing for the benefit of the Sale Restriction Partners that all of the restrictions of this Paragraph 2 shall apply with respect to the Protected Properties, and (4) after the end of the ten (10) year period beginning on the closing date of the Spieker Merger, the Partnership may dispose of a Protected Property in a transaction that would have qualified as a like-kind exchange under Section 1031 of the Code or as another transaction that would not have resulted in the recognition of any taxable income or gain to the Former Spieker Limited Partner under the federal income tax law in effect on the closing date of the Spieker Merger and prior to the date of such transaction, even if, as a result of change in law after the closing date of the Spieker Merger, such transaction results in the recognition of income or gain to the Former Spieker Limited Partner at the time of such transaction.

(c) In the event that the Partnership breaches its obligation set forth in Paragraph 2(a) with respect to a Sale Restriction Partner during the Protected Period applicable to such Sale Restriction Partner, the Sale Restriction Partner’s sole right shall be to receive from the Partnership as damages an amount equal to the aggregate federal, state and local income taxes (computed taking into account any deduction allowed in computing federal income taxes for state income taxes payable as a result thereof) incurred by the Sale Restriction Partner as a result of the gain allocated to such Sale Restriction Partner with respect to Protected Units by reason of such disposition, plus an amount equal to the aggregate federal, state, and local income taxes payable by the Sale Restricted Partner as a result of the receipt of any payment required under this Section 2(c). In the event that a Sale Restriction Partner shall acquire any additional Partnership Units subsequent to the Spieker Merger by reason of a contribution of additional money or property to the Partnership, the gain that be taken into account for purposes of computing the damages payable under this Paragraph 2(c) would not exceed the gain that such Sale Restriction Partner would have recognized by reason of the Partnership’s breach of its obligation set forth in Paragraph 2(a) had such Sale Restriction Partner not acquired such additional Partnership Units. In addition, in no event shall the gain taken into account for purposes of computing the damages payable under this Paragraph 2(c) exceed the amount of gain that would have been recognized by the Sale Restriction Partner with respect to the Protected Units if the Partnership had sold the Protected Property in a fully taxable

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transaction on the day following the closing of the Spieker Merger for a purchase price equal to the fair market value of such Protected Property at such time.

(d) Notwithstanding any provision of this Exhibit E-9, the sole and exclusive rights and remedies of any Sale Restriction Partner for a breach or violation of the covenants set forth in Paragraph 2(a), shall be a claim for damages against the Partnership, computed as set forth in Paragraph 2(c), and no Sale Restriction Partner shall be entitled to pursue a claim for specific performance of the covenant set forth in Paragraph 2(a) or bring a claim against any Person that acquires a Protected Property from the Partnership in violation of Paragraph 2(a) (other than a Successor Partnership that has agreed in writing to be bound by the terms of this Exhibit E-9 or that has otherwise succeeded to all of the assets and all of the liabilities of the Partnership, but then only for damages computed as set forth in Paragraph 2(c)). If the Partnership has breached or violated the covenant set forth in Paragraph 2(a) (or a Sale Restriction Partner asserts that the Partnership has breached or violated the covenant set forth in Paragraph 2(a)), the General Partner and the Sale Restriction Partner agree to negotiate in good faith to resolve any disagreements regarding any such breach or violation and the amount of damages, if any, payable to such Sale Restriction Partner under Paragraph 2(c). If any such disagreement cannot be resolved by the General Partner and such Sale Restriction Partner within sixty (60) days after such breach, the General Partner and the Sale Restriction Partner shall jointly retain a nationally recognized independent public accounting firm (“an Accounting Firm”) to act as an arbitrator to resolve as expeditiously as possible all points of any such disagreement (including, without limitation, whether a breach of the covenant set forth Paragraph 2(a) has occurred and, if so, the amount of damages to which the Sale Restriction Partner is entitled as a result thereof, determined as set forth in Paragraph 2(c)). All determinations made by the Accounting Firm with respect to the resolution of any breach or violation of the covenant set forth in Paragraph 2(a) and the amount of damages payable to the Sale Restriction Partner under Paragraph 2(c) shall be final, conclusive and binding on the Partnership and the Sale Restriction Partner. The fees and expenses of any Accounting Firm incurred in connection with any such determination shall be shared equally by General Partner and the Sale Restriction Partner.

      3.  Election by Certain Former Spieker Limited Partners to Enter into Bottom Guarantees of Debt of EOP Partnership.

(a) During the Guarantee Protection Period, the Partnership shall make available to each Guarantee Partner the opportunity (a “Guarantee Opportunity”) to make a “bottom guarantee” of Qualifying Debt of the Partnership in the form of the Guaranty Agreement and in an amount at least equal with respect to each Guarantee Partner to the amount set forth on Schedule 4 to this Exhibit E-9, determined taking into account all existing guarantees of such Guarantee Partner that are then in effect (treating as “bottom guarantees” for this purpose the guarantees that are in effect with respect to the indebtedness that is guaranteed as of February 17, 2001, by the Guarantee Partners pursuant to the Guaranty Agreement, as set forth on Schedule 4 to this Exhibit E-9). During the Guarantee Protection Period, if Guaranteed Debt is repaid and, immediately after such repayment, (i) the amount remaining outstanding with respect to such Guaranteed Debt would be less than the Guaranteed Amount with respect to such Guaranteed Debt or (ii) the Guaranteed Debt no longer would be treated as Qualifying Debt, the Partnership shall provide to each Guarantee Partner that had a Guaranteed Amount with respect to such Guaranteed Debt a new Guarantee Opportunity in an amount equal to such Partner’s Guaranteed Amount with respect to the Guaranteed Debt being repaid or no longer qualifying as Qualifying Debt, provided that if the Guaranteed Debt is not being repaid in full, the new Guaranty Opportunity can be an offer to allow a guarantee of a portion of that remaining debt so long as the remaining portion of such debt, after taking into account the Guaranty Opportunities being offered with respect thereto, would be Qualifying Debt. In the event that the Partnership is required to offer a Guarantee Opportunity pursuant to this Paragraph 3(a), the Partnership will provide the Guarantee Partners notice of the type, amount and other relevant attributes of the Qualifying Debt with respect to which the Guarantee Opportunity is offered at least fifteen (15) business days, to the extent reasonably practicable, but in no event less than ten (10) business days prior to (a) the earlier of the closing of the incurrence of such debt and the scheduled repayment of the existing Guaranteed Debt and (b) any

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subsequent date on which the Partnership makes additional Guarantee Opportunities by reason of the repayment of any indebtedness then subject to a Guarantee by the Guarantee Partners. In the event that the Partnership repurchases outstanding Guaranteed Debt, whether or not such debt is retired, the repurchase thereof shall be treated as a repayment of the Guaranteed Debt for purposes of this Paragraph 3.

(b) The Partnership makes no representation or warranty to any Guarantee Partner that any guarantee currently in effect or any “bottom guarantee” entered into pursuant to Paragraph 3(a) shall be respected for federal income tax purposes for purposes of causing the Guarantee Partner to be considered to bear the “economic risk of loss” with respect to the indebtedness thereby guaranteed by such Guarantee Partner for purposes of either Section 752 or Section 465 of the Code.

(c) In the event that the Partnership breaches its obligation set forth in Paragraph 3(a) with respect to a Guarantee Partner during the Guarantee Protection Period applicable to such Guarantee Partner, the Guarantee Partner’s sole right shall be to receive from the Partnership as damages an amount equal to the aggregate federal, state and local income taxes (computed taking into account any deduction allowed in computing federal income taxes for state income taxes payable as a result thereof) incurred by the Guarantee Partner as a result of the gain recognized by such Guarantee Partner by reason of such failure, plus an amount equal to the aggregate federal, state, and local income taxes payable by the sale restricted partner as a result of the receipt of payment required under this Section 3(c). In no event shall the amount taken into account for purposes of computing the damages payable under this Paragraph 3(c) exceed the amount of gain that would have been recognized by the Guarantee Partner if, at the closing of the Spieker Merger, such Guarantee Partner has recognized an amount of gain equal to the “negative capital account” that it had with respect to its interest in the Spieker Partnership at the time of the Spieker Merger. The Partnership shall be considered to have satisfied it obligations under Paragraph 3(a), and therefore shall have no liability under this Paragraph 3(c), if it make an offer to a Guarantee Partner of an opportunity to guarantee Qualifying Debt within the time periods specified in Paragraph 3(a); the Partnership shall have no liability if a Guarantee Partner fails to join in such guarantee of Qualifying Debt.

(d) Notwithstanding any provision of this Exhibit E-9, the sole and exclusive rights and remedies of any Guarantee Partner for a breach or violation of the covenants set forth in Paragraph 3(a), shall be a claim for damages against the Partnership, computed as set forth in Paragraph 3(c), and no Guarantee Partner shall be entitled to pursue a claim for specific performance of the covenant set forth in Paragraph 3(a). If the Partnership has breached or violated the covenant set forth in Paragraph 3(a) (or a Guarantee Partner asserts that the Partnership has breached or violated the covenant set forth in Paragraph 3(a)), the General Partner and the Guarantee Partner agree to negotiate in good faith to resolve any disagreements regarding any such breach or violation and the amount of damages, if any, payable to such Guarantee Partner under Paragraph 3(c). If any such disagreement cannot be resolved by the General Partner and such Guarantee Partner within sixty (60) days after such breach, the General Partner and the Guarantee Partner shall jointly retain an Accounting Firm to act as an arbitrator to resolve as expeditiously as possible all points of any such disagreement (including, without limitation, whether a breach of the covenant set forth Paragraph 3(a) has occurred and, if so, the amount of damages to which the Sale Restriction Partner is entitled as a result thereof, determined as set forth in Paragraph 3(c)). All determinations made by the Accounting Firm with respect to the resolution of any breach or violation of the covenant set forth in Paragraph 3(a) and the amount of damages payable to the Guarantee Partner under Paragraph 3(c) shall be final, conclusive and binding on the Partnership and the Guarantee Partner. The fees and expenses of any Accounting Firm incurred in connection with any such determination shall be shared equally by General Partner and the Guarantee Partner.

(e) In addition to the other rights set forth in this Paragraph 3, each Guarantee Partner shall have the right, but not the obligation, upon fifteen (15) business days prior written notice to the Partnership, to enter into an additional “bottom guarantee” of the Spieker Partnership 7.125% Notes due December 1, 2006 (the “2006 Notes”), in an amount up to the Available Additional Debt specified for such Guarantee Partner on Schedule 4 to this Exhibit 9. In the event that a Guarantee Partner shall exercise

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such right, the Guaranteed Amount of such Guarantee Partner shall be increased by the amount of such additional guarantee, and the provisions of Paragraphs 3(a), 3(b), 3(c), and 3(d) shall thereafter apply with respect to such guarantee as though it were in effect at the closing of the Spieker Merger. The rights of the Guarantee Partners pursuant hereto, if not exercised, shall expire upon the earlier of the maturity or the prior prepayment of the 2006 Notes, provided that the Partnership shall give the Guarantee Partners thirty (30) days prior notice of the prepayment of the 2006 Notes.

      4.  No Obligation of the Partnership to Maintain Debt. Notwithstanding any obligations of the Partnership referred to in this Exhibit E-9, the Partnership shall not be obligated to maintain any level of indebtedness in excess of the amounts specifically required to meet the obligations set forth in Paragraph 3 above or otherwise specifically required to be maintained under the Spieker Tax Protection Agreements assumed by the Partnership pursuant to the Merger Agreement.

      5.  Section 704(c) Method. Notwithstanding Paragraph 2.C. of Exhibit C, the Partnership shall use the “traditional method” under Regulations Section 1.704-3(b) for purposes of making allocations under Section 704(c) of the Code with respect to each Spieker Property to take into account the Book-Tax Disparities as of the effective time of the Spieker Merger with respect to the Spieker Properties, with no “curative allocations” to offset the effect of the “ceiling rule,” except to the extent that the Partnership expressly would be required to use a different method under a Spieker Tax Protection Agreement assumed by the Partnership pursuant to the Merger Agreement. The 704(c) Values of the Spieker Properties shall be as determined by agreement between Spieker Partnership and the Partnership prior to the effective time of the Spieker Merger, or in the absence of such agreement, as determined by the General Partner for purposes of preparing the financial statements of the Partnership and the General Partner reflecting the results of the Spieker Merger so long as the outside accountants of the General Partner and the Partnership have approved such financial statements as being in accordance with generally accepted accounting procedures.

      6.  Allocations of “Tier 3” Nonrecourse Liabilities Pursuant to Regulations Section 1.752-3(a)(3).

(a) The Partnership shall use commercially reasonable efforts to cooperate with the Former Spieker Limited Partners set forth on Schedule 1 to this Exhibit 9 to determine the method to be used for allocating “excess nonrecourse liabilities” of the Partnership pursuant to Regulations Section 1.752-3(a)(3) following the Spieker Merger. The Partnership shall not use with respect to such Former Spieker Limited Partners a method that is less favorable than the method used by the Partnership with respect to the other Limited Partners of the Partnership who are not parties to the express agreements in effect on February 17, 2001, specifying a particular method to be used for such purposes, which are set forth on Schedule 5 to this Exhibit E-9. In addition, the Partnership shall not make available after the date of the Spieker Merger, whether pursuant to an agreement entered into after such date or otherwise, to any other Limited Partner a method of allocating “excess nonrecourse liabilities” of the Partnership that is more favorable than that made available to such Former Spieker Limited Partners without making such method available to the Former Spieker Limited Partners on a pro rata basis with such other Limited Partners (except as, and only to the extent, required pursuant to an agreement in effect on February 17, 2001, identified on Schedule 5 to this Exhibit E-9). In the case of a Former Spieker Limited Partner who, prior to the Spieker Merger, had been specially allocated a portion of a Spieker Partnership nonrecourse liability secured by a property with respect to which such Spieker Partner has a built-in gain under Section 704(c) of the Code to take into account such Former Spieker Limited Partner’s share of such built-in gain that was not taken into account in making the allocation of such liability by Spieker Partnership under Regulations Section 1.752-3(a)(2), the Partnership shall continue such method of allocating such liability following the Spieker Merger.

(b) If the amount of debt allocated to a Former Spieker Limited Partner under Section 1.752-3(a)(3) of the Code is reduced following the Spieker Merger from the amount allocated to such Former Spieker Limited Partner immediately before the Spieker Merger and such reduction could reasonably be expected to cause the Former Spieker Limited Partner to recognize gain by reason of a deemed distribution of cash to it in excess of its adjusted basis in its Partnership Interest, the Partnership shall consider in good faith a request from such Former Spieker Limited Partner to become a Protected

E-9 - 6

Partner and/or to increase its Protected Amount, as applicable, from time to time after the Spieker Merger and/or to enter into a guarantee of Qualifying Debt on terms substantially similar to those set forth in the Guaranty Agreement if such Former Spieker Limited Partner shall provide information from its professional tax advisor satisfactory to the Partnership showing that, in the absence of such increased Protected Amount or guarantee, such Limited Partner likely would not be allocated from the Partnership sufficient indebtedness under Section 752 of the Code and the at-risk provisions under Section 465 of the Code to avoid the recognition of gain (other than gain required to be recognized by reason of actual cash distributions from the Partnership). The Partnership and its professional tax advisors shall cooperate in good faith with such Former Spieker Limited Partner and its professional tax advisor to provide such information regarding the allocation of the Partnership liabilities and the nature of such liabilities as is reasonably necessary in order to determine the Former Spieker Limited Partner’s adjusted tax basis in its Partnership Interest and at-risk amount. In deciding whether or not to grant such a request, the Partnership shall be entitled to take into account all factors related to the Partnership, including, without limitation, the existing and anticipated debt structure of the Partnership, the tax situations of all other Partners, including the General Partner (individually and as a group), and the effect that granting such a request might have on their tax situation, and the anticipated long-term business needs of the Partnership. The Partnership’s only obligation with respect to any such request from a Former Spieker Limited Partner pursuant to this Paragraph 6(b) shall be to act in good faith. In the event the Partnership fails to act in good faith with respect to any such request, the exclusive remedy of the Former Spieker Limited Partner who made such request shall be an action for specific performance, with no entitlement to monetary damages.

      7.  Effect of Other Agreements With Former Spieker Limited Partners. Pursuant to the Merger Agreement, the General Partner, the Partnership, Spieker, and Spieker Partnership entered into an Assignment and Assumption Agreement, dated as of                       , 2001, pursuant to which the Partnership assumed certain obligations of Spieker Partnership made pursuant to certain tax protection agreements (the “Spieker Tax Protection Agreements”) set forth on Schedule 6 to this Exhibit E-9.

      8.  Election by Certain Former Spieker Limited Partners to Undertake Deficit Restoration Obligation. Each Former Spieker Limited Partner who, prior to February 18, 2001, had entered into an agreement with Spieker Partnership to bear the economic risk of loss as to a portion of Spieker Partnership’s recourse indebtedness by undertaking the obligation to restore a portion of its negative capital account balance upon liquidation of such Former Spieker Limited Partner’s interest in Spieker Partnership was given the opportunity to become a Protected Partner with a Protected Amount in an amount equal to the maximum amount such Former Spieker Limited Partner was obligated to restore to Spieker Partnership on February 17, 2001; provided, however, that no Former Spieker Limited Partner has the right to increase its Protected Amount following the Spieker Merger. The Former Spieker Limited Partners who have elected to become Protected Partners under such provision of the Merger Agreement, along with their specified Protected Amounts as of the closing of the Spieker Merger, are set forth on Schedule 6 to this Exhibit E-9. Each such election by a Former Spieker Limited Partner shall become effective upon the later of receipt thereof by the General Partner or the “effective time” of the merger of Spieker Partnership into the Partnership. Upon becoming effective, each such election by a Former Spieker Limited Partner pursuant to this Section 8 or any other provision of this Exhibit E-9 shall be irrevocable, cannot be reduced, and shall be binding upon successive transferees of the Former Spieker Limited Partners, except as provided in Section 13.3.D of the Agreement.

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Schedule 1 to Exhibit E-9

Sale Restriction Partners

Warren E. Spieker, Jr.
Dennis E. Singleton
John K. French
Bruce E. Hosford
Blake Family Trust
Gregg R. Daugherty
John G. Davenport
James C. Eddy
John A. Foster
Donald S. Jefferson
Vincent D. Mulroy
Richard L. Romney
Jill T. Schnugg
Peter H. Schnugg
John B. Souther, Jr.
Craig G. Vought
Joel Benoliel

E-9 - 8

Schedule 2 to Exhibit E-9

Protected Properties(3)

Santa Clara Office Center
Stender Way II
Santa Clara Office II
2001 Gateway Place
700 Idaho Tower (aka Key Financial Center)
Scott Blvd
2620 Augustine (aka Santa Clara Office Center III)
Bakersfield Warehouse (aka Airport Commerce Center)
2055-99 Gateway Pl
3045 Stender Way
2727 Augustine
384 Santa Trinita
60-80 Cole Rd
1871 The Alameda
1701 Fox Drive/ Ridder Dr +109 (aka Creekside Phase I & II)
2460 N First St
Cupertino
455 University
No. Am. Van Lines
8880 Cal Center
740 University
2685 Augustine
Denny’s
Aspect B-t-S
Natomas II (aka Gateway Oaks II)
Natomas Phase I (aka Gateway Oaks I)
Cadillac Court
701 University
Ryan Ranch, Lot 1
The Orchard
555 University
575/601 University
655 University
Patrick Henry
COG
Okidata

(3) Protected Properties include only properties originally contributed to Spieker Partnership prior to Spieker’s IPO, and any properties acquired as exchange properties in Section 1031 exchanges involving the properties contributed by to Spieker Partnership prior to Spieker’s IPO.

E-9 - 9

Montague
Telogy BTS (aka Redwood Shores)
Livermore Commerce Center
Fremont Bayside
Branson BTS (aka Huntwood Business Park)
700 Independent Rd
Baycenter II
Keebler BTS
Freemont Phase III
Dubuque Ave
Cabot Blvd
Goodyear Rd. (aka Benicia Commerce Center)
Eden Landing
Good Guys
Ind Drive-Fremont
2180 Sand Hill Road
Fed. Way Office Bldg
Bellevue Gateway I
Bellevue Gateway II
11040 Main Street
Park 217 Ph. I
Swan Island
Park 217 Ph. II
Nelson Business Ctr.+#472
Southwest Comm Park
Park 217 Ph. III (aka Louis Bldg.)
Macadam Bldg
Columbia Comm Park
Pleasant Hill (aka Montgomery Wards)
San Mateo Office I
Pacific View Plaza
Ravendale at Central
Pasadena Financial
Point West Corporate Center
Huntwood
Century Square
San Mateo Baycenter II
San Mateo Baycenter III
Kline Center II
Hayward Business Park
Governor Executive Centre
Lincoln Executive Center

E-9 - 10

Tower 17
Benjamin Franklin Plaza
Eastgate Office Park
First Financial Center (aka Empire Corporate Center)
Santa Monica Gateway
Plaza East (aka Quadrant)
Station Oaks (aka Homestead Land)
I-90 Buildings
Drake’s Landing
Lincoln Center Buildings
The Tower @ Westwood
WA Griffin Site
Emeryville Tower IV (aka Watergate Tower IV)
Skyport East Development
Tower @ Shores Center

E-9 - 11

Schedule 3 to Exhibit E-9

Form of Restriction Agreement

[Individual’s Name] Restriction Agreement

                      , 2001

Equity Office Properties Trust
EOP Limited Partnership
Two North Riverside Plaza
Suite 2100
Chicago, Illinois 60606

Ladies and Gentlemen:

      The undersigned understands that Equity Office Properties Trust, a Maryland real estate investment trust (“Equity Office”), EOP Limited Partnership, a Delaware limited partnership (“EOP Partnership”), Spieker, Inc., a Maryland corporation (“Spieker”), and Spieker, L.P., a California limited partnership (“Spieker Partnership”), have entered into an Agreement and Plan of Merger, dated as of February 22, 2001 (the “Merger Agreement”), pursuant to which (i) Spieker Partnership will be merged with and into EOP Partnership or with a subsidiary of EOP Partnership (the “Partnership Merger”) and (ii) Spieker will be merged with and into Equity Office (the “Merger” and, together with the Partnership Merger, the “Mergers”).

      The Merger Agreement contemplates that, in connection with the closing of the Partnership Merger, EOP Partnership will make certain undertakings related to federal income tax matters to certain limited partners of Spieker Partnership, including the undersigned, who contributed assets to Spieker Partnership in connection with its formation in 1993 and will become EOP Limited Partners as a result of the Partnership Merger. The specific undertakings and agreements with respect to these matters will be set forth on Exhibit E-9 to the EOP Partnership Agreement pursuant to the [          ] Amendment to the EOP Partnership Agreement, which will be effective as of the Effective Time.

      Under the terms of Exhibit E-9, the term during which certain of these “tax protection” undertakings by EOP Partnership will apply can be extended from ten years to up to twenty years for those Spieker limited partners who agree to and comply with the restrictions set forth in this Restriction Agreement. In order to obtain the benefit of the extended term of the “tax protection” undertakings of EOP Partnership available under Exhibit E-9, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby agrees as follows:

     1.  Definitions

      All capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement. As used in herein:

      “Disposition” shall include any sale (including a grant of any option, contract to sell and any sale of a contract to purchase), assignment, pledge, encumbrance, hypothecation, mortgage, exchange, or any swap agreement or other arrangement that transfers all or a portion of the economic consequences associated with the ownership (regardless of whether any of the transactions described above is to be settled by the delivery of Partnership Units, Shares, or such other securities, in cash or otherwise), provided that a pledge of Partnership Units or Shares to secure bona fide indebtedness that does not exceed sixty percent (60%) of the Value (as defined in the EOP Partnership Agreement) of the Partnership Units or Shares pledged to secure such indebtedness at the time such indebtedness is incurred shall not constitute a Disposition (but a disposition of the Partnership Units or Shares securing such indebtedness pursuant to a foreclosure or in lieu of foreclosure shall constitute a Disposition at the time of such foreclosure or delivery in lieu thereof). “Dispose” shall have the correlative meaning.

E-9 - 12

      “Equity Interest” means the total number of Shares and Partnership Units in which the undersigned will acquire a beneficial interest at the Effective Time, computed assuming that the undersigned had not disposed of any Spieker OP Units or shares of Spieker Common Stock after February 17, 2001 and assuming that each share of Spieker Common Stock would be converted into 1.94462 Equity Office Common Shares (that is, that the undersigned would receive only Equity Office Common Shares (and no cash) in the Merger). The undersigned’s Equity Interest is set forth on Schedule 1 hereto.

      “Extended Restriction Period” means the period commencing on the day following the second (2nd) anniversary of the Effective Time and ending on the tenth (10th) anniversary of the Effective Time.

      “Immediate Family” shall have the meaning assigned to such term in Article I of the EOP Partnership Agreement.

      “Initial Restriction Period” means the period commencing on the date hereof and continuing to and including the second (2nd) anniversary of the Effective Time.

      “Partnership Units” means (a) the EOP “Partnership Units” (as such term is defined in Article I of the EOP Partnership Agreement) in which the undersigned will acquire a beneficial interest in connection with the Partnership Merger at the Effective Time and (b) any securities convertible into or exercisable or exchangeable for such Partnership Units in which the undersigned will acquire a beneficial interest in connection with the Partnership Merger at the Effective Time.

      “Permitted Disposition” means a Disposition to (i) a member of the Immediate Family of the undersigned, (ii) a charitable organization a contribution to which would be deductible pursuant to Section 170 of the Code, or (iii) any partnership or trust, the partners or beneficiaries, as applicable, of which are exclusively the undersigned or members of the Immediate Family of the undersigned and/or a charitable organization a contribution to which would be deductible pursuant to Section 170 of the Code, provided that any such transfer shall not involve a disposition for value; provided that the transferee in any such Disposition described in clause (i), clause (ii) or clause (iii), as applicable, agrees in writing to be bound by the restrictions set forth herein for the term hereof. Any Disposition by a permitted transferee shall be treated as a Disposition by undersigned for purposes of this agreement.

      “Redemption Rights” means, as applicable, any Redemption Rights pursuant to Section 8.6 of the EOP Partnership Agreement.

      “Shares” means (a) the Equity Office “Shares” (as such term is defined in Article VI of the Equity Office Declaration of Trust) in which the undersigned would acquire a beneficial interest in connection with the Merger at the Effective Time, assuming that the undersigned were to receive only Equity Office Shares (and no cash) in the Merger and (b) any securities convertible into or exercisable or exchangeable for Shares in which the undersigned will acquire a beneficial interest in connection with the Merger at the Effective Time.

     2.  Initial Restriction Period

      During the Initial Restriction Period, the undersigned shall not Dispose of Partnership Units and/or Shares if such Disposition, taken together with all prior Dispositions (excluding Permitted Dispositions) since February 17, 2000 of any Shares, Partnership Units, shares of Spieker Common Stock and/or Spieker OP Units, would result in a decrease in the undersigned’s Equity Interest on the date hereof by thirty percent (30%) or more; provided that nothing herein shall prevent the undersigned from making a Permitted Disposition pursuant to which the transferee becomes subject to the terms and restrictions of this Restriction Agreement.

     3.  Extended Restriction Periods

      During the Extended Restriction Period, the undersigned shall not Dispose of Partnership Units and/or Shares if such Disposition, taken together with all prior Dispositions (excluding Permitted Dispositions) since February 17, 2000 of any Shares, Partnership Units, shares of Spieker Common Stock and/or Spieker OP

E-9 - 13

Units, would result in a decrease in the undersigned’s Equity Interest on the date hereof by an amount equal to or greater than the sum of (x) thirty five percent (35%) and (y) the product of (a) five percent (5%), multiplied by (b) number of full years of the Extended Restriction Period that have expired on the date of such Disposition; provided that nothing herein shall prevent the undersigned from making a Permitted Disposition pursuant to which the transferee becomes subject to the terms and restrictions of this Restriction Agreement.

     4.  Representation and Acknowledgements

      The undersigned now has good and marketable title to the undersigned’s units of limited partner interest in Spieker Partnership and shares of capital stock of Spieker, free and clear of all liens, encumbrances, and claims whatsoever. The undersigned acknowledges that (a) in the event of a breach of the restriction set forth in Section 2 hereof, the Protected Period for purposes of Section 2 of Exhibit E-9 to the EOP Partnership Agreement with respect to the undersigned will be limited to ten (10) years from the Effective Time and (b) in the event of a breach of the restrictions set forth in Section 3, the Protected Period for purposes of Section 2 of Exhibit E-9 to the EOP Partnership Agreement with respect to the undersigned will not include any period attributable to the year of the Extended Restriction Period in which the breach occurs or any year thereafter. The undersigned further understands that this Restriction Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns.

     5.  Limitation on Remedies.

      In entering into this agreement, the undersigned is doing so with the understanding the exclusive remedy of EOP Partnership and Equity Office in the event of a breach hereof will be to limit the Protected Period as set forth in Exhibit E-9, and that in no event shall either Equity Office or EOP Partnership have the right to seek specific performance of this agreement or to bring an action for damages hereunder.

     6.  Miscellaneous

      This agreement shall be governed by and construed in accordance with the laws of the State of Delaware. This agreement is irrevocable and will be binding on the undersigned and the respective successors, heirs, personal representatives, and assigns of the undersigned. The undersigned has carefully read this agreement and discussed its requirements, to the extent the undersigned believed necessary, with his counsel.

Very truly yours,

[name]

Accepted:

EOP Operating Limited Partnership

By:  Equity Office Properties Trust, its general partner

By:

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Schedule 1

Equity Interest

(Computed as of February 17, 2001)

Spieker Shares

Spieker Partnership Units

Equity Office Shares
(computed using an exchange ratio of 1.94462)

EOP Partnership Units
(computed using an exchange ratio of 1.94462)

Equity Interest

E-9 - 15

Schedule 4 to Exhibit E-9

Former Spieker Limited Partners

Who Have Entered into Guarantees

	Spieker	Spieker	Spieker
	Partnership	Partnership	Partnership	Total	Available
	6.80% Notes	6.95% Notes	7.125% Notes	Guarantee	Additional
Guarantee Partner	Due 12/15/01	Due 12/15/02	Due 12/01/06	Amount	Debt[4]

Warren E. Spieker, Jr.	$0	$31,000,000	$3,000,000	$34,000,000

Dennis E. Singleton	$0	$13,000,000	$0	$13,000,000

John K. French	$0	$12,000,000	$1,000,000	$13,000,000

Bruce E. Hosford	$0	$12,500,000	$500,000	$13,000,000

Blake Family Trust	$0	$500,000	$150,000	$650,000

Gregg R. Daugherty	$0	$92,000	$0	$92,000

John G. Davenport	$0	$1,700,000	$200,000	$1,900,000

James C. Eddy	$289,500	$2,110,500	$400,000	$2,800,000

John A. Foster	$0	$1,000,000	$0	$1,000,000

Donald S. Jefferson	$0	$2,400,000	$400,000	$2,800,000

Vincent D. Mulroy	$0	$1,600,000	$200,000	$1,800,000

Richard L. Romney	$0	$1,600,000	$150,000	$1,750,000

Jill T. Schnugg	$578,000	$728,000	$850,000	$2,156,000

Peter H. Schnugg	$578,000	$728,000	$850,000	$2,156,000

John B. Souther, Jr.	$0	$1,000,000	$150,000	$1,150,000

Craig G. Vought	$130,000	$370,000	$0	$500,000

Joel Benoliel	$0	$2,200,000	$150,000	$2,350,000

Total	$1,575,500	$84,528,500	$8,000,000	$94,104,000	$30,896,000

Total Amount of the Notes	$50,000,000	$110,000,000	$100,000,000	$260,000,000

[4]	The Guarantee Partners will be entitled to additional guarantees in the aggregate amount of $30,896,000 million, to be allocated among the Guarantee Partners in the manner specified by Spieker at or prior to the closing.

E-9 - 16

Schedule 5 to Exhibit E-9

Section 752 Allocation Agreements Between EOP Partnership and Existing EOP

Limited Partners as of the Closing Date of the Spieker Merger

1.	Tax Reporting Agreement, dated September 2, 1997, by and among Columbus American Properties LLC, Columbus Southeast Properties, Inc., Joseph C Canizaro-901 Limited Partnership, Joseph C Canizaro-400 Limited Partnership and EOP Partnership.

2.	Exhibit E-6 (Cornerstone Agreement) to the Second Amended and Restated Agreement of Limited Partnership of EOP Partnership, effective as of June 19, 2000.

3.	Oral understanding between Beacon Properties L.P. and EOP Partnership to allocate “Tier 3” Liabilities in accordance with the method now described in Treas. Reg. § 1.752-3(a)(3), as amended in October 2000.

E-9 - 17

Schedule 6 to Exhibit E-9

Spieker Tax Protection Agreements Assumed Pursuant to the Merger Agreement5

      1.  Contribution Agreement dated as of November 19, 1999 by and among Spieker Properties, L.P., Spieker Properties, Inc. and Lincoln Larkspur Office One Associates, Ltd., Lincoln Larkspur Office Three Associates, Ltd. and Larkspur One OP, LLC, Larkspur Two OP, LLC and Larkspur Three OP, LLC.

      2.  Contribution Agreement dated as of January 7, 1998 among Spieker Properties, L.P., Spieker Properties, Inc. and the contributors identified on the signature page attached thereto in connection with certain properties managed by Transpacific Development Company.

      3.  Third Amended and Restated Limited Partnership Agreement of Brea Place Associates, L.P. dated as of June   , 1997, as amended.

      4.  Limited Partnership Agreement of Spieker Brea, L.P., a Delaware Limited Partnership dated as of April   , 1997.

      5.  Agreement of Limited Partnership of Freemont Bayside Associates, L.P. dated as of June 7, 1989, as amended.

      6.  Limited Liability Company Agreement of Spieker Griffin/ W9 Associates, L.L.C., dated as of April 6, 1998, as amended.

[5]	Must be the same as those listed on Schedule 2.18(j) to the Merger Agreement, excluding the Guaranty Agreement, dated October 13, 1997, which is governed only by the provisions of Paragraph 3 of Exhibit E-9 and, to the extent applicable, the agreements on this Schedule 6.

E-9 - 18

Schedule 7 to Exhibit E-9

Former Spieker Limited Partners

Who Have Elected to Become Protected Partners
Pursuant to Section 8 of Exhibit E-9

Name of Former Spieker Limited	2/22/01	/ /01
Partner:	Restoration Amount:	Protected Amount:

Preston Butcher	$10,850,000
4000 E. Third Avenue Suite 600 Foster City, CA 94404-4810

Daniel C. Ross	$250,000
533 Comstock Drive Tiburon, CA 94920

Paul Z. Rose	$600,000
4120 Willmar Drive Palo Alto, CA 94306

Denny McLarry 1998 Trust	$900,000
2720 Valley Downs Drive Las Vegas, NV 89131

Otilia C. McLarry 1998 Trust	$900,000
7330 Rainbow Avenue Las Vegas, NV 89131

Burch Boone	$500,000
2975 Smokey Boulder Road New Meadows, ID 83654

Total	$14,000,000

E-9 - 19

Schedule 8-1 to Exhibit E-9

Form of Guaranty Agreement — For Unsecured Indebtedness — Between Guarantee Partners, Equity Office and EOP Partnership Pursuant to Section 3(a) of Exhibit E-9(6)

GUARANTY AGREEMENT

      THIS GUARANTY AGREEMENT (“Agreement”), dated as of [date] is made and entered into by and among EOP Operating Limited Partnership, a Delaware limited partnership (the “Partnership”), Equity Office Properties Trust, a Maryland real estate investment trust (the “General Partner”), and those certain undersigned Persons identified on Schedule 1 attached hereto (as such Schedule 1 may be amended, modified, supplemented or restated from time to time, the “EOP Limited Partners”).

      WHEREAS, the General Partner is the general partner of the Partnership and each of the EOP Limited Partners is a limited partner in the Partnership.

      WHEREAS, the Partnership has issued certain unsecured notes (each of those unsecured notes identified on Schedule 2 attached hereto and referred to herein individually as a “Note” and collectively as the “Notes”);

      WHEREAS, it is in the best interests of each of the EOP Limited Partners that the Partnership and the General Partner provide to the EOP Limited Partners an opportunity to guaranty the payment and performance of a portion of the Partnership’s present and future indebtedness and obligations under the Notes;

      NOW, THEREFORE, in consideration of the covenants and conditions set forth herein, as well as other valuable consideration, the parties hereto hereby agree as follows:

      1.  Capitalized Terms. Capitalized terms used herein and not otherwise defined herein shall have the same meanings as set forth in the partnership agreement of the EOP Operating Limited Partnership, as such partnership agreement may be amended, modified, supplemented or restated from time to time (the “Partnership Agreement”).

      2.  Partner Assumption of Indebtedness.

a. The EOP Limited Partners unconditionally guarantee to the Partnership (and, as third party beneficiaries, the holders of the Notes) the payment and performance of the Partnership’s present and future indebtedness and obligations under the Notes of at least an amount equal to [TOTAL GUARANTY AMOUNT] (the “Total Guaranty Amount”) (i.e., that the aggregate principal amounts paid under the Notes by the Partnership will at least equal the Total Guaranty Amount). In addition, the EOP Limited Partners unconditionally indemnify the General Partner (and any other partner of the Partnership that otherwise may have liability directly or indirectly with respect thereof) from and against all liabilities in respect of the Notes except to the extent such liability exceeds an amount equal to the excess, if any, of (i) the Total Guaranty Amount over (ii) payments of principal made by the Partnership on the Notes. The Partnership and the General Partner shall sometimes hereinafter be referred to collectively as the “Debtor”. The amounts payable by each EOP Limited Partner in respect of the guarantee and indemnification obligations hereunder shall be in the same proportion as the amounts listed next to such EOP Limited Partner’s name on Schedule 3 attached hereto bears to the Total Guaranty Amount provided that, notwithstanding anything to the contrary contained in this Paragraph 2, each EOP Limited Partner’s obligation shall be limited to the amount(s) set forth on Schedule 3 next to such EOP Limited Partner’s name (with respect to each EOP Limited Partner, a “EOP Limited Partner’s Share”) and shall be limited to guaranteeing the payment and performance of, and indemnifying the General Partner with respect to, only the Notes set forth on Schedule 3. For the purposes of this Paragraph 2,

6 In the event that Spieker Partnership and EOP Partnership agree prior the closing of the Spieker Merger, this form of Guaranty Agreement shall be revised to make it a “master” Guaranty Agreement covering all unsecured indebtedness of the Partnership at to which there are guarantees from the Guarantee Partners outstanding.

E-9 - 20

Notes that are repurchased by the Partnership but not retired shall not be treated as having been repaid except to the extent that, if the repurchased Notes were treated as having been repaid, the remaining outstanding balance of the Notes would be less than 200% of the Total Guaranty Amount with respect to such Notes.

b. Notwithstanding anything to the contrary contained in the Partnership Agreement or the Bylaws or Declaration of Trust of the General Partner, as each may be amended, modified, supplemented or restated from time to time, any decision by Debtor hereunder, including a decision to make a demand on the EOP Limited Partners under this Paragraph 2, shall require the majority vote of the independent directors of the General Partner. Each EOP Limited Partner authorizes Debtor at any time in its discretion to alter any of the terms of the Notes and to make such modifications to the Notes that have the effect of releasing Debtor from liability for all or any part of the Notes; provided, however, that the Partnership shall have complied with its obligations under Exhibit E-9 of the Partnership Agreement to offer the EOP Limited Partners the opportunity to guarantee other Qualifying Debt or shall have agreed to make the payments required under Exhibit E-9 of the Partnership Agreement. Debtor and the holders of the Notes or any other parties authorized pursuant to the documents executed in connection with such Notes, and under all modifications, renewals and extensions of those instruments (collectively, the “Loan Documents”) to enforce collection thereof (collectively, the “Note Holders”) may take any of the foregoing actions upon any terms and conditions as Debtor and the Note Holders may elect, without giving notice to any EOP Limited Partner or obtaining the consent of any EOP Limited Partner and without affecting the liability of any EOP Limited Partner under this Paragraph 2.

c. It is understood and agreed by each EOP Limited Partner that until an amount with respect to the principal amount of the Notes equal to the Total Guaranty Amount is fully paid and until each and every term, covenant and condition of this Paragraph 2 is fully performed, no EOP Limited Partner shall be released by any act or event which might, but for this provision of this Paragraph 2, be deemed a legal or equitable discharge of a surety, or by reason of any waiver, extension, modification, forbearance or delay or other act or omission of any Note Holder or the Partnership’s failure to proceed promptly or otherwise as against the General Partner or Debtor’s failure to proceed promptly or otherwise as against any EOP Limited Partner or any Note Holder’s failure to proceed promptly or otherwise against Debtor, or by any reason of any action taken or omitted or circumstance which may or might vary the risk or affect the rights or remedies of any EOP Limited Partner as against Debtor or any Note Holder, or by reason of any further dealings between Debtor and any Note Holder, whether relating to the Notes or otherwise, and each EOP Limited Partner hereby expressly waives and surrenders any defense to its liability hereunder based upon any of the foregoing acts, omissions, things, agreements, waivers or any of them; it being the purpose and intent of this Paragraph 2 that the obligations of each EOP Limited Partner hereunder are absolute and unconditional under any and all circumstances. Each EOP Limited Partner’s obligations under this Paragraph 2 are independent of those of Debtor. Debtor’s rights under this Paragraph 2 will not be exhausted by any action by it until an amount equal to the Total Guaranty Amount has been fully paid and performed with respect to the Notes and the period of time has expired during which any payment made to the Note Holders by Debtor under the Notes or to Debtor by each EOP Limited Partner under this Paragraph 2 may be determined to be a Preferential Payment (as defined below) without such determination, in fact, being made. Each EOP Limited Partner further agrees that to the extent all or any part of any payment made to the Note Holders under the Notes or by a EOP Limited Partner under this Paragraph 2 is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid by the recipient thereof or paid over to a trustee, receiver or any other entity, whether under any bankruptcy act or otherwise (any such payment is hereinafter referred to as a “Preferential Payment”), then this Paragraph 2 shall continue to be effective or shall be reinstated, as the case may be, and, to the extent of such payment or repayment, the obligations of the EOP Limited Partner shall be revived and continued in full force and effect as if said Preferential Payment had not been made. Each EOP Limited Partner waives: (a) all statutes of limitations as a defense to any action brought against any Limited Partner pursuant to this Paragraph 2, to the fullest extent permitted by law; (b) any defense based upon any legal disability of Debtor or any discharge or limitation of the liability of Debtor to the Note Holders, whether consensual or arising by operation or law

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or any bankruptcy, reorganization, receivership, insolvency, or debtor-relief proceeding, or from any other cause; (c) presentment, demand, protest and notice of any kind, provided that the foregoing waiver shall not be construed to waive any demand or notice to the EOP Limited Partners expressly provided for in this Paragraph 2; and (d) any defense upon or arising out of any defense which Debtor may have to the payment or performance of any part of the Notes.

d. Notwithstanding any other provision of this Paragraph 2 to the contrary, each EOP Limited Partner hereby waives any claim or other rights which such EOP Limited Partner may now have or hereafter acquire against the General Partner, or each of them, or any other EOP Limited Partner, or any other Person (including, without limitation, any other partner in the Partnership), of all or any of the Notes that arise from the existence or performance of such EOP Limited Partner’s obligations under this Paragraph 2, the Notes or any of the Loan Documents (all such claims and rights are referred to as the “EOP Limited Partner’s Conditional Rights”), including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, or indemnification, any right to participate in any claim or remedy of the Partnership or the Note Holders against the General Partner, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, by any payment made hereunder or otherwise, including, without limitation, the right to take or receive from Debtor, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security on account of such claim or other rights. If, notwithstanding the foregoing provisions, any amount shall be paid to any EOP Limited Partner on account of any such EOP Limited Partner’s Conditional Rights and either (i) such amount is paid to such EOP Limited Partner at any time when the Notes shall not have been paid or performed in a principal amount equal to the Total Guaranty Amount, or (ii) regardless of when such amount is paid to such EOP Limited Partner, any payment made by Debtor to the Note Holders or by a EOP Limited Partner under this Paragraph 2 is at any time determined to be a Preferential Payment such that the total principal amount received by Note Holders, less the Preferential Payment, is less than the Total Guaranty Amount, then a portion of the amount paid to such EOP Limited Partner equal to the such EOP Limited Partner’s proportionate share of the excess of the Total Guaranty Amount over the principal amount received by Note Holders (net of the Preferential Payment) shall be held in trust for the benefit of Debtor and the Note Holders, as their interests may appear, and shall forthwith be paid to the Partnership as a Capital Contribution to be credited and applied upon the Notes, whether matured or unmatured, in such order as Debtor, in its sole and absolute discretion, shall determine. To the extent that any of the provisions of this Paragraph 2 shall not be enforceable, each EOP Limited Partner agrees that until such time as the Notes have been paid and performed in a principal amount equal to the Total Guaranty Amount and the period of time has expired during which any payment made by Debtor to the Note Holders or by a EOP Limited Partner under this Paragraph 2 may be determined to be a Preferential Payment, the EOP Limited Partner’s Conditional Rights to the extent not validly waived shall be subordinate to the Note Holder’s right to payment and performance of the Notes up to the Total Guaranty Amount, and such EOP Limited Partner shall not enforce such EOP Limited Partner’s Conditional Rights during such period. Each EOP Limited Partner assumes full responsibility for keeping fully informed of the financial condition of Debtor and all other circumstances affecting Debtor’s ability to perform its obligations under the Loan Documents and agrees that neither Debtor nor the Note Holders will have any duty to report to any EOP Limited Partner any information which Debtor or the Note Holders receive about Debtor’s financial condition or any circumstances being on Debtor’s ability to perform.

e. Upon a default of the Partnership under the Loan Documents, the Note Holders may elect to compromise, or adjust any part of the Notes, or make any other accommodation with Debtor, or exercise any other remedy against Debtor. Except as expressly provided herein, no such action by the Note Holders will release or limit the liability of any EOP Limited Partner. In addition to all rights of setoff or lien against any moneys, securities or other property of any EOP Limited Partner given to the Partnership by law, the Partnership shall have a right of setoff against all distributions to which a EOP Limited Partner may be entitled from the Partnership, and every such right of setoff may be exercised without demand upon or notice to any EOP Limited Partner (except the notice expressly provided for above). No right of setoff shall be deemed to have been waived by any act or conduct on the part of the Partnership or

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by any neglect to exercise such right of setoff, or by any delay in doing so; and every right of setoff shall continue in full force and effect until specifically waived or released by an instrument in writing executed by the Partnership or until a EOP Limited Partner has satisfied in full all of such EOP Limited Partner’s obligations under this Paragraph 2. In the event that any EOP Limited Partner shall advance or become obligated to pay any sums toward the Notes, or in the event that for any reason whatsoever Debtor is now, or shall hereafter become, indebted to any EOP Limited Partner, each EOP Limited Partner agrees that the amount of such sums and such indebtedness and all interest thereon shall at all times be subordinate as to lien, time of payment and in all other respects to the prior repayment to Note Holders of a principal amount equal to the Total Guaranty Amount, and no EOP Limited Partner shall be entitled to enforce or receive payment thereof until a principal amount equal to the Total Guaranty Amount owing to the Note Holders has been paid in full and the period of time has expired during which any payment made by Debtor to the Note Holders or the EOP Limited Partners pursuant to this Paragraph 2 may be determined to be a Preferential Payment. Any payment made by any EOP Limited Partner under this Paragraph 2 shall be deemed to be a Capital Contribution by said EOP Limited Partner to the Partnership.

f. This Paragraph 2 shall be governed by Delaware law, and, except to the extent otherwise provided in this Paragraph 2, may be amended only by a written instrument executed by the EOP Limited Partners listed from time to time on Schedule 1 hereto and Debtor. Notwithstanding anything to the contrary provided herein, in no event shall any EOP Limited Partner be entitled to the issuance of any additional Partnership Units as a result of any contribution made by such EOP Limited Partner pursuant to this Paragraph 2, nor shall the Percentage Interests or Partnership Interests of the Partners be adjusted as a result thereof. Without limiting any other similar provision in this Agreement, the provisions of this Paragraph 2 shall bind and benefit the heirs’ executors, administrators, legal representatives, successors and assigns of each EOP Limited Partner and Debtor.

g. Notwithstanding the foregoing, the obligations of the EOP Limited Partners to make any payments under this Paragraph 2 shall terminate as of the earliest date (the “Termination Date”) that, as a result of a repayment, compromise or adjustment of a principal amount of the Notes, the total principal amount outstanding under the Notes is reduced by an amount equal to or greater than the Total Guaranty Amount, or if the Partnership incurs indebtedness senior to the Notes, provided that the obligations of the EOP Limited Partners hereunder shall continue after the Termination Date to the extent of any claims that are attributable fully and solely to an event or action that occurred before the Termination Date, and provided further that the Partnership shall offer the EOP Limited Partners a Guarantee Opportunity in replacement of the guarantee provided under this Guaranty Agreement to the extent required pursuant to Exhibit E-9 of the Partnership Agreement.

      3.  Non-Discrimination. The Partnership and the General Partner agree to exercise all of their rights under Paragraph 2 above in a non-discriminatory manner with respect to the EOP Limited Partners and in a manner that is not disproportionate to any of the EOP Limited Partner’s Shares of the Indebtedness, provided that the foregoing shall not impair or limit either the Partnership’s or the General Partner’s right to exercise all of their rights under Paragraph 2 above to the fullest extent permitted under this Agreement.

      4.  Notices. All notices, offers or other communications required or permitted to be given pursuant to this Agreement shall be given in the manner and to the addresses set forth in the Partnership Agreement and shall be deemed at such time as is set forth in the Partnership Agreement.

      5.  Effect and Interpretation. This Agreement shall be governed by and construed in conformity with the laws of the State of Delaware.

      6.  Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

      7.  Third Party Beneficiaries. The Notes Holders shall be third party beneficiaries of this Agreement.

      8.  Entire Understanding; Etc. This Agreement, together with the Partnership Agreement, constitutes the entire agreement and understanding among the parties hereto with respect to the matters set forth in this

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Agreement, and supersedes all prior agreements, oral and written, among the parties hereto with respect to the subject matter hereof.

      9.  Amendments. Except to the extent expressly otherwise provided herein, this Agreement may not be amended except by a written instrument signed by the General Partner (and approved on behalf of the General Partner by at least a majority of its directors who are not Affiliates of any of the Limited Partners) and a Majority-In-Interest of the EOP Limited Partners.

      10.  Severability. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid by a court of competent jurisdiction, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held invalid by such court, shall not be affected thereby.

      11.  Pronouns and Headings. As used herein, all pronouns shall include the masculine, feminine and neuter, and all defined terms shall include the singular and plural thereof wherever the context and facts require such construction. The headings, titles and subtitles herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof. Any references in this Agreement to “including” shall be deemed to mean “including without limitation.”

      12.  Assurances. Each of the EOP Limited Partners shall hereafter execute and deliver such further instruments and do such further acts and things as may be required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the terms hereof.

      13.  Tax Consequences. Each EOP Limited Partner acknowledges that he or she has relied fully upon the advice of its own legal counsel and/or accountant in determining the tax consequences of this Agreement and the transactions contemplated hereby and not upon any representations or advice by the General Partner, the Partnership or any other partner in the Partnership.

      14.  Disputes. Notwithstanding anything to the contrary contained in this Agreement, all claims, disputes and controversies between or among any of the parties hereto (including, without limitation, any claims, disputes and controversies between the Partnership or the General Partner and any one or more of the EOP Limited Partners) arising out of or in connection with this Agreement or the subject matter hereof, relating to the validity, construction, performance, breach, enforcement or termination thereof, or otherwise, shall be resolved by binding arbitration pursuant to the applicable law of the State of Delaware, this Section 14 and, to the extent not inconsistent with this Section 14, the Expedited Procedures and Commercial Arbitration Rules of the American Arbitration Association (the “Arbitration Rules”). In the event of any direct conflict, the terms of this Agreement shall control over any conflicting provisions of Delaware law and the Arbitration Rules.

(a) Procedures. Any arbitration called for by this Section 14 shall be conducted in accordance with the following procedures:

(i) The Partnership, the General Partner or any EOP Limited Partner (the “Requesting Party”) may demand arbitration pursuant to Section 14(a) at any time by giving written notice of such demand (the “Demand Notice”) to any other EOP Limited Partner with respect to which a claim, dispute or controversy exists hereunder and (if the Requesting Party is not the Partnership or the General Partner) to the Partnership and the General Partner, which Demand Notice shall describe in reasonable detail the nature of the claim, dispute or controversy.

(ii) Within fifteen (15) days after the giving of a Demand Notice, the Requesting Party, on the one hand, and each of the other EOP Limited Partners and/or the Partnership and/or the General Partners against whom the claim has been made or with respect to which a dispute has arisen (collectively, the “Responding Party”), on the other hand, shall select and designate in writing to the other party one reputable, disinterested individual (a “Qualified Individual”) willing to act as an arbitrator of the claim, dispute or controversy in question. Each of the Requesting Party and the Responding Party shall use its best efforts to select a present or former partner of a national accounting firm that is not then currently employed by such party as its respective Qualified

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Individual. Within fifteen (15) days after the foregoing selections have been made, the arbitrators so selected shall jointly select a present or former partner of a national accounting firm that is not then currently employed by any of the parties as the third Qualified Individual willing to act as an arbitrator of the claim, dispute or controversy in question (the “Third Arbitrator”). In the event that the two arbitrators initially selected are unable to agree on the Third Arbitrator within the second fifteen (15) day period referred to above, then, on the application of either party, the American Arbitration Association shall promptly select and appoint a present or former partner of a national accounting firm that is not currently employed by any of the parties as the Qualified Individual to act as the Third Arbitrator in accordance with the terms of the Arbitration Rules. The three arbitrators selected pursuant to this subsection (a) shall constitute the arbitration panel for the arbitration in question.

(iii) The presentations of the EOP Limited Partners in the arbitration proceeding shall be commenced and completed within sixty (60) days after the selection of the arbitration panel pursuant to subsection (b) above, and the arbitration panel shall render its decision in writing within thirty (30) days after the completion of such presentations. Any decision concurred in by any two (2) of the arbitrators shall constitute the decision of the arbitration panel, and unanimity shall not be required. If a decision concurred in by at least two (2) of the arbitrators is not rendered within such thirty (30) day period, then each of the parties shall select a new Qualified Individual willing to act as an arbitrator and a new arbitration proceeding shall commence in accordance with this Section 13.

(iv) The arbitration panel shall have the discretion to include in its decision a direction that all or part of the attorneys’ fees and costs of the prevailing party or parties and/or the costs of such arbitration be paid by any other party or parties. On the application of a party before or after the initial decision of the arbitration panel, and proof of its attorneys’ fees and costs, the arbitration panel shall order the other party to make any payments directed pursuant to the preceding sentence.

(v) The Third Arbitrator shall have the right in its discretion to authorize the obtaining of discovery, including the taking of depositions of witnesses for the purpose of discovery.

(vi) At the request of any party, the arbitrators shall make and provide to the parties written findings of fact and conclusions of law.

(vii) Notwithstanding anything to the contrary provided herein, the arbitrators shall have no authority to award punitive damages.

(b) Binding Character. Any decision rendered by the arbitration panel pursuant to this Section 14 shall be final and binding on the parties thereto, and judgment thereon may be entered by any state or federal court of competent jurisdiction sitting in the State of Delaware.

(c) Exclusivity. Arbitration shall be the exclusive method available for resolution of claims, disputes and controversies described in this Section 13 and the Partnership, the General Partner and the EOP Limited Partners stipulate that the provisions hereof shall be a complete defense to any suit, action, or proceeding in any court or before any administrative or arbitration tribunal within respect to any such claim, controversy or dispute. The provisions of this Section 14 shall survive the dissolution of the Partnership. The General Partner and each EOP Limited Partner consents to the jurisdiction of any state or federal court of competent jurisdiction sitting in the State of Delaware to compel arbitration in accordance with the provisions of this Section 13.

(d) No Alteration of Agreement. Nothing contained herein shall be deemed to give the arbitrators any authority, power or right to alter, change, amend, modify, add to, or subtract from any of the provisions of this Partnership Agreement.

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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EOP Operating Limited Partnership, a Delaware limited partnership

By:	Equity Office Properties Trust, a Maryland real estate investment trust

Its: General Partner

By:	_____________________________________ _____________________________________

Its:	_____________________________________ [Title]

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COUNTERPART EOP LIMITED PARTNER SIGNATURE PAGE

ATTACHED TO AND MADE A PART OF
THAT CERTAIN GUARANTY AGREEMENT
DATED AS OF

Print Name of EOP Limited Partner

Signature of EOP Limited Partner

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SCHEDULE 1

List of EOP Limited Partners

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SCHEDULE 2

List of Notes

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SCHEDULE 3

List of EOP Limited Partners’ Guaranteed Amounts

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Schedule 8-2 to Exhibit E-9

Form of Guaranty Agreement — For Secured Nonrecourse Indebtedness — Between Guarantee Partners, Equity Office and EOP Partnership Pursuant to Section 3(a) of Exhibit E-9

GUARANTY AGREEMENT

      THIS GUARANTY AGREEMENT (“Guarantee”), dated as of            , 2001, is made by those certain undersigned Persons identified on Schedule 1 attached hereto (“Guarantors”), in favor of [LENDER] (“Guaranteed Party”).

      WHEREAS, [BORROWER] (“Maker”), is indebted to the Guaranteed Party in the sum of [LOAN], as evidenced by a certain Promissory Note dated [DATE] (the “Note”), which is secured by a Mortgage (the “Mortgage”) on certain property of the Maker(the “Properties” and individually, a “Property”).

      WHEREAS, the Guarantors desire to guarantee collection of a portion of the principal amount of the Note not in excess of [Guaranteed Amount] (the “Guaranteed Amount”).

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, Guarantors agree as follows:

1.  Guarantee

      A.  The Guarantors hereby irrevocably and unconditionally guarantee the collection by the Guaranteed Party of, and hereby agree to pay to the Guaranteed Party upon demand (following (1) foreclosure of the Mortgage, exercise of the powers of sale thereunder and/or acceptance by the Guaranteed Party of a deed to a Property in lieu of foreclosures, and (2) the exhaustion of the exercise of any and all remedies available to the Guaranteed Party against Maker, including, without limitation, realizing upon the assets of Maker other than the Properties), an amount equal to the excess, if any, of the Guaranteed Amount over the Maker Proceeds (as hereinafter defined). The amounts payable by each Guarantor in respect of the guarantee obligations hereunder shall be in the same proportion as the amounts listed next to such Guarantor’s name on Schedule 2 attached hereto bears to the Guaranteed Amount provided that, notwithstanding anything to the contrary contained in this Agreement, each Guarantor’s obligation shall be limited to the amount(s) set forth on Schedule 2 next to such Guarantor’s name. The Guarantors’ obligations as set forth in this Paragraph 1.A. are hereinafter referred to as the “Guaranteed Obligations.”

      B.  For the purposes of this Guarantee, the term “Maker Proceeds” shall mean the aggregate of the Foreclosure Proceeds (as hereinafter defined) plus all amounts collected from the Maker or realized from the sale of assets of the Maker other than the Properties.

      C.  For the purposes of this Guarantee, the term “Foreclosure Proceeds” shall have the applicable meaning set forth below with respect to a Property:

1. If at least one bona fide third party unrelated to the Guaranteed Party (and including, without limitation, any of the Guarantors) bids for such Property at a sale thereof, conducted upon foreclosure of the related Mortgage or exercise of the power of sale thereunder, Foreclosure Proceeds shall mean the highest amount bid for such Property by the party that acquires title thereto (directly or through a nominee) at or pursuant to such sale. For the purposes of determining such highest bid, amounts bid for the Property by the Guaranteed Party shall be taken into account notwithstanding the fact that such bids may constitute credit bids which offset against the amount due to the Guaranteed Party under the Note.

2. If there is no such unrelated third-party at such sale of the Property so that only bidder at such sale is the Guaranteed Party or its designee, the Foreclosure Proceeds shall be deemed to be fair market value (the “Fair Market Value”) of the Property as of the date of the foreclosure sale, as such Fair Market Value shall be mutually agreed upon by the Guaranteed Party and the Guarantor or determined pursuant to subparagraph 1.D.

3. If the Guaranteed Party receives and accepts a deed to the Property in lieu of foreclosure in partial satisfaction of Maker’s obligations under the Note, the Foreclosure Proceeds shall be deemed to

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be the Fair Market Value of such Property as of the date of delivery of the deed-in-lieu of foreclosure, as such Fair Market Value shall be mutually agreed upon by the Guaranteed Party and the Guarantor or determined pursuant to subparagraph 1.D.

      D.  Fair Market Value of a Property shall be the price at which a willing seller not compelled to sell would sell such Property, and a willing buyer not compelled to buy would purchase the Property, free and clear of all mortgages but subject to all leases and reciprocal easement and operating agreements. If the Guaranteed Party and Guarantor are unable to agree upon the Fair Market Value of a Property in accordance with subparagraphs 1.C.2. or 3. above, as applicable, within twenty (20) days after the date of the foreclosure sale or the delivery of the deed-in-lieu of foreclosure, as applicable, relating to a Property, either party may have the Fair Market Value of a Property determined by appraisal by appointing an appraiser having the qualifications set forth below to determine the same and by notifying the other party of such appointment within twenty (20 days after the expiration of such twenty (20) day period. If the other party shall fail to notify the first party, within twenty (20) days after its receipt of notice of the appointment by the first party, of the appointment by the other party of an appraiser having the qualifications set forth below, the appraiser appointed by the first party shall alone make the determination of such Fair Market Value. Appraisers appointed by the parties shall be members of the Appraisal Institute (MAI) and shall have at least ten years’ experience in the valuation of properties similar to the Property being valued in the greater metropolitan area in which such Property is located. If each party shall appoint an appraiser having the aforesaid qualifications and is such tow appraiser cannot, within thirty (30) days after the appointment of the second appraiser, agree upon the determination hereinabove required, then they shall select a third appraiser which third appraiser shall have the aforesaid qualifications, and if they fail so to do within forty (40) days after the appointment of the second appraiser they shall notify the parties hereto, and either party shall thereafter have the right, on notice to the other, to apply, for the appointment of a third appraiser to the chapter of the American Arbitration Association or its successor organization located in the metropolitan area in which the Property is located or to which the Property is proximate or if no such chapter is located in such metropolitan area, in the metropolitan area closest to the Property in which such a chapter is located. Each appraiser shall render its decision as to the Fair Market Value of the Property in question within thirty (30) days after the appointment of the third appraiser and shall furnish a copy thereof to the Guaranteed Party and Guarantor. The Fair Market Value of the Property shall then be calculated as the average of (i) the Fair Market Value determined by the third appraiser and (ii) whichever of the Fair Market Values determined by the first two appraisers is closer to the Fair Market Value determined by the third appraiser; provided, however, that if the Fair Market Value determined by the third appraiser is higher or lower than both Fair Market Values determined by the first two appraiser, such Fair Market Value determined by the third appraiser shall be disregarded and the Fair Market Value of the Property shall then be calculated as the average of the Fair Market Value determined by the first two appraisers. The Fair Market Value of a Property as so determined shall be binding and conclusive upon the Guaranteed Party and Guarantor. Each party shall bear the cost of its own appraiser and the cost of appointing, and the expenses of, the third appraiser shall be shared equally by the Guaranteed Party and Guarantor.

2.  Waivers: Other Agreements.

      The Guaranteed Party is hereby authorized, without notice to demand upon Guarantors, which notice or demand is expressly waived hereby, and without discharging or otherwise affecting the enforceability of the obligations of the Guarantors hereunder (which shall remain absolute and unconditional notwithstanding any such action or omission to act), from time to time to:

(i) waive or otherwise consent to noncompliance with any provision of the Note or Mortgage, or any part thereof, or any other instrument or agreement in respect of the Guaranteed Obligations now or hereafter executed by Maker or any other person and delivered to the Guaranteed Party, except that Maker shall not extend the time for payment of the Guaranteed Obligations by Maker;

(ii) accept partial payments on the Guaranteed Obligations by Maker;

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(iii) receive, take and hold additional security or collateral for the payment of the Guaranteed Obligations or for the payment of this Guarantee, or for the payment of any other guarantees of the Guaranteed Obligations, and exchange, enforce, waive, substitute, liquidate, terminate, abandon, fail to perfect, subordinate, transfer, or otherwise alter or release any such additional security or collateral;

(iv) apply any and all such security or collateral and direct the order or manner of sale thereof as the Guaranteed Party may determine in its sole discretion;

(v) settle, release, compromise, collect or otherwise liquidate the Guaranteed Obligations or accept, substitute, release, exchange or otherwise alter, affect or impair any Mortgage or any other security or collateral for the Guaranteed Obligations or any other guarantee therefore, in any manner;

(vi) add, release or substitute any one or more other guarantors, makers or endorsers of the Guaranteed Obligations and otherwise deal with Maker or any other guarantor as the Guaranteed Party may elect in its sole discretion; and

(vii) apply any and all payments or recoveries from Maker, Guarantors or from any other guarantor of the Guaranteed Obligations, to such of the Guaranteed Obligations as the Guaranteed Party in its sole discretion may determine, whether such Guaranteed Obligations are secured or unsecured or guaranteed or not guaranteed by others.

3.  Miscellaneous.

      A.  This Guarantee is irrevocable as to any and all of the Guaranteed Obligations until the earliest date (the “Termination Date”) that, as a result of a repayment, compromise or adjustment of a principal amount of the Note, the total principal amount outstanding under the Note is reduced by an amount equal to or greater than the Total Guaranty Amount, or if the Borrower incurs indebtedness senior to, or pari passu with the Note, provided that the obligations of the Guarantors hereunder shall continue after the Termination Date to the extent of any claims that are attributable fully and solely to an event or action that occurred before the Termination Date, and provided further that the EOP Operating Limited Partnership shall offer the Borrower a Guarantee Opportunity,(as defined in Exhibit E-9 of the Partnership Agreement) in replacement of the guarantee provided under this Guaranty Agreement to the extent required pursuant to Exhibit E-9.

      B.  This Guarantee is binding on the Guarantors and their successors and assigns, and insures to the benefit of the Guaranteed Party.

      C.  No delay on the part of the Guaranteed Party in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise or waiver by the Guaranteed Party of any right or remedy shall preclude any further exercise thereof, nor shall any modification or waiver of any of the provisions of this Guarantee be binding upon the Guaranteed Party, except as expressly set forth in a writing duly signed or delivered by the Guaranteed Party or on the Guaranteed Party’s behalf by an authorized officer or agent of the Guaranteed Party. The Guaranteed Party’s failure at any time or times hereafter to require strict performance by Maker, Guarantors or any other person of any of the provisions, warranties, terms and conditions contained in any security agreement, agreements, guarantee, instrument or document now or at any time or times hereafter executed by Maker or Guarantors or delivered to the Guaranteed Party shall not waive, affect or diminish any right of the Guaranteed Party at any time or times hereafter to demand strict performance thereof and such right shall not be deemed to have been waived by any act or knowledge of the Guaranteed Party, its agents, officers, or employees, unless such waiver is contained in an instrument in writing signed by an officer or agent of the Guaranteed Party and directed to Maker or Guarantors, or either of them (as the case may be) specifying such waiver. No waiver by the Guaranteed Party of any default shall operate as a waiver of any other default or the same default on a future occasion, and no action by the Guaranteed Party permitted hereunder shall in any way affect or impair the Guaranteed Party’s rights or the obligations of Guarantors under this Guarantee.

      D.  This Guarantee shall be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws (other than the conflicts of law provisions) of the State of [New York].

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      E.  This Guarantee contains all the terms and conditions of the agreement between the Guaranteed Party and Guarantors. The terms and provisions of this Guarantee may not be waived, altered, modified or amended except in writing duly executed by the party to be charged thereby.

      F.  Any notice shall be directed to the parties at the following addresses:

      If to Guarantors:

      If to the Guaranteed Party:

      G.  Capitalized terms used herein and not otherwise defined herein shall have the same meanings as set forth in the partnership agreement of the EOP Operating Limited Partnership, as such partnership agreement may be amended, modified, supplemented or restated from time to time (the “Partnership Agreement”).

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COUNTERPART GUARANTOR SIGNATURE PAGE

ATTACHED TO AND MADE A PART OF
THAT CERTAIN GUARANTY AGREEMENT
DATED AS OF

      IN WITNESS WHEREOF, the undersigned has duly executed this Guarantee as of the date first above written.

Print Name of Guarantor

Signature of Guarantor

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